As filed with the Securities and Exchange Commission on February 11, 2013

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOLTARI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7389	90-0933943
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Richard Sadowsky

Chief Administrative Officer

601 West 26th Street, Suite 415

New York, NY 10001

212-792-9671

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Samuel P. Williams, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

617-856-8200

Approximate date of commencement of proposed sale to the public: Upon consummation of the Reorganization described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	46,182,116(1)	$0.41(2)	$18,934,668	$2,583
Series J Preferred Stock, par value $0.001 per share	1,199,643(3)	$22.09(4)	$26,500,114	$3,615
Warrants to purchase one share of Common Stock at an exercise price of $0.65 per share	10,149,824(5)	$0.78(6)	$7,916,863	$1,080
Total			$53,351,645	$7,277

(1)	Based upon an estimate of the maximum number of shares of common stock, $0.001 par value per share, of Voltari Corporation to be issued pursuant to the Reorganization described below.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock of Motricity, Inc. as reported on the NASDAQ Global Select Market on February 5, 2013, which was $0.41.
(3)	Based upon an estimate of the maximum number of shares of Series J Preferred Stock, $0.001 par value per share, of Voltari Corporation to be issued pursuant to the Reorganization described below.
(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based upon the book value of such securities computed as of December 31, 2012, which was $22.09 per share.
(5)	Based upon an estimate of the maximum number of common stock warrants of Voltari Corporation to be issued pursuant to the Reorganization described below.
(6)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) and Rule 457(i) under the Securities Act of 1933, as amended. The common stock warrants of Voltari Corporation with an exercise price of $0.65 per share are being registered along with the common stock into which the Motricity common stock warrants are convertible. The Voltari Corporation common stock warrants will be issued, for no separate consideration, to the holders of currently-outstanding Motricity common stock warrants on identical terms. By their terms, the currently-outstanding Motricity common stock warrants will automatically convert into Voltari Corporation common stock warrants on a one-for-one basis upon consummation of the Reorganization. The common stock warrants had a book value of $0.13 per share as of December 31, 2012. Pursuant to Rules 457(f) and 457(i), the registration fee is based upon the book value and the $0.65 exercise price of the common stock warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE ARE NOT PERMITTED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2013

601 West 26th Street, Suite 415

New York, NY 10001

212-792-9671

[                    ], 2013

Dear Motricity Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Motricity, Inc. (“Motricity” or the “Company”), to be held on March 4, 2013, beginning at 2:00 p.m. Eastern Standard Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and proxy statement/prospectus which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting.

At the Special Meeting, you will be asked to consider and act upon the following actions:

(1)	to approve a transaction intended to help protect the long-term value to the Company of our substantial net operating loss carryforwards (“NOLs”) in which Motricity will become a wholly owned subsidiary of Voltari Corporation, a newly formed holding company (“Voltari”), each outstanding share of common stock of Motricity will be exchanged for one share of common stock of Voltari, each outstanding share of preferred stock of Motricity will be exchanged for one share of preferred stock of Voltari, each outstanding warrant to purchase shares of common stock of Motricity will be exchanged for a warrant to purchase an equivalent number of shares of Voltari common stock, and each option to purchase shares of common stock of Motricity will be assumed by Voltari and become exercisable for an equivalent number of shares of Voltari common stock (the “Reorganization”);

(2)	if the Reorganization is approved and consummated, to approve an amendment to Voltari’s certificate of incorporation to effect a reverse split of Voltari’s outstanding common stock, to be implemented by the board of directors of Voltari if it determines that a reverse stock split is appropriate to regain compliance with the minimum bid requirements of the NASDAQ stock market listing standards (the “Voltari Reverse Split”);

(3)	if the Reorganization is not approved or approved but not consummated, to approve an amendment to Motricity’s restated certificate of incorporation to effect a reverse split of Motricity’s outstanding common stock, to be implemented by the board of directors of Motricity if it determines that a reverse stock split is appropriate to regain compliance with the minimum bid requirements of the NASDAQ stock market listing standards, (the “Motricity Reverse Split,” and together with the Voltari Reverse Split, the “Reverse Stock Splits” and each a “Reverse Stock Split”); and

(4)	if the Reorganization is not approved or approved but not consummated, to approve an amendment to Motricity’s restated certificate of incorporation to change the Company’s name from Motricity, Inc. to Voltari Corporation (the “Name Change”).

Each of these proposals is described in the attached proxy materials. Please note that holders of Series J preferred stock will, in that capacity, only have the right to vote on proposals (1) and (4).

The Reorganization

As discussed in the attached proxy statement/prospectus, the purpose of the Reorganization is to establish restrictions on transfers of our common stock in excess of amounts that, because of provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), could inhibit our ability to use our net operating loss carryforwards, which we refer to herein as “NOLs,” to reduce our future income tax liability. In addition, (a) the terms of our Series J preferred stock give Series J preferred stockholders the right to require us to redeem their shares of Series J preferred stock if we are not able to implement measures intended to protect our NOLs by April 9, 2013, or if we undergo an ownership change having the effect of limiting our ability to use our NOLs, and (b) the repayment of our $20 million term loan from High River Limited Partnership could be accelerated if such an ownership change were to occur or if the Series J preferred stockholders’ rights of redemption were to become exercisable.

The attached proxy statement/prospectus includes a detailed description of the proposed Reorganization and, on page 45, diagrams of the proposed transaction. To summarize, we have formed two new subsidiaries—Voltari Corporation and Voltari Merger Sub, Inc. They are both Delaware corporations, like Motricity. Under the terms of an agreement, we would complete a merger of Motricity and Voltari Merger Sub that would result in Motricity becoming a wholly owned subsidiary of Voltari. In the merger, each share of your existing Motricity common stock would be exchanged for one share of Voltari common stock and each share of Motricity Series J preferred stock would be exchanged for one share of Voltari Series J preferred stock. Similarly, any warrants you hold to purchase Motricity common stock would be exchanged, pursuant to their terms, for warrants to purchase an equivalent number of shares of Voltari common stock. Any options you hold to purchase Motricity common stock would be assumed by Voltari and become exercisable for the same number of shares of Voltari common stock. The consolidated assets and liabilities of Voltari immediately after the merger would be the same as the consolidated assets and liabilities of Motricity immediately prior to the merger. This merger (also called the Reorganization) requires the approval of the holders of a majority of our outstanding shares of common stock and Series J preferred stock, voting together as a single class (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes), and we are sending the attached proxy statement/prospectus to you to solicit your support for this transaction.

The Reverse Stock Splits

As we have previously disclosed, on June 14, 2012, Motricity received a letter from the NASDAQ Stock Market (“NASDAQ”) advising that for the prior 30 consecutive trading days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Select Market pursuant to NASDAQ Marketplace Rule 5450(a)(1) (the “Minimum Bid Requirement”). Under NASDAQ rules, shares of the common stock would be subject to delisting from the NASDAQ Global Select Market if the price of the shares did not close above $1.00 for ten consecutive trading days before December 11, 2012. Our shares did not trade above this threshold and, as a result, on December 13, 2012, we received a letter (the “Delisting Notice”) from NASDAQ notifying us that we did not regain compliance with the Minimum Bid Requirement and are subject to delisting. We submitted to NASDAQ a request for a hearing to appeal the determination, which stayed the suspension of trading of our common stock. The hearing was held on January 31, 2013. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to hold a 2012 annual meeting of stockholders, to solicit proxies and to provide proxy statements to NASDAQ in accordance with NASDAQ Listing Rules 5620(a) and 5620(b) (the “Annual Meeting Requirement”) serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement the January 31 hearing. There can be no assurance that our appeal and plan for regaining compliance will be successful. Whether or not the Reorganization is approved and consummated, we are proposing to effect a Reverse Stock Split such that each ten shares of common stock issued and outstanding prior to the Reverse Stock Split will be exchanged for one share of common stock after the Reverse Stock Split (the “Exchange Ratio”). The primary goal of the Reverse Stock Splits is to raise the per share trading price of our common stock above the current per share trading price of Motricity’s common stock. You should not expect, however, that the market price for a share of common stock after a reverse stock split would necessarily increase in direct proportion to the Exchange Ratio.

Effects of Reorganization and Reverse Stock Splits.

If the Reorganization is approved and consummated, the only changes you are likely to notice are the following:

•	You would become a stockholder of Voltari rather than of Motricity. Each share of Motricity common stock that you now own would be exchanged for one share of common stock of Voltari and each share of Motricity Series J preferred stock would be exchanged for one share of Voltari Series J preferred stock. Additionally, any warrants you hold to purchase Motricity common stock would be exchanged, pursuant to their terms, for warrants to purchase an equivalent number of shares of Voltari common stock. Any options you hold to purchase Motricity common stock would be assumed by Voltari and become exercisable for the same number of shares of Voltari common stock, so that your ownership interest in Voltari would be the same as your ownership interest in Motricity. Following the Reorganization, you would be asked to exchange your Motricity shares for an equal number of shares of common stock of Voltari. If you have certificates for your Motricity shares, you would receive certificates of Voltari.

•

Shares of common stock of Voltari would be subject to transfer restrictions designed to protect our NOLs. However, as long as you own less than 5% of the outstanding shares of common stock of Voltari, these transfer restrictions generally would not affect you. The shares of Voltari Series J preferred stock issued upon exchange of your shares of Motricity Series J preferred stock would not be subject to these transfer restrictions. The transfer restrictions are described in detail beginning on page 6 of the attached proxy statement/prospectus, and the complete transfer restrictions are included in Appendix B to the attached proxy statement/prospectus.

•	Please see “Material Federal Income Tax Consequences,” beginning on page 49 for a discussion of the tax effects of the Reorganization.

Immediately following the Reorganization, the only assets of Voltari would be 100% of the equity of Motricity. Therefore, as stockholders of Voltari, you would own indirectly the same portion of Motricity after the Reorganization that you do directly now. The certificate of incorporation and the by-laws of Voltari would be virtually identical to Motricity’s current certificate and by-laws, except that they would include the transfer restrictions with respect to shares of common stock described in detail in the attached proxy statement/prospectus, and the name of the Company would be different. The directors and executive officers of Voltari would be the same as the directors and executive officers of Motricity. In addition, we would remain a publicly traded company, with the Voltari common stock listed and traded on the NASDAQ Global Select Market under the symbol “VLTC.” Further, we intend to seek quotation of the Voltari Series J preferred stock and the common stock warrants on the OTCQB inter-dealer over the counter market under the symbol “VLTCP” and “VLTCW, respectively.

Whether or not the Reorganization is approved and consummated, we are proposing to effect a Reverse Stock Split, and if a Reverse Stock Split is approved and consummated, the only change you are likely to notice is that for each ten shares of common stock that you own prior to the Reverse Stock Split, you would own one share of common stock after the Reverse Stock Split. Additionally, in the Reverse Stock Split, any warrants you hold to purchase common stock would become exercisable for that number of shares of common stock as determined by the Exchange Ratio at a correspondingly adjusted price per share, so that your ownership interest in Voltari or Motricity, as applicable, after the Reverse Stock Split would be the same as your ownership interest in the applicable entity prior to the Reverse Stock Split.

Name Change

Motricity’s stockholders will also consider at the Special Meeting a proposal to approve an amendment to Motricity’s restated certificate of incorporation to change Motricity’s name to Voltari Corporation, if the Reorganization is not approved or is approved but not consummated. The name change is intended to emphasize the Company’s increased focus on its media-related businesses which are conducted under the “Voltari” brand. The brand name “Motricity” is associated primarily with the Company’s delivery of services to wireless carriers.

We believe these transactions are important to our company’s future, and we hope you will agree to support them.

Before deciding how to vote, you should review the attached proxy statement/prospectus for a detailed explanation of the Reorganization, the transfer restrictions and the Reverse Stock Splits. You should also review the appendices to the proxy statement/prospectus, which contain the complete terms and conditions of the Reorganization and the complete transfer restrictions. You should also review our annual report on Form 10-K for the year ended December 31, 2011 and our Current Report on Form 8-K filed on May 25, 2012, which contains our financial statements recast to present certain information as discontinued operations, both of which are available on our website www.motricity.com.

Our board of directors recommends that you vote “FOR” the Reorganization, the Voltari Reverse Stock Split, the Motricity Reverse Stock Split and the Name Change.

Whether or not you plan to attend the Special Meeting, please vote (i) by telephone, (ii) via the internet or (iii) by completing the enclosed proxy card and returning it in the enclosed envelope, which needs no postage if mailed in the United States. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote “AGAINST” the Reorganization, each of the Reverse Stock Splits and the Name Change. If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ CAREFULLY THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGES 19 AND 57 OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of Motricity, Inc., thank you for your consideration of these proposals.

Regards,

Richard Sadowsky

Chief Administrative Officer

Your Vote is Important.

Please execute and return the enclosed proxy promptly,

whether or not you plan to attend the Special Meeting.

Neither the Securities and Exchange Commission nor any state securities commissions has approved the common stock, preferred stock or common stock warrants to be issued under this proxy statement/prospectus or has determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [                    ], 2013 and it first being mailed to stockholders on or about [                    ], 2013.

601 West 26th Street, Suite 415

New York, NY 10001

212-792-9671

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 4, 2013

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Motricity, Inc., a Delaware corporation (“Motricity” or the “Company”) will be held on March 4, 2013 beginning at 2:00 p.m. Eastern Standard Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, for the following purposes (as more fully described in the proxy statement/prospectus accompanying this notice):

(1)	To approve a transaction intended to help protect the long-term value to our company of our substantial net operating loss carryforwards, which we refer to herein as “NOLs,” in which Motricity will become a wholly owned subsidiary of Voltari Corporation, a newly formed holding company (“Voltari”), and each outstanding share of Motricity common stock will be exchanged for one share of common stock of Voltari, each outstanding share of preferred stock of Motricity will be exchanged for one share of preferred stock of Voltari, and each outstanding warrant to purchase shares of Motricity common stock will be exchanged, pursuant to their terms, for warrants to purchase an equivalent number of shares of Voltari common stock. Any options you hold to purchase Motricity common stock will be assumed by Voltari and become exercisable for the equivalent number of shares of common stock of Voltari (the “Reorganization”);

(2)	If the Reorganization is approved and consummated, to approve an amendment to Voltari’s certificate of incorporation to effect a reverse split of Voltari’s outstanding common stock, to be implemented by the board of directors of Voltari if it determines that a reverse stock split is appropriate to regain compliance with the minimum bid requirements of the NASDAQ stock market listing standards (the “Voltari Reverse Split”);

(3)	If the Reorganization is not approved or approved but not consummated, to approve an amendment to Motricity’s restated certificate of incorporation to effect a reverse split of Motricity’s outstanding common stock, to be implemented by the board of directors of Motricity if it determines that a reverse stock split is appropriate to regain compliance with the minimum bid requirement of the NASDAQ stock market listing standards (the “Motricity Reverse Stock Split” and, together with the Voltari Reverse Split, the “Reverse Stock Splits” and each a “Reverse Stock Split”); and

(4)	If the Reorganization is not approved or approved but not consummated, to approve an amendment to Motricity’s restated certificate of incorporation to change the Company’s name from Motricity, Inc. to Voltari Corporation (the “Name Change”).

Only holders of record of common stock and Series J preferred stock as of the close of business on January 30, 2013 are entitled to notice of and to vote at the Special Meeting and any adjournments thereof, provided that the holders of Series J preferred stock are only entitled to vote on the Reorganization (Proposal 1) and the Name Change (Proposal 4).

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on March 4, 2013: The Company’s Annual Report for the fiscal year ended December 31, 2011 and our Current Report on Form 8-K filed on May 25, 2012, which contains our financial statements recast to present certain information as discontinued operations, have been mailed on or before the date hereof and are available at www.motricity.com.

In accordance with Delaware law, a list of the holders of common stock and holders of Series J preferred stock entitled to vote at the Special Meeting will be available for examination by any stockholder, during ordinary business hours, for at least ten days prior to the Special Meeting, at the offices of the Company, located at 601 West 26th Street, Suite 415, New York, NY 10001.

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE (I) BY TELEPHONE, (II) VIA THE INTERNET OR (III) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

Regards,

James L. Nelson

Chairman of the board of directors

New York, NY

[                    ], 2013

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY; COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE; AND RETURN IT IN THE ENCLOSED ENVELOPE.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING AND PROPOSALS

Set forth below are some key questions and answers to provide you with more information about the Special Meeting. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement/prospectus. We urge you to review the entire proxy statement/prospectus and accompanying materials carefully.

INTRODUCTION

Q: Why am I receiving this proxy statement/prospectus?

A: You have received this proxy statement/prospectus and the enclosed proxy card from us because you held shares of our common stock or Series J preferred stock on January 30, 2013, the record date for stockholders entitled to vote at the Special Meeting.

Q: What are the proposals I will be voting on at the Special Meeting?

A: As a stockholder, you are entitled and requested to:

1.	approve the agreement and plan of reorganization pursuant to which Motricity would become a wholly owned subsidiary of Voltari Corporation, a newly formed Delaware corporation, and each outstanding share of Motricity common stock would be exchanged for one share of common stock of Voltari, each outstanding share of preferred stock of Motricity would be exchanged for one share of preferred stock of Voltari, each outstanding warrant to purchase shares of Motricity common stock would be exchanged for a warrant to purchase an equivalent number of shares of Voltari common stock and options to purchase shares of Motricity common stock would be assumed by Voltari and become exercisable for the equivalent number of shares of common stock of Voltari;

2.	if the Reorganization is approved and consummated, approve an amendment to Voltari’s certificate of incorporation to effect a reverse split of Voltari’s outstanding common stock, to be implemented by the board of directors if it determines that a reverse stock split is appropriate to regain compliance with the minimum bid requirements of the NASDAQ stock market listing standards;

3.	if the Reorganization is not approved or approved but not consummated, approve an amendment to Motricity’s restated certificate of incorporation to effect a reverse split of Motricity’s outstanding common stock, to be implemented by the board of directors if it determines that a reverse stock split is appropriate to regain compliance with the minimum bid requirements of the NASDAQ stock market listing standards; and

4.	if the Reorganization is not approved or approved but not consummated, approve an amendment to Motricity’s restated certificate of incorporation to change the Company’s name from Motricity, Inc. to Voltari Corporation.

Please note that holders of Series J preferred stock will, in that capacity, only have the right to vote on proposals (1) and (4).

Q: Who is entitled to vote?

A: Only holders of record of our shares of common stock or Series J preferred stock on the close of business on January 30, 2013 will be entitled to vote at the Special Meeting, provided that the holders of Series J preferred stock are only entitled to vote on the Reorganization (Proposal 1) and on the Name Change (Proposal 4). On [                    ], 2013, we began mailing this proxy statement/prospectus to all persons entitled to vote at the Special Meeting.

Q: When and where is the Special Meeting being held?

A: The Special Meeting is being held on March 4, 2013 at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036 beginning at 2:00 p.m. local time.

THE REORGANIZATION

Q: Why is Motricity proposing the Reorganization?

A: We are proposing the Reorganization to help protect the long-term value to our Company of our substantial NOLs. The availability of the NOLs to reduce our future income tax liability is an important part of our business strategy. If an ownership change for tax purposes were to occur, significant limitations would be imposed on our use of the NOLs. In addition, (a) the terms of our Series J preferred stock give Series J preferred stockholders the right to require us to redeem their shares of Series J preferred stock if we are not able to implement measures intended to protect our NOLs by April 9, 2013 or if we undergo an ownership change having the effect of limiting our ability to use our NOLs, and (b) the repayment of our term loan from High River Limited Partnership (referred to herein as “our term loan”) could be accelerated if such an ownership change were to occur or if the Series J preferred stockholders’ rights of redemption were to become exercisable. In the Reorganization, restrictions on certain transfers of Voltari common stock would be put in place that would reduce the likelihood of the occurrence of an ownership change for tax purposes. This will, in turn, (i) reduce the risk that our NOLs will be impaired, (ii) prevent the right of redemption of our Series J preferred stockholders from becoming exercisable, and (iii) prevent the potential acceleration of our term loan on these grounds.

Q: What will I receive in the Reorganization for my shares of common stock?

A: You will receive one share of common stock of Voltari in exchange for each share of Motricity common stock that you hold at the time of the Reorganization.

Q: What will I receive in the Reorganization for my shares of Series J preferred stock?

A: You will receive one share of Series J preferred stock of Voltari in exchange for each share of Motricity Series J preferred stock that you hold at the time of the Reorganization. The Series J preferred stock of Voltari will have the same rights, privileges and designations as the Series J preferred stock of Motricity.

Q: What will I receive in the Reorganization for my warrants to purchase Motricity common stock?

A: In exchange for your warrants to purchase Motricity common stock, pursuant to their terms, you will receive the same number of warrants to purchase shares of Voltari common stock. For example, if you currently own 10,000 warrants to purchase common stock of Motricity at a price of $0.65 per share, as a result of the Reorganization you will receive 10,000 warrants to purchase Voltari common stock at a price of $0.65 per share.

Q: What will I receive in the Reorganization for my options to purchase Motricity common stock?

A: Your options to purchase Motricity common stock will be assumed by Voltari and pursuant to their terms become exercisable for the same number of shares of Voltari common stock. For example, if you currently own options to purchase 10,000 shares of common stock of Motricity at a price of $0.65 per share, as a result of the Reorganization your options will be exercisable for 10,000 shares of Voltari common stock at a price of $0.65 per share.

Q: After the Reorganization, will Voltari have the same directors and executive officers as Motricity?

A: Yes. The directors and executive officers of Voltari immediately after the Reorganization will be the same as Motricity’s executive officers immediately prior to the Reorganization.

Q: What will be the business of Voltari after the Reorganization?

A: The sole activity of Voltari immediately after the Reorganization will be to hold 100% of the equity of Motricity. The consolidated assets, liabilities and stockholders’ equity of Voltari immediately following the

Reorganization will be the same as the consolidated assets, liabilities and stockholders’ equity of Motricity immediately prior to the Reorganization. Overall, the consolidated company’s business will remain the same immediately after the Reorganization.

Q: Will I have appraisal rights in connection with the Reorganization?

A: No. With respect to your shares of common stock, you are not entitled to appraisal rights under Delaware law. With respect to your shares of Series J preferred stock, the terms of the Series J preferred stock specify that in a transaction such as the Reorganization they are to be exchanged for shares of preferred stock in the successor entity having the same rights and privileges as the shares of Series J preferred stock and that they do not entitle you to any appraisal rights.

Q: What will happen to my shares of common stock, Series J preferred stock and warrants after the Reorganization?

A: If the Reorganization is approved, we will send you a letter of transmittal that will explain how to obtain shares of common stock, shares of Series J preferred stock and/or warrants to purchase common stock of Voltari, as applicable, in exchange for your shares of common stock, shares of Series J preferred stock and/ or warrants to purchase common stock of Motricity. Exchange of any book-entry shares, including the warrants to purchase common stock, will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entries.

Q: What if I fail to exchange my Motricity stock for stock of Voltari?

A: If you fail to surrender your certificates representing Motricity stock, you will not receive certificates representing stock of Voltari. In that case, you will not be entitled to any distributions made with respect to stock of Voltari and you will not be able to transfer certificated shares of Voltari stock until the certificates representing your Motricity stock are surrendered.

Exchange of any book-entry shares, including the Series J preferred stock and the warrants issued in the rights offering, will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entries and you will not be required to take any action to effect such exchange. Series J preferred stock of Voltari whether certificated or not will continue to accrue dividends per their terms and be subject to any adjustments to the liquidation preference for such shares.

Q: Will the common stock of Voltari be publicly traded?

A: Yes. After the Reorganization, the Motricity common stock will no longer be listed on the NASDAQ Global Select Market, but Voltari common stock will be listed on the NASDAQ Global Select Market for trading under the symbol “VLTC.” We will not complete the Reorganization unless and until the Voltari common stock is approved for listing on the NASDAQ Global Select Market or unless and until such condition is waived. See Risk Factors—Shares of common stock of Voltari could be delisted from NASDAQ.

Q: Will the Series J preferred stock of Voltari be publicly traded?

A: Yes. Motricity’s Series J preferred stock has been accepted for quotation on the on the OTCQB inter-dealer over the counter market (the “OTCQB”) under the symbol “MOTRP.” If the Reorganization is approved and consummated, we intend to apply for quotation of the Voltari Series J preferred stock on the OTCQB under the symbol “VLTCP.”

Q: Will the common stock warrants issued in the rights offering be publicly traded (“Rights Offering Warrants”)?

A: Yes. Motricity’s common stock warrants issued in the rights offering have been accepted for quotation on the on the OTCQB under the symbol “MOTRW.” If the Reorganization is approved and consummated, we intend to apply for quotation of the Voltari common stock warrants on the OTCQB under the symbol “VLTCW.”

Q: Will my ownership position in Motricity be diluted in the Reorganization?

A: No. You will own indirectly the same portion of Motricity after the Reorganization that you own directly now, except for the effect of eliminating fractional shares.

Q: What if the Reorganization is not approved by the stockholders?

A: There will be no effect on your shares of Motricity stock, but we will not have the ability to prohibit transfers that could lead to or cause an ownership change. An ownership change could severely limit our ability to use our NOLs. Furthermore, if the Reorganization is not approved and we are not able to implement other measures intended to protect our NOLs by April 9, 2013 or if we undergo an ownership change as defined by the Code, the holders of our Series J preferred stock may require us to redeem their $30 million of shares of Series J preferred stock and our $20 million term loan may be accelerated. See Certain Relationships, Related Party Transactions and Director Independence.

If the Reorganization is not approved and we are required to redeem the Series J preferred stock and repay our term loan we may not have sufficient capital to do so or to continue normal operations and you could lose your entire investment.

Q: What are the U.S. federal income tax consequences of the Reorganization on the stockholders of Motricity who own only common stock?

A: If you own only common stock of Motricity, the exchange of your shares of Motricity common stock for Voltari common stock will be tax-free and the basis and the holding period that you such had in your Motricity common stock will carry over to your Voltari common stock. See—Material Federal Income Tax Consequences.

Q: What are the U.S. federal income tax consequences of the Reorganization on the stockholders of Motricity who own only Series J preferred stock?

A: If you own only Series J preferred stock (and you do not own any common stock) of Motricity the exchange of your shares of Motricity Series J preferred stock for Voltari Series J preferred stock will be a taxable transaction. If the value of the Voltari Series J preferred stock you receive exceeds your tax basis in the Motricity Series J preferred stock surrendered in the exchange, you will recognize gain and have a fair market value basis in your Voltari Series J preferred stock. The holding period for your Voltari Series J preferred stock will commence on the day following the exchange. To the extent that your tax basis in Motricity Series J preferred stock exceeds the value of the shares of Voltari Series J preferred stock received in exchange, you should generally recognize a loss on the exchange. See—Material Federal Income Tax Consequences.

Q: What are the U.S. federal income tax consequences of the Reorganization on the stockholders of Motricity who own both common stock and Series J preferred stock?

A: If you own both common stock and Series J preferred stock in Motricity, the Company believes that the Reorganization should be treated as two separate exchanges governed by Section 351 of the Code (an exchange of your shares of Motricity common stock for shares of Voltari common stock and an exchange of your shares of Motricity Series J preferred stock for shares of Voltari Series J preferred stock) and that (a) the exchange of your shares of Motricity common stock for Voltari common stock will be tax-free and the basis and the holding period that you had in your Motricity common stock will carry over to your Voltari common stock, (b) the exchange of your Series J preferred stock for Voltari Series J preferred stock will result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received (to the extent that you realize a loss on the exchange, the loss will not be recognized since the exchange is governed by section 351 of the Code), and (c) you will receive a fair market value basis in your shares of Voltari Series J preferred stock, and the holding period will commence on the day following the exchange. The IRS may challenge this position and assert that each share of Motricity common stock and Series J preferred stock is being exchanged for a combination of Voltari common and Series J preferred stock in a proportion equal to the relative value of the of the Voltari common and Series J preferred stock received. If an IRS challenge were successful, holders of common stock and Series J preferred stock with an unrealized gain in their shares of common stock might have to recognize gain to the extent of the lesser of the gain realized or the proportionately allocable value of the Voltari Series J preferred stock received, since the Series J preferred stock might be viewed as boot received in the exchange. See—Material Federal Income Tax Consequences.

Q: What are the U.S. federal income tax consequences of the Reorganization on the holders of warrants being exchanged in the Reorganization?

A: Holders of warrants to purchase Motricity common stock exchanging their warrants, pursuant to their terms, for warrants to purchase Voltari common stock will recognize gain, if any, to the extent that the value of the warrants to acquire Voltari common stock exceeds such holder’s basis in their warrants to purchase Motricity common stock. To the extent that a warrant holder realizes a loss on the exchange, such loss can be recognized. Holders of warrants that own Motricity Series J preferred stock but do not hold common stock will have similar treatment.

With respect to warrant holders that hold both Motricity Series J preferred stock and common stock who exchange those warrants and shares for Voltari common stock, Series J preferred stock, and warrants, the Company believes that the reorganization should be treated as three separate exchanges governed by Section 351 of the Code. The tax consequences in “U.S. Holders Owning Common Stock Only” should apply to the exchange of the common stock. The exchange of Motricity Series J preferred stock for Voltari Series J preferred stock should result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received. To the extent that a loss on the exchange is realized, the loss should not be recognized since the exchange is governed by Section 351 of the Code. With respect to the exchange of the warrants, gain, if any, would be recognized to the extent the value of the warrants exceeds the holder’s basis in the warrants. However, a loss on the exchange of the warrants would not be recognized, since the overall transaction is governed by section 351.

The IRS may challenge this position and assert that each share of common stock, each share of Series J preferred stock and each warrant is being exchanged for a combination of Voltari common stock, Series J preferred stock and warrants in a proportion equal to the relative value of the of the Voltari common stock, Series J preferred stock and warrants received. If an IRS challenge were successful, holders of common stock with an unrealized gain in their common shares might have to recognize gain to the extent of the lesser of the gain realized or the proportionately allocable value of the Series J preferred stock and warrants received, since the Series J preferred stock and warrants might be viewed as boot received in the exchange. See—Material Federal Income Tax Consequences.

THE REVERSE STOCK SPLITS

Q: Why is the Company proposing the Reverse Stock Splits?

A: One of the requirements for continued listing on the NASDAQ Global Select Market is that shares maintain a $1.00 minimum closing bid price. On June 14, 2012, we received a notice from NASDAQ advising us that for the prior 30 consecutive business days, the bid price of our shares had closed below the minimum $1.00 per share requirement for continued listing (the “Minimum Bid Requirement”). This requirement and this deadline apply to Motricity’s common stock and will also apply to Voltari common stock if the Reorganization is approved and consummated. Pursuant to NASDAQ rules, we had until December 11, 2012 to regain compliance with the Minimum Bid Requirement. Our shares did not trade above this threshold and, as a result, on December 13, 2012, we received a letter (the “Delisting Notice”) from NASDAQ notifying us that we did not regain compliance with the Minimum Bid Requirement and are subject to delisting. We submitted to NASDAQ a request for a hearing to appeal the determination, which stayed the suspension of trading of our common stock. The hearing was held on January 31, 2013. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to hold a 2012 annual meeting of stockholders, to solicit proxies and to provide proxy statements to NASDAQ in accordance with NASDAQ Listing Rules 5620(a) and 5620(b) (the “Annual Meeting Requirement”) serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement the January 31 hearing. There can be no assurance that our appeal and plan for regaining compliance will be successful. Therefore, whether or not the Reorganization is approved and consummated, we are proposing to effect a Reverse Stock Split such that the shares of common stock issued and outstanding prior to the Reverse Stock Split will be exchanged for shares of common stock at a ratio of one share of common stock for every ten shares the outstanding (the “Exchange Ratio”). We expect that by fixing the Exchange Ratio at one for ten the common stock will be able to meet the requirements for the continued listing on the NASDAQ Global Select Market, including the Minimum Bid Requirement.

Q: How will the Exchange Ratio accomplish the stated objectives?

A: We believe the Exchange Ratio is likely to result in a market price per share of the common stock of Voltari above the level necessary to maintain listing on the NASDAQ Global Select Market. You should not expect, however, that the market price for a share of common stock after the Reverse Stock Split will necessarily increase above the price for a share of common stock of Motricity at the rate suggested by the Exchange Ratio or that it will maintain any such price if achieved.

Q: Will my ownership position be diluted in the Reverse Stock Splits?

A: Generally, no. The number, redemption price, liquidation preference and limited voting rights of the Series J preferred stock will remain the same. The number of outstanding shares of common stock after the applicable Reverse Stock Split would be less than the number of outstanding shares of common stock before the Reverse Stock Split, but because all of the shares of common stock (representing 100% of the common equity interests) are subject to the Reverse Stock Split, you would (except for nominal changes resulting from the elimination of fractional shares) own the same portion of the company after the applicable Reverse Stock Split that you own directly immediately prior to the Reverse Stock Split.

Q: What if I currently hold fractional shares of Motricity or if the number of shares of common stock I own prior to the applicable Reverse Stock Split is not evenly divisible by the Exchange Ratio?

A: You will not receive any fractional shares in either Reverse Stock Split. In lieu of issuing fractional shares, we will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of our common stock, as quoted by NASDAQ on the date the applicable Reverse Stock Split becomes effective, multiplied by the fractional share amount.

THE TRANSFER RESTRICTIONS

Q: What is the purpose of the transfer restrictions?

A: The purpose of the transfer restrictions is to help preserve the long-term value of our accumulated NOLs. The proposed transfer restrictions are designed to prohibit certain transfers of our common stock in excess of amounts that, because of provisions of the Code, could limit or impair our ability to use our NOLs to reduce our future income tax liability.

Q: What transfers would be restricted by the proposed restrictions?

A: The transfer restrictions would restrict any person from buying or selling our common stock (or any interest in our stock) if the transfer would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a “group” under the federal securities laws) owning five percent or more of our common stock. The purpose of these restrictions is to limit direct or indirect transfers of common stock of Voltari that would affect the percentage of stock that is treated as being owned by “5% shareholders” (within the meaning of Section 382 of the Code). Changes in ownership of our common stock by such 5% shareholders can result in limitations on our ability to use our NOLs to reduce our future income tax liability.

Q: Will the transfer restrictions apply to me if I own less than five percent of Voltari’s common stock?

A: Yes, but there will be no restrictions on the sale of common stock of Voltari by a stockholder who owns less than five percent of our common stock to a purchaser who, after the sale, would still own less than five percent of our common stock.

Q: How long will the transfer restrictions remain in effect?

A: The transfer restrictions will remain in effect until the board of directors determines that an ownership change would not result in a substantial limitation on our ability to use our NOLs, that no significant value attributable to the NOLs would be preserved by continuing the transfer restrictions or that such restrictions are no longer in our best interests. Our board of directors is required to review and consider the necessity of the transfer restrictions at least once every three years from the effective date of the Reorganization, or at any other time the board of directors reasonably determines it appropriate. In addition, our board of directors intends to submit the continued existence of the transfer restrictions for advisory review by our stockholders at or within one year prior to the third anniversary of the effective date of the reorganization and the last day of the calendar year of every third anniversary thereafter. We estimate that the latest date of expiration of the NOLs is 2032.

Q: Will the transfer restrictions apply to me if I vote against the Reorganization?

A: Yes, if a majority of holders of our issued and outstanding common stock and issued and outstanding Series J preferred stock, voting together as a single class, approve the Reorganization, your shares of common stock will be subject to the transfer restrictions even if you vote against the Reorganization.

Q: Will the transfer restrictions apply to shares of Series J preferred stock of Voltari into which the Series J preferred stock of Motricity are exchanged in the Reorganization?

A. No. The company believes it is not necessary to subject to transfer restrictions the shares of Voltari Series J preferred stock issued upon exchange of your shares of Motricity Series J preferred stock.

Q: Can I sell my shares of common stock before the Special Meeting without being subject to the transfer restrictions?

A: Yes. Transfers of our common stock prior to the completion of the Reorganization will not be subject to the transfer restrictions. If, however, such a transfer triggers an ownership change which limits our ability to use our NOLs, the holders of our Series J preferred stock may exercise their right of redemption and the payment of our term loan could be accelerated. However, a holder of our Series J preferred stock who causes an ownership change that results in a substantial limitation on our ability to use our net operating losses and related tax benefits cannot require redemption of his shares upon such a triggering event.

Q: Will the board of directors be able to make exceptions for transfers that would otherwise be restricted?

A: Yes, the board of directors will have the discretion to approve transfers that would otherwise be restricted.

Q: Are there risks that I should consider in deciding on how to vote on the Reorganization?

A: Yes, you should carefully read this proxy statement/prospectus, including the factors discussed in the section titled “Risk Factors” beginning on page 57.

Q: What happens if I own Series J preferred stock and I do not vote for the Reorganization?

A: If the Reorganization is not consummated and an ownership change occurs that results in a substantial limitation on our ability to use our net operating losses, any holder of our Series J preferred stock whose shares were not voted in favor of the Reorganization would not be able to require redemption of his shares as a result of our not being able to implement other measures intended to protect our NOLs by April 9, 2013.

NAME CHANGE

Q: What is the reason for the Name Change?

A: The name change is intended to emphasize the Company’s increased focus on its media-related businesses which are conducted under the “Voltari” brand. The brand name “Motricity” is associated primarily with the Company’s delivery of services to wireless carriers.

VOTING

Q: What vote is required to approve the Reorganization?

A: Under Delaware law, our restated certificate of incorporation (including the certificate of designations for the Series J preferred stock) and our by-laws, the affirmative vote of the holders of a majority of our outstanding shares of common stock and Series J preferred stock (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes), voting together as a single class, is required to approve the Reorganization.

Q: What vote is required to approve the Voltari Reverse Stock Split?

A: Under Delaware law, Voltari Corporation’s certificate of incorporation and by-laws, the affirmative vote of the holders of a majority of Voltari Corporation’s outstanding shares of common stock is required to approve the Voltari Reverse Stock Split. Holders of shares of Series J preferred stock are not entitled to vote on the approval of the Voltari Reverse Stock Split.

Q: What vote is required to approve the Motricity Stock Split?

A: Under Delaware law, Motricity’s restated certificate of incorporation and by-laws, the affirmative vote of the holders of a majority of Motricity’s outstanding shares of common stock is required to approve the Motricity Stock Split. Holders of shares of Series J preferred stock are not entitled to vote on the approval of the Motricity Reverse Stock Split.

Q: What vote is required to approve the Name Change?

A: Under Delaware law, our restated certificate of incorporation and our by-laws, the affirmative vote of the holders of a majority of our outstanding shares of common stock and Series J preferred stock (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes), voting together as a single class, is required to approve the Name Change.

Q: Who is soliciting my proxy?

A: Our board of directors is soliciting your proxy. The board of directors has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation.

Q: How does the board of directors recommend that I vote at the Special Meeting?

A: Our board of directors recommends that you vote “FOR” the Reorganization, “FOR” each of the Reverse Stock Splits and “FOR” the Name Change.

Q: How is my vote counted if I vote by proxy?

A: There are three ways to vote by proxy: (i) by telephone—you can vote by touch tone telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) and following the instructions on our enclosed proxy card; (ii) by Internet—you can vote by Internet by going to the website “www.voteproxy.com” and following the instructions on our enclosed proxy card; or (iii) by mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, at or before the taking of the vote at the Special Meeting. If you decide to vote by proxy, your proxy card will be valid only if you vote before the Special Meeting to be held on March 4, 2013. You may vote “FOR,” vote “AGAINST” or “ABSTAIN” from voting on Proposals 1 (the Reorganization), 2 (the Voltari Reverse Split), 3 (the Motricity Reverse Split) and 4 (the Name Change). If you fail to vote “FOR” the Reorganization, either of the Reverse Stock Splits or the Name Change or you “ABSTAIN” from voting on those proposals, it has the same effect as a vote “AGAINST” those proposals.

Q: If my shares are held in “street name,” will my broker be able to vote my shares?

A: Yes, but only if you provide instructions to your broker on how to vote.

Q: Can I change my vote after I have voted?

A: Yes, you may change your vote at any time before your shares are voted at the Special Meeting. You may change your vote in one of three ways.

•

You may notify the Secretary of Motricity in writing before the Special Meeting that you wish to revoke your proxy. In this case, please contact Motricity, Inc., 601 West 26th Street, Suite 415, New York, NY 10001, Attention: Secretary.

•	You may submit a proxy dated later than your original proxy.

•

You may attend the Special Meeting and vote. Merely attending the Special Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the previously submitted proxy.

Q: Whom can I contact with questions about the proposals or the Special Meeting?

A: If you have questions about the Reorganization or the Special Meeting or would like additional copies of this proxy statement/prospectus, you should contact Richard Sadowsky, Chief Administrative Officer and General Counsel at (212) 792-9671.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus regarding the Reorganization and the Reverse Stock Splits and may not contain all of the information that may be important to you in evaluating the proposed Reorganization and the Reverse Stock Splits. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information appearing elsewhere in this proxy statement/prospectus and in the appendices. To understand fully the proposed Reorganization, we strongly encourage you to read this proxy statement/prospectus, the appendices and our most recent annual report on Form 10-K and our Current Report on Form 8-K filed on May 25, 2012, which contains our financial statements recast to present certain information as discontinued operations that accompany this proxy statement/prospectus. We have included page references in this summary to direct you to a more complete discussion in this proxy statement/prospectus.

Motricity (see page 67)	Motricity is a provider of mobile data solutions serving mobile operators, consumer brands and enterprises, and advertising agencies. Our software as a service (“SaaS”) based platform enables our customers to implement marketing, merchandising, commerce, and advertising solutions to engage with their target customers and prospects through mobile devices. Our integrated solutions span mobile optimized websites, mobile applications, mobile merchandising and content management, mobile messaging, mobile advertising and predictive analytics. Our solutions allow our customers to drive loyalty, generate revenue and re-engineer business processes to capture the advantages of a mobile enabled customer base.

Motricity, Inc., a Delaware corporation, was incorporated on March 17, 2004 under the name Power By Hand, Inc. (“PBH, Inc.”). PBH, Inc. was formed as a new entity to be the surviving corporation in the merger of Pinpoint Networks, Inc. (the acquiring corporation for accounting purposes) and Power By Hand Holdings, LLC (“PBH Holdings”), which occurred on April 30, 2004. On October 29, 2004, we changed our name from Power By Hand, Inc. to Motricity, Inc. In 2007, we acquired the assets of the mobile division of InfoSpace, Inc. (“InfoSpace Mobile”). Located in Bellevue, Washington, InfoSpace Mobile was a provider of mobile content solutions and services for the wireless industry. On June 23, 2010, we completed our offering of 6,000,000 shares of common stock in an initial public offering. Our common stock is currently traded publicly on the NASDAQ Global Select Market under the symbol “MOTR.”

On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries), pursuant to an Arrangement Agreement, dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity, Inc. and the other parties thereto.

On July 24, 2012, we launched a rights offering pursuant to which each stockholder of record at the close of business on July 23, 2012 received a transferable subscription right entitling the holder thereof to subscribe for a unit at a subscription price of $0.65 per unit. Each unit consisted of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock, as well as an over-subscription privilege. The rights offering was fully subscribed and we received approximately $28 million in net proceeds upon closing of the rights offering on October 11, 2012.

Voltari Corporation (see page 42)	Voltari Corporation is a Delaware corporation and wholly owned subsidiary of Motricity. Voltari was recently formed for the purpose of effecting the Reorganization. If the Reorganization is approved and consummated, Motricity would become a wholly owned subsidiary of Voltari after the Reorganization.

Voltari Merger Sub (see page 42)	Voltari Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Voltari. Voltari Merger Sub was recently formed for the purpose of effecting the Reorganization and will cease to exist if the Reorganization is approved and consummated.

Reasons for the Reorganization (see pages 42 and 43)	The Reorganization is intended to help Motricity preserve the long-term value of its NOLs, which can be used to reduce our future income tax liability. Under current tax laws, an ownership change could severely limit Motricity’s ability to use these tax benefits. As a result of the Reorganization, shares of common stock of Voltari (Motricity’s new parent) would be subject to transfer restrictions intended to decrease the risk that an ownership change would occur. We believe the transfer restrictions that will be imposed by the Reorganization will be an effective way to preserve this important resource.

Summary of Reorganization (see page 41)	At the time of the Reorganization,

•	Each share of Motricity common stock outstanding will be automatically converted into the right to receive one share of common stock of Voltari;

•	Each share of Motricity Series J preferred stock outstanding will be automatically converted into the right to receive one share of Series J preferred stock of Voltari;

•	Each warrant to purchase a share of common stock of Motricity will automatically be converted into the right to receive one warrant to purchase a share of common stock of Voltari;

•	Each option to purchase a share of common stock of Motricity will be assumed by Voltari and will automatically become exercisable for a share of common stock of Voltari;

•	Each share of common stock of Voltari Merger Sub held by Voltari will be automatically converted into one share of common stock of Motricity; and

•	Each share of common stock of Voltari held by Motricity will be cancelled.

The relative powers, designations, preferences, rights and qualifications of Voltari’s common stock and Series J preferred stock as in effect immediately prior to the Reorganization will be identical in all respects to the common stock and Series J preferred stock of Motricity, except for the transfer restrictions on the common stock described below under the section entitled “Transfer Restrictions.”

Completion of the Reorganization may be deferred by the Company’s board of directors or an authorized officer following the Special Meeting if the board of directors or an authorized officer determines that deferral would be in the best interests of the Company and its stockholders.

The Agreement and Plan of Reorganization, attached as Appendix A, and incorporated herein by reference, may be terminated and the Reorganization abandoned prior to the filing of the certificate of merger, whether before or after approval by Motricity stockholders, if the board of directors determines that the Reorganization for any reason would not be in the best interests of Motricity and its stockholders.

If the Reorganization is implemented, the number of authorized, issued and outstanding shares of common stock of Voltari will be 625,000,000 authorized and approximately 46,182,116 issued and outstanding, as compared with 625,000,000 authorized shares and 46,182,116 issued and outstanding shares of common stock of Motricity as of January 30, 2013. Additionally, the number of shares of Series J preferred stock of Voltari will be 1,200,000 authorized and approximately 1,119,643 issued and outstanding, as compared with 1,200,000 authorized shares and 1,199,643 issued and outstanding shares of Series J preferred stock of Motricity as of January 30, 2013.

Management of Voltari (see page 46)	Immediately after the Reorganization, the executive officers of Voltari will be the same persons who serve as executive officers of Motricity immediately prior to the Reorganization and the directors of Voltari will be the directors who are in office immediately prior to the Reorganization. There will be no change in the compensation or benefits of the directors or executive officers of Motricity as a result of the Reorganization. They will continue to receive the same aggregate compensation and benefits as they presently receive from Motricity (unless and until such compensation and benefits are changed at some future time by the board of directors of Voltari).

Listing of Voltari’s common stock (see page 43)	After the Reorganization, the Motricity common stock will no longer be listed on the NASDAQ Global Select Market, but Voltari common stock will be listed on the NASDAQ Global Select Market for trading under the symbol “VLTC.” We will not complete the Reorganization unless and until the Voltari common stock is approved for listing on the NASDAQ Global Select Market or unless that condition is waived by the board of directors.

Quotation of Voltari’s preferred stock (see page 44)	After the Reorganization, we intend to seek the quotation of Voltari Series J preferred stock on the OTCQB under the symbol “VLTCP.” There can be no assurance that the Voltari Series J preferred stock will be quoted on the OTCQB. If the Motricity Series J preferred stock is quoted on the OTCQB at the time of the Reorganization, it will no longer be quoted there after the Reorganization.

Quotation of Voltari’s Rights Offering Warrants (see page 44)	After the Reorganization, we intend to seek quotation of the Voltari common stock warrants on the OTCQB under the symbol “VLTCW.” There can be no assurance that the Voltari common stock warrants will be quoted on the OTCQB. If the Motricity common stock warrants are quoted on the OTCQB at the time of the Reorganization, they will no longer be quoted there after the Reorganization.

Conditions to the Reorganization (see page 47)	The Reorganization is subject to the satisfaction or waiver of the following conditions:

•	receipt by Motricity of any consents, approvals or authorizations that Motricity deems necessary or appropriate;

•	approval of the Reorganization by holders of a majority of the issued and outstanding common stock and Series J preferred stock of Motricity as of January 30, 2013, voting as a single class;

•	approval for listing by the NASDAQ Global Select Market of Voltari’s common stock to be issued in the Reorganization; and

•	receipt by Voltari of an opinion from Delaware counsel confirming the enforceability of the transfer restrictions.

Effective Time of the Reorganization (see page 47)	The Reorganization will become effective immediately upon the filing of a certificate of merger with the Secretary of State of Delaware (or at such later time that may be specified in the certificate of merger), which the Company expects to occur promptly following approval of the Reorganization at the Special Meeting.

Transfer Restrictions (see page 53)	Subject to certain exceptions described elsewhere in this proxy statement/prospectus, the transfer restrictions will prohibit, without prior approval of Voltari’s board of directors, the direct or indirect sale, transfer, or disposition of any stock of Voltari (as defined by Section 382 of the Code) by any 5% holder or to any holder. The shares of Voltari Series J preferred stock issued upon exchange of your shares of Motricity Series J preferred stock will not be subject to the transfer restrictions.

Tax Consequences (see page 49)

The Company’s stockholders owning only common stock will recognize neither gain nor loss for federal income tax purposes as a result of the Reorganization. For the Company’s stockholders owning only Series J preferred stock, the Reorganization will be a taxable transaction and (a) if the value of the Voltari Series J preferred stock received exceeds the stockholder’s tax basis in the Motricity Series J preferred stock relinquished, such stockholder will recognize gain, and (b) to the extent that the stockholder’s tax basis in Motricity Series J preferred stock exceeds the value of the Voltari Series J preferred stock received, the stockholder should generally recognize a loss on the exchange.

For stockholders who own both Motricity common stock and Series J preferred stock, the Company believes that the Reorganization should be treated as two separate exchanges governed by Section 351 of the Code and that (x) the exchange of shares of Motricity common stock for Voltari common stock will be tax-free, (y) the exchange of Motricity Series J preferred stock for Voltari Series J preferred stock will result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received and (z) to the extent the stockholder realizes a loss on the exchange, it will not be recognized. The IRS may challenge this position and assert that each share of Motricity common stock and Series J preferred stock is being exchanged for a combination of Voltari common and Series J preferred stock in a proportion equal to the relative value of the of the Voltari common and Series J preferred stock received. If an IRS challenge were successful, holders of common stock and Series J preferred stock with an unrealized gain in their shares of common stock might have to recognize gain to the extent of the lesser of the gain realized or proportionately allocable value of the Voltari Series J preferred stock received, since the Voltari Series J preferred stock might be viewed as boot received in the exchange.

Holders of warrants to purchase Motricity common stock exchanging their warrants, pursuant to their terms, for warrants to purchase Voltari common stock will recognize gain, if any, to the extent that the value of the warrants to acquire Voltari common stock exceeds such holder’s basis in their warrants to purchase Motricity Corp. common stock. To the extent that a warrant holder realizes a loss on the exchange, such loss can be recognized. Holders of warrants that own Series J preferred stock but do not hold common stock will have similar treatment.

With respect to warrant holders that hold both Series J preferred stock and common stock who exchange those warrants and shares for Voltari common stock, Series J preferred stock, and warrants, the Company believes that the reorganization should be treated as three separate exchanges governed by Section 351 of the Code. The tax consequences in “U.S. Holders Owning Common Stock Only” should apply to the exchange of the common stock. The exchange of Series J preferred stock for Voltari Series J preferred stock should result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received. To the extent that a loss on the exchange is realized, the loss should not be recognized since the exchange is governed by Section 351 of the

Code. With respect to the exchange of the warrants, gain, if any, would be recognized to the extent the value of the warrants exceeds the holder’s basis in the warrants. However, a loss on the exchange of the warrants would not be recognized, since the overall transaction is governed by section 351.

The IRS may challenge this position and assert that each share of common stock, each share of Series J preferred stock and each warrant is being exchanged for a combination of Voltari common stock, Series J preferred stock and warrants in a proportion equal to the relative value of the of the Voltari common stock, Series J preferred stock and warrants received. If an IRS challenge were successful, holders of common stock with an unrealized gain in their common shares might have to recognize gain to the extent of the lesser of the gain realized or the proportionately allocable value of the Series J preferred stock and warrants received, since the preferred stock and warrants might be viewed as boot received in the exchange.

You should, however, consult your own tax adviser to determine the specific tax consequences of the Reorganization to you.

The consolidated assets and liabilities of Voltari will be recorded at the historical cost of Motricity as reflected on the consolidated financial statements of Motricity immediately prior to the Reorganization. Accordingly, the consolidated financial statements of Voltari immediately following the Reorganization will be the same as the consolidated financial statements of Motricity immediately prior to the Reorganization. The Reorganization will have no effect on Motricity’s historical consolidated financial statements.

Rule 144 and Section 13(d) of the Exchange Act (see page 52)	Sales under Rule 144 of securities of Voltari received in the Reorganization will not be any different than sales of Motricity securities under Rule 144, except that the average weekly reported volume of trading in Motricity the applicable security may not be taken into account by holders of the corresponding new security of Voltari for purposes of Rule 144(e)(1)(ii) and (iii) and 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)). After the new securities of Voltari have traded for four calendar weeks after the effective time of the Reorganization, sales under Rule 144(e)(1)(ii) and (iii) and Rule 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)) will be permitted.

In determining Voltari’s compliance with the current public information requirements of Rule 144(c)(1), Motricity’s prior reports will be taken into account. In addition, for purposes of Rule 144(d) and resales by affiliates, the holding period for Voltari’s securities received in the Reorganization will commence on the date of acquisition of the corresponding Motricity security.

Exchange of Certificates and the Reorganization (see page 48)	Holders of certificated securities (common stock, and if applicable, Series J preferred stock or warrants) will be asked to surrender to the Company’s transfer agent certificates representing those securities, in exchange for certificates representing the applicable securities of Voltari in accordance with the procedures set forth in a letter of transmittal that will, as soon as practicable after the Reorganization, be mailed by the Company’s transfer agent to the record holders of the certificates representing those securities. Upon proper surrender to the Company’s transfer agent of a certificate representing common stock, Series J preferred stock or common stock warrants for exchange and cancellation, together with a properly completed letter of transmittal, the holder of that certificate will be entitled to receive in exchange therefor a certificate representing the equivalent securities (subject to the cash out of fractional shares). Exchange of any book-entry securities will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entry.

Exchange of Book-entry Shares	Exchange of any book-entry securities (including shares of Series J preferred stock or warrants) will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entry and you will not be required to take any action to effect such exchange. Series J preferred stock of Voltari whether certificated or not will continue to accrue dividends per their terms and be subject to any adjustments to the liquidation preference for such shares.

Interests of Directors and Executive Officers and Significant Stockholders (see page 52)	Certain of the Company’s executive officers and directors own common stock, and/or options to purchase shares of common stock and, to that extent, their interest in the Reorganization is the same as that of the other holders of the common stock.

Mr. Carl C. Icahn, Motricity’s largest stockholder, who as of January 30, 2013 beneficially owns approximately 30.7% of our outstanding common stock, controls approximately 14.7% of the voting power of our common stock and owns approximately 95.5% of the outstanding Series J preferred Stock, which class has limited voting rights. As such, Mr. Carl C. Icahn represents approximately 55.9 % of the votes entitled to be cast at the Special Meeting with respect to the Reorganization.

Risk Factors (see page 57)	There are risks and uncertainties related to the occurrence or non-occurrence of the Reorganization that you should carefully consider in deciding how to vote on the Reorganization. If any of these risks occur, the Company’s business and the value of the common stock, Series J preferred stock and common stock warrants could be materially adversely affected.

If you are a holder of Series J preferred stock who does not vote for the Reorganization you (or the transferee of your shares) would not be able to require redemption of your shares as a result of our not being able to implement other measures intended to protect our NOLs by April 9, 2013.

Other Effects of the Reorganization (see page 47)	Voltari’s consolidated financial condition after the Reorganization would be substantially the same as that of Motricity before the Reorganization. Therefore, the financial data for Company, presented on a pro forma basis to give effect to the proposed Reorganization, would look the same at Motricity’s current financial condition.

Appraisal Rights (see page 48)	Under Delaware law and the terms of the Series J preferred stock, the Company’s stockholders do not have appraisal rights with respect to the Reorganization.

Expenses (see page 53)	All expenses related to the Reorganization will be paid by the Company, whether or not the Reorganization is approved.

Vote Required for the Reorganization (see page 39)	The affirmative vote of the holders of a majority of our outstanding shares of common stock and the Series J preferred stock (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes), voting together as a single class, is required to approve the Reorganization.

Board Recommendation for the Reorganization (see page 60)	The board of directors of Motricity recommends you vote “FOR” the Reorganization.

Reasons for the Reverse Stock Splits	The primary objective of the Reverse Stock Splits is to raise the per share trading price of the common stock above the current per share trading price of the common stock of Motricity and above the minimum bid price required for continued listing on the NASDAQ Global Select Market. The board of directors believes that the Reverse Stock Splits would, among other things, increase the likelihood that Motricity or Voltari, as applicable, would maintain the listing of its common stock on the NASDAQ Global Select Market.

The number of outstanding shares of common stock prior to the Reverse Stock Split will be less than the number of outstanding shares of common stock after the Reverse Stock Split, but the aggregate economic interests represented by these shares will remain the same as they are today. You should not expect, however, that the market price for a share of common stock after the applicable Reverse Stock Split will necessarily be the same as the market price of common stock prior to the applicable Reverse Stock Split divided by the Exchange Ratio.

Effective Time of the Reverse Stock Splits (see page 62)

The Reverse Stock Split will become effective immediately upon the filing of a certificate of amendment to the certificate of organization with the Secretary of State of Delaware, which the Company expects to occur either promptly following the consummation of the Reorganization and approval of the Voltari Reverse Split or, if the

Reorganization is not approved or approved but not otherwise consummated, as soon as practicable following approval of the Motricity Reverse Split.

Board Recommendation for the Reverse Stock Splits (see pages 63 and 67)	The board of directors of Motricity recommends you vote “FOR” the approval of the Voltari Reverse Split and the Motricity Reverse Split.

RISK FACTORS RELATED TO THE COMPANY

You should carefully consider the risk factors as well as other information provided to you in this proxy statement/prospectus in deciding how to vote on the Reorganization. If any of the risk factors described herein actually occur, Voltari’s Corp.’s (or, if the Reorganization does not occur Motricity’s) business and the value of its securities could be materially adversely affected. You should also consider the other information mailed to you, particularly the Company’s Annual Report on Form 10-K and our Current Report on Form 8-K filed on May 25, 2012, which contains our financial statements recast to present certain information.

Our failure to raise additional capital or generate the cash flows necessary to repay any amounts outstanding under our term loan when due and to maintain and expand our operations and invest in our services could result in a default under our term loan and reduce our ability to continue normal operations. We may not have sufficient capital to pay amounts outstanding under our term loan when due or to redeem our Series J preferred stock if the holders of such stock require us to do so. This could adversely affect our ability to continue normal operations and could result in the loss of your entire investment.

We believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs for the next twelve months. This, however, may not be the case. Our longer-term liquidity and ability to execute on our longer term business plan is contingent on our ability to raise additional capital and on our not experiencing any events that may accelerate the payment of our term loan. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path, the effect of any financing alternatives we may pursue and our ability to meet financial covenants under any indebtedness we may incur. We may also need to raise additional capital to execute our longer term business plan, including to complete planned upgrades and enhancements to our products and services, increase our investment in capital equipment to support new and existing customers, extend our marketing and sales efforts, and make strategic acquisitions if attractive opportunities become available. Our future capital requirements will depend on many factors, including our future operating performance, our ability to successfully realign our costs and strategic path, the time and cost of our service enhancements, the rate of growth of the mobile media and enterprise business, the rate of mobile data subscriber growth, the acceptance rate of mobile devices as multi-functional computing platforms, the demand for wireless applications, the time and cost of successfully entering into new customer contracts and the amount of investment needed to achieve our sales and marketing objectives.

If we raise additional capital in an equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock and/or Series J preferred stock could decline. If we engage in debt financing, we may be required to accept terms that further restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. We may not be able to raise any additional capital that we may require on terms acceptable to us or at all. Our failure to do so could result, among other things, in a default under our term loan, loss of our customers and a loss of your entire investment.

We may not have sufficient capital to pay any amounts outstanding under our term loan when due or to redeem our Series J preferred stock if the holders of such stock require us to do so. This could adversely affect our ability to continue normal operations and could result in the loss of your entire investment.

Events outside our control, such as a change in control if the Reorganization is not approved and consummated, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers, which cause a change of 20% or more of the voting power of our company, an ownership change adversely affecting our ability to use our net operating losses and related tax benefits and our ability to implement measures intended to preserve our net operating losses and related tax benefits, give the holders of our Series J preferred stock a right to require us to redeem their Series J preferred stock and may result in the acceleration of our term loan.

If the Reorganization is not approved and consummated, our term loan may be accelerated if the right of our Series J preferred stockholders to require us to redeem their shares of Series J preferred stock is triggered or if we experience an ownership change (within the meaning of Section 382 of the Code) as described above. We do not have control over some of these triggering events, and if any of these events were to occur and we were required to repay any amounts outstanding under our term loan or redeem our Series J preferred stock, we may not have sufficient capital to do so or to continue normal operations and you could lose your entire investment. See Risk Factors-Our ability to use net operating losses and certain built-in losses to reduce future tax payments may be limited by provisions of the Code and may be subject to future limitation as a result of future transactions.

We are increasing our focus on our mobile media business and have deemphasized our wireless carrier business. If we are unable to successfully realign our business to focus on our mobile media business our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Historically, we depended on a limited number of significant wireless carriers for a substantial portion of our revenues. For the year ended December 31, 2011, we generated approximately 58% and 21% of our total revenue from contracts with AT&T and Verizon, respectively. For the nine months ended September 30, 2012, we generated approximately 61% and 19% of our total revenue from contracts with AT&T and Verizon, respectively. On December 17, 2012, our largest customer, AT&T provided us with notice that it would be terminating the Second Amended and Restated Wireless Service Agreement and all services thereunder (effective June 30, 2013) pursuant to its right to termination for convenience thereunder. Our other significant customer, Verizon, may terminate our agreements by giving advance notice. In light of that we have decided to wind up our United States carrier business and increase our focus on our mobile media business. See “Business” on page 68. This could result in lower revenues than expected and increased business development, marketing and sales expenses and cause our business to be less profitable and our results of operations to be adversely affected. There are no assurances that we will be able to generate sufficient revenues from our other customers.

We operate in an intensely competitive industry, and we may not be able to compete successfully.

The market for mobile media services is highly competitive, with numerous companies providing mobile advertising services. We compete with, among others, Google Inc. and Apple Inc., both of which are significantly larger than us and have more capital to invest in their mobile advertising businesses. They, or other companies that offer competing mobile media solutions, may establish or strengthen cooperative relationships with their mobile operator partners, brand advertisers, app developers or other parties, thereby limiting our ability to promote our services and generate revenue. Competitors could also seek to gain market share from us by reducing the prices they charge to advertisers and other customers. Other companies that offer analytics, mediation, exchange or other third-party services may also become intermediaries between mobile advertisers and thereby compete with us. Any of these developments would make it more difficult for us to sell our services and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

The market for mobile media services may deteriorate or develop more slowly than expected, which could harm our business.

Advertising and marketing using mobile connected devices is still a relatively new business activity. Advertisers have historically spent a smaller portion of their marketing and advertising budgets on mobile media as compared to traditional methods, such as television, newspapers, radio and billboards, or online advertising over the internet, such as placing banner ads on websites. Future demand and market acceptance for mobile media services is uncertain. Many advertisers still have limited experience with mobile advertising and may continue to devote larger portions of their advertising budgets to more traditional offline or online personal computer-based advertising, instead of shifting additional advertising resources to mobile advertising. In addition, our current and potential advertiser and marketing clients may ultimately find mobile media services to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services, and they may even reduce their spending on mobile media from current levels as a result. If the market for mobile advertising deteriorates, or develops more slowly than we expect, we may not be able to increase our revenue.

Our business is dependent on the continued growth in usage of smartphones, tablets and other mobile connected devices.

Our business depends on the continued proliferation of mobile connected devices, such as smartphones and tablets, that can connect to the internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

•	inadequate network infrastructure to support advanced features beyond just mobile web access;

•	users’ concerns about the security of these devices;

•	inconsistent quality of wireless connections;

•	unavailability of cost-effective, high-speed internet service; and

•	changes in network carrier pricing plans that charge device users based on the amount of data consumed.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of apps they download on these devices. If user adoption of mobile connected devices and consumer consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and to become profitable.

If mobile connected devices, their operating systems or content distribution channels develop in ways that prevent our services from being delivered to their users, our ability to grow our business will be impaired.

Our business model depends upon the continued compatibility of our V-Connect platform with most mobile connected devices, as well as the major operating systems that run on them and the thousands of apps that are downloaded onto them. The design of mobile devices and operating systems is controlled by third parties with whom we do not have any formal relationships. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers, such as Verizon, AT&T or T-Mobile, may also take steps to limit their customers’ ability to download apps or access specified content on mobile devices.

In some cases, the parties that control the development of mobile connected devices and operating systems include companies that are our competitors. For example, Apple controls two of the most popular mobile devices, the iPhone and the iPad, as well as the iOS operating system that runs on them. Apple also controls the App Store for downloading apps that run on Apple’s mobile devices. Similarly, Google controls the Android operating system and, following its recent acquisition of Motorola Mobility, it now controls a significant number of additional mobile devices. If our platform were unable to service these devices or operating systems, either because of technological constraints or because a maker of these devices or developer of these operating systems wished to impair our ability to provide ads on them, our ability to generate revenue could be significantly harmed.

We do not control the mobile networks over which we provide our services.

Our mobile media business is dependent on the reliability of network operators and carriers who maintain sophisticated and complex mobile networks, as well as our ability to deliver ads and services on those networks at prices that enable us to realize a profit. Mobile networks have been subject to rapid growth and technological change, particularly in recent years. We do not control these networks.

Mobile networks could fail for a variety of reasons, including new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using the network, a general failure from natural disaster or a political or regulatory shut-down. Individuals and groups who develop and deploy viruses, worms and other malicious software programs could also attack mobile networks and the devices that run on those networks. Any actual or perceived security threat to mobile devices or any mobile network could lead existing and potential device users to reduce or refrain from mobile usage or reduce or refrain from responding to the services offered by our customers. If the network of a mobile operator should fail for any reason, we would not be able to effectively provide our services to our clients through that mobile network. This in turn could hurt our reputation and cause us to lose significant revenue.

Mobile carriers may also increase restrictions on the amounts or types of data that can be transmitted over their networks. We currently generate different amounts of revenue from our customers based on the kinds of ads we deliver, such as display ads, rich media ads or video ads. In some cases, we are paid by advertisers on a cost-per-thousand, or CPM, basis depending on the number of ads shown. In other cases, we are paid on a cost-per-click (CPC), cost-per-action (CPA) or cost-per-installation (CPI) basis depending on the actions taken by the mobile device user. Different types of ads or services consume differing amounts of bandwidth and network capacity. If a network carrier were to restrict the amounts of data that can be delivered on that carrier’s network, or otherwise control the kinds of content that may be downloaded to a device that operates on the network, it could negatively affect our pricing practices and inhibit our ability to deliver targeted advertising or marketing to that carrier’s users, both of which could impair our ability to generate revenue.

Mobile connected device users may choose not to allow advertising on their devices.

The success of our mobile media business model depends on our ability to deliver targeted, highly relevant ads and services to consumers on their mobile connected devices. Targeting is effected primarily through analysis of data, much of which is collected on the basis of user-provided permissions. This data might include a device’s location or data collected when device users view an ad, a message or a video or when they click on or otherwise engage with an ad. Users may elect not to allow data sharing for a number of reasons, such as privacy concerns, or pricing mechanisms that may charge the user based upon the amount or types of data consumed on the device. Users may also elect to opt out of receiving targeted advertising or marketing. In addition, the designers of mobile device operating systems are increasingly promoting features that allow device users to disable some of the functionality, which may impair or disable the delivery of ads or services on their devices, and device manufacturers may include these features as part of their standard device specifications. Although we are not aware of any such products that are widely used in the market today, as has occurred in the online advertising industry, companies may develop products that enable users to prevent ads or messages from appearing on their mobile device screens. If any of these developments were to occur, our ability to deliver effective campaigns on behalf of our mobile media clients would suffer, which could hurt our ability to generate revenue and become profitable.

We may not be able to enhance our platform to keep pace with technological and market developments.

The market for mobile media services is characterized by rapid technological change, evolving industry standards and frequent new service introductions. To keep pace with technological developments, satisfy increasing customer requirements, maintain the attractiveness and competitiveness of our mobile media solutions and ensure compatibility with evolving industry standards and protocols, we will need to regularly enhance our current services and to develop and introduce new services on a timely basis. Our inability, for technological, business or other reasons, to enhance, develop, introduce and deliver compelling mobile advertising services in response to changing market conditions and technologies or evolving expectations of advertisers or mobile device users could hurt our ability to grow our business and could result in our platform becoming obsolete.

Our mobile media business depends on our ability to collect and use data, and any limitation on the collection and use of this data could significantly diminish the value of our services and cause us to lose clients and revenue.

When we deliver an ad or a service to a mobile device, we are often able to collect anonymous information placement and the reactions of the mobile device user, such as whether the user visited a landing page or watched a video. We may also be able to collect information about the user’s mobile location. As we collect and aggregate this data provided by billions of ad impressions, we analyze it in order to optimize the placement and scheduling of ads and the offer of services. For example, we may use the collected information to limit the number of times a specific ad or opportunity is presented to the same mobile device, to provide an ad or opportunity to only certain types of mobile devices, or to provide a report to an advertiser client on the number of its ads that were clicked.

Although the data we collect is not personally identifiable information, our clients might decide not to allow us to collect all or a portion of this data or might limit our use of this data. Any limitation on our ability to collect data about user behavior and interaction with mobile device content or to use the data we collect could make it more difficult for us to deliver effective mobile advertising programs that meet the demands of our clients.

Although our contracts with advertisers generally permit us to aggregate data from advertising campaigns, these clients might nonetheless request that we discontinue using data obtained from their campaigns that have already been aggregated with other clients’ campaign data. It would be difficult, if not impossible, to comply with these requests, and these kinds of requests could also cause us to spend significant amounts of resources. Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze mobile device user data from our clients’ advertising campaigns. If that happens, we may not be able to optimize the placement of advertising or opportunities, which could make our services less valuable, and, as a result, we may lose clients and our revenue could decline.

Our business depends in part on our ability to collect and use location-based information about mobile connected device users.

Our business model depends in part upon our ability to collect data about the location of mobile connected device users when they are interacting with their devices, and then to use that information to provide effective targeted advertising on behalf of our advertising clients. Our ability to either collect or use location-based data could be restricted by a number of factors, including new laws or regulations, technology or consumer choice. Limitations on our ability to either collect or use location data could impact the effectiveness of our platform and our ability to target ads.

Our business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our services, we transmit and store information related to mobile devices, the ads we place and the services we deliver including a device’s geographic location for the purpose of delivering targeted location-based ads or opportunities to the user of the device, with that user’s consent. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we collect across our mobile advertising platform. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure, or perceived failure, by us to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy or consumer protection, could result in proceedings or actions against us by governmental entities or others. We are aware of several ongoing lawsuits filed against companies in our industry alleging various violations of privacy-related laws. These proceedings could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our clients from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services.

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the mobile industry in particular. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to location-based services, collection or use of data to target ads and communication with consumers via mobile devices.

The U.S. government, including the Federal Trade Commission, or FTC, and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. The FTC has also proposed revisions to the Children’s Online Privacy Protection Act, or COPPA, that could, if adopted, create greater compliance burdens on us. COPPA imposes a number of obligations, such as obtaining parental permission, on website operators to the extent they collect certain information from children who are under 13 years old. The proposed changes would broaden the applicability of COPPA, including the types of information that would be subject to these regulations, and could apply to information that we or our clients collect through mobile devices or apps that is not currently subject to COPPA.

Compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. In January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework, including changes in obligations of data controllers and processors, the rights of data subjects and data security and breach notification requirements. The EU proposals, if implemented, may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

Seasonal fluctuations in mobile advertising and marketing activity could adversely affect our cash flows.

Our cash flows from operations could vary from quarter to quarter due to the seasonal nature of our customers’ spending. For example, many advertisers devote the largest portion of their budgets to the fourth quarter of the calendar year, to coincide with increased holiday purchasing. Our operating cash flows could fluctuate materially from period to period as a result.

We do not have long-term agreements with our clients, and we may be unable to retain key clients, attract new clients or replace departing clients with clients that can provide comparable revenue to us.

Our success requires us to maintain and expand our current client relationships and to develop new relationships. Our contracts with our mobile media clients generally do not include long-term obligations requiring them to purchase our services and are cancelable upon short or no notice and without penalty. As a result, we may have limited visibility as to our future mobile media revenue streams. There can be no assurance that our mobile media clients will continue to use our services or that we will be able to replace, in a timely or effective manner, departing clients with new clients that generate comparable revenue.

Our mobile media sales efforts require significant time and expense.

Attracting new mobile media clients requires substantial time and expense, and we may not be successful in establishing new relationships or in maintaining or advancing our current relationships. For example, it may be difficult to identify, engage and market to potential advertiser clients who do not currently spend on mobile advertising or are unfamiliar with our current services or platform. Furthermore, many of our clients’ purchasing and design decisions typically require input from multiple internal constituencies. As a result, we must identify those involved in the purchasing decision and devote a sufficient amount of time to presenting our services to each of those individuals.

We often need to spend substantial time and effort educating potential mobile media clients about our offerings, including providing demonstrations and comparisons against other available services. This process can be costly and time-consuming. If we are not successful in streamlining our sales processes with advertisers, our ability to grow our business may be adversely affected.

If we do not achieve satisfactory results under performance-based pricing models, we could lose clients and our revenue could decline.

We offer our mobile services to customers based on a variety of pricing models, including CPM, CPA, CPC and CPI. Under performance-driven CPA and CPC pricing models, from which we currently derive a significant portion of our revenue, customers only pay us if we provide the results they specify. These results-based pricing models differ from fixed-rate pricing models, like CPM, under which the fee is based on the number of times the ad is shown, without regard to its effectiveness. As a result, under our contracts with customers that provide for us to be paid on a CPC, CPA or CPI basis, we must be able to develop effective ad campaigns that result in the desired actions being taken by consumers. If we are not able to perform effectively under these arrangements, it could hurt our reputation and could cause our revenues to decline.

If we cannot increase the capacity of our mobile media technology platform to meet advertiser or device user demand, our business will be harmed.

We must be able to continue to increase the capacity of our V-Connect technology platform in order to support substantial increases in the number of advertisers, marketers and device users, to support an increasing variety of mobile media formats and to maintain a stable service infrastructure and reliable service delivery. If we are unable to efficiently and effectively increase the scale of our mobile marketing platform to support and manage these developments and the expected increase in mobile device users, while also maintaining a high level of performance, the quality of our services could decline and our reputation and business could be seriously harmed. In addition, if we are not able to support emerging mobile media formats or services preferred by potential customers, we may be unable to obtain new customers or may lose existing clients, and, in either case, our revenue could decline.

If we fail to detect click fraud or other invalid clicks on ads or messages, we could lose the confidence of our mobile media clients, which would cause our business to suffer.

Our mobile media business relies on delivering positive results to our clients. We are exposed to the risk of fraudulent and other invalid clicks or conversions that clients may perceive as undesirable. Because of their smaller sizes as compared to personal computers, mobile device usage could result in a higher rate of accidental or otherwise inadvertent clicks by a user. Invalid clicks could also result from click fraud, where a mobile device user intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others, and we are unable to detect and prevent it, the affected customers may experience or perceive a reduced return on their investment. High levels of invalid click activity could lead to dissatisfaction with our services, refusals to pay, refund demands or withdrawal of future business. Any of these occurrences could damage our brand and lead to a loss of customers and revenue.

System failures could significantly disrupt our operations and cause us to lose customers or advertising inventory.

Our success depends on the continuing and uninterrupted performance of our own internal systems, which we utilize to place ads and opportunities, monitor the performance of advertising and marketing campaigns and manage our inventory of advertising space. Our revenue depends on the technological ability of our platform to deliver ads and opportunities and measure them on a CPM, CPC, CPA or CPI basis. Sustained or repeated system failures that interrupt our ability to provide services to clients, including technological failures affecting our ability to deliver ads quickly and accurately and to process mobile device users’ responses to ads and opportunities, could significantly reduce the attractiveness of our services to advertisers and reduce our revenue. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of our systems may be expensive and may not be successful in preventing system failures.

Activities of our mobile media clients could damage our reputation or give rise to legal claims against us.

Our clients’ promotion of their products and services may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of our clients to comply with federal, state or local laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although we generally receive assurance from our advertisers that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although we are normally indemnified by the advertisers, a third party or regulatory authority may still file a claim against us. Any such claims could be costly and time-consuming to defend and could also hurt our reputation within the mobile advertising industry. Further, if we are exposed to legal liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend significant resources.

Competition for our employees is intense and failure to retain and recruit skilled personnel could negatively affect our financial results as well as our ability to maintain relationships with clients, service existing and new contracts, and drive future growth.

We provide sophisticated mobile data delivery platforms and services to our customers. To attract and retain customers and service our existing and new contracts, we believe we need to demonstrate professional acumen and build trust and strong relationships, and that we must retain, identify, recruit, and motivate new hardware and software engineers, programmers, technical support personnel and marketing and sales representatives. Competition is intense for skilled personnel with engineering, product development, technical and marketing and sales experience, and we may not be able to retain and/or recruit individuals that possess the necessary skills and experience, or we may not be able to employ these individuals on acceptable terms and conditions, or at all. Moreover, competition has been increasing the cost of hiring and retaining skilled professionals as, among other reasons, other companies in the technology sector may offer more compensation, particularly in the form of equity awards. Recent business challenges, the realignment of our strategic path, including our decision to end the process of selling our carrier business, reductions in force and changes in our executive management team have also increased turnover of our skilled personnel and we may continue to experience such turnover in the future. Our business and growth may suffer if we are unable to retain current personnel and hire other skilled personnel.

We are exploring various financing alternatives and considering our strategic direction as a whole. We may experience difficulties in consummating financing alternatives and realigning our strategic path, and any such alternatives and realignment of our strategic path may not lead to the achievement of desired results and this may cause concern among customers and adversely affect our business, our liquidity, and our ability to retain employees.

We cannot assure that we will be successful in exploring, pursuing or consummating any financing alternatives or in realigning our strategic path. Moreover, the process of exploring financing, realigning our strategic path, and effecting cost reductions may be disruptive to our business. An inability to effectively manage the process could materially and adversely affect our business, financial condition or results of operations. If we are not able to consummate financing or to successfully realign our strategic path and manage the reduction of our costs, our liquidity, capital resources and our business may be adversely affected.

Our ongoing leadership transition could have a material adverse impact on our business, operating results or financial condition.

In January 2012, we hired Richard Stalzer as President of our mobile marketing and advertising business, and Charles P. Scullion, our Chief Strategy Officer and interim President of our mobile marketing and advertising business, resigned for good reason. In August 2011, James R. Smith, Jr., our former President and Chief Operating Officer, assumed the role of interim Chief Executive Officer and his employment with the company subsequently terminated effective November 15, 2012, at which time Mr. Stalzer was appointed Chief Executive Officer. Additionally, on May 21, 2012, we entered into an employment offer letter with Nathan Fong pursuant to which Mr. Fong commenced serving as our Chief Financial Officer on June 12, 2012. Effective November 15, 2012, Mr. Fong assumed the additional role of Chief Operating Officer. Further, Richard Sadowsky who had, since July of 2012, been serving as our General Counsel on secondment from SNR Denton US LLP, was appointed Chief Administrative Officer as well as General Counsel to begin serving as an employee of the Company commencing January 1, 2013. The uncertainty inherent in our ongoing leadership transition can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of other key officers and employees. Our ongoing leadership transition could have a material adverse impact on our business, operating results or financial condition.

We implemented cost saving measures in the third and fourth quarters of 2011, 2012 and the first quarter of 2013 and may implement additional cost saving measures in the future. If we are not successful in implementing future cost savings initiatives, our operating results and financial condition could be adversely affected. We may also experience an adverse impact on our business as a result of the reduction in force.

In the third and fourth quarters of 2011, 2012 and the first quarter of 2013, we implemented a reduction in our global workforce, canceled hiring plans and implemented other cost saving measures. These measures were designed to realign our strategic path, streamline our business, improve quality and integrate our acquisition of Adenyo. We continue to review our cost structure and may implement further cost saving initiatives. We cannot guarantee that we will be successful in implementing such initiatives, or that such efforts will not interfere with our ability to achieve our business objectives. Moreover, a reduction in force can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, may increase the likelihood of turnover of other key employees, and may have an adverse impact on our business.

Any material weaknesses in our internal controls over financial reporting or failure to maintain proper and effective internal controls could impair our ability to produce accurate and timely financial statements and investors’ views of us could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can manage our business and produce accurate financial statements on a timely basis is a costly and time-consuming effort. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Beginning with fiscal year 2011, we are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing this assessment. Our compliance with Section 404 has required and will continue to require that we incur additional expense and expend management time on compliance-related issues.

As of September 30, 2011, we found material weaknesses in our internal control over financial reporting and concluded that our disclosure controls and procedures were not effective. These material weaknesses were properly remediated as of December 31, 2011 and our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of December 31, 2011. If we fail to maintain proper internal controls, our business could be adversely affected, our ability to predict our cash needs, and the market’s confidence in our financial statements could decline and the market price of our common stock could be adversely affected.

Our product development investments may not lead to successful new services or enhancements.

We expect to continue to invest in research and development for the introduction of new products and enhancements to existing services designed to improve the capacity, data processing rates and features of our services. Particularly with our increased emphasis on the mobile enterprise and marketing business, we must also continue to develop new products and services while we continue to develop existing features and to improve functionality of our platform based on specific customer requests and anticipated market needs. Research and development in the mobile data services industry, however, is complex, expensive and uncertain. We believe that we must continue to dedicate a significant amount of resources to research and development efforts to maintain our competitive position. If we are not able to expend sufficient capital on such research and development or if our efforts do not lead to the successful introduction of service enhancements that are competitive in the marketplace, there could be a material adverse effect on our business, operating results, financial condition and market share.

Our business is susceptible to risks associated with international sales and operations.

We are no longer in business in India, the Asia Pacific region, France and the Netherlands and are generally evaluating our business outside North America. We continue to operate in the UK and Canada. As a result, we are subject to the additional risks of conducting business outside the U.S., which may include:

•	increased costs and resources related to any discontinuation or divestitures of operation in such jurisdictions;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties managing and staffing international operations;

•	unexpected changes in, or impositions of, legislative, regulatory or tax requirements and burdens of complying with a wide variety of foreign laws and other factors beyond our control;

•	compliance with anti-corruption and bribery laws, including the Foreign Corrupt Practices Act of 1977;

•	changes in diplomatic, trade or business relationships;

•	foreign currency fluctuations that may substantially affect the dollar value of our revenue and costs in foreign markets; and

•	increased financial accounting and reporting burdens.

We have a history of net operating losses and may continue to suffer losses in the future.

For the years ended December 31, 2007, 2008, 2009, 2010 and 2011 and the nine months ended September 30, 2012, we had net losses of approximately $86.0 million, $100.5 million, $40.3 million, $20.3 million, $195.4 million and $10.1 million, respectively. If we cannot become profitable, our financial condition will deteriorate further, and we may be unable to achieve our business objectives.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology could be adversely affected.

Our business relies upon certain unpatented or unregistered intellectual property rights and proprietary information, including the mCore platform. Consequently, although we take measures to keep our key intellectual property rights and proprietary information confidential, we may not be able to protect our technology from independent invention by third parties. We currently attempt to protect most of our key intellectual property through a combination of trade secret, copyright and other intellectual property laws and by entering into employee, contractor and business partner confidentiality agreements. Such measures, however, provide only limited protection, and under certain circumstances we may not be able to prevent the disclosure of our intellectual property, or the unauthorized use or reverse engineering or independent development of our technology. This may allow our existing and potential competitors to develop products and services that are competitive with, or superior to, our services. Further, we may choose to expand our international presence. However, many of these countries’ intellectual property laws are not as stringent as those of the U.S. Effective patent, copyright, trademark and trade secret protections may be unavailable or limited in some foreign countries. As a result, we may not be able to effectively prevent competitors in these countries from using or infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in these regions or otherwise harm our business. In the future, we may also have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and divert our management’s attention and resources. In addition, such litigation may not be successful.

We expect that our revenue will fluctuate, which could cause our stock price to decline.

Any significant delays in the deployment of our services, unfavorable sales trends in our existing service categories, or changes in the spending behavior of wireless carriers could adversely affect our revenue growth. If our revenue fluctuates or does not meet the expectations of securities analysts and investors, our stock price would likely decline. Further, much of our revenue is based on managed services, which include a variable component that can fluctuate on a quarterly basis based on subscriber usage and acceptance of our media-based products.

We provide service level commitments to our wireless carrier customers, which could cause us to incur financial penalties if the stated service levels are not met for a given period and could significantly reduce our revenue.

Some of our customer agreements with wireless carriers provide service level commitments on a monthly basis. Our service level commitment varies by customer. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability and/or degraded performance of our service, we may incur financial penalties. Our revenue could be significantly impacted if we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our customers. The failure to meet our contractual level of service availability may require us to credit affected customers for a significant portion of their monthly fees, not just the value for the period of the downtime. As a result, failure to deliver services for a relatively short duration could result in our incurring significant financial penalties. Service level penalties represented 4% of total revenue in 2008, 1% of total revenue in 2009 and in 2010, less than 1% of total revenue in 2011 and less than 1% of total revenue for the nine months ended September 30, 2012. Any system failure, extended service outages, errors, defects or other performance problems with our managed and professional services could harm our reputation and may damage our customers’ businesses.

We use datacenters to deliver our platform and services and any disruption of service at these facilities could harm our business.

We host our services and serve all of our customers from various datacenter facilities located around the U.S. Several of our datacenter facilities are operated by third parties. We do not control the operations at the third-party facilities. All of these facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, terrorist attacks, power losses, telecommunications failures and similar events. They also could be subject to break-ins, computer viruses, denial of service attacks, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the third-party facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services. Although we maintain off-site tape backups of our customers’ data, we do not currently operate or maintain a backup datacenter for any of our services, which increases our vulnerability to interruptions or delays in our service. Interruptions in our services might harm our reputation, reduce our revenue, cause us to incur financial penalties, subject us to potential liability and cause customers to terminate their contracts other than in the customer-owned facility.

Capacity constraints could disrupt access to our services, which could affect our revenue and harm our reputation.

Our service goals of performance, reliability and availability require that we have adequate capacity in our computer systems to cope with the volume of traffic through our service delivery platforms. If we are successful in growing the size and scope of our operations, we will need to improve and upgrade our systems and infrastructure to offer our customers and their subscribers enhanced services, capacity, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of our business rises, with no assurance that our revenues will grow. If our systems cannot be expanded in a timely manner to cope with increased traffic we could experience disruptions in service, lower customer and subscriber satisfaction and delays in the introduction of new services. Any of these problems could impair our reputation and cause our revenue to decline.

Our solutions may contain undetected software errors, which could harm our reputation and adversely affect our business.

Our solutions are highly technical and have contained and may contain undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been deployed and used by our wireless carrier customers. Any errors, defects or security vulnerabilities discovered in our solutions after commercial release could result in loss of revenue or delay in revenue recognition, loss of customers and increased service cost, any of which could adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention away from the business and adversely affect the market’s perception of us and our services. In addition, if our business liability insurance coverage is inadequate or future coverage is unavailable on acceptable terms or at all, our operating results and financial condition could be adversely affected.

If we are successful in realigning our strategic path and grow our business yet fail to manage such future growth effectively, our business could be harmed.

In the past, such as from 2006 to 2010, our revenue from continuing operations has grown. This growth placed significant demands on our management, operational and financial infrastructure. If we are to be able to grow effectively in the future and to manage such growth, if achieved, we must succeed in the realignment of our strategic path and improve and continue to enhance our managerial, operational and financial controls, and train and manage our employees. We must also manage new and existing relationships with customers, suppliers, business partners and other third parties. These activities will require significant expenditures and allocation of valuable management resources. If we fail to maintain the efficiency of our organization during periods of growth, our profit margins may decrease, and we may be unable to achieve our business objectives.

In 2011, we recognized significant impairment losses related to our goodwill and intangible assets. We may also recognize impairment losses for subsequent periods which would adversely affect our financial results.

We are required under U.S. GAAP to test goodwill for impairment annually and to assess our amortizable intangible assets, including capitalized software costs, and long-lived assets, as well as goodwill, for impairment when events or changes in circumstance indicate the carrying value may not be recoverable. Based on the presentation of our operations in India and the Asia Pacific region as well as of our subsidiaries in France and the Netherlands as discontinued operations on a retrospective basis, we recorded impairment charges of $140.5 million and $5.8 million in 2011 and 2009, respectively. Factors which have led to impairments include significant decline of our market capitalization below the book value of our net assets, changes in business strategy, restructuring of the business in connection with acquisitions, actual performance of acquired businesses below our expectations and expiration of customer contracts. Unanticipated events or changes in circumstances could adversely affect our ability to recover the carrying value of some or all of these assets. Based on the continued decline in our market capitalization since the fourth quarter of 2011 we may recognize additional impairment for subsequent periods. In addition, we may make additional acquisitions in the future which would increase the amount of such assets on our books that would be subject to potential future impairment. In the event any of our current or future assets became impaired the associated impairment charge could adversely impact our results of operations.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.

Our business activities involve the use, transmission and storage of confidential information. We believe that we take commercially reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts. If such unauthorized disclosure or access does occur, we may be required, under existing and proposed laws, to notify persons whose information was disclosed or accessed. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information may result in the termination of one or more of our commercial relationships and/or a reduction in customer confidence and usage of our services, which would have a material adverse effect on our business, operating results and financial condition.

We may be subject to liability for our use or distribution of information that we receive from third parties.

As part of our business, we obtain content and commercial information from third parties. When we distribute this information, we may be liable for the data contained in that information. There is a risk that we may be subject to claims related to the distribution of such content such as defamation, negligence, intellectual property infringement, violation of privacy or publicity rights and product or service liability, among others. Laws or regulations of certain jurisdictions may also deem some content illegal, which may expose us to additional legal liability. We also gather personal information from subscribers in order to provide personalized services. Gathering and processing this personal information may subject us to legal liability for, among other things, defamation, negligence, invasion of privacy and product or service liability. We are also subject to laws and regulations, both in the U.S. and abroad, regarding the collection and use of subscriber information. If we do not comply with these laws and regulations, we may be exposed to legal liability. Some of the agreements by which we obtain content do not contain indemnity provisions in our favor. Even if a given contract does contain indemnity provisions, they may not cover a particular claim or type of claim or the party granting indemnity may not have the financial resources to cover the claim. Our insurance coverage may be inadequate to cover fully the amounts or types of claims that might be made. Any liability that we incur as a result of content we receive from third parties could adversely affect our results of operations.

Actual or perceived security vulnerabilities in mobile devices and privacy concerns related to mobile device technology could negatively affect our business.

The security of mobile devices and wireless networks is critical to our business. Individuals or groups may develop and deploy viruses, worms and other malicious software programs that attack mobile devices and wireless networks. Security experts have identified computer worms targeted specifically at mobile devices. Security threats could lead some mobile subscribers to reduce or delay their purchases of mobile content and applications in an attempt to protect their data privacy and reduce the security threat posed by viruses, worms and other malicious software. Wireless carriers and device manufacturers may also spend more on protecting their wireless networks and mobile devices from attack, which could delay adoption of new mobile devices that tend to include more features and functionalities that facilitate increased use of mobile data services. Actual or perceived security threats, and reactions to such threats, could reduce our revenue or require unplanned expenditures on new security initiatives.

Lawsuits have been filed against us and certain of our current and former directors and officers, which could divert management’s attention and adversely affect our business, results of operations and cash flows.

Lawsuits have been filed against us and certain of our current and former directors and officers in the U.S. District Court, Western District of Washington at Seattle alleging various violations of federal securities laws and of state law, including breaches of fiduciary duties and unjust enrichment, relating to alleged false and misleading statements and omissions made by us in our registration statement for our initial public offering, subsequent reports filed with the SEC and other press releases and public statements. As these cases are at a very early stage, at this time, we are not able to predict the probability of the outcome or estimate of loss, if any, related to these matters. However, these types of litigation often are expensive and divert management’s attention and resources. As a result, any of such claims, whether or not ultimately successful, could adversely affect our business, results of operations and cash flows.

Claims by others that we infringe their intellectual property rights could force us to incur significant costs.

We cannot be certain that our services do not and will not infringe the intellectual property rights of others. Many parties in the telecommunications and software industries have begun to apply for and obtain patent protection for innovative proprietary technologies and business methods. Given that our platform interacts with various participants in the mobile data ecosystem, existing or future patents protecting certain proprietary technology and business methods may preclude us from using such proprietary technology or business methods, or may require us to pay damages for infringement or fees to obtain a license to use the proprietary technology or business methods (which may not be available or, if available, may be on terms that are unacceptable), or both, which would increase our cost of doing business. In addition, litigation concerning intellectual property rights and the infringement of those rights, including patents, trademarks and copyrights, has grown significantly over the last several years and is likely to grow further in the future. If we become the subject of infringement claims, we may be forced into litigation, which will require us to devote significant resources and management’s time and attention to defend against such infringement claims. If it is determined that our services infringe the intellectual property rights of a third party, we may be required to pay damages or enjoined from using that technology or forced to obtain a license (which may not be available or, if available, may be on terms that are unacceptable) and/or pay royalties to continue using that technology. The assertion of intellectual property infringement claims against our technology could have a material adverse effect on our business, operating results and financial condition.

We may engage in acquisitions, dispositions and exits that could disrupt our business, cause dilution to our stockholders and harm our business, operating results or financial condition.

We may make selective domestic and international acquisitions of, and investments in, businesses that offer new products, services and technologies, augment our market coverage, and/or enhance our technological capabilities. Acquisitions and investments outside of the U.S. involve unique risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We have ceased doing business in India, the Asia Pacific region, France and the Netherlands and continue to re-evaluate our overall international operations and may also dispose of certain businesses or assets or close existing businesses; such dispositions or closures may have an adverse effect on our business. Acquisitions, dispositions and exits in the high-technology sector are inherently risky and subject to many factors outside of our control, and no assurance can be given that our previous or future acquisitions, dispositions or exits will be successful and will not materially adversely affect our business and operations. In addition, the integration of any business we acquire may require that we incur significant restructuring charges. Acquisitions involve numerous risks, including difficulties in integrating the operations, management information systems and internal controls, technologies, products, and personnel of the acquired companies, particularly companies with overlapping business segments and widespread operations and/or complex products, such as Adenyo. Integration may be a difficult, drawn out process further complicated by such factors as geographic distances, lack of experience operating in the geographic market or industry sector of the acquired business, delays and challenges associated with integrating the business with our existing businesses, diversion of management’s attention from daily operations of the business, potential loss of key employees and customers of the acquired business, the potential for deficiencies in internal controls at the acquired business, performance problems with the acquired business’ technology, difficulties in entering markets in which we have no or limited direct prior experience, exposure to unanticipated liabilities of the acquired business, insufficient revenues to offset increased expenses associated with the acquisition, and our ability to achieve the growth prospects and synergies expected from any such acquisition. Even when an acquired business has already developed and marketed products and services, there can be no assurance that product or service enhancements will be made in a timely fashion or that all pre-acquisition due diligence will have identified all possible issues that might arise with respect to such acquired assets.

Any acquisition may also cause us to assume liabilities, record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential impairment charges, incur amortization expense related to certain intangible assets, increase our expenses and working capital requirements, and subject us to litigation, which would reduce our return on invested capital. Failure to manage and successfully integrate the acquisitions we make could materially harm our business and operations. Any future acquisitions may require additional debt or equity financing, which in the case of debt financing, will increase our leverage and, in the case of equity financing, would be dilutive to our existing stockholders. Any decline in our perceived credit- worthiness associated with an acquisition could adversely affect our ability to borrow and result in more restrictive borrowing terms. As a result of the foregoing, we also may not be able to complete acquisitions or strategic transactions in the future to the same extent as in the past, or at all. These and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition or disposition, and could adversely affect our business, operating results, and financial condition.

Government regulation of the mobile industry is evolving, and unfavorable changes or our failure to comply with regulations could harm our business and operating results.

As the mobile industry continues to evolve, we believe greater regulation by federal, state or foreign governments or regulatory authorities becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information and other mobile marketing regulations could affect our and our customers’ ability to use and share data, potentially reducing our ability to utilize this information for the purpose of continued improvement of the overall mobile subscriber experience. In addition, any regulation of the requirement to treat all content and application provider services the same over the mobile Internet, sometimes referred to as net neutrality regulation, could reduce our customers’ ability to make full use of the value of our services. Further, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations to access the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the mobile Internet and the viability of mobile data service providers, which could harm our business and operating results. Finally, any further or more restrictive regulation of the ability of wireless carriers to include charges for goods and services in a mobile subscriber’s bill or their ability to offer up these capabilities to third parties, such as ourselves, on a bill-on-behalf-of basis could negatively affect our business.

Our use of open source software could limit our ability to commercialize our services.

We have incorporated open source software into our services. Although we closely monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our services. In that event, we could be required to seek licenses from third parties in order to continue offering our services, to re- engineer our products or to discontinue sales of our services, any of which could materially adversely affect our business.

The market price of our common stock, our Series J preferred stock and our common stock warrants may be highly volatile or may decline regardless of our operating performance.

Broad market and industry factors may adversely affect the market price of our common stock, our Series J preferred stock and our common stock warrants, regardless of our actual operating performance. Factors that could cause wide fluctuations in the stock price may include, among other things:

•	actual or anticipated variations in our financial condition and operating results;

•	overall conditions or trends in our industry;

•	addition or loss of significant customers;

•	competition from existing or new products;

•	changes in the market valuations of companies perceived by investors to be comparable to us;

•	announcements by us or our competitors of technological innovations, new services or service enhancements;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures or capital commitments;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	additions or departures of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities or industry analysts that elect to follow our common stock; and

•	sales of our common stock by us or our stockholders, including sales by our directors and officers.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Our common stock price has declined significantly since our IPO in 2010 and may continue to do so as a result of the above described factors as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. We are subject to this type of litigation and may be the target of additional litigation of this nature. Such securities litigation could result in substantial costs and a diversion of our management’s attention and resources, whether or not we are successful in such litigation.

Mr. Carl C. Icahn indirectly owns a significant amount of our common and Series J preferred stock and the note issued under our term loan, he has a relationship with two of our directors, our charter waives the corporate opportunity doctrine as it relates to funds affiliated with him and he may have interests that diverge from those of other stockholders.

Mr. Carl C. Icahn controls approximately 14.7% of the voting power of our common stock as of January 30, 2013. Further, as a result of exercising his basic subscription privilege and oversubscription privilege in full in the recently completed rights offering, he holds 95.5% of our Series J preferred stock, which has limited voting rights, and he holds common stock warrants, that if exercised in full, would bring his voting power to 30.7%. Transactions could be difficult to complete without the support of Mr. Carl C. Icahn. It is possible that Mr. Carl C. Icahn may not support transactions, director appointments and other corporate actions that other stockholders would support. In addition, Mr. Brett M. Icahn, one of our directors, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, another of our directors, is married to Mr. Carl C. Icahn’s wife’s daughter.

In our certificate of incorporation, we renounce and provide for a waiver of the corporate opportunity doctrine as it relates to the funds affiliated with Koala Holding LP, an affiliate of Mr. Carl C. Icahn, Technology Crossover Ventures, and any person or entity affiliated with these investors. As a result, Mr. Carl C. Icahn and entities controlled by him will have no fiduciary duty to present corporate opportunities to us. These exempted persons are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are directed by the exempted persons to themselves or their other affiliates instead of to us.

In addition, on September 16, 2011, we entered into, and on November 14, 2011 and February 28, 2012, we amended, a $20 million term loan with High River, which is secured by substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. High River is beneficially owned by Mr. Carl C. Icahn. The principal and interest are due and payable at maturity on August 28, 2013. The term loan provides High River with a right to accelerate the payment of the term loan if, among others, we experience an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our NOLs and related tax benefits or if the shares of our Series J preferred stock or any other shares of preferred stock we may issue become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares.

Our historical financial statements may not be indicative of future performance.

In light of our acquisitions of the mobile division of InfoSpace in December 2007 and of Adenyo in April 2011, our operating results only reflect the impact of those acquisitions from the acquisition date, and therefore comparisons with prior periods are difficult. As a result, our limited historical financial performance as owners of the mobile division of InfoSpace and the Adenyo business may make it difficult for stockholders to evaluate our business and results of operations to date and to assess our future prospects and viability. Furthermore, our operating history includes business in geographic areas in which we are no longer active, all of which has resulted in revenue and profitability growth rates that may not be indicative of our future results of operations. As a result, the price of our common stock may be volatile. As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements and we updated the historical consolidated financial statements in order to present the results of our operations in India and the Asia Pacific region as well as of our subsidiaries in France and the Netherlands as discontinued operations on a retrospective basis for the years ended December 31, 2011, 2010 and 2009. As a result of the foregoing factors, the recent significant changes in our company, the realignment of our strategic path and our exploration of financing alternatives, our historical results of operations are not necessarily indicative of the operating results to be expected in the future.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock, or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these reports or analysts. If any of the analysts who cover our company downgrades our stock, or if our operating results do not meet the analysts’ expectations, our stock price could decline. Moreover, if any of these analysts ceases coverage of our company or fails to publish regular reports on our business, we could lose visibility in the financial markets, which in turn could cause our stock price and trading volume to decline.

We have not paid or declared dividends in the past, and do not plan to pay or declare dividends in the future, other than in connection with the recently completed rights offering and dividends payable on Series J preferred stock, and, as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have never declared or paid any dividends on our common stock and currently, other than the distribution of subscription rights pursuant to the recently completed rights offering and dividends payable on Series J preferred stock described herein, do not expect to declare or pay dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used in the operation and growth of our business and the payment of dividends on our Series J preferred stock. Any determination to pay dividends on our common stock in the future will be at the discretion of our board of directors. In addition, our ability to pay dividends on our common stock is currently limited by the covenants of our term loan and the terms of our Series J preferred stock when issued and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in our company may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

A holder of our Series J Preferred Stock who causes an ownership change, which results in a substantial limitation on our ability to use our net operating losses and related tax benefits or whose shares were not voted in favor of the net operating loss protective measures, cannot require redemption of his shares upon such a triggering event. This could make it more difficult for you to trade your shares of Series J preferred stock and could limit the price that investors might be willing to pay in the future for shares of our Series J preferred stock.

A holder of our Series J Preferred Stock who causes an ownership change, which results in a substantial limitation on our ability to use our net operating losses and related tax benefits or whose shares were not voted in favor of the net operating loss protective measures, cannot require redemption of his shares upon such a triggering event. This may operate as a restriction on the transferability of the shares of Series J preferred stock and could limit the price that investors might be willing to pay in the future for shares of our Series J preferred stock.

Our common stock is ranked junior to our Series J preferred stock.

Our common stock is ranked junior to our Series J preferred stock. The outstanding Series J preferred stock has a preference upon our dissolution, liquidation or winding up of our company in respect of assets available for distribution to our stockholders. Furthermore, the holders of our Series J preferred stock may require us to redeem their shares of Series J preferred stock in connection with a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers which cause a change in 20% or more of the voting power of our company, if we experience an ownership change (within the meaning of Section 382 of the Code), which results in a substantial limitation on our ability to use our net operating losses and related tax benefits or if we fail to implement measures designed to preserve the use of our net operating losses and related tax benefits.

The terms of our Series J preferred stock require that they be redeemed prior to the redemption of our common stock in connection with dissolution, liquidation or winding up of our company, and the holders may require us to redeem their shares of Series J preferred stock if we experience a change in control; this could prevent a change in control.

The terms of our Series J preferred stock require that they be redeemed prior to the redemption of our common stock in connection with dissolution, liquidation or winding up or a change in control of our company and the holders may require us to redeem their shares of Series J preferred stock if we experience a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers which cause a change in 20% or more of the voting power of our company. This may delay the assumption of control by a holder of a large block of capital stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of our stockholders. Such restrictions may adversely affect the market price of our stock.

There can be no assurance that in the event of any dissolution, liquidation, or winding up of our company, we will be able to make distributions or payments in full to all the holders of the Series J preferred shares or that we, if required, will be able to redeem such shares.

The Series J preferred stock ranks senior to our common stock, but we may in the future issue one or more series of preferred stock that ranks senior to, junior to, or pari passu with, our Series J preferred stock. There can be no assurance that in the event of any dissolution, liquidation, winding up or change of control of our company, we will be able to make distributions or payments in full to all the holders of the Series J preferred shares.

The dividends on our Series J preferred stock can be paid in kind.

The terms of the Series J preferred stock allow dividends on the Series J preferred shares to be paid in kind and, therefore, allow the repayment of the principal and accrued dividends on the Series J preferred stock to be deferred until the final maturity of the Series J preferred stock. There can be no assurance that we will have enough capital to repay the full amount of the principal and accrued dividends when the payment of principal and accrued dividends on the Series J preferred stock become due. No plan, arrangement or agreement is currently in place that would prevent us from paying dividend with respect to the Series J preferred stock in cash.

If you do not exercise your common stock warrants in connection with a change in control, they will terminate and have no further rights or value.

Our common stock warrants provide that they terminate if they are not exercised in connection with a capital reorganization, reclassification of our securities, consolidation or merger of our company resulting in a change of 50% of the voting power of the company, a sale of substantially all of our assets or a similar transaction requiring stockholder approval shall be effected. If you do not exercise your common stock warrants in connection with such a transaction, the warrants will terminate and be of no further value. There are no assurances that any such transaction would provide value for the common stock received upon the exercise of the common stock warrants at or in excess of the exercise price of such warrants.

We are required by the terms of the common stock warrants to use our reasonable best efforts to maintain an effective registration statement covering the issuance of the shares of common stock underlying the common stock warrants at the time that our warrant holders exercise their warrants. The exercise of our common stock warrants may also be limited by state securities laws. We cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise their common stock warrants.

Holders of our common stock warrants will be able to exercise the common stock warrants only if a registration statement under the Securities Act relating to the shares of our common stock underlying the warrants is then effective. We have a contractual obligation to use our reasonable best efforts to maintain a current registration statement covering the shares of common stock underlying the warrants to the extent required by federal securities laws, and we intend to, but may not be able to, comply with our undertaking. Our common stock warrants expire if they are not exercised in connection with a capital reorganization, reclassification of our securities, consolidation or merger of our company resulting in a change of 50% of the voting power of the company, a sale of substantially all of our assets or a similar transaction requiring stockholder approval shall be effected, a merger, consolidation, business combination, sale of substantially all of our assets or similar transaction requiring shareholder approval, even if a registration statement covering the shares underlying the common stock warrants is not effective at such time. The value of the warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon the exercise of the warrants is not kept current.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Attending the Special Meeting

The Special Meeting will be held on March 4, 2013, at 2:00 p.m. Eastern Standard Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10035, to consider the matters set forth in the Notice of Special Meeting of Stockholders. This proxy statement/prospectus and the form of proxy enclosed are being mailed to stockholders commencing on or about [                    ], 2013.

Stockholders Entitled to Vote

Only stockholders of record of the common stock, par value $0.001 per share, of the Company and stockholders of record of the Series J preferred stock, par value $0.001 per share, of the Company at the close of business on January 30, 2013 will be entitled to vote at the Special Meeting, provided that the holders of Series J preferred stock are only entitled to vote on the Reorganization (Proposal 1) and the Name Change (Proposal 4). As of that date, a total of 46,182,116 shares of common stock were outstanding, each share being entitled to one vote and a total of 1,199,643 shares of Series J preferred stock were outstanding, each share being entitled to 40 votes. There is no cumulative voting.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Special Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. However, if you do not timely provide directions to you broker, the broker may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on any matters at the Special Meeting. If a broker cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

In order to vote your street name shares in person by attending the Special Meeting, as opposed to directing your broker or nominee to vote your shares, you should contact your broker to obtain a broker’s proxy card authorizing you to vote your street name shares and bring it to the Special Meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the Special Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Special Meeting. You can always attend the Special Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) and following the instructions on our enclosed proxy card;

•	By Internet—You can vote by Internet by going to the website “www.voteproxy.com” and following the instructions on our enclosed proxy card; or

•

By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, at or before the taking of the vote at the Special Meeting.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR”, vote “AGAINST” or “ABSTAIN” from voting on (a) the Reorganization, (b) the Voltari Reverse Split, (c) the Motricity Reverse Split and (d) the Name Change.

If you vote by proxy without indicating your instructions, your shares of common stock will be voted FOR each of the below proposals, and your shares of Series J preferred stock will be voted FOR the Reorganization and Name Change:

•	The Reorganization;

•	The Voltari Reverse Split;

•	The Motricity Reverse Split; and

•	The Name Change.

Revocation of Proxies

A stockholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Secretary a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the Special Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

Quorum and Adjournment. The presence, at the commencement of the Special Meeting, in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock and Series J preferred stock of the Company will constitute a quorum for the transaction of business at the Special Meeting. If, however, a quorum is not present or represented at the Special Meeting, either the person presiding at the Special Meeting or a majority of the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Special Meeting, without notice other than announcement at the Special Meeting, until a quorum shall be present or represented.

Vote Required for the Reorganization (Proposal 1) and the Name Change (Proposal 4). Approval of the Reorganization and the Name Change requires the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock and Series J preferred stock voting together as a single class (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes).

Vote Required for the Voltari Reverse Split (Proposal 2) and the Motricity Reverse Split (Proposal 3). Approval of the Voltari Reverse Split and the Motricity Reverse Split each requires the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock. Holders of shares of Series J preferred stock are not entitled to vote on these matters.

Abstentions and Broker non-votes. Abstentions are included in the number of shares present or represented for purposes of quorum, but broker “non-votes” are not considered as shares voting or as votes cast with respect to any matter presented at the Special Meeting. As a result, abstentions and broker “non-votes” will have the effect of a vote against the proposals to approve the Reorganization, the Reverse Stock Splits and the Name Change.

Other Matters

As of the date of this proxy statement/prospectus, our board of directors does not know of any business that will be presented for consideration at the Special Meeting other than the matters described in this proxy statement/prospectus. If any other matters are properly brought before the Special Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

Expenses of Proxy Solicitation

Motricity will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement/prospectus, the proxy and any additional solicitation materials furnished to the stockholders. The principal solicitation method will be by mail. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Motricity may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of Motricity without compensation. In addition, Motricity has retained D.F. King to aid in the solicitation of proxies and to verify records relating to the solicitation. D.F. King will receive a fee of $6,500 as well as reimbursement for certain expenses, all of which will be paid for by Motricity.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference in this registration statement include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements regarding various estimates we have made in preparing our financial statements, statements that refer to the effect of the Reorganization or on our ability use our NOLs, the likelihood of continued listing of our common stock on NASDAQ, the sufficiency of our capital resources, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

The Company, through its senior management, may from time to time make forward-looking statements about matters described herein or other matters concerning the Company. You should consider our forward-looking statements in light of the risks and uncertainties that could cause the Company’s actual results to differ materially from those which are management’s current expectations or forecasts.

Risks and uncertainties that could adversely affect our business and prospects include, but are not limited to, those discussed herein in “Risk Factors,” which are incorporated herein by reference. The risks included in “Risk Factors” are not exhaustive. Except as required by law, the Company disclaims any intent or obligation to revise or update any forward-looking statements for any reason. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission, after the date of this proxy statement/prospectus.

PROPOSAL 1—REORGANIZATION

The Parties

Overview

Motricity is a provider of software-as-a-service-based mobile data solutions to wireless carriers and other enterprises as well as an independent mobile advertising platform company. We enable wireless carriers to offer their subscribers access to carrier-branded sources of mobile content and applications. We provide enterprises with mobile messaging and assistance with mobile marketing and merchandising initiatives including mobile optimized websites and content management. To advertisers, we offer V-Connect, our proprietary technology and data management platform, which through the use of unique and sophisticated predictive analytics improves the targeting and delivery of interactive and engaging advertisements to their intended customers and prospects.

To date, most of our revenue has come from our wireless carrier customers, but the increased use of smartphones and other mobile devices using so-called open operating systems (e.g., Android, iOS, Windows Mobile and Blackberry) has caused this business to decline rapidly. We exited most of our non-U.S. carrier business in 2012 and AT&T, our single largest customer, has given notice that it will terminate contracts that accounted for approximately 40% of our annual revenue in each of 2011 and 2012 .

Our intention is to expand our mobile advertising business, both through strategic acquisitions and organic growth, so that it will become our most significant source of revenue in the future.

As smartphones, tablets and other mobile connected devices become increasingly powerful and affordable, and mobile internet access becomes more widespread and faster, users are consuming more content on their mobile devices. Apps in particular are becoming a popular way for consumers to engage with and consume personalized digital content on their mobile connected devices. Gartner Inc., an industry research firm, or Gartner, forecasts that the total number of downloads from mobile application stores worldwide will increase from 8.2 billion in 2010 to 108.8 billion in 2015, representing a compound annual growth rate of 68%.

With growth in this mobile app-based economy, mobile media creates new opportunities for advertisers and marketers to reach and engage audiences of potential consumers. Mobile devices are inherently personal in nature, facilitate anytime-anywhere access to their users, allow for engaging app-enabled experiences and offer location-targeting capabilities. We believe that the combination of these features creates a powerful opportunity for delivering highly targeted, interactive advertising and marketing through mobile connected devices. However, a number of factors, including device and operating system diversity, as well as technological challenges, make it difficult and complex to deliver mobile media effectively.

History of Motricity

Motricity, Inc., a Delaware corporation, was incorporated on March 17, 2004 under the name Power By Hand, Inc. (“PBH, Inc.”). PBH, Inc. was formed as a new entity to be the surviving corporation in the merger of Pinpoint Networks, Inc. (the acquiring corporation for accounting purposes) and Power By Hand Holdings, LLC, which occurred on April 30, 2004. On October 29, 2004, we changed our name from Power By Hand, Inc. to Motricity, Inc. In 2007, we acquired the assets of the mobile division of InfoSpace, Inc. (“InfoSpace Mobile”).

Located in Bellevue, Washington, InfoSpace Mobile was a provider of mobile content solutions and services for the wireless industry. On June 23, 2010, we completed our offering of 6,000,000 shares of common stock in an initial public offering. Our common stock is currently traded publicly on the NASDAQ Global Select Market under the symbol “MOTR.”

On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries), pursuant to an Arrangement Agreement, dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity, Inc. and the other parties thereto. The assets include Adenyo’s interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer lists, supplier lists and contractual rights.

On July 24, 2012, we launched a rights offering pursuant to which each stockholder of record at the close of business on July 23, 2012 received a transferable subscription right entitling the holder thereof to subscribe for a unit at a subscription price of $0.65 per unit. Each unit consisted of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock, as well as an over-subscription privilege. The rights offering was fully subscribed and we received approximately $28 million in net proceeds upon closing of the rights offering on October 11, 2012.

Voltari Corporation

Voltari is a newly formed and wholly owned subsidiary of Motricity. Voltari was formed for the purpose of effecting the Reorganization. Voltari has no operating history and nominal assets, liabilities and capitalization. After the Reorganization, Motricity will be a wholly owned subsidiary of Voltari.

Voltari Merger Sub

Voltari Merger Sub is a newly formed and wholly owned subsidiary of Voltari. Voltari Merger Sub was formed for the purpose of effecting the Reorganization. Voltari Merger Sub has no operating history and nominal assets, liabilities and capitalization and will cease to exist after the Reorganization.

See the diagrams on page 45 for a depiction of the pre- and post-Reorganization relationship of these parties.

The principal place of business of each of Motricity, Voltari and Voltari Merger Sub is located at 601 West 26th Street, Suite 415, New York, NY 10001, (212) 792-9671.

Agreement and Plan of Reorganization

As depicted in the diagrams on page 45, pursuant to the terms of the agreement and plan of reorganization:

Reorganization

•	Voltari Merger Sub will be merged with and into Motricity. Motricity will survive and the separate existence of Voltari Merger Sub will cease;

•	Motricity will become a wholly owned subsidiary of Voltari;

•	Motricity, as the surviving corporation, shall succeed (to the extent permitted by applicable law) to all of the rights, assets, liabilities and obligations of Voltari Merger Sub; and

•	the corporate existence of Motricity will continue unaffected and unimpaired by the Reorganization, except that all of the outstanding shares of common stock of Motricity will be owned by Voltari.

Conversion of Shares

•	each share of Motricity common stock outstanding will be automatically converted into the right to receive one share of common stock of Voltari;

•	each share of Motricity Series J preferred stock outstanding will be automatically converted, pursuant to its terms, into the right to receive one share of Series J preferred stock of Voltari;

•	each warrant to purchase a share of common stock of Motricity will automatically be converted into the right to receive one warrant to purchase a share of common stock of Voltari;

•	each option to purchase a share of common stock of Motricity will be assumed by Voltari and will automatically become exercisable for a share of common stock of Voltari;

•	each share of common stock of Voltari Merger Sub held by Voltari will be automatically converted into one share of common stock of Motricity;

•	each share of common stock of Voltari held by Motricity will be cancelled;

•	Voltari will assume and continue Motricity’s 2010 Long Term Incentive Plan as amended.

Certificate of Incorporation and By-laws

•	The restated certificate of incorporation of Motricity in effect immediately prior to the merger will remain the certificate of incorporation of Motricity immediately after the merger;

•

the amended and restated certificate of incorporation of Voltari Corporation, attached hereto as Appendix B, will be substantially similar to the current restated certificate of incorporation of Motricity, except that the certificate of incorporation of Voltari will (i) include the transfer restrictions, (ii) state that the name of the Company is Voltari and (iii) include the designations of the Series J preferred stock; and

•

the amended and restated by-laws of Voltari Corporation, attached hereto as Appendix C, will be substantially similar to the current by-laws of Motricity, except that the by-laws of Voltari will (i) include a qualification on transfers of common stock to reference the transfer restrictions, and (ii) state that the name of the company is Voltari Corporation.

The relative powers, designations, preferences, rights and qualifications of the common stock and the preferred stock of Voltari, as in effect immediately after the Reorganization, will be substantially equivalent in all material respects to the common stock of Motricity, except that the common stock of Voltari will be subject to the transfer restrictions. Please see “Material Federal Income Tax Consequences,” beginning on page 49 for a discussion of the tax effects of the Reorganization.

After the Reorganization, the certificate of incorporation and by-laws of Motricity will be changed to reflect the fact that Motricity will be a wholly owned subsidiary of Voltari and will no longer be a publicly traded company.

Pursuant to the Agreement and Plan of Reorganization, the board of directors may abandon the Reorganization at any time prior to filing the certificate of merger with the Secretary of State of the State of Delaware, whether before or after adoption of the Agreement and Plan of Reorganization by the stockholders, if the board of directors determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its stockholders.

Listing of Voltari’s common stock

Approval for listing by the NASDAQ Global Select Market is a condition to closing the Reorganization. Therefore, the common stock of Voltari will be approved for listing on the NASDAQ Global Select Market prior to the completion of the Reorganization. After the Reorganization, the common stock of Voltari will be listed for trading on the NASDAQ Global Select Market under the symbol “VLTC.” We will not complete the Reorganization unless and until the Voltari common stock is approved for listing on the NASDAQ Global Select Market or this condition has been waived.

After the Reorganization, Motricity’s common stock will be delisted and cease to trade on the NASDAQ Global Select Market.

Quotation of Voltari’s Series J Preferred Stock

Motricity’s Series J preferred stock has been accepted for quotation on the on the OTCQB under the symbol “MOTRP.” If the Reorganization is approved and consummated, we intend to seek quotation of the Voltari Series J preferred stock on the OTCQB under the symbol “VLTCP.” There can be no assurance that we will receive that approval.

Quotation of Voltari’s Rights Offering Warrants

Motricity’s common stock warrants issued in the rights offering have been accepted for quotation on the on the OTCQB under the symbol “MOTRW.” If the Reorganization is approved and consummated, we intend to seek quotation of the Voltari common stock warrants on the OTCQB under the symbol “VLTCW.” There can be no assurance that we will receive that approval.

Structure Charts

Depicted below are diagrams describing the Reorganization.

Certificate of Incorporation and By-laws

The following is a summary of the material differences between Voltari’s certificate of incorporation, including the designations for its 13% redeemable Series J preferred stock and by-laws to be in effect immediately after the Reorganization, on the one hand, and Motricity’s restated certificate of incorporation including the certificate of designations for it 13% redeemable Series J preferred stock and by-laws, on the other. The full text of Voltari’s certificate of incorporation, including the designations for its Series J preferred stock, and by-laws to be in effect immediately after the Reorganization are attached as Appendices B and C, respectively, to this proxy statement/prospectus, and any discussion of Voltari’s certificate of incorporation, including the designations for its Series J preferred stock, and the by-laws contained in this proxy statement/prospectus, including the discussion below, is qualified in its entirety by reference to the complete text of each of them.

The certificate of incorporation of Voltari including the designations for its Series J preferred stock is identical to Motricity’s restated certificate of incorporation including the certificate of designations for its Series J preferred stock, with the following exceptions:

•	Motricity’s restated certificate of incorporation does not contain the transfer restrictions that are included in Article Twelfth of the certificate of incorporation of Voltari;

•

Article First of Motricity’s restated certificate of incorporation provides that the corporate name is “Motricity, Inc.,” while Article First of the certificate of incorporation of Voltari provides that the corporate name is “Voltari Corporation”; and

The designations of Voltari’s Series J preferred stock will be included in the certificate of incorporation and not in a separate certificate of designations.

The by-laws of Voltari will be identical to Motricity’s by-laws as in effect immediately before the Reorganization, except that they will now include the transfer restrictions with respect to shares of common stock described in detail herein.

Effect of the Reorganization on Stockholders

After the Reorganization, the shares of common stock and preferred stock of Voltari will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock and preferred stock of Motricity now authorized. Each stockholder’s percentage ownership of Voltari’s stock will not be altered except for the effect of eliminating fractional shares.

The common stock and Series J preferred stock of Voltari issued pursuant to the Reorganization will be fully paid and non-assessable. The Reorganization is not intended as, and will not have the effect of, a “going-private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the Reorganization, Voltari will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Please see “Material Federal Income Tax Consequences,” beginning on page 49 for a discussion of the tax effects of the Reorganization.

Board of Directors and Management

Immediately after the Reorganization, the board of directors of Voltari will consist of the same five individuals who comprise Motricity’s board of directors immediately before completion of the Reorganization, which directors will be elected at the Special Meeting.

Immediately after the Reorganization, the board of directors of Voltari will have committees identical to the committees currently established by Motricity’s board of directors, which, after the Reorganization, will have the same members as the current comparable committees of the Motricity board of directors. Each committee of Voltari will have a charter that is identical to such committee’s charter prior to the Reorganization.

The individuals who are executive officers of Motricity immediately before the completion of the Reorganization will be the only executive officers of Voltari immediately following the Reorganization, holding corresponding offices.

Conditions to the Reorganization

The consummation of the Reorganization is subject to the satisfaction or waiver of the following conditions:

•	receipt by Motricity of any consents, approvals or authorizations that Motricity deems necessary or appropriate;

•	approval of the Reorganization by holders of a majority of the issued and outstanding common stock and Series J preferred stock of Motricity as of January 30, 2013, voting together as a single class;

•	approval for listing by the NASDAQ Global Select Market of Voltari’s common stock; and

•	receipt by Motricity of an opinion from Delaware counsel confirming the enforceability of the transfer restrictions.

If the stockholders of Motricity do not approve the Reorganization, Motricity will continue to operate without the transfer restrictions, and Voltari and Voltari Merger Sub will be dissolved. However, if the Reorganization is not approved and we are not able to implement other measures intended to protect our NOLs by April 9, 2013, the holders of our Series J preferred stock who voted for the Reorganization may require us to redeem their shares of Series J preferred stock and the repayment of our term loan may be accelerated.

Except for compliance with applicable Delaware law and United States securities and tax laws, no regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the Reorganization.

Deferral and Abandonment

Completion of the Reorganization may be deferred by the Company’s board of directors or any authorized officer following the Special Meeting if the board of directors or an authorized officer determines that deferral would be in the best interests of Motricity and its stockholders. The Agreement and Plan of Reorganization may be terminated and the Reorganization abandoned prior to the filing of the certificate of merger with the Secretary of State of Delaware, whether before or after approval by the stockholders, if the board of directors determines that consummation of the Reorganization would not, for any reason, be in the best interests of Motricity and its stockholders.

Effective Time

The Reorganization will become effective immediately upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time that may be specified in the certificate of merger). We expect that the certificate of merger will be filed and the Reorganization will be effective promptly following approval by the stockholders at the Special Meeting.

Other Effects of the Reorganization

Voltari’s consolidated financial condition after the Reorganization would be substantially the same as that of Motricity before the Reorganization. Therefore, the financial data for the Company, presented on a pro forma basis to give effect to the proposed Reorganization, would look the same as Motricity’s current financial condition. For example, there is no expected change in (1) the historical and pro forma per share data, (2) the book value per share and (3) the income (loss) per share from continuing operations of the Motricity prior to the Reorganization and Voltari. As such, for clarity and conciseness, pro forma and comparative financial information is not included in this proxy statement/prospectus.

Appraisal Rights

No holder of common stock will have appraisal rights in connection with the Reorganization because Motricity’s common stock is listed on the NASDAQ Global Select Market and the common stock of Voltari will be listed on the NASDAQ Global Select Market following the Reorganization. Similarly, no holder of Series J preferred stock will have appraisal rights in connection with the Reorganization because the terms of the Series J preferred stock specify that in a transaction such as the Reorganization the shares of preferred stock are to be exchanged for shares of preferred stock in the successor entity having the same rights and privileges as the shares of Series J preferred stock and that they do not have any appraisal rights in connection with such a transaction.

Exchange of Stock Certificates

Holders of certificated securities (common stock, and, if applicable, Series J preferred stock or warrants issued in the rights offering) will be asked to surrender to the Company’s transfer agent certificates representing those securities, in exchange for certificates representing the applicable securities of Voltari in accordance with the procedures set forth in a letter of transmittal that will, as soon as practicable after the Reorganization, be mailed by the Company’s transfer agent to the record holders of the certificates representing those securities. Upon proper surrender to the Company’s transfer agent of a certificate representing common stock, Series J preferred stock or common stock warrants for exchange and cancellation, together with a properly completed letter of transmittal, the holder of that certificate will be entitled to receive in exchange therefor a certificate representing the equivalent securities of Voltari (subject to the cash out of fractional shares). Exchange of any book-entry securities will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entry.

Each certificate of Voltari’s common stock issued in the Reorganization will bear a legend that indicates that subsequent transfers of Voltari’s common stock will be subject to the transfer restrictions, including the requirements for the forced sale of such stock under certain circumstances as described under the heading “Transfer Restrictions—Summary of Transfer Restrictions.” No such legend will appear on the certificates representing shares of Voltari’s Series J preferred stock.

The exchange of warrants issued prior to our initial public offering will be effected by the holders thereof surrendering such warrants to the Company in exchange for warrants exercisable for the same number of shares of Voltari common stock.

Restrictions on Dividends and Distributions for Certificated Shares of Stock

Stockholders who fail to exchange their common stock certificates or Series J preferred stock certificates (if such shares are certificated) by surrendering such certificates, together with a properly completed letter of transmittal, to the Company’s transfer agent will not receive stock certificates representing their Voltari shares. Any dividends declared or distributions made on shares of Voltari’s stock which such holders have a right to receive will be retained by Voltari until such holders surrender their certificates in exchange for Voltari’s certificates or until paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Series J preferred stock of Voltari whether certificated or not will continue to accrue dividends per their terms and be subject to any adjustments to the liquidation preference for such shares. In no event will the Company’s transfer agent, Motricity or Voltari be liable to any holder for dividends or distributions on shares of Voltari’s stock delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

After the effective time of the Reorganization, there shall be no transfers on the stock transfer books of Motricity of the securities that were issued and outstanding immediately prior to the effective time. If, after the effective time, certificates representing shares of Motricity’s common stock or Series J preferred stock are presented for transfer, no transfer shall be effected on the stock transfer books of Voltari with respect to such Motricity shares and no certificate shall be issued representing the shares of Voltari’s common stock or Series J preferred stock for which Motricity shares are exchanged unless and until the certificate representing such shares (if certificated)

is delivered to the Company’s transfer agent together with a properly completed letter of transmittal (or such other documents as are satisfactory to Voltari and the Company’s transfer agent in their sole discretion). In addition, it will be a condition to the issuance of any certificate for any shares of Voltari’s common stock or Series J preferred stock in a name other than the name in which the surrendered common stock certificate or Series J preferred stock is registered that the person requesting the issuance of such certificate either pay to the Company’s transfer agent any transfer or other taxes required by reason of the issuance of a certificate of representing shares of Voltari’s common stock or Series J preferred stock in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Company’s transfer agent that such tax has been paid or is not applicable.

Book-Entry and Uncertificated Shares

Exchange of any book-entry shares, including the Series J preferred stock and common stock warrants, will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entries and you will not be required to take any action to effect such exchange.

Series J preferred stock of Voltari whether certificated or not will continue to accrue dividends per their terms and be subject to any adjustments to the liquidation preference for such shares.

Material Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences relating to the Reorganization as of the date hereof. Except where noted, this summary deals only with a stockholder who holds common stock and Series J preferred stock as capital assets. This summary is qualified in its entirety by reference to, and is based upon, laws, regulations, rulings and decisions now in effect, all of which are subject to change, which changes may or may not be retroactive.

For purposes of this summary, a “U.S. holder” means a beneficial owner of Motricity securities who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of common stock is a stockholder who is not a U.S. holder.

This summary is based upon provisions of the Code and regulations, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as: partnerships; financial institutions; insurance companies; real estate investment trusts; regulated investment companies; grantor trusts; tax-exempt organizations; dealers or traders in securities or currencies; stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar; stockholders who actually or constructively own 10 percent or more of the Company’s voting stock; or a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the Reorganization.

If any entity classified as a partnership for U.S. federal income tax purposes holds Motricity common stock, the tax treatment of an owner of such entity will generally depend on the status of the owner and the activities of the entity.

Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the Reorganization, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

To ensure compliance with Treasury Department Circular 230, each stockholder is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement/prospectus is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the Reorganization on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

Motricity, Voltari and Voltari Merger Sub will not, for federal income tax purposes, recognize any taxable gain or loss as a result of the Reorganization and the Reorganization and the adoption of the transfer restrictions will not, for federal income tax purposes, impair the ability of Voltari, Motricity and other members of their affiliated group which file consolidated income tax returns to utilize the NOLs.

U.S. Holders Owning Common Stock Only

Generally, for stockholders of Motricity who only own common stock, the Reorganization will be a tax-free transaction (except to the extent of cash received in lieu of a fractional share) and the aggregate adjusted basis of shares of Voltari common stock will be the same as the aggregate adjusted basis of the Motricity common stock exchanged for such shares of Voltari common stock, reduced by the amount of the adjusted basis of any Common Stock exchanged for such shares of Voltari common stock that is allocated to the fractional share for which cash is received. The holding period of the new, post-Reorganization shares of Voltari common stock resulting from implementation of the Reorganization will include a U.S. holder’s holding periods for the pre-Reorganization Motricity common stock. A stockholder who receives cash in lieu of a fractional share of Voltari common stock, whether in the reorganization or in a Reverse Stock Split, generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of Motricity Common Stock allocated to the fractional share. If the shares of Motricity common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as a capital gain or loss. Such capital gain or loss will be short term if the pre-Reorganization shares were held for one year or less and long term if held more than one year.

U.S. Holders Owning Series J Preferred Stock Only

For holders of Motricity Series J preferred stock who do not own any common stock of Motricity, the Reorganization will be a taxable transaction. If the value of the Voltari Series J preferred stock received by the stockholder exceeds the stockholder’s tax basis in the relinquished shares of Motricity Series J preferred stock, the stockholder will recognize gain and have a fair market value tax basis in the Voltari Series J preferred stock. The holding period will of the new, post-Reorganization shares of Voltari Series J preferred stock will commence on the day following the exchange. To the extent that the stockholder’s tax basis in the relinquished shares of Motricity Series J preferred stock exceeds the value of the shares of Voltari Series J preferred stock received in the Reorganization, the stockholder should generally recognize a short-term loss on the exchange.

U.S. Holders Owning Common Stock and Series J Preferred Stock

With respect to holders of both Motricity common stock and Series J preferred stock who exchange those shares for Voltari common stock and Series J preferred stock, the Company believes that the Reorganization should be treated as two separate exchanges governed by Section 351of the Code and the tax consequences in “U.S. Holders Owning Common Stock Only” should apply to the common stock exchange and the exchange of Series J preferred stock will result in gain recognition to the extent of the lesser of the gain realized or the Voltari Series J preferred stock received. To the extent the stockholder realizes a loss on the exchange of Series J preferred stock, any loss realized will not be recognized. The stockholder will receive a fair market value basis in the Voltari Series J preferred stock, and the holding period will commence on the day following the exchange.

The IRS may challenge this position and assert that each share of Motricity common stock and Series J preferred stock is being exchanged for a combination of Voltari common and Series J preferred stock in a proportion equal to the relative value of the of the Voltari common stock and Series J preferred stock received. If an IRS challenge were successful, holders of common stock with an unrealized gain in their common shares may have to recognize gain to the extent of the lesser of the gain realized or the proportionately allocable value of the Series J preferred stock received, since the preferred stock may be viewed as boot received in the exchange.

U.S. Holders of Warrants to Acquire Motricity Common Stock

Holders of warrants to purchase Motricity common stock exchanging their warrants, pursuant to their terms, for warrants to purchase Voltari common stock will recognize gain, if any, to the extent that the value of the warrants to acquire Voltari common stock exceeds such holder’s basis in their warrants to purchase Motricity common stock. To the extent that a warrant holder realizes a loss on the exchange, such loss can be recognized. Holders of warrants that own Series J preferred stock but do not hold common stock will have similar treatment.

With respect to warrant holders that hold both Series J preferred stock and common stock who exchange those warrants and shares for Voltari common stock, Series J preferred stock, and warrants, the Company believes that the reorganization should be treated as three separate exchanges governed by Section 351 of the Code. The tax consequences in “U.S. Holders Owning Common Stock Only” should apply to the exchange of the common stock. The exchange of Series J preferred stock for Voltari Series J preferred stock should result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received. To the extent that a loss on the exchange is realized, the loss should not be recognized since the exchange is governed by Section 351 of the Code. With respect to the exchange of the warrants, gain, if any, would be recognized to the extent the value of the warrants exceeds the holder’s basis in the warrants. However, a loss on the exchange of the warrants would not be recognized, since the overall transaction is governed by section 351.

The IRS may challenge this position and assert that each share of common stock, each share of Series J preferred stock and each warrant is being exchanged for a combination of Voltari common stock, Series J preferred stock and warrants in a proportion equal to the relative value of the of the Voltari common stock, Series J preferred stock and warrants received. If an IRS challenge were successful, holders of common stock with an unrealized gain in their common shares might have to recognize gain to the extent of the lesser of the gain realized or the proportionately allocable value of the Series J preferred stock and warrants received, since the preferred stock and warrants might be viewed as boot received in the exchange.

Non U.S. Holders. A non-U.S. holder of the Motricity common stock generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received in lieu of a fractional share in connection with the Reorganization; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the Reorganization and certain other conditions are met, or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes. The Company believes it currently is not and it does not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the stockholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Accounting Consequences

The consolidated assets and liabilities of Voltari will be recorded at the historical cost of Motricity as reflected on the consolidated financial statements of Motricity immediately prior to the Reorganization. Accordingly, the consolidated financial statements of Voltari immediately following the Reorganization will be the same as the consolidated financial statements of Motricity immediately prior to the Reorganization. For this reason, pro forma and comparative financial information regarding Voltari and its consolidated subsidiaries giving effect to the Reorganization have not been included in this proxy statement/prospectus. Similarly, no selected historical pro forma have been included in this proxy statement/prospectus because the Reorganization will have no effect on Motricity’s historical consolidated financial statements.

Interests of Directors, Executive Officers and Significant Stockholders in the Reorganization

All of the Company’s directors and many of its executive officers own Motricity common stock, or options to purchase shares of Motricity common stock, and to that extent, their interest in the Reorganization is the same as the interest in the Reorganization of the Company’s stockholders generally.

As of January 30, 2013, the Company’s directors and executive officers beneficially owned 506,302 shares of Motricity common stock, representing approximately 1.2% of the voting power of the Company’s common stock. Each director has advised the Company that he or she plans to vote all of his or her shares of common stock and in favor of the Reorganization. The vote of holders of a majority of the shares of Motricity’s common stock and Series J preferred stock, voting together as a single class, outstanding on the record date is required to approve the Reorganization (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes). The Company’s directors and executive officers, in the aggregate, represent approximately 0.6% of the votes entitled to be cast at the Special Meeting with respect to the Reorganization. Mr. Carl C. Icahn, Motricity’s largest stockholder, who as of January 30, 2013 beneficially owns approximately 30.7% of our outstanding common stock, controls approximately 14.7% of the voting power of our common stock exercised and owns approximately 95.5% of the outstanding Series J preferred Stock, which class has limited voting rights. As such, Mr. Carl C. Icahn, represents approximately 55.9% of the votes entitled to be cast at the Special Meeting with respect to the Reorganization. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter.

Transfer of Securities Under Rule 144 and Section 13(d) of the Exchange Act

Sales under Rule 144 of securities of Voltari received in the Reorganization will not be any different than sales of Motricity securities under Rule 144, except that the average weekly reported volume of trading in the applicable Motricity security may not be taken into account by holders of the corresponding new security of Voltari for purposes of Rule 144(e)(1)(ii) and (iii) and 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)). After the new securities of Voltari have traded for four calendar weeks after the effective time of the Reorganization, sales under Rule 144(e)(1)(ii) and (iii) and Rule 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)) will be permitted.

In determining Voltari’s compliance with the current public information requirements of Rule 144(c)(1), Motricity’s prior reports will be taken into account. In addition, for purposes of Rule 144(d) and resales by affiliates, the holding period for Voltari’s securities received in the Reorganization will commence on the date of acquisition of the corresponding Motricity security.

Stockholders of Motricity who have filed statements on Schedule 13D or Schedule 13G reporting beneficial ownership of securities of Motricity will not be required to make additional or amended filings of such statements as a result of the Reorganization.

Fractional Shares

Voltari will not issue fractional certificates for post-Reorganization shares of stock in connection with the Reorganization. In lieu of issuing fractional shares, Voltari will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Motricity stock, as quoted by the NASDAQ Global Select Market on the effective date of the Reorganization, multiplied by the fractional share amount.

Expenses

All expenses related to the Reorganization, including fees and expenses of the Company’s attorneys and accountants and expenses and costs of preparing, mailing and soliciting proxies pursuant to this proxy statement/prospectus, will be paid by the Company whether or not the Reorganization is approved by the Company’s stockholders.

TRANSFER RESTRICTIONS

Introduction

The Company believes that it has U.S. NOLs (totaling approximately $237.5 million as of December 31, 2011) that the Company may carry forward as potential tax deductions until they expire between 2019 and 2032. The Company also believes that these NOLs are not currently subject to any limitation under Section 382 of the Code.

NOLs benefit the Company by offsetting U.S. federal taxable income dollar-for-dollar by the amount of the NOLs, thereby reducing or eliminating the Company’s U.S. federal corporate income tax (other than the U.S. federal alternative minimum tax) on such income. The maximum U.S. federal corporate income tax rate is currently 35%. However, assuming that the Company can fully use its NOLs to reduce the Company’s U.S. federal corporate income tax, the Company expects to be subject to the U.S. federal alternative minimum tax, which would result in 10% of the Company’s alternative minimum taxable income being subject to the 20% alternative minimum tax. The use of the NOLs is subject to uncertainty because it is dependent upon the amount of taxable income and capital gains generated by the Company. We have not, to date, generated taxable income on an annual basis, and there can be no assurance that Voltari will have sufficient taxable income or capital gains in future years to use the NOLs before they expire. The benefit of the NOLs to the Company can be reduced or eliminated under Section 382 of the Code if the Company experiences an “ownership change,” as defined in Section 382 of the Code and described in more detail below. An ownership change can occur through one or more acquisitions of the Company’s stock, whether occurring contemporaneously or pursuant to a single plan, by which stockholders or groups of stockholders, each of whom owns or is deemed to own directly or indirectly at least 5% of the Company’s stock, increase their ownership of the Company’s stock by more than 50 percentage points within a three-year period. We intend to take the position that the Series J preferred stock is not “stock” for purposes of determining an ownership change under Section 382 of the Code, as described above. Assuming the Series J preferred stock is not “stock” for purposes of Section 382 of the Code, the transfer of Series J preferred stock of Motricity or Series J preferred stock of Voltari should not trigger an ownership change with respect to our stock.

Furthermore, the terms of our Series J preferred stock give Series J preferred stockholders the right to require us a redeem their shares of Series J preferred stock if we are not able to implement measures intended to protect our NOLs by April 9, 2013, or if we undergo an ownership change having the effect of limiting our ability to use our NOLs (provided that a holder of Series J preferred stock whose shares were not voted for the Reorganization or who causes such ownership change does not have a right to require such redemption). In addition, the repayment of our term loan could be accelerated if such an ownership change were to occur or if the Series J preferred stockholders were to become exercisable.

The board of directors believes the best interests of Motricity and its stockholders will be served by adopting provisions that are designed to restrict direct and indirect transfers of the Company’s common stock if such transfers will affect the percentage of stock that is treated as owned by a 5% stockholder. In order to implement these transfer restrictions, the Company must consummate the Reorganization so that the transfer restrictions can be included in the certificate of incorporation of Voltari. This proxy statement/prospectus refers to these provisions as the “transfer restrictions.”

As of January 30, 2013, the Company does not believe that it has experienced an ownership change, but calculating whether an ownership change has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities.

The transfer restrictions will be included as Article Twelfth in the certificate of incorporation of Voltari. Stockholders are urged to read carefully the accompanying Appendix B, which sets forth the complete text of the certificate of incorporation of Voltari that will be in effect after the Reorganization.

Limitations on use of NOLs

The benefit of the NOLs to the Company can be reduced or eliminated under Section 382 of the Code if the Company experiences an “ownership change,” as defined in Section 382. Generally, an ownership change can occur through one or more acquisitions, whether occurring contemporaneously or pursuant to a single plan, by which one or more stockholders, each of whom owns or is deemed to own directly or indirectly 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders (with the lowest percentage measured separately for each stockholder) at any time during the preceding three-year period. The amount of the increase in the percentage of stock ownership of each 5% stockholder is computed separately, and each such increase is then added together with any other such increases to determine whether an ownership change has occurred. For this purpose, all holders who own less than 5% of a corporation’s stock are generally treated together as one 5% stockholder (although in some circumstances these smaller holders may be counted as two or more separate stockholders, with each being a “public group” and a separate 5% stockholder, for purposes of Section 382 of the Code). Transactions in the public markets among stockholders owning less than 5% of the equity securities generally do not affect the calculation of an ownership change (but can if a corporation has more than one public group). In addition, certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a corporation’s stock.

For example, if a single investor acquired 50.1% of the Company’s common stock in a three-year period, a change of ownership would occur. Similarly, if ten persons, none of whom owned the Company’s common stock, each acquired slightly over 5% of the Company’s common stock within a three-year period (so that such persons owned, in the aggregate, more than 50%), an ownership change would occur.

If the Company were to experience an ownership change, then the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs from periods prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the Company’s common stock immediately prior to the ownership change (with certain adjustments) by (ii) the then applicable federal long-term tax exempt rate (this resulting product is referred to as the Section 382 limitation). If the Company experiences an ownership change for tax purposes, the Section 382 limitation would be reduced to zero in the event the Company was deemed to fail to continue the business enterprise that the Company engaged in before the ownership change for the two-year period following the ownership change. Any portion of the annual Section 382 limitation amount not utilized in any year may be carried forward and increase the available Section 382 limitation amount for the succeeding tax year. Thus, an ownership change could significantly reduce or eliminate the annual utilization of the Company’s NOLs and cause a substantial portion or all of such NOLs to expire prior to their use.

Summary of Transfer Restrictions

The following is a summary of the proposed transfer restrictions. This summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions, which is contained in Article Twelfth of the certificate of incorporation of Voltari and set forth in the accompanying Appendix B. Stockholders are urged to read in their entirety the transfer restrictions set forth in the accompanying Appendix B.

Prohibited Transfers. The transfer restrictions generally will restrict any direct or indirect transfer (such as transfers of common stock of Voltari that result from the transfer of interests in other entities that own common stock of Voltari) if the effect would be to:

1.	increase the direct or indirect ownership of Voltari common stock by any person (or public group) from less than 5% to 5% or more of the common stock of Voltari; or

2.	increase the percentage of Voltari common stock owned directly or indirectly by any person (or public group) owning or deemed to own 5% or more of the common stock of Voltari.

Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of stock would exceed the 5% thresholds discussed above. Complicated rules of constructive ownership, aggregation, segregation, combination and other stock ownership rules prescribed by the Code (and related regulations) will apply in determining whether a person or group of persons constitute a 5% stockholder under Section 382 and whether less than 5% stockholders will be treated as one or more “public groups,” each of which is a 5% stockholder under Section 382. Issuances of securities by Voltari (including securities issued pursuant to exercises of warrants or options) would not be subject to the transfer restrictions.

For purposes of determining the existence and identity of, and the amount of stock owned by, any stockholder, Voltari will be entitled to rely conclusively on (a) the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar SEC filings) as of any date and (b) Voltari’s actual knowledge of the ownership of its stock. The transfer restrictions will include the right to require a proposed transferee, as a condition to registration of a transfer of common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of Voltari’s common stock. The transfer restrictions may result in the delay or refusal of certain requested transfers of Voltari’s common stock.

As a result of these rules, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of common stock of Voltari as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than Voltari, such as an interest in an entity that, directly or indirectly, owns stock of Voltari The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) in respect of Voltari stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership. We intend to take the position that the Series J preferred stock is not “stock” for purposes of determining an ownership change under Section 382 of the Code, as described above. Assuming the Series J preferred stock is not “stock” for purposes of Section 382 of the Code, the transfer of Series J preferred stock or Series J preferred stock of Voltari should not trigger an ownership change with respect to our stock.

Consequences of Prohibited Transfers. Upon adoption of the transfer restrictions, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Voltari’s common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares of common stock owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving stock in respect of their exercise. In this proxy statement/prospectus, stock acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to Voltari’s agent along with any dividends or other distributions paid with respect to such excess stock. Voltari’s agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by Voltari’s agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, equal to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to Voltari’s agent (except to the extent Voltari grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had Voltari’s agent sold such shares).

Any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by Voltari as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation. With respect to any transfer of stock which does not involve a transfer of “securities” of Voltari within the meaning of the Delaware General Corporation Law but which would cause any 5% stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5% stockholder shall be required to dispose of any interest that is not a security of Voltari, but such 5% stockholder and/or any person whose ownership of securities of Voltari is attributed to such 5% stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5% stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5% stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Modification and Waiver of Transfer Restrictions. The board of directors of Voltari will have the discretion to approve a transfer of stock that would otherwise violate the transfer restrictions. If the board of directors of Voltari decides to permit a transfer that would otherwise violate the transfer restrictions, then that transfer or later transfers may result in an ownership change that could limit the Company’s use of the NOLs. As a condition to granting an exemption from the transfer restrictions, the board of directors may require an opinion of counsel (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of the NOLs under Section 382.

Expiration of Transfer Restrictions

The transfer restrictions will remain in effect until the board of directors determines that an ownership change would not result in a substantial limitation on our ability to use our NOLs, that no significant value attributable to the NOLs would be preserved by continuing the transfer restrictions or that such restrictions are no longer in our best interests. Our board of directors is required to review and consider the necessity of the transfer restrictions at least once every three years from the Effective Date, or at any other time the board of directors reasonably determines it appropriate. In addition, our board of directors intends to submit the continued existence of the transfer restrictions for advisory review by our stockholders at or within one year prior to the effective date of the Reorganization and the last day of the calendar year of every third anniversary thereafter. We estimate that the latest date of expiration of the NOLs is 2032.

Reasons for Transfer Restrictions

The purpose of the transfer restrictions is solely to help preserve the long-term value of the Company’s accumulated NOLs. The proposed transfer restrictions are designed to prohibit certain transfers of the Company’s stock in excess of amounts that, because of provisions of the Code, could inhibit the Company’s ability to use the Company’s NOLs to reduce future income tax liability.

Furthermore, the terms of our Series J preferred stock give Series J preferred stockholders the right to require us a redeem their shares of Series J preferred stock if we are not able to implement measures intended to protect our NOLs by April 9, 2013, or if we undergo an ownership change having the effect of limiting our ability to use our NOLs, and the repayment of our term loan could be accelerated if such an ownership change were to occur or if the Series J preferred stockholders’ rights of redemption were to become exercisable.

The transfer restrictions may have anti-takeover effects because they will restrict the ability of a person or group from accumulating an aggregate of 5% or more of stock of Voltari and the ability of persons or groups now owning 5% or more of common stock of Voltari from acquiring additional common stock. The transfer restrictions are not in response to any effort to accumulate the common stock or to obtain control of Motricity. The Company’s board of directors considers the transfer restrictions to be reasonable and in the best interests of Motricity and its stockholders because the transfer restrictions reduce certain of the risks related to the Company’s future use of the NOLs. In the opinion of the board of directors, the fundamental importance to the Company’s stockholders of maintaining the availability of the NOLs is a more significant consideration than the indirect “anti-takeover” effect the transfer restrictions may have or the cost and expense of preparing this proxy statement/prospectus, soliciting proxies in favor of the Reorganization and holding the Special Meeting.

RISK FACTORS RELATED TO THE REORGANIZATION

In addition to the risk factors above, you should carefully consider the risk factors described below that specifically relate to the Reorganization. If any of the risk factors described herein actually occur, Voltari’s (or, if the Reorganization does not occur Motricity’s) business and the value of its common stock could be materially adversely affected.

Risks Related to the Reorganization and Transfer Restrictions

The imposition of transfer restrictions may cause the market price of Voltari’s common stock to decline.

If the Reorganization is approved and completed and you own common stock of Motricity, you will receive shares of common stock of Voltari as the parent company of Motricity after the Reorganization. These shares will be subject to the transfer restrictions described in this proxy statement/prospectus. These transfer restrictions currently do not apply to Motricity common stock. It is possible that the transfer restrictions will have an adverse effect on the liquidity and market price of Voltari common stock. Because of the implementation of the transfer restrictions, we cannot assure you that the market price of the shares of Voltari common stock will be comparable to the market price of Motricity’s common stock. If the transfer restrictions are approved, they will remain in effect until our stockholders vote to terminate such restrictions or board of directors determines that an ownership change would not result in a substantial limitation on our ability to use our NOLs, that no significant value attributable to the NOLs would be preserved by continuing the transfer restrictions or that such restrictions are no longer in our best interests. Our board of directors is required to review and consider the necessity of the transfer restrictions at least once every three years from the effective date of the Reorganization, or at any other time the board of directors reasonably determines it appropriate. In addition, our board of directors intends to submit the continued existence of the transfer restrictions for advisory review by our stockholders at or within one year prior to the third anniversary of the effective date of the Reorganization and the last day of the calendar year of every third anniversary thereafter. We estimate that the latest date of expiration of the NOLs is 2032.

The IRS could challenge the Company’s position with respect to the Federal Tax Consequences of the Reorganization to Stockholders

If you own both common stock and Series J preferred stock in Motricity, the Company believes that the Reorganization should be treated as two separate exchanges governed by Section 351 of the Code (an exchange of your shares of Motricity common stock for shares of Voltari common stock and an exchange of your shares of Motricity Series J preferred stock for shares of Voltari Series J preferred stock) and that (a) the exchange of your shares of Motricity common stock for Voltari common stock will be tax-free and the basis and the holding period that you had in your Motricity common stock will carry over to your Voltari common stock, (b) the exchange of your Series J preferred stock for Voltari Series J preferred stock will result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received (to the extent that you realize a loss on the exchange, the loss will not be recognized since the exchange is governed by section 351 of the Code), and (c) you will receive a fair market value basis in your shares of Voltari Series J preferred stock, and the holding period will commence on the day following the exchange. The IRS may challenge this position and assert that each share of Motricity common stock and Series J preferred stock is being exchanged for a combination of Voltari common and Series J preferred stock in a proportion equal to the relative value of the of the Voltari common and Series J preferred stock received. If an IRS challenge were successful, holders of common stock and Series J preferred stock with an ‘unrealized gain in their shares of common stock might have to recognize gain to the extent of the lesser of the gain realized or the proportionately allocable value of the Voltari Series J preferred stock received, since the Series J preferred stock might be viewed as boot received in the exchange.

If you hold warrants, Series J preferred stock and common stock and exchange those warrants and shares for Voltari common stock, Series J preferred stock, and warrants, the Company believes that the reorganization should be treated as three separate exchanges governed by Section 351 of the Code (an exchange of your shares of Motricity common stock for shares of Voltari common stock, an exchange of your shares of Motricity Series J preferred stock for shares of Voltari Series J preferred stock, and an exchange of your Motricity warrants for Voltari warrants) and that (a) the exchange of your shares of Motricity common stock for Voltari common stock will be tax-free and the basis and the holding period that you had in your Motricity common stock will carry over to your Voltari common stock, (b) the exchange of your Series J preferred stock for Voltari Series J preferred stock will result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received (to the extent that you realize a loss on the exchange, the loss will not be recognized since the exchange is governed by section 351 of the Code), (c) you will receive a fair market value basis in your shares of Voltari Series J preferred stock, and the holding period will commence on the day following the exchange, (d) the exchange of your warrants for Voltari warrants will result in gain recognition to the extent of the lesser of the gain realized or the fair market value of the Voltari Series J preferred stock received (to the extent that you realize a loss on the exchange, the loss will not be recognized since the exchange is governed by section 351 of the Code), and (e) you will receive a fair market value basis in your Voltari warrants, and the holding period will commence on the day following the exchange.

However, the IRS may challenge the position and assert that each share of common stock, each share of Series J preferred stock and each warrant is being exchanged for a combination of Voltari common stock, Series J preferred stock and warrants in a proportion equal to the relative value of the of the Voltari common stock, Series J preferred stock and warrants received. If an IRS challenge were successful, holders of common stock with an unrealized gain in their common shares might have to recognize gain to the extent of the lesser of the gain realized or the proportionately allocable value of the Series J preferred stock and warrants received, since the preferred stock and warrants might be viewed as boot received in the exchange.

The transfer restrictions may impede or discourage efforts by a third party to acquire Voltari, even if doing so would benefit Voltari stockholders.

Although the transfer restrictions are designed as a protective measure to preserve the NOLs, the transfer restrictions may have the effect of impeding or discouraging a merger, tender offer or proxy contest, even if such a transaction may be favorable to the interests of some or all of the stockholders of Voltari This effect might prevent stockholders from realizing an opportunity to sell all or a portion of their shares of common stock of Voltari at a premium above market prices. In addition, the transfer restrictions may delay the assumption of control by a holder of a large block of the common stock of Voltari and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of the stockholders of Voltari.

The transfer restrictions may not be enforceable, and an ownership change may occur with the result that the ability to use the NOLs could be severely limited.

The transfer restrictions could be challenged, and a court could refuse to enforce them. It also is possible that the United States Internal Revenue Service (the “IRS”) and other tax authorities could take the position that the transfer restrictions were not effective and did not protect the company from an ownership change for tax purposes.

Shares of common stock of Voltari could be delisted from NASDAQ.

Even if the proposed Voltari Reverse Stock Split is approved and consummated, the market price per share of the common stock of Voltari may not rise in proportion to the Exchange Ratio. The market price per share of common stock of Voltari may not remain in excess of the $1.00 Minimum Bid Requirement, or Voltari may not otherwise meet the additional requirements for continued listing on the NASDAQ Global Select Market. The market price of the common stock of Voltari will also be based on Voltari’s performance and other factors, some of which are unrelated to the number of shares outstanding. On June 14, 2012, Motricity received a letter from NASDAQ advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Select Market pursuant to NASDAQ Marketplace Rule 5450(a)(1). Pursuant to NASDAQ rules, we had until December 11, 2012 to regain compliance with the Minimum Bid Requirement. Our shares did not trade above this threshold and, as a result, on December 13, 2012, we received a letter (the “Delisting Notice”) from NASDAQ notifying us that we did not regain compliance with the Minimum Bid Requirement and are subject to delisting. We submitted to NASDAQ a request for a hearing to appeal the determination, which stayed the suspension of trading of our common stock. The hearing was held on January 31, 2013. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to hold a 2012 annual meeting of stockholders, to solicit proxies and to provide proxy statements to NASDAQ in accordance with NASDAQ Listing Rules 5620(a) and 5620(b) (the “Annual Meeting Requirement”) serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement the January 31 hearing. There can be no assurance that our appeal and plan for regaining compliance will be successful.

Risks Related to the Voltari’s Future use of NOLs

Future legislation may result in Voltari being unable to realize the tax benefits of the NOLs.

It is possible that legislation or regulations will be adopted that would limit Voltari’s ability to use the tax benefits associated with the NOLs. We are not aware, however, of any proposed changes in the tax laws or regulations that would materially affect the ability of Voltari to use the NOLs.

Voltari may not be able to make use of the existing tax benefits of the NOLs because Voltari may not generate taxable income.

The use of the NOLs is subject to uncertainty because it is dependent upon the amount of taxable income and capital gains generated by Voltari and its consolidated subsidiaries We have not, to date, generated taxable income on an annual basis, and there can be no assurance that Voltari will have sufficient taxable income or capital gains in future years to use the NOLs before they expire.

The IRS could challenge the amount of the NOLs or claim that the Company or Voltari experienced an ownership change, which could reduce the amount of NOLs that Voltari can use.

The amount of the NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of the NOLs, which could result in an increase Voltari’s future income tax liability. In addition, calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, we cannot assure you that a governmental authority will not claim that the Company or Voltari experienced an ownership change and attempt to reduce or eliminate the benefit of the NOLs even though the stock of Voltari is subject to the transfer restrictions.

The Company’s business could be adversely affected if the Reorganization is not approved.

There are currently no restrictions in place that prohibit transfers of Motricity’s common stock that would jeopardize the NOLs. If the Reorganization is not approved, we will not have the ability to prohibit such transfers. As a result, an ownership change could occur. An ownership change could severely limit our ability to use the NOLs. Our ability to use the NOLs to reduce its future liability to pay federal income tax is an important aspect of our business strategy. If we are not able to implement measures intended to protect our NOLs by April 9, 2013, or if such an ownership change does occur, the holders of our $30 million of Series J preferred stock would have the right to redeem their shares and the repayment of our $20 million term loan may be accelerated. If the Reorganization is not approved and we are required to redeem the Series J preferred stock and repay our term loan, we may not have sufficient capital to do so or to continue normal operations, and you could lose your entire investment.

The foregoing description of the Reorganization is qualified by reference to the Agreement and Plan of Reorganization filed as Appendix A hereto, which is incorporated herein by reference.

The affirmative vote majority of holders of our issued and outstanding common stock and issued and outstanding Series J preferred stock, voting together as a single class (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes), is necessary to approve the Reorganization.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REORGANIZATION.

PROPOSAL NO. 2—PROPOSAL TO AUTHORIZE AMENDMENT OF VOLTARI CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Proposal No. 2 for the Special Meeting is a proposal to authorize an amendment to the Voltari certificate of incorporation to effect a reverse stock split of the outstanding shares of Voltari common stock if the proposal to effect the Reorganization (Proposal No. 1) is approved, the Reorganization is consummated and the board of directors determines such Voltari Reverse Split will increase the likelihood that the Voltari common stock would maintain its listing on the NASDAQ Global Select Market.

Our board of directors has unanimously adopted resolutions approving a proposal to amend the Voltari certificate of incorporation to effect a reverse stock split of all outstanding shares of Voltari common stock at the Exchange Ratio. If this proposal is approved, the board of directors will retain the right to abandon and not effect the Voltari Reverse Split. However, if the board of directors determines to implement the Voltari Reverse Split, it will become effective upon filing the amendment to the Voltari certificate of incorporation with the Secretary of State of the State of Delaware or at such later date specified therein. The board of directors’ determination of when, if at all, to effect the split will be based upon many factors, including existing and expected marketability and liquidity of the common stock, prevailing market trends and conditions and the likely effect of the Voltari Reverse Split on the market price of Voltari common stock. If the Voltari Reverse Split is implemented, the number of issued and outstanding shares of Voltari common stock would be reduced in accordance with the Exchange Ratio.

If the proposed Reorganization contemplated by Proposal No. 1 of this prospectus/proxy statement is not approved or is approved but is otherwise not consummated, and as a result thereof Voltari is not the parent company of Motricity and is not a public company, we would not implement the Voltari Reverse Split. In that event, our board of directors is seeking stockholder approval of the Motricity Reverse Split so we have the flexibility to seek to maintain our NASDAQ listing in the event the proposed Reorganization is not consummated.

The text of the form of amendment to the Voltari certificate of incorporation, which would be filed with the Secretary of State of the State of Delaware to effect the Voltari Reverse Split, is set forth in Appendix D to this prospectus/proxy statement.

Purpose of the Voltari Reverse Stock Split

The purpose of the Voltari Reverse Split is to increase the market price per share of the Voltari common stock. If the Reorganization is consummated, Voltari’s common stock will be listed on the NASDAQ Global Select Market. As we have previously disclosed, on June 14, 2012, we received a notice from NASDAQ advising us that for the previous 30 consecutive business days, the bid price of our shares had closed below the minimum $1.00 per share requirement for continued listing. This requirement applies to Motricity’s common stock and will also apply to Voltari common stock if the Reorganization is approved. Pursuant to NASDAQ rules, we had until December 11, 2012 to regain compliance with the Minimum Bid Requirement. Our shares did not trade above this threshold and, as a result, on December 13, 2012, we received the Delisting Notice notifying us that we did not regain compliance with the Minimum Bid Requirement and are subject to delisting. We submitted to NASDAQ a request for a hearing to appeal the determination, which stayed the suspension of trading of our common stock. The hearing was held on January 31, 2013. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to meet the Annual Meeting Requirement serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement the January 31 hearing. There can be no assurance that our appeal and plan for regaining compliance will be successful. Therefore, if the Reorganization is approved and consummated, we are proposing to effect a the Voltari Reverse Split such that shares of Voltari common stock issued and outstanding prior to the Voltari Reverse Split will be exchanged for shares of Voltari common stock at the Exchange Ratio.

The closing sale price of the Motricity common stock on February 5, 2013 was $0.41 per share. The board of directors has considered the potential harm to the Company of a delisting from the NASDAQ Global Select Market and believes that fixing the Exchange Ratio at one for one for ten is necessary to help meet the NASDAQ Global Select Market’s minimum bid price listing standard and maintain its listing on the NASDAQ Global Select Market.

Material Effects of Fixing the Exchange Ratio at One for Ten

Following the effective date of the Voltari Reverse Split, each holder of Voltari common stock will own a reduced number of shares. However, the Voltari Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interests, proportionate voting power or other rights, except to the extent that the Voltari Reverse Split results in any of the stockholders owning a fractional share. In lieu of issuing fractional shares of common stock, Voltari will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the common stock, as quoted by NASDAQ on the date the Voltari Reverse Split is effected, multiplied by the fractional share amount. The number of Voltari stockholders of record will not be affected by the Voltari Reverse Split, except to the extent that any Voltari stockholder holds only a fractional share following the Voltari Reverse Split and receives cash for such fractional share, as described herein.

The amendment to the Voltari certificate of incorporation to effect the reverse stock split, in and of itself, will not change the number of authorized shares of Voltari common stock. As a result, one of the effects of the Voltari Reverse Split will be to effectively increase the proportion of authorized shares of Voltari common stock which are unissued relative to those which are issued. This could result in Voltari having the ability to issue more shares without further stockholder approval, unless required by NASDAQ to obtain stockholder approval. The increased proportion of unissued authorized shares to issued shares could be used by the Voltari board of directors to make more difficult, and thereby discourage, delay or prevent, an attempt to acquire control of Voltari For example, the shares could be privately placed with investors who might support the Voltari board of directors in opposing a hostile takeover. The issuance of new shares also could be used to dilute the stock ownership and voting power of a third party seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Voltari with another company. While the amendment to the Voltari certificate of incorporation to effect a reverse stock split may have potential antitakeover effects, it is not prompted by any specific effort or takeover threat currently perceived by the Voltari board of directors or management. Voltari does not have any current plan, commitment, arrangement, understanding, or agreement, written or oral, to issue shares of Voltari common stock, other than in connection with the Reorganization and to satisfy obligations under outstanding options and warrants to purchase shares of Voltari common stock, each of which will be assumed by Voltari in connection with the Reorganization (as more fully described elsewhere in this proxy statement/prospectus).

Effective Date

The Voltari Reverse Split will become effective on the date of filing of the certificate of amendment to the Voltari certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of Voltari common stock issued and outstanding immediately prior to such effective date will be combined and converted, automatically and without any action on the part of the Voltari stockholders, into new shares of Voltari common stock in accordance with the Exchange Ratio.

Fractional Shares

Voltari will not issue fractional shares in connection with the Voltari Reverse Split. Instead, any fractional share will be paid in cash in an amount equal to the closing sale price of the common stock, as quoted by NASDAQ on the date the Voltari Reverse Split is effected, multiplied by the fractional share amount.

Exchange of Stock Certificates

As soon as practicable following the effective date of the reverse stock split, Voltari stockholders will be notified that the reverse stock split has been effected. Voltari’s transfer agent will act as exchange agent for purposes of implementing the exchange of common stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent common stock certificates representing pre-reverse stock split shares in exchange for common stock certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a Voltari stockholder until such stockholder has surrendered such stockholder’s outstanding common stock certificate(s), together with the properly completed and executed letter of transmittal to the exchange agent. Voltari stockholders should not destroy any Voltari stock certificates and should not submit any such certificates until requested to do so.

Accounting Consequences

The par value per share of Voltari common stock will remain unchanged at $0.001 per share following the Voltari Reverse Split. As a result, on the effective date of the Voltari Reverse Split, the stated capital on Voltari’s balance sheet attributable to Voltari common stock will be reduced proportionally, based on the Exchange Ratio, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of Voltari common stock outstanding. Voltari does not anticipate that any other accounting consequences will arise as a result of the Voltari Reverse Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the reverse stock split. This summary is based upon current provisions of the Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to Voltari or the Voltari stockholders, as described in this summary. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the reverse stock split.

This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the reverse stock split. Moreover, this discussion does not address U.S. federal income tax consequences of the reverse stock split that may vary with individual circumstances. In addition, the discussion set forth below does not address any U.S. federal non-income tax or any state, local or foreign tax consequences of the reverse stock split and does not address the tax consequences of any transaction other than the reverse stock split.

The Voltari Reverse Split is expected to qualify as a “recapitalization” within the meaning of Section 368(a) of the Code. Assuming the reverse stock split so qualifies, the following consequences will result:

•	no gain or loss will be recognized by Voltari as a result of the reverse stock split;

•	a Voltari stockholder generally will recognize no gain or loss upon the receipt of Voltari common stock in the reverse stock split;

•

a Voltari stockholder’s aggregate tax basis in the post-reverse stock split shares of Voltari common stock received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares of Voltari common stock exchanged therefor; and

•

a Voltari stockholder’s holding period of the post-reverse stock split shares of Voltari common stock received in the reverse stock split will include such stockholder’s holding period of the pre-reverse stock split shares exchanged therefor.

Voltari stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences of the reverse stock split under U.S. federal non-income tax laws and state, local, and foreign tax laws.

No Appraisal Rights

Under Delaware law, Voltari stockholders are not entitled to appraisal rights with respect to the proposed amendment to the Voltari certificate of incorporation to effect the reverse stock split and Voltari will not independently provide the Voltari stockholders with any such rights.

The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding will be required to approve the Voltari Reverse Split. Holders of shares of Series J preferred stock are not entitled to vote on Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL NO. 3—PROPOSAL TO AUTHORIZE AMENDMENT OF MOTRICITY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IN THE EVENT THE REORGANIZATION IS NOT CONSUMMATED

Proposal No. 3 for the Special Meeting is a proposal to authorize an amendment to the Motricity restated certificate of incorporation to effect a reverse stock split of our outstanding shares of common stock if the proposal to effect the Reorganization (Proposal No. 1) is not approved or if it is approved but otherwise not consummated, and the board of directors determines such Motricity Reverse Split will increase the likelihood that our common stock would maintain its listing on the NASDAQ Global Select Market.

Our board of directors has unanimously adopted resolutions approving a proposal to amend the Motricity restated certificate of incorporation to effect a reverse stock split of all our outstanding shares of common stock at the Exchange Ratio. If this proposal is approved, the board of directors may decide not to effect the Motricity Reverse Split. However, if the board of directors determines to implement the Motricity Reverse Split, it will become effective upon filing the amendment to the Motricity restated certificate of incorporation with the Secretary of State of the State of Delaware or at such later date specified therein. The board of directors’ determination of when, if at all, to effect the split will be based upon many factors, including existing and expected marketability and liquidity of the common stock, prevailing market trends and conditions and the likely effect of the Motricity Reverse Split on the market price of our common stock. If the Motricity Reverse Split is implemented, the number of issued and outstanding shares of Motricity common stock would be reduced in accordance with the Exchange Ratio.

If the proposed Reorganization contemplated by Proposal No. 1 of this prospectus/proxy statement is approved and consummated, and as a result thereof Motricity becomes a wholly owned subsidiary of Voltari whose stock is not publicly traded, we would not implement the Motricity Reverse Split contemplated by Proposal No. 3. Our board of directors is seeking stockholder approval of the Motricity Reverse Split so we have the flexibility to seek to maintain our NASDAQ listing if the proposed Reorganization is not consummated.

The text of the form of amendment to the Motricity restated certificate of incorporation, which would be filed with the Secretary of State of the State of Delaware to effect the Motricity Reverse Split, is set forth in Appendix E to this prospectus/proxy statement.

Purpose of the Motricity Reverse Stock Split

The purpose of the Motricity Reverse Split is to increase the market price per share of our common stock. As we have previously disclosed, on June 14, 2012, we received a notice from NASDAQ advising us that for the previous 30 consecutive business days, the bid price of our shares had closed below the minimum $1.00 per share requirement for continued listing. Pursuant to NASDAQ rules, we had until December 11, 2012 to regain compliance with the Minimum Bid Requirement. Our shares did not trade above this threshold and, as a result, on December 13, 2012, we received the Delisting Notice notifying us that we did not regain compliance with the Minimum Bid Requirement and are subject to delisting. We submitted to NASDAQ a request for a hearing to appeal the determination, which stayed the suspension of trading of our common stock. The hearing was held on January 31, 2013. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to meet the Annual Meeting Requirement serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement the January 31 hearing. There can be no assurance that our appeal and plan for regaining compliance will be successful. Therefore, if the Reorganization is not approved and or is approved but not consummated, we are proposing to effect the Motricity Reverse Split such that shares of common stock issued and outstanding prior to the Motricity Reverse Split will be exchanged for shares of our common stock at the Exchange Ratio.

The closing sale price of the Motricity common stock on February 5, 2013 was $0.41 per share. The board of directors has considered the potential harm to the Company of a delisting from the NASDAQ Global Select Market and believes that fixing the Exchange Ratio at one for ten is necessary to help us gain compliance with the NASDAQ Global Select Market’s Minimum Bid Requirement and maintain its listing on the NASDAQ Global Select Market.

Material Effects of Fixing the Exchange Ratio at One for Ten

Following the effective date of the Motricity Reverse Split, each holder of Motricity common stock will own a reduced number of shares. However, the Motricity Reverse Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interests, proportionate voting power or other rights, except to the extent that the Motricity Reverse Split results in any of the stockholders owning a fractional share. In lieu of issuing fractional shares of common stock, Motricity will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the common stock, as quoted by NASDAQ on the date the Motricity Reverse Split is effected, multiplied by the fractional share amount. The number of Motricity stockholders of record will not be affected by the Motricity Reverse Split, except to the extent that any Motricity stockholder holds only a fractional share following the Motricity Reverse Split and receives cash for such fractional share, as described herein.

The amendment to the Motricity certificate of incorporation to effect the reverse stock split, in and of itself, will not change the number of authorized shares of Motricity common stock. As a result, one of the effects of the Motricity Reverse Split will be to effectively increase the proportion of authorized shares of Motricity common stock which are unissued relative to those which are issued. This could result in Motricity having the ability to issue more shares without further stockholder approval, unless required by NASDAQ to obtain stockholder approval. The increased proportion of unissued authorized shares to issued shares could be used by the Motricity board of directors to make more difficult, and thereby discourage, delay or prevent, an attempt to acquire control of Motricity. For example, the shares could be privately placed with investors who might support the Motricity board of directors in opposing a hostile takeover. The issuance of new shares also could be used to dilute the stock ownership and voting power of a third party seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Motricity with another company. While the amendment to the Motricity certificate of incorporation to effect a reverse stock split may have potential antitakeover effects, it is not prompted by any specific effort or takeover threat currently perceived by the Motricity board of directors or management. Motricity does not have any current plan, commitment, arrangement, understanding, or agreement, written or oral, to issue shares of Motricity common stock, other than in connection with obligations under outstanding options and warrants to purchase shares of Motricity.

Effective Date

The Motricity Reverse Split will become effective on the date of filing of the certificate of amendment to the Motricity certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of Motricity common stock issued and outstanding immediately prior to such effective date will be combined and converted, automatically and without any action on the part of the Motricity stockholders, into new shares of Motricity common stock in accordance with the Exchange Ratio.

Fractional Shares

Motricity will not issue fractional shares in connection with the Motricity Reverse Split. Instead, any fractional share will be paid in cash in an amount equal to the closing sale price of the common stock, as quoted by NASDAQ on the date the Motricity is effected, multiplied by the fractional share amount.

Exchange of Stock Certificates

As soon as practicable following the effective date of the reverse stock split, Motricity stockholders will be notified that the reverse stock split has been effected. Motricity transfer agent will act as exchange agent for purposes of implementing the exchange of common stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent common stock certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a Motricity stockholder until such stockholder has surrendered such stockholder’s outstanding common stock certificate(s), together with the properly completed and executed letter of transmittal to the exchange agent. Motricity stockholders should not destroy any Motricity stock certificates and should not submit any such certificates until requested to do so.

Accounting Consequences

The par value per share of Motricity common stock will remain unchanged at $0.001 per share following the Motricity Reverse Split. As a result, on the effective date of the Motricity Reverse Split, the stated capital on Motricity balance sheet attributable to Motricity common stock will be reduced proportionally, based on the Exchange Ratio, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of Motricity common stock outstanding. Motricity does not anticipate that any other accounting consequences will arise as a result of the Motricity Reverse Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the Motricity Reverse Split. This summary is based upon current provisions of the Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to Motricity or the Motricity stockholders, as described in this summary. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the reverse stock split.

This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the reverse stock split. Moreover, this discussion does not address U.S. federal income tax consequences of the reverse stock split that may vary with individual circumstances. In addition, the discussion set forth below does not address any U.S. federal non-income tax or any state, local or foreign tax consequences of the reverse stock split and does not address the tax consequences of any transaction other than the reverse stock split.

The reverse stock split is expected to qualify as a “recapitalization” within the meaning of Section 368(a) of the Code. Assuming the reverse stock split so qualifies, the following consequences will result:

•	no gain or loss will be recognized by Motricity as a result of the reverse stock split;

•	a Motricity stockholder generally will recognize no gain or loss upon the receipt of Motricity common stock in the reverse stock split;

•

a Motricity stockholder’s aggregate tax basis in the post-reverse stock split shares of Motricity common stock received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares of Motricity common stock exchanged therefor; and

•

a Motricity stockholder’s holding period of the post-reverse stock split shares of Motricity common stock received in the reverse stock split will include such stockholder’s holding period of the pre-reverse stock split shares exchanged therefor.

Motricity stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences of the reverse stock split under U.S. federal non-income tax laws and state, local, and foreign tax laws.

No Appraisal Rights

Under Delaware law, Motricity stockholders are not entitled to appraisal rights with respect to the proposed amendment to the Motricity certificate of incorporation to effect the reverse stock split and Motricity will not independently provide the Motricity stockholders with any such rights.

The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding will be required to approve the Motricity Reverse Split. Holders of shares of Series J preferred stock are not entitled to vote on Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL NO. 4—PROPOSAL TO CHANGE THE NAME OF THE COMPANY FROM MOTRICITY, INC. TO VOLTARI CORPORATION IF THE REORGANIZATION IS NOT CONSUMMATED

Motricity’s stockholders will also consider at the Special Meeting a proposal to approve an amendment to Motricity’s Restated Certificate of Incorporation to change Motricity’s name to Voltari Corporation, if the Reorganization is not approved or is approved but not consummated. The Company has been taking steps to improve brand recognition for its three lines of business, using the name “Motricity” in its carrier business, the name “Serrano” in its enterprise business and the name “Voltari” in its media business. Limiting the use of the name “Motricity” to the carrier business and not as the name of the combined enterprise is intended to help strengthen brand recognition.

If the Name Change is approved, and the Reorganization is either not approved or approved but not consummated, the proposed amendment to our Restated Certificate of Incorporation would amend Article I of our Restated Certificate of Incorporation in its entirety and is anticipated to be adopted as follows: “The name of this corporation is Voltari Corporation.”

The Name Change will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. If this proposal is not approved by the stockholders, the name of the corporation will remain Motricity, Inc. Further, if the Reorganization is approved and consummated, the name of the corporation will change in connection therewith and this proposal will no longer be relevant.

The change of our corporate name to Voltari Corporation will not by itself affect in any way the validity of currently outstanding stock certificates or the trading of our securities. Our stockholders will not be required to surrender or exchange any of our stock certificates that they currently hold. Stockholders with certificated shares may continue to hold their existing certificates or receive new certificates reflecting the name change upon tendering their old certificates to our transfer agent.

If the stockholders approve the Name Change, or if the Reorganization is approved and consummated, we also intend to apply for a change to our NASDAQ ticker symbol to “VLTC.”

The affirmative vote majority of holders of our issued and outstanding common stock and issued and outstanding Series J preferred stock, voting together as a single class (with each share of common stock having one vote and each share of Series J preferred stock having 40 votes), is necessary to approve the Name Change.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

INFORMATION ABOUT MOTRICITY AND VOLTARI

In the event the Reorganization is approved and consummated, Voltari’s business, consolidated financial condition, and assets and liabilities will be substantially the same as Motricity’s. Accordingly, the below information regarding Motricity will become applicable to Voltari. Therefore, we have not included separate information regarding Voltari.

Business Overview

Motricity is a provider of mobile data solutions serving mobile operators, consumer brands and enterprises, and advertising agencies. Our software as a service based platform enables our customers to implement marketing, merchandising, commerce, and advertising solutions to engage with their target customers and prospects through mobile devices. Our integrated solutions span mobile optimized websites, mobile applications, mobile merchandising and content management, mobile messaging, mobile advertising and predictive analytics. Our solutions allow our customers to drive loyalty, generate revenue and re-engineer business processes to capture the advantages of a mobile enabled customer base.

To date, most of our revenue has come from our wireless carrier customers, but the increased use of smartphones and other mobile devices using so-called open operating system (e.g., Android, iOS, Windows Mobile and Blackberry) has caused this business to decline rapidly. We exited most of our non-U.S. carrier business in 2012 and AT&T, our single largest customer, has given notice that it will terminate contracts that accounted for approximately 40% of our annual revenue in each of 2011 and 2012. See Risk Factors.

Motricity, a Delaware corporation, was incorporated on March 17, 2004 under the name Power By Hand, Inc. (“PBH, Inc.”). PBH, Inc. was formed as a new entity to be the surviving corporation in the merger of Pinpoint Networks, Inc. (the acquiring corporation for accounting purposes) and Power By Hand Holdings, LLC (“PBH Holdings”), which occurred on April 30, 2004. On October 29, 2004, we changed our name from Power By Hand, Inc. to Motricity, Inc. In 2007, we acquired the assets of the mobile division of InfoSpace, Inc. (“InfoSpace Mobile”). Located in Bellevue, Washington, InfoSpace Mobile was a provider of mobile content solutions and services for the wireless industry. On June 23, 2010, we completed our offering of 6,000,000 shares of common stock in an initial public offering. Our common stock is currently traded publicly on the NASDAQ Global Select Market under the symbol “MOTR.”

On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries), pursuant to an Arrangement Agreement, dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity, Inc. and the other parties thereto. The assets include Adenyo’s interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer lists, supplier lists and contractual rights. Adenyo was a mobile marketing, advertising and analytics solutions provider with operations in the United States (“U.S.”), Canada and France.

On July 24, 2012, we launched a rights offering pursuant to which each stockholder of record at the close of business on July 23, 2012 received a transferable subscription right entitling the holder thereof to subscribe for a unit at a subscription price of $0.65 per unit. Each unit consisted of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock, as well as an over-subscription privilege. The rights offering was fully subscribed and we received approximately $28 million in net proceeds upon closing of the rights offering on October 11, 2012.

Our operations are predominantly based in the U.S., with international operations in Canada and Europe. As described below, we are in the process of exiting our operations in India, the Asia Pacific region and France. We generated approximately 99%, 99% and 96% of our total revenue in the U.S. during the years ended December 31, 2009, 2010 and 2011, respectively. As of December 31, 2009, December 31, 2010 and December 31, 2011, the majority of our long-lived assets were located in the U.S.

Recent Developments

Overview. We have undergone significant changes over the past several months as described in more detail below. These changes have included: an increased focus on our mobile media business, exiting international operations, implementing cost reduction measures, exploring strategic and financing alternatives including a sale of our company, securing and amending a term loan, securing a revolving loan facility, implementing changes in management, and closing a fully subscribed rights offering. During this period of transformation, we have continued to deliver value-added solutions and roll out new services to customers, and we have taken a number of proactive steps to evolve our strategy to rebuild the Company and lower operating expenses.

The competitive landscape continues to affect our business. In North America, our wireless carrier business is continuing to experience downward pressures related to the mass adoption of smart phones at the expense of feature phones. While this transition has been underway for some time, our large carrier customers are reporting that this trend is accelerating faster than they expected and it is affecting revenues not just for Motricity, but for the industry. With the shift in our focus from large solution customization and implementation projects to mobile media and enterprise solutions, we have seen a downward trend in our carrier service revenue on a sequential basis and we believe that this trend will continue. We are broadening our solutions and services to North American carriers, but there are no assurances that we will be successful in doing so. We depend, and expect to continue to depend, on a limited number of significant wireless carriers for a substantial portion of our revenues. Certain of our customers, including AT&T and Verizon, may terminate our agreements by giving advance notice. In light of these circumstances, we decided to accelerate our focus on our media business and this could reduce our revenues. See Risk Factors.

The continuing uncertainty surrounding worldwide financial markets and macroeconomic conditions has caused and may continue to cause our customers to decrease or delay their expansion, purchasing and promotional activities. Additionally, constrictions in world credit markets may cause our customers to experience difficulty securing the financing necessary to expand their operations and purchase our services. Economic uncertainty and unemployment have resulted in and may continue to result in cost-conscious consumers, which have adversely affected and may continue to adversely affect demand for our services. If the current adverse macroeconomic conditions continue, our business and prospects may continue to be negatively affected.

Strategic Review. Beginning in September 2011, with the assistance of GCA Savvian Advisors, LLC (“Savvian”), we explored strategic options, including a spin-off, sale or other transaction involving our carrier business and mobile media. After considering the indications of interest and offers received in this process, we decided to end the process of actively pursuing a sale of our business. As such, we decided to focus our resources on other strategic paths, including increasing the focus on our mobile media business and consummating in the rights offering that closed on October 11, 2012. As part of our increased focus on our mobile media opportunities, we are pursuing new product development opportunities designed to enhance and expand our existing services, seeking to develop new technology that addresses the increasingly sophisticated and varied needs of our customers, and responding to technological advances and emerging industry standards and practices and license leading technologies that will be useful in our business in a cost-effective and timely way.

The realignment of our strategic path and consideration of financing options will continue to require management time and resources, while we simultaneously focus on developing new product offerings and reducing costs. We cannot assure that we will be successful in our efforts in obtaining financing, realigning our strategic path, increasing our focus on our mobile media business, or broadening our carrier solutions. The uncertainty inherent in our strategic review can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of other key officers and employees. We are increasing our focus on our mobile media business.

As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the condensed consolidated financial statements. The prior period operations related to these entities have also been reclassified as discontinued operations retrospectively for all periods presented.

To address the challenges presented by the market conditions and the other risks and uncertainties facing our business and to realign our strategic path, we have continued to implement cost saving measures, including a reduction in our workforce, the cancellation of some hiring plans, and a restructuring of our facilities and data centers. We continue to review our cost structure and may implement further cost saving initiatives. These measures are designed to realign our strategic path, streamline our business, improve the quality of our product offerings and implement cost saving measures. We cannot guarantee that we will be able to execute on our realigned strategic path, realize cost savings and other anticipated benefits from our cost saving efforts, or that such efforts will not interfere with our ability to achieve our business objectives. Moreover, the reduction in force and the realignment of our strategic path and other cost savings measures can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, may increase the likelihood of turnover of other key employees, and may have an adverse impact on our business. Our success will depend on our ability to successfully execute one or more financing alternatives, our ability to successfully develop and use new technologies and adapt our current and planned services to new customer requirements or emerging industry standards and expand our customer base and risks and uncertainties discussed in Risk Factors.

In light of our acquisitions of the mobile division of InfoSpace in December 2007 and of Adenyo in April 2011, our operating results only reflect the impact of those acquisitions from the acquisition date, and therefore comparisons with prior periods are difficult. As a result, our limited historical financial performance as owners of the mobile division of InfoSpace and the Adenyo business may make it difficult for stockholders to evaluate our business and results of operations to date and to assess our future prospects and viability. Furthermore, our operating history includes business in geographic areas in which we are no longer active and our U.S.-based wireless carrier business which we anticipate will cease during 2013, all of which has resulted in revenue and profitability growth rates that may not be indicative of our future results of operations. As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements and we updated the historical consolidated financial statements in order to present the results of our operations in India and the Asia Pacific region as well as of our subsidiaries in France and the Netherlands as discontinued operations on a retrospective basis for the years ended December 31, 2011, 2010 and 2009. As a result of the foregoing factors, the recent significant changes in our company, the realignment of our strategic path and our exploration of financing alternatives, our historical results of operations are not necessarily indicative of the operating results to be expected in the future.

Liquidity and Capital Resources. On October 11, 2012, upon the closing of our rights offering, the revolving credit facility associated with our existing term loan terminated pursuant to its terms. We did not borrow any sums under the revolving credit facility. We originally entered into the term loan on September 16, 2011, and amended it on November 14, 2011 and February 28, 2012, and added the revolving credit facility on May 10, 2012. The maturity date for the term is August 28, 2013. High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of January 30, 2013, of approximately 30.7% of our outstanding shares of common stock and of approximately 95.5% of our Series J preferred stock. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan, as amended, was approved by a committee comprised of disinterested directors of our Board of Directors. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for units consisting of shares of our 13% Series J preferred stock and warrants to purchase common stock at a subscription price of $0.65 per unit. The rights offering closed on October 11, 2012 and was fully subscribed. We received approximately $28.0 million in net proceeds.

We believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs for the next 12 months. However, this may not be the case, as our longer-term liquidity and ability to execute on our longer term business plan is contingent on our ability to raise additional capital and on our not experiencing any events that may accelerate the payment of our term loan or the mandatory redemption of our Series J preferred stock. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path, the effect of any financing alternatives we may pursue and our ability to meet financial covenants under any indebtedness we may incur.

We cannot assure that sufficient capital will be available on acceptable terms, if at all, or that we will generate sufficient funds from operations to repay our term loan when due or to adequately fund our longer term operating needs. If we are unable to raise sufficient funds, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs and repay our term loan when due. Our failure to do so could result, among other things, in a default under our term loan, loss of our customers and a loss of our stockholders’ entire investment. Our ability to meet our liquidity needs or raise additional funds may also be adversely affected by the legal proceedings we are subject to as described in more detail below. Our operating performance may also be affected by risks and uncertainties discussed below in Risk Factors. These risks and uncertainties may also adversely affect our short and long-term liquidity.

Management and Director Changes. On November 15, 2012, the employment of our President and Interim Chief Executive Officer James R. Smith, Jr., was terminated, and Richard Stalzer was appointed Chief Executive Officer. Mr. Stalzer was initially hired by the Company in January 2012 as President of our mobile marketing and advertising business when Charles P. Scullion, our Chief Strategy Officer and interim President of our mobile marketing and advertising business, resigned for good reason. Also on November 15, 2012, Nathan Fong was appointed Chief Operating Officer in addition to his role as our Chief Financial Officer which he assumed on June 12, 2012, and Richard Sadowsky, who had, since July of 2012, been serving as our General Counsel on secondment from SNR Denton US LLP, was appointed Chief Administrative Officer as well as General Counsel and began serving as an employee of the Company on January 1, 2013. The uncertainty inherent in our ongoing leadership transition can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of other key officers and employees. Further, on January 16, 2013, Lady Barbara Judge, CBE, a member of our board of directors resigned from her position as a director and as a member of our compensation committee and governance and nominating committee, effective immediately. Her decision to resign was not a result of any disagreement with the Company or its management. Also on January 16, 2013, the board of directors appointed Kevin Lewis as a director to fill the vacancies on the board of directors and on the compensation committee created by Lady Judge’s resignation. The board of directors appointed James Nelson as a member of the Company’s governance and nominating committee to fill the vacancy left by Lady Judge.

Sales Process. As a result of the exploration of a sale of all or a portion of our business, during September through December 2011 we received indications of interest to sell all or a portion of our business. At the end of 2011, after determining that none of the indications of interest received at that point were likely to result in a sale of the Company at a meaningful premium over the market price of our common stock and considering the uncertainty of consummating a transaction on favorable terms if at all, we ended the process led by Savvian. Nevertheless, we continued to receive and evaluate inquiries and offers from parties interested in acquiring our carrier business. These inquiries and offers included purchase prices of up to $40 million. These offers and inquiries were subject to due diligence, price adjustments, buyer contingencies and optionality, uncertainties, and other proposed transaction terms that ultimately led us to conclude, after lengthy negotiations and based on a recommendation by disinterested directors, to elect to retain our carrier business and the current positive cash flows it provides, and forego the cost and expense of pursuing a transaction that we did not believe would be completed at the price initially proposed, if at all. The carrier business is subject to the risks and uncertainties discussed in Risk Factors.

Listing on Nasdaq. On June 14, 2012, we received a letter from Nasdaq advising that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Select Market pursuant to Nasdaq Marketplace Rule 5450(a)(1). This notification has no effect on the listing of our common stock at this time. Nasdaq stated in its letter that in accordance with the Nasdaq Listing Rules, we will be provided 180 calendar days, or until December 11, 2012, to regain compliance with the minimum bid price requirement. If, at any time before December 11, 2012, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the Nasdaq staff will provide us with written notification that we have achieved compliance with the minimum bid requirement. On December 13, 2012, we received the Delisting Notice notifying us that we did not regain compliance with the Minimum Bid Requirement and, accordingly would be delisted from the NASDAQ Global Select Market. We submitted to NASDAQ a request for a hearing to appeal the determination, staying the suspension of trading of our common stock and the filing of a Form 25 with the SEC. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to meet the Annual Meeting Requirement serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement at a hearing on January 31, 2013. There can be no assurance that an appeal will be successful. See Risk Factors.

Our solutions and services

Motricity provides a number of solutions and services for mobile operators, brands and agencies, including relevance-driven mobile advertising, mobile marketing, mobile merchandising, and predictive analytics solutions that help enable advertising agencies, consumer brands and enterprises, and mobile operators to deliver mobile optimized, consumer-centric experiences that drive interaction, content consumption and commerce across the mobile ecosystem. Motricity seeks to break through the complexity of the mobile data ecosystem by providing a comprehensive set of hosted, managed service offerings which enable our customers to deliver customized, branded mobile data experiences.

For agencies, consumer brands and enterprises, we deliver customer-centric mobile marketing and advertising experiences aided by precision audience segmenting, profiling and targeting, mobile content enablement and optimization and support for both standard and rich media campaigning. Motricity’s solutions are crafted to provide our customers and partners with intelligent and innovative ways to attract and engage users across mobile messaging, mobile sites and smartphone and tablet applications through all mobile phones and tablets. Our cross-platform support and dynamic rendering based on device are intended to enable companies to send the right message, to the right audience, at the right time, which can translate to higher conversion rates and brand engagement.

Motricity Portal/Connect. Motricity Portal/Connect is an operator-branded ‘front door’ to the mobile Internet where a user can access the content that matters to them on a real-time basis. From news, sports, weather, email, social networking and messaging, to mobile account and eCare information, Motricity Portal/Connect delivers a means for users to access their set of localized, personalized and customized content. With Motricity Portal/Connect, mobile operators can create a feature rich, visually appealing environment to deliver user-relevant content, services and offers across a wide range of target devices. Motricity Portal/Connect was developed to drive service adoption and increases usage of mobile data services.

Motricity Marketplace. Motricity Marketplace enables mobile operators to respond to the demand for innovative mobile content, applications and widgets with personalized mobile shopping experience. Motricity Marketplace simplifies the complex world of mobile commerce through the delivery of a relevance-driven merchandising solution.

Motricity Marketplace provides a mobile commerce solution for mobile operators. Users can get the wide range of content, applications and widgets that are available across the carriers mobile data ecosystem and developers can make available their complete offerings. Motricity Marketplace aggregates content, applications and widgets from a variety of sources including device OEM’s and third-party providers into one easy-to-reach and easy-to-use mobile shopping destination.

Motricity MobileCast. Motricity MobileCast is a next generation content management solution that delivers real-time, consumer relevant content to a wide range of smartphones. This offering is designed to give smartphone subscribers real-time, zero touch access to all the relevant content, applications, goods and services they care about most, directly to their ‘phonetop.’

Motricity MobileCast is designed to offer mobile operators and enterprise brands the ability to deliver a wide range of content types (HTML5, audio, video, text) to smartphone operating systems. It also includes easy-to-use publishing tools intended to reduce the time to design and develop marketing campaigns, giving marketers greater control. Motricity MobileCast also is designed to make it easier for marketers to track their campaigns through a suite of reporting and insight generation tools, enabling results reporting and real-time adjustment and optimization of campaigns.

Motricity Gateway. Motricity Gateway delivers a solution for rapid delivery of wireless messaging and content, helping communications, offers and promotions get to customers on time. Motricity Gateway also provides the ability for companies to charge for the delivery of digital products by leveraging the wireless carrier billing facilities. Motricity Gateway’s Billing Manager is designed to handle complex operator requirements for efficient handling of billing, and offers user-friendly features that enhance service offerings and increase revenue opportunities.

Motricity Site Designer. Motricity Site Designer enables companies to leverage the reach, communication and advertising opportunities only mobile can offer. Using Motricity Site Designer, mobile operators, enterprise brands and advertising agencies have the ability to create mobile Websites, microsites and landing pages that deliver audience-relevant content, offers and promotions that are mobile optimized for different devices from feature phones, to HTML5 and rich-media mobile web optimized experiences on smartphones and tablets.

Motricity Campaign Manager. Motricity Campaign Manager enables our customers to plan, develop, execute and measure marketing, sales and customer readiness strategies over the mobile channel allowing them to influence customers making decisions on the go. With support for both push and pull messaging campaigns and robust opt-in user management, Motricity Campaign Manager provides flexible solutions that help simplify the complexity of the mobile channel for our customers and partners.

Motricity Insights. Motricity Insights is a SaaS-based tool that makes enterprise-class predictive analytics, profiling and prospect targeting a viable option for a marketer, combining customer profiling, reporting, predictive modeling, scoring, mapping, targeting and suppression into an end-to-end process. Motricity Insights enables agencies, advertisers and corporate marketing teams to build revenue, create customer loyalty and deliver a more consistent return on investment across campaigns.

Motricity Insights is designed to accelerate the prospect identification process, delivering profiling, filtering, segmentation and targeting without requiring analytics expertise or dedicated in-house statistical teams. Motricity Insights is designed to assist marketers with creating analytics models to understand market size, propensity to buy and concentration.

V-Connect. V-Connect provides targeting capabilities to identify and attract mobile audiences based on customer preferences and interests. By investing in predictive analytics, Motricity delivers an interactive mobile experience that drives engagement to help increase customer acquisition and retention and distinguish its customers’ brand from the competition. Motricity Ad Manager, helps our customers deliver offerings for enterprises to connect with their prospects and customers through mobile advertising campaigns across messaging, wap/web and native smartphone and tablet applications.

Our professional services include the following:

Solution consulting. Our solution professionals actively engage with customers to define mobile trends, analyze effectiveness of existing solutions and recommend programs and solutions to enhance the mobile data subscriber experience. Our solution professionals assist our customers to optimize their mobile data strategies.

Mobile design. Our mobile design professionals enable wireless carriers to create unique, integrated mobile experiences for their mobile subscribers. We employ functional and technical design techniques across a number of design elements including subscriber experience, wireless network and mobile device features, system integration and processes. We have a comprehensive library of designs and tools that help us leverage our skill set across the mobile data ecosystem.

Solution implementation. Our implementation professionals provide expertise in different phases of the implementation process, including customization, configuration, integration, system launch and ongoing enhancement and maintenance.

Operational management and customer support. Once our products and solutions are deployed, we provide support services to our customers to maintain and monitor their service deployment, including content and technology management, the introduction of new phones and system billing and settlement. We also provide customer support to wireless carriers and their ecosystem of partners to resolve issues directly relating to the performance of our solutions if there is a problem.

Sales and marketing

We market and sell a wide range of mobile data services solutions to wireless carriers as well as mobile marketing and advertising solutions to brands and agencies through our sales organization. As of January 30, 2013 our sales and marketing organization consisted of 35 employees located predominantly in North America.

Sales. We have teams focused on selling to wireless carriers, enterprise customers, and brands and agencies. Employees in our sales support and sales engineering group are engaged during the design and implementation process to offer insight into customer requirements, technical solutions and cost evaluation.

Marketing and product management. Our marketing and product management organizations focus on defining our product requirements, educating wireless carriers, media and industry analysts on our managed services approach, building brand awareness and supporting the efforts of the sales organization. We market our solutions through industry events, public relations efforts, sales materials and our Internet site. In addition, we work with brands and agencies to help them better understand the opportunity and value that mobile solutions bring to their go-to-market approaches and offerings. We believe the combination of these efforts creates awareness of our business, solutions and managed services approach, which helps drive our overall business growth.

Customers and vendors

Customers

We have agreements to provide messaging services, such as standard text messaging programs and premium (paid) content delivery, to a wide array of entertainment, marketing and other customers. We offer our mobile services to customers based on a variety of pricing models, including CPM, CPA, CPC and CPI. Under performance-driven CPA and CPC pricing models, from which we currently derive a significant portion of our revenue, customers only pay us if we provide the results they specify. These results-based pricing models differ from fixed-rate pricing models, like CPM, under which the fee is based on the number of times the ad is shown, without regard to its effectiveness. As a result, under our contracts with customers that provide for us to be paid on a CPC, CPA or CPI basis, we must be able to develop effective ad campaigns that result in the desired actions being taken by consumers.

Further, as discussed below, we have established and strategic relationships with industry-leading wireless carriers. We depend on a limited number of customers for a substantial portion of our revenues. The loss of a key customer or any significant adverse change in the size or terms of a contract with a key customer could significantly reduce our revenues.

Wireless carriers. We have customer agreements with some of the top U.S. wireless carriers. We provide various services, including portal and/or marketplace services for these carriers. In addition, we have agreements with a wide range of U.S. wireless carriers for connectivity to our enterprise gateway. Our agreements vary as to the services we provide to each carrier and how we charge for those services. We charge using a combination of professional services fees, variable activity-based fees, revenue sharing arrangements and fixed monthly fees. Some of our agreements contain per subscriber fees for portal services and revenue sharing arrangements for marketplace services. Some of our agreements also contain service level agreements under which we commit to certain availability and performance metrics and are subject to financial penalties if we fail to perform at the agreed upon level.

AT&T Mobility. On December 17, 2012, we received notice from AT&T, our largest customer by revenue, that it is terminating the Second Amended and Restated Wireless Service Agreement #0001429 dated July 22, 2005 between the Company and AT&T, as amended, and all services thereunder (the “Portal Agreement”) effective June 30, 2013 pursuant to its right to termination for convenience thereunder. Under the Portal Agreement, the Company hosts AT&T’s MediaNet and ATT.net portals in exchange for a monthly fee based on the number of subscribers and certain other fixed fees. In 2011 and the first nine months of 2012, the Portal Agreement accounted for 39% and 42%, respectively, of the Company’s revenue. This revenue contributed positively to the Company’s cash flow from operations during these periods. Under the portal agreement, we receive a monthly fee based on the number of subscribers, with a volume discount, as well as certain fixed fees. The portal agreement contains service level agreements under which we commit to certain availability and performance metrics and are subject to financial penalties if we fail to perform at the agreed upon level. The Master Service Agreement, dated as of October 1, 2010, between the Company and AT&T, pursuant to which the Company hosts AT&T’s AppCenter storefront (the “AppCenter Agreement”), remains in effect. The AppCenter agreement will expire on September 30, 2013, but AT&T has the right to terminate on 90 days notice prior to that.

Verizon Wireless. After AT&T, our largest customer is Cellco Partnership (d.b.a. Verizon Wireless) (“Verizon”). We host Verizon’s portals under our 2004 WAP 2.0 Hosting Agreement. Under our Verizon portal agreement, we receive a monthly fee based on the number of subscribers, with a volume discount, as well as certain fixed fees. The portal agreement contains service level agreements under which we commit to certain availability and performance metrics and are subject to financial penalties if we fail to perform at the agreed upon level. Pursuant to an amendment to the 2004 WAP 2.0 Hosting Agreement entered into on June 30, 2010, the term of the Agreement was extended to June 30, 2012. After such date, Verizon Wireless may extend the term for up to two additional one year terms, which extension shall occur automatically unless Verizon provides notice of intent not to renew at least ninety days prior to the end of the then-current term. After June 30, 2014, the term shall be automatically renewed for successive one year periods unless either party provides written notice of termination. Verizon may terminate the agreements for convenience.

Our cash flows from operations could vary from quarter to quarter due to the seasonal nature of our customers’ spending. For example, many advertisers devote the largest portion of their budgets to the fourth quarter of the calendar year, to coincide with increased holiday purchasing. Our operating cash flows could fluctuate materially from period to period as a result.

Vendors

We utilize strategic relationships with offshore and domestic vendors to increase technical resource capacity in the areas of technical development and quality assurance. We have expanded these relationships to assist in the growing of our product development efforts. On an as needed basis, these vendors can also be utilized to assist in sales engineering and demonstration development. We have agreements in place with our vendors, particularly offshore vendors, that allow us to properly manage and oversee vendor activities across the organization.

We have a strategic relationship with GlobalLogic, Inc. (“GlobalLogic”), a leading software research and development company with over 3,000 employees providing services worldwide. Initially, GlobalLogic assisted us with customer implementation and custom projects, and we now use the company to supplement our Product Development group. Our Master Services Agreement with GlobalLogic became effective on September 30, 2008, and it expires on December 29, 2012. We may terminate this agreement upon breach or change in control, or without cause upon 90 days’ notice. The agreement includes the option to convert GlobalLogic employees to Motricity employees for a fee.

We commit significant resources to research and development. Research and development expenses for the years ended December 31, 2009, 2010 and 2011, were $5.8 million, $8.7 million and $11.7 million, respectively. Given recent changes in our business there is no guarantee that we will continue to spend at these levels in research and development. We anticipate reduced needs in certain areas and increased needs in other areas of our business for research and development. There are also no assurances that our research and development efforts will be successful or that we will be able to capitalize on the investments. This transition additionally adds risk to the productivity and realization of our research and development investments.

Competition

The mobile data communications market for products and services continues to be competitive and fragmented. The widespread and rising adoption of open industry standards, rapidly changing technology trends and burgeoning consumer demand has made it easier for new market entrants, existing competitors and non-traditional players to introduce new products and services that compete with our products. With the rapid growth and adoption of mobile data services, along with the increased demand for mobile marketing and advertising solutions, we expect competition to increase. As such, we believe there are a number of important factors to compete effectively in our market, including:

•	strong mobile data expertise;

•	scalable and highly reliable products and services;

•	advanced user interface capabilities and subscriber insight;

•	continued innovation to stay ahead of the market and the technology curve;

•	knowledge and delivery capabilities across a wide array of content and applications;

•	service integration capabilities across a wide range of devices, networks and standards;

•	sufficient scale and operational efficiencies to be able to offer the most cost effective solutions;

•	high level of customer support;

•	ability to onboard a wide range of devices and content;

•	adaptability to rapidly changing demand, technology and products external to our offerings;

•	comprehensive premium semi-blind ad network;

•	rich media ad creation; and

•	reporting capabilities.

We offer our customers a range of solutions, and as a result, we compete with, among others, Amdocs and Ericsson in the carrier portal and marketplace businesses, and with Sybase, OpenMarket, Ericsson, mBlox and other wireless messaging providers in our messaging aggregation business. The competition in the mobile advertising and enterprise business is highly fragmented with many players who are solely focused on these segments and others where these businesses are a smaller part of their larger business. Some of our significant competitors include Vibes, Augme and iLoop in our mobile messaging and campaign manager business. We compete with Netbiscuits, July Systems and Usablenet in mobile optimized web sites, and we compete with interactive marketing agencies and independent developers to build native smartphone and tablet applications. We compete with Millennial, Jumptap and Mojiva in our mobile advertising and ad network business.

Additionally, we face the risk that our customers may seek to develop in-house products as an alternative to those currently being provided by us. Traditional digital players and major mobile ecosystem providers, such as Google, Microsoft, Apple and Yahoo, are in fierce competition over market share in the mobile advertising and enterprise space.

Intellectual property

Our intellectual property is an essential element of our business. We rely on a combination of trademark, copyright, trade secret, patent and other intellectual property laws of the U.S. and other countries, as well as confidentiality agreements and license agreements to protect our intellectual property. Our intellectual property includes trademarks, patents, copyrights, trade secrets, and we are involved in licensing arrangements. Our employees and independent contractors are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works.

Our core intellectual property is our software that we use to provide services to our customers. We generally host all of our software, although some customers have the right to self-host in some circumstances. We rely primarily on copyright and trade secrets to protect our software and other technology. We do not routinely register our copyrights in our software. Trade secrets are difficult to protect, but we seek to protect our proprietary technology and processes by, in part, confidentiality agreements with our employees, consultants, and other contractors.

We are the owner of trademarks registered with the United States Patent and Trademark office and internationally, including MOTRICITY and MCORE.

Employees

As of January 30, 2013, accounting for the recent reductions in force, we have approximately 158 employees. None of our employees are represented by a labor union or is covered by a collective bargaining agreement. We have never experienced any employment-related work stoppages.

Properties

Our corporate headquarters is located in Bellevue, Washington and comprises approximately 15,000 square feet of space leased through December 31, 2014. We also perform a range of business functions out of offices in Morrisville, North Carolina. We have sales and product development functions in Europe and Canada. We also operate one datacenter facility located in Washington State. In addition, we use third-party operated datacenters located in other U.S. states and foreign countries to provide services to our customers. We believe that our existing properties are in good condition and sufficient and suitable for the conduct of our business. As our existing leases expire we believe that suitable space will be available to us on commercially reasonable terms.

Legal Proceedings

Putative Securities Class Action. We previously announced that Joe Callan filed a putative securities class action complaint in the U.S. District Court, Western District of Washington at Seattle on behalf of all persons who purchased or otherwise acquired common stock of Motricity between June 18, 2010 and August 9, 2011 or in our IPO. The defendants in the case are Motricity, certain of our current and former directors and officers, including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jeffrey A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner; and the underwriters in our IPO, including J.P. Morgan Securities, Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Robert W. Baird & Co Incorporated, Needham & Company, LLC and Pacific Crest Securities LLC. The complaint alleges violations under Sections 11 and 15 of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 20(a) of the Securities Exchange Act (the “Exchange Act”) by all defendants and under Section 10(b) of the Exchange Act by Motricity and those of our former and current officers who are named as defendants. The complaint seeks, inter alia, damages, including interest and plaintiff’s costs and rescission. A second putative securities class action complaint was filed by Mark Couch in October 2011 in the same court, also related to alleged violations under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Exchange Act. On November 7, 2011, the class actions were consolidated, and lead plaintiffs were appointed pursuant to the Private Securities Litigation Reform Act. On December 16, 2011, plaintiffs filed a consolidated complaint which added a claim under Section 12 of the Securities Act to its allegations of violations of the securities laws and extended the putative class period from August 9, 2011 to November 14, 2011. The plaintiffs filed an amended complaint on May 11, 2012 and a second amended complaint on July 11, 2012. On August 1, 2012, we filed a motion to dismiss the second amended complaint, which was granted on January 17, 2013.

Derivative Actions. In addition, during September and October 2011, three shareholder derivative complaints were filed against us and certain of our current and former directors and officers (including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jay A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner, James L. Nelson and Jay Firestone) in the U.S. District Court, Western District of Washington at Seattle. The complaints allege various violations of state law, including breaches of fiduciary duties and unjust enrichment based on alleged false and misleading statements in press releases and other SEC filings disseminated to shareholders. The derivative complaints seek, inter alia, a monetary judgment, restitution, disgorgement and a variety of purported corporate governance reforms. Two of the derivative actions were consolidated on October 27, 2011. On November 8, 2011, the parties filed a stipulation to stay completely the consolidated derivative action until the Court rules on the forthcoming dismissal motion in the consolidated class action. The court granted the parties’ stipulation on November 10, 2011, thereby staying the consolidated derivative action. On November 14, 2011, the third derivative action was transferred to the consolidated derivative proceeding, thereby subjecting it to the proceeding’s litigation stay.

Selected Financial Data

The selected consolidated financial data set forth below as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this registrations statement. This information should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and related notes included elsewhere in this registration statement.

The selected financial data as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 have been derived from our unaudited consolidated financial statements not included herein. In light of our acquisition of InfoSpace Mobile, on December 28, 2007 and Adenyo on April 14, 2011, our financial statements only reflect the impact of the acquisitions since those dates, and therefore comparisons with prior periods are difficult.

	Year Ended December 31,					Nine Months Ended September 30,
(in thousands, except per share data)	2011	2010	2009	2008	2007	2012	2011
Condensed Consolidated Statement of Operations Data:
Total revenues	$97,746	$110,244	$109,647	$100,071	$35,171	$68,041	$74,847
Operating expenses
Direct third-party expenses	16,267	7,793	7,222	3,869	3,709	14,735	11,794
Datacenter and network operations (1)	21,450	28,820	31,267	32,712	9,468	10,708	15,938
Product development and sustainment (1)	18,324	22,550	30,872	52,117	16,229	10,408	12,789
Sales and marketing (1)	14,583	12,216	11,013	9,452	7,119	7,782	11,138
General and administrative (1)	23,479	38,051	20,231	25,687	10,334	16,712	19,078
Depreciation and amortization	13,790	11,828	13,081	21,513	10,322	6,572	10,448
Impairment charges (2)	140,523	—	5,806	29,130	26,867	—	139,519
Acquisition transaction and integration costs	6,071	—	—	—	—	—	5,901
Restructuring (3)	4,957	407	1,988	3,135	1,283	2,505	4,840
Abandoned transaction charge (4)	—	—	—	—	2,600	—	—

Total operating expenses	259,444	121,665	121,480	177,615	87,931	69,422	231,445

Operating loss	(161,698)	(11,421)	(11,833)	(77,544)	(52,760)	(1,381)	(156,598)
Other income (expense), net	(472)	3,457	(1,620)	2,717	1,155	(2,225)	(125)

Loss before income taxes	(162,170)	(7,964)	(13,453)	(74,827)	(51,605)	(3,606)	(156,723)
Provision (Benefit) for income taxes	(5,195)	1,567	1,896	1,776	—	28	(5,471)

Loss from continuing operations	(156,975)	(9,531)	(15,349)	(76,603)	(51,605)	(3,634)	(151,252)
Income (Loss) from discontinued operations (5)	(38,417)	2,516	(952)	(1,297)	(24,928)	(6,446)	(33,696)
Loss from sale of discontinued operations (5)	—	—	—	(127)	(1,360)	—	—

Net loss	(195,392)	(7,015)	(16,301)	(78,027)	(77,893)	(10,080)	(184,948)

Accretion of redeemable preferred stock and dividends for preferred stock and redeemable preferred stock	—	(13,293)	(23,956)	(22,427)	(8,095)	—	—

Net loss attributable to common stockholders	$(195,392)	$(20,308)	$(40,257)	$(100,454)	$(85,988)	$(10,080)	$(184,948)

Net income (loss) per share attributable to common stockholders—basic and diluted
Continuing operations	$(3.50)	$(0.99)	$(6.69)	$(16.95)	$(10.30)	$(0.08)	$(3.40)
Discontinued operations	(0.86)	0.11	(0.16)	(0.24)	(4.54)	$(0.14)	$(0.76)

Total net loss per share attributable to common stockholders (6)	$(4.36)	$(0.88)	$(6.85)	$(17.19)	$(14.84)	$(0.22)	$(4.16)

Weighted-average common shares outstanding—basic and diluted	44,860	22,963	5,878	5,843	5,796	46,029	44,490

	December 31,
(in thousands)	2011	2010	2009	2008	2007
Condensed Balance Sheet Data:
Cash and cash equivalents	$13,066	$78,519	$35,945	$14,299	$67,418
Working capital	19,577	83,638	28,303	30,698	74,478
Total assets	118,112	231,814	174,176	195,447	289,391
Total long-term debt and capital lease obligations, less current portion	20,531	—	—	3,234	16,295
Total redeemable preferred stock	—	49,862	417,396	394,135	372,406
Total stockholders’ equity (deficit)	$49,125	$143,564	$(288,821)	$(249,867)	$(152,510)

(1)	Depreciation and amortization is not included in each respective operating expense category. The allocation by function is as follows:

	Year Ended December 31,					Nine Months Ended September 30,
(in thousands)	2011	2010	2009	2008	2007	2012	2011
Datacenter and network operations	$8,293	$7,807	$8,858	16,813	7,310	$3,423	$6,528
Product development and sustainment	2,296	1,634	1,899	2,214	1,548	1,039	1,903
Sales and marketing	2,799	2,041	1,930	2,064	307	1,715	1,636
General and administrative	402	346	394	422	1,157	395	381

Depreciation and amortization	$13,790	$11,828	$13,081	21,513	10,322	$6,572	$10,448

(2)	The impairment charges in 2011 relate to a combination of factors occurring, including the significant decline of our market capitalization below the book value of our net assets and the reduction in the actual and anticipated performance of acquired businesses below our expectations. The impairment charges in 2008 and 2009 relate primarily to integration activities following our acquisition of InfoSpace Mobile in December 2007 and to certain non-core operating assets. The 2007 impairment charges relate to goodwill due primarily to changes in consumer purchase habits. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details.
(3)	2011 restructuring charges relate to severance payments and stock-based compensation charges related to the acceleration of equity awards given to employees that were terminated. In the prior years, our restructuring charges relate to costs associated with closing and relocating facilities, relocating certain key employees and severance costs following the acquisition of InfoSpace Mobile. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details.
(4)	In 2007, we issued a warrant to purchase common stock to an affiliate of an existing investor as a fee for providing a financing commitment in connection with a proposed transaction that was not completed.
(5)	In connection with a business strategy reassessment initiated in 2007, we exited the direct to consumer and media and entertainment businesses at various times during 2007 and 2008. In 2012, both our France and Netherlands subsidiaries were sold, and we exited our subsidiaries in India and the Asia Pacific Region. We have excluded the results of these subsidiaries from continuing operations. The Netherlands subsidiary has been excluded from 2008, 2009, 2010 and 2011. The Asia Pacific Region has been excluded from 2009, 2010 and 2011. The France and Indian subsidiaries have been excluded from 2010 and 2011.
(6)	See Note 14-Net Loss Per Share Attributable to Common Stockholders to our Consolidated Financial Statements for a description of the method used to compute basic and diluted net loss per share attributable to common stockholders.

Quarterly Financial Data

The following tables set forth our unaudited quarterly consolidated statements of operations and other data for the years ended December 31, 2012 and December 31, 2011. We have prepared the unaudited quarterly operational data on the same basis as the audited consolidated financial statements included in this report, and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this financial information. Quarterly results are not necessarily indicative of the operating results to be expected for the full fiscal year. You should read this data together with our consolidated financial statements and the related notes included elsewhere in this report. Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

	For the three months ended,
(in thousands)	March 31, 2012	June 30, 2012	September 30, 2012
Total revenues	$22,786	$22,209	$23,046
Operating expenses
Direct third-party expenses	5,154	5,009	4,572
Datacenter and network operations, excluding depreciation	3,441	3,788	3,479
Product development and sustainment, excluding depreciation	5,032	2,748	2,628
Sales and marketing, excluding depreciation	2,525	2,486	2,771
General and administrative, excluding depreciation	6,298	4,998	5,416
Depreciation and amortization	1,754	2,041	2,777
Impairment charges	—	—	—
Acquisition transaction and integration costs	—	—	—
Restructuring	2,037	468	—

Total operating expenses	26,241	21,538	21,643

Operating income (loss)	(3,455)	671	1,403

Other expense, net	(457)	(997)	(771)

Income (loss) before income taxes	(3,912)	(326)	632
Provision (benefit) for income taxes	92	(160)	96

Net income (loss) from continuing operations	(4,004)	(166)	536
Net loss from discontinued operations	(4,681)	(1,765)	—

Net income (loss) attributable to common stockholders	$(8,685)	$(1,931)	$536

Net income (loss) per share from continuing operations—basic and diluted	$(0.09)	$—	$0.01
Net income (loss) per share from discontinued operations—basic and diluted	(0.10)	(0.04)	—

Net income (loss) per share attributable to common stockholders—basic and diluted	$(0.19)	$(0.04)	$0.01

Weighted-average common shares outstanding—basic	45,981	46,023	46,083
Weighted-average common shares outstanding—diluted	45,981	46,023	46,087

	For the three months ended,
(in thousands)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Total revenues	$24,293	$25,788	$24,766	$22,899
Operating expenses
Direct third-party expenses	2,930	4,011	4,853	4,473
Datacenter and network operations, excluding depreciation	6,083	4,659	5,196	5,512
Product development and sustainment, excluding depreciation	3,963	3,536	5,290	5,535
Sales and marketing, excluding depreciation	3,447	3,741	3,950	3,445
General and administrative, excluding depreciation	6,021	6,038	7,019	4,401
Depreciation and amortization	3,744	4,132	2,572	3,342
Impairment charges	—	—	139,519	1,004
Acquisition transaction and integration costs	4,072	2,000	(171)	170
Restructuring	246	129	4,465	117

Total operating expenses	30,506	28,246	172,693	27,999

Operating loss	(6,213)	(2,458)	(147,927)	(5,100)
Other income (expense), net	41	11	(177)	(347)

Loss before income taxes	(6,172)	(2,447)	(148,104)	(5,447)
Provision (benefit) for income taxes	443	441	(6,355)	276

Net loss from continuing operations	(6,615)	(2,888)	(141,749)	(5,723)

Net income (loss) from discontinued operations	474	(1,381)	(32,789)	(4,721)

Net loss attributable to common stockholders	$(6,141)	$(4,269)	$(174,538)	$(10,444)

Net loss per share from continuing operations—basic and diluted	$(0.16)	$(0.06)	$(3.09)	$(0.13)
Net income (loss) per share from discontinued operations—basic and diluted	0.01	(0.03)	(0.71)	(0.10)

Net loss per share attributable to common stockholders—basic and diluted	$(0.15)	$(0.09)	$(3.80)	$(0.23)

Weighted-average common shares outstanding—basic and diluted	42,286	45,267	45,877	45,957

	For the three months ended,
(in thousands)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenue
Managed services	$20,053	$21,170	$22,495	$22,656
Professional services	8,196	7,360	5,002	3,312

Total revenues	28,249	28,530	27,497	25,968

Operating expenses
Direct third-party expenses	843	2,064	2,313	2,573
Datacenter and network operations, excluding depreciation	7,834	7,247	6,915	6,824
Product development and sustainment, excluding depreciation	8,008	5,593	4,723	4,226
Sales and marketing, excluding depreciation	3,335	3,089	2,859	2,933
General and administrative, excluding depreciation	4,651	22,037	5,194	6,169
Depreciation and amortization	2,936	2,909	2,944	3,039
Restructuring	407	—	—	—

Total operating expenses	28,014	42,939	24,948	25,764

	For the three months ended,
(in thousands)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Operating income (loss)	235	(14,409)	2,549	204

Other income (expense), net	(258)	3,799	11	(95)

Income (Loss) before income taxes	(23)	(10,610)	2,560	109
Provision for income taxes	467	467	467	166

Net income (loss) from continuing operations	(490)	(11,077)	2,093	(57)
Net income (loss) from discontinued operations	(1,043)	(513)	1,163	2,909

Net income (loss)	(1,533)	(11,590)	3,256	2,852

Accretion of redeemable preferred stock, Series H and Series D1 preferred stock dividends	(6,400)	(5,843)	(547)	(503)

Net income (loss) attributable to common stockholders	$(7,933)	$(17,433)	$2,709	$2,349

Net income (loss) per share from continuing operations – basic and diluted	$(1.20)	$(1.89)	$0.04	$(0.02)
Net income (loss) per share from discontinued operations – basic and diluted	(0.18)	(0.06)	0.03	0.08

Net income (loss) per share attributable to common stockholders – basic and diluted	$(1.38)	$(1.95)	$0.07	$0.06

Weighted-average common shares outstanding – basic	5,753	8,928	38,044	38,598
Weighted-average common shares outstanding – diluted	—	—	38,720	—

Management’s Discussion and Analysis and Results of Operations

Business Overview

Motricity is a provider of mobile data solutions serving mobile operators, consumer brands and enterprises, and advertising agencies. Our software as a service based platform enables our customers to implement marketing, merchandising, commerce, and advertising solutions to engage with their target customers and prospects through mobile devices. Our integrated solutions span mobile optimized websites, mobile applications, mobile merchandising and content management, mobile messaging, mobile advertising and predictive analytics. Our solutions allow our customers to drive loyalty, generate revenue and re-engineer business processes to capture the advantages of a mobile enabled customer base.

To date, most of our revenue has come from our wireless carrier customers, but the increased use of smartphones and other mobile devices using so-called open operating system (e.g., Android, iOS, Windows Mobile and Blackberry) has caused this business to decline rapidly. We exited most of our non-U.S. carrier business in 2012 and AT&T, our single largest customer, has given notice that it will terminate contracts that accounted for approximately 40% of our annual revenue in each of 2011 and 2012. See Risk Factors.

Motricity, a Delaware corporation, was incorporated on March 17, 2004 under the name Power By Hand, Inc. (“PBH, Inc.”). PBH, Inc. was formed as a new entity to be the surviving corporation in the merger of Pinpoint Networks, Inc. (the acquiring corporation for accounting purposes) and Power By Hand Holdings, LLC (“PBH Holdings”), which occurred on April 30, 2004. On October 29, 2004, we changed our name from Power By Hand, Inc. to Motricity, Inc. In 2007, we acquired the assets of the mobile division of InfoSpace, Inc. (“InfoSpace Mobile”). Located in Bellevue, Washington, InfoSpace Mobile was a provider of mobile content solutions and services for the wireless industry. On June 23, 2010, we completed our offering of 6,000,000 shares of common stock in an initial public offering. Our common stock is currently traded publicly on the NASDAQ Global Select Market under the symbol “MOTR.”

On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries), pursuant to an Arrangement Agreement, dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity, Inc. and the other parties thereto. The assets include Adenyo’s interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer lists, supplier lists and contractual rights. Adenyo was a mobile marketing, advertising and analytics solutions provider with operations in the United States (“U.S.”), Canada and France.

On July 24, 2012, we launched a rights offering pursuant to which each stockholder of record at the close of business on July 23, 2012 received a transferable subscription right entitling the holder thereof to subscribe for a unit at a subscription price of $0.65 per unit. Each unit consisted of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock, as well as an over-subscription privilege. The rights offering was fully subscribed and we received approximately $28 million in net proceeds upon closing of the rights offering on October 11, 2012.

Our operations are predominantly based in the U.S., with international operations in Canada and Europe. As described below, we are in the process of exiting our operations in India, the Asia Pacific region and France. We generated approximately 95%, 82% and 73% of our total revenue in the U.S. during the years ended December 31, 2009, 2010 and 2011, respectively. In the year 2011, 17% of our revenue was generated in Asia. As of December 31, 2009, December 31, 2010 and December 31, 2011, the majority of our long-lived assets were located in the U.S.

Recent Developments

Overview. We have undergone significant changes over the past several months as described in more detail below. These changes have included: an increased focus on our mobile media business, exiting international operations, implementing cost reduction measures, exploring strategic and financing alternatives including a sale of our company, securing and amending a term loan, securing a revolving loan facility, implementing changes in management, and closing a fully subscribed rights offering. During this period of transformation, we have continued to deliver value-added solutions and roll out new services to customers, and we have taken a number of proactive steps to evolve our strategy to rebuild the Company and lower operating expenses.

The competitive landscape continues to affect our business. In North America, our wireless carrier business is continuing to experience downward pressures related to the mass adoption of smart phones at the expense of feature phones. While this transition has been underway for some time, our large carrier customers are reporting that this trend is accelerating faster than they expected and it is affecting revenues not just for Motricity, but for the industry. With the shift in our focus from large solution customization and implementation projects to mobile media and enterprise solutions, we have seen a downward trend in our carrier service revenue on a sequential basis and we believe that this trend will continue. We are broadening our solutions and services to North American carriers, but there are no assurances that we will be successful in doing so. We depend, and expect to continue to depend, on a limited number of significant wireless carriers for a substantial portion of our revenues. Certain of our customers, including AT&T and Verizon, may terminate our agreements by giving advance notice. In light of these circumstances, we decided to accelerate our focus on our media business and this could reduce our revenues. See Risk Factors.

The continuing uncertainty surrounding worldwide financial markets and macroeconomic conditions has caused and may continue to cause our customers to decrease or delay their expansion, purchasing and promotional activities. Additionally, constrictions in world credit markets may cause our customers to experience difficulty securing the financing necessary to expand their operations and purchase our services. Economic uncertainty and unemployment have resulted in and may continue to result in cost-conscious consumers, which have adversely affected and may continue to adversely affect demand for our services. If the current adverse macroeconomic conditions continue, our business and prospects may continue to be negatively affected.

Strategic Review. Beginning in September 2011, with the assistance of GCA Savvian Advisors, LLC (“Savvian”), we explored strategic options, including a spin-off, sale or other transaction involving our carrier business and mobile media. After considering the indications of interest and offers received in this process, we decided to end the process of actively pursuing a sale of our business. As such, we decided to focus our resources on other strategic paths, including increasing the focus on our mobile media business and consummating in the rights offering that closed on October 11, 2012. As part of our increased focus on our mobile media opportunities, we are pursuing new product development opportunities designed to enhance and expand our existing services, seeking to develop new technology that addresses the increasingly sophisticated and varied needs of our customers, and responding to technological advances and emerging industry standards and practices and license leading technologies that will be useful in our business in a cost-effective and timely way.

The realignment of our strategic path and consideration of financing options will continue to require management time and resources, while we simultaneously focus on developing new product offerings and reducing costs. We cannot assure that we will be successful in our efforts in obtaining financing, realigning our strategic path, increasing our focus on our mobile media business, or broadening our carrier solutions. The uncertainty inherent in our strategic review can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of other key officers and employees. We are increasing our focus on our mobile media business.

As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the condensed consolidated financial statements. The prior period operations related to these entities have also been reclassified as discontinued operations retrospectively for all periods presented.

To address the challenges presented by the market conditions and the other risks and uncertainties facing our business and to realign our strategic path, we have continued to implement cost saving measures, including a reduction in our workforce, the cancellation of some hiring plans, and a restructuring of our facilities and data centers. We continue to review our cost structure and may implement further cost saving initiatives. These measures are designed to realign our strategic path, streamline our business, improve the quality of our product offerings and implement cost saving measures. We cannot guarantee that we will be able to execute on our realigned strategic path, realize cost savings and other anticipated benefits from our cost saving efforts, or that such efforts will not interfere with our ability to achieve our business objectives. Moreover, the reduction in force and the realignment of our strategic path and other cost savings measures can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, may increase the likelihood of turnover of other key employees, and may have an adverse impact on our business. Our success will depend on our ability to successfully execute one or more financing alternatives, our ability to successfully develop and use new technologies and adapt our current and planned services to new customer requirements or emerging industry standards and expand our customer base and risks and uncertainties discussed in Risk Factors.

Liquidity and Capital Resources. On October 11, 2012, upon the closing of our rights offering, the revolving credit facility associated with our existing term loan terminated pursuant to its terms. We did not borrow any sums under the revolving credit facility. We originally entered into the term loan on September 16, 2011, and amended it on November 14, 2011 and February 28, 2012, and added the revolving credit facility on May 10, 2012. The maturity date for the term is August 28, 2013. High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of January 30, 2013, of approximately 30.7% of our outstanding shares of common stock and of approximately 95.5% of our Series J preferred stock. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan, as amended, was approved by a committee comprised of disinterested directors of our Board of Directors. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for units consisting of shares of our 13% Series J preferred stock and warrants to purchase common stock at a subscription price of $0.65 per unit. The rights offering closed on October 11, 2012 and was fully subscribed. We received approximately $28.0 million in net proceeds.

We believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs for the next 12 months. However, this may not be the case, as our longer-term liquidity and ability to execute on our longer term business plan is contingent on our ability to raise additional capital and on our not experiencing any events that may accelerate the payment of our term loan or the mandatory redemption of our Series J preferred stock. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path, the effect of any financing alternatives we may pursue and our ability to meet financial covenants under any indebtedness we may incur.

We cannot assure that sufficient capital will be available on acceptable terms, if at all, or that we will generate sufficient funds from operations to repay our term loan when due or to adequately fund our longer term operating needs. If we are unable to raise sufficient funds, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs and repay our term loan when due. Our failure to do so could result, among other things, in a default under our term loan, loss of our customers and a loss of our stockholders’ entire investment. Our ability to meet our liquidity needs or raise additional funds may also be adversely affected by the legal proceedings we are subject to as described in more detail below. Our operating performance may also be affected by risks and uncertainties discussed below in Risk Factors. These risks and uncertainties may also adversely affect our short and long-term liquidity.

Management and Director Changes. On November 15, 2012, the employment of our President and Interim Chief Executive Officer James R. Smith, Jr., was terminated, and Richard Stalzer was appointed Chief Executive Officer. Mr. Stalzer was initially hired by the Company in January 2012 as President of our mobile marketing and advertising business when Charles P. Scullion, our Chief Strategy Officer and interim President of our mobile marketing and advertising business, resigned for good reason. Also on November 15, 2012, Nathan Fong was appointed Chief Operating Officer in addition to his role as our Chief Financial Officer which he assumed on June 12, 2012, and Richard Sadowsky, who had, since July of 2012, been serving as our General Counsel on secondment from SNR Denton US LLP, was appointed Chief Administrative Officer as well as General Counsel and began serving as an employee of the Company on January 1, 2013. The uncertainty inherent in our ongoing leadership transition can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of other key officers and employees. Further, on January 16, 2013, Lady Barbara Judge, CBE, a member of our board of directors resigned from her position as a director and as a member of our compensation committee and governance and nominating committee, effective immediately. Her decision to resign was not a result of any disagreement with the Company or its management. Also on January 16, 2013, the board of directors appointed Kevin Lewis as a director to fill the vacancies on the board of directors and on the compensation committee created by Lady Judge’s resignation. The board of directors appointed James Nelson as a member of the Company’s governance and nominating committee to fill the vacancy left by Lady Judge.

Sales Process. As a result of the exploration of a sale of all or a portion of our business, during September through December 2011 we received indications of interest to sell all or a portion of our business. At the end of 2011, after determining that none of the indications of interest received at that point were likely to result in a sale of the Company at a meaningful premium over the market price of our common stock and considering the uncertainty of consummating a transaction on favorable terms if at all, we ended the process led by Savvian. Nevertheless, we continued to receive and evaluate inquiries and offers from parties interested in acquiring our carrier business. These inquiries and offers included purchase prices of up to $40 million. These offers and inquiries were subject to due diligence, price adjustments, buyer contingencies and optionality, uncertainties, and other proposed transaction terms that ultimately led us to conclude, after lengthy negotiations and based on a recommendation by disinterested directors, to elect to retain our carrier business and the current positive cash flows it provides, and forego the cost and expense of pursuing a transaction that we did not believe would be completed at the price initially proposed, if at all. The carrier business is subject to the risks and uncertainties discussed in Risk Factors.

Listing on Nasdaq. On June 14, 2012, we received a letter from Nasdaq advising that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Select Market pursuant to Nasdaq Marketplace Rule 5450(a)(1). This notification has no effect on the listing of our common stock at this time. Nasdaq stated in its letter that in accordance with the Nasdaq Listing Rules, we will be provided 180 calendar days, or until December 11, 2012, to regain compliance with the minimum bid price requirement. If, at any time before December 11, 2012, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the Nasdaq staff will provide us with written notification that we have achieved compliance with the minimum bid requirement. On December 13, 2012, we received the Delisting Notice notifying us that we did not regain compliance with the Minimum Bid Requirement and, accordingly would be delisted from the NASDAQ Global Select Market. We submitted to NASDAQ a request for a hearing to appeal the determination, staying the suspension of trading of our common stock and the filing of a Form 25 with the SEC. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to meet the Annual Meeting Requirement serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement at a hearing on January 31, 2013. There can be no assurance that an appeal will be successful. See Risk Factors.

Key components of our results of operations

Sources of revenue

Our revenue is earned predominantly under contracts ranging from one to three years in duration with our wireless carrier and other customers. In addition, we have contracts in our advertising business which are smaller in value, generally with durations shorter than six months. Under our typical longer term contracts, we provide one or more of our managed services, for which we charge fixed, periodic or variable, activity-based fees or receive a percentage of customer revenues (or a combination of these fees), and often also charge professional service fees to implement the specific mCore solutions required by the customer. We typically charge fixed monthly managed service fees to host the solutions and provide other support and services as required by the customer. Managed service fees vary by contract based on a number of factors including the scope of the solutions deployed, IT processing and bandwidth capacity requirements and the nature and scope of any other support or services required by the customer. Surcharges are typically included for excessive IT capacity requirements based on customer usage. Professional service fees primarily relate to work required for the initial customization and implementation of our mCore solutions for customers, as well as for customer-specified enhancements, extensions or other customization of the solutions following initial implementation. Professional services are typically provided on a fixed fee basis, depending on the scope and complexity of the individual project. Professional services fees from time to time may include charges for computer hardware and third-party software related to implementing our solutions.

Some of our customer contracts include a variable fee based on one of several measures, including the number of wireless subscribers who use our mCore solutions each month, the aggregate dollar volume or number of transactions processed, or specified rates for individual transactions processed, depending on the specific type of service involved. We typically receive a monthly subscription fee from our wireless carrier customers for each active portal user, where active usage is defined as utilizing the service at least one to three times per calendar month depending on the customer contract. We also earn a portion of our revenue from revenue sharing agreements whereby we earn a percentage of the incremental revenue we enable our customers to generate. In addition, from our content and application provider customers, we typically receive either a share of gross dollars generated for each premium message, or a fee for each standard message, delivered through the mCore platform. Individual carrier and content provider contracts often contain monthly minimum charges for usage-based fees or transaction-based charges for all or a portion of the contract term, based on various factors including the size of the customer’s subscriber base and the expected rate of subscriber usage of our services.

We also have advertising contracts of shorter duration which require us to deliver a number of impressions to identified audience segments in a fixed period of time. The metrics for these contracts vary based on the content of the advertising campaign. These contracts can also have a set-up and professional services element to them. While these contracts currently make up a small part of our revenue, we are investing in and intend to grow this business.

Due to the nature of the services we provide, our customer contracts contain monthly service level requirements that typically require us to pay financial penalties if we fail to meet the required service levels. We recognize these penalties, when incurred, as a reduction in revenue. Typical service level requirements address down time or slow response of our services that impact mobile subscribers and response time in addressing customer requests. Potential penalties vary by contract and range from near zero to as much as 100% of monthly recurring revenue, depending on the severity and duration of the service issue. Service level penalties represented 1% of total revenue in 2009 and 2010 and less than 1% of total revenue in 2011.

Operating expenses

We classify our operating expenses into six categories: direct third-party, datacenter and network operations, product development and sustainment, sales and marketing, general and administrative and depreciation and amortization. Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, commissions, payroll taxes, employee benefit costs and stock-based compensation expense. Other operating expenses include datacenter and office facility expenses, computer hardware, software and related maintenance and support expenses, bandwidth costs, and marketing and promotion, legal, audit, tax consulting and other professional service fees. We charge stock-based compensation expense resulting from the amortization of the fair value of stock option grants to each option holder’s functional area. We allocate certain facility-related and other common expenses such as rent, office and IT desktop support to functional areas based on headcount.

Direct third-party expenses. Our direct third-party expenses consist of licensing costs for customer-specific, third-party software and the costs of certain content that we contract for directly on behalf of our wireless carrier customers, as well as certain computer hardware and software that we acquire on behalf of carrier customers. The project specific hardware and software expenses may cause large fluctuations in our direct third party expenses from quarter to quarter. For our advertising business, direct third-party expenses include the cost to publish advertisement across various publisher platforms.

Datacenter and network operations. Datacenter and network operations expenses consist primarily of personnel and outsourcing costs for operating our datacenters, which host our mCore solutions on behalf of our customers. Additional expenses include facility rents, power, bandwidth capacity and software maintenance and support. We have been consolidating our datacenters since the InfoSpace Mobile acquisition, which has reduced datacenter and network operations costs.

Product development and sustainment. Product development expenses primarily consist of personnel costs and costs from our development vendors. Our product development efforts include improving and extending the functionality and performance of our service delivery platform, developing new solutions, customizing and implementing our solution set for our customers and providing other service and support functions for our solutions. Product development costs related to software products to be sold, leased or otherwise marketed are capitalized when technological feasibility has been established and amortized over the expected asset life. Product development costs related to software used solely on an internal basis to provide our services, which we refer to as internal use software, are capitalized and amortized over the expected asset life. The impairment charges during the third quarter of 2011 included previously capitalized software development costs. Over time product development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy we may not be in a position to or may decide not to increase our product development costs in the near or long term.

Sales and marketing. Sales and marketing expenses primarily consist of personnel costs for our sales and marketing staff, commissions earned by our sales personnel and the cost of marketing programs. In order to continue to grow our business and awareness of our services, we expect that we will commit additional resources to our sales and marketing efforts.

General and administrative. General and administrative expenses, referred to herein as G&A, primarily consist of personnel costs for our executive, finance, legal, human resources and administrative personnel, as well as legal, accounting and other professional fees and facilities-related expenses. In 2010, we recognized additional stock-based compensation related to the vesting of restricted stock as a result of the IPO.

Depreciation and amortization. Depreciation and amortization expenses consist primarily of depreciation of internal use software, computer hardware and leasehold improvements in our datacenters, amortization of capitalized software development costs, and amortization of purchased intangibles.

Other income (expense), net

Other income and other expenses, net consists of interest we earn on our cash and cash equivalents, interest expense we incur as a result of our borrowings, if any, and non-operating income and expenses. It also includes income or expense related to changes in the fair value of our previously outstanding warrants to purchase redeemable preferred shares.

Provision for income tax

The provision for income tax in 2011 primarily consists of a deferred tax benefit from the reversal of our deferred tax liabilities. Our deferred tax liabilities were reversed when impairment was recorded on the underlying intangible assets. Income tax expenses for 2010 and 2009 primarily consist of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with the acquisition of the InfoSpace Mobile assets and taxes in certain foreign jurisdictions. Due to our history of operating losses, we have accumulated substantial net operating losses, which constitute the majority of our deferred tax assets. Because of our history of operating losses, we maintain full valuation allowances against our deferred tax assets and consequently are not recognizing any tax benefit related to our current pre-tax losses. If we achieve sustained profitability, subject to certain provisions of the U.S. federal tax laws that may limit our use of our accumulated losses, we will continue to evaluate whether we should record a valuation allowance, based on a more likely than not standard, which would result in immediate recognition of a tax benefit and we would begin recording income tax provisions based on our earnings and applicable statutory tax rates going forward. Due to our large net operating loss carryforwards, we do not expect to pay U.S. federal income taxes in the next several years.

As a result of our international business, we expect to pay income taxes in certain foreign countries.

Results of Operations—For the Three and Nine Months Ended September 30, 2012

Total revenues

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	$Change	%Change	2012	2011	$Change	%Change
			(Dollars in thousands)
Total revenues	$23,046	$24,766	$(1,720)	(6.9)%	$68,041	$74,847	$(6,806)	(9.1)%

Total revenues for the three months ended September 30, 2012 decreased $1.7 million, or 6.9%, compared to the three months ended September 30, 2011. During the three months ended September 30, 2012, it was determined that we should exit our premium messaging business resulting in a $1.4 million decrease in revenue as compared to the same period in the prior year. In addition, we experienced slight decreases in revenue generated from our wireless carrier customers and the media business.

Total revenues for the nine months ended September 30, 2012 decreased $6.8 million, or 9.1%, compared to the nine months ended September 30, 2011. This decrease is primarily due to:

•	$6.0 million reduction attributable to lower professional services and activity based revenue from our carrier customers;

•	$3.2 million of revenue earned in 2011 that related to carrier customers with terminated agreements; and

•	$2.4 million of decreased revenue from the premium messaging business.

These items were partially offset by:

•

$3.0 million of increased revenue from advertising, analytics and the other business acquired from Adenyo as 2012 includes a full nine months of activity, compared to only five and one half months for the same period in 2011 (Adenyo was acquired on April 14, 2011); and

•	$1.8 million of revenue associated with customer usage of the AT&T portal that has increased over the same period in the prior year, but is experiencing declines in the second half of 2012.

We generated 89% and 91% of our revenues in the U.S. for the three and nine months ended September 30, 2012, respectively, as compared to 93% and 94% for the three and nine months ended September 30, 2011. The fluctuation in domestic revenues is primarily due to the impact of more international customers acquired with the purchase of Adenyo.

Significant customers as a percentage of total revenues:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
AT&T	60%	55%	61%	58%
Verizon Wireless	19%	20%	19%	21%

Operating expenses

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change
	(Dollars in thousands)
Direct third-party expenses	$4,572	$4,853	$(281)	(5.8)%	$14,735	$11,794	$2,941	24.9%
Datacenter and network operations*	3,479	5,196	(1,717)	(33.0)	10,708	15,938	(5,230)	(32.8)
Product development and sustainment*	2,628	5,290	(2,662)	(50.3)	10,408	12,789	(2,381)	(18.6)
Sales and marketing*	2,771	3,950	(1,179)	(29.8)	7,782	11,138	(3,356)	(30.1)
General and administrative*	5,416	7,019	(1,603)	(22.8)	16,712	19,078	(2,366)	(12.4)
Depreciation and amortization	2,777	2,572	205	8.0	6,572	10,448	(3,876)	(37.1)
Impairment charges	—	139,519	(139,519)	(100.0)	—	139,519	(139,519)	(100.0)
Acquisition transaction and integration costs	—	(171)	171	(100.0)	—	5,901	(5,901)	(100.0)
Restructuring	—	4,465	(4,465)	(100.0)	2,505	4,840	(2,335)	(48.2)

Total operating expenses	$21,643	$172,693	$(151,050)	(87.5)%	$69,422	$231,445	$(162,023)	(70.0)%

*	excluding depreciation

We acquired Adenyo in mid-April 2011. Our operating results for the nine months ended September 30, 2012 include the impact from a full period of media-related activity resulting from the Adenyo purchase. The corresponding period in 2011 only included media-related activity beginning in mid-April 2011.

Direct third party expenses

For the three months ended September 30, 2012, direct third party expenses decreased $0.3 million, or 5.8%, compared to the corresponding period in 2011. The decrease was primarily due to a reduction in associated revenues.

For the nine months ended September 30, 2012, direct third party expenses increased $2.9 million, or 24.9%, compared to the corresponding 2011 period. This increase was primarily driven by:

•

$1.4 million penalty related to volume minimums in the premium messaging business that were not met in the first half of 2012. The agreement pursuant to which this penalty was incurred was terminated in May 2012. We decided to exit in the third quarter of 2012 and we have not experienced any additional charges of this type, nor do we expect any in the future;

•	$1.1 million of increased data purchases for the analytics business and publisher costs for the media business, as 2012 includes the full impact of the acquisition of Adenyo; and

•	$0.4 million of increased usage-based fees for customer specific third-party software, as user volume through the AT&T portal increased over the prior year.

Datacenter and network operations, excluding depreciation

For the three months ended September 30, 2012, datacenter and network operations expense, excluding depreciation, decreased $1.7 million, or 33.0%, compared to the corresponding period in 2011. This decrease was primarily driven by:

•	$1.1 million decrease attributable to lower headcount and personnel related costs; and

•	$0.5 million decrease in software and maintenance costs, facilities and rental expense.

For the nine months ended September 30, 2012, datacenter and network operations expense, excluding depreciation, decreased $5.2 million, or 32.8%, compared to the corresponding period in 2011. This decrease was primarily driven by:

•	$2.4 million decrease attributable to lower headcount and personnel related costs;

•	$1.0 million decrease in software and maintenance costs;

•	$0.8 million decrease in outsourced services to support data centers;

•	$0.4 million decrease in bandwidth and hosting; and

•	$0.2 million decrease in travel costs as we exited the majority of our international operations in 2011.

Product development and sustainment, excluding depreciation

For the three months ended September 30, 2012, product development and sustainment expense, excluding depreciation, decreased $2.7 million, or 50.3%, compared to the corresponding period in 2011. This decrease was primarily due to a $2.2 million reduction in offshore contractor expenses due to the decline in professional services revenue, a $0.3 million decrease in facilities and equipment costs, and a $0.2 million decrease in travel and related expenses due to the exit of the majority of our international operations in 2011.

For the nine months ended September 30, 2012, product development and sustainment expense, excluding depreciation, decreased $2.4 million, or 18.6%, as compared to the corresponding period in 2011. This decrease was primarily due to a $2.7 million decrease in offshore contractor expenses due to the reduction in professional services revenue and a $0.6 million decrease in travel and related expenses due to the exit of the majority of our international operations in 2011. These decreases were partially offset by a $1.4 million increase in salary and benefits.

Sales and marketing, excluding depreciation

For the three months ended September 30, 2012, sales and marketing expense, excluding depreciation, decreased $1.2 million, or 29.8%, compared to the corresponding period in 2011. This decrease was primarily due to a $0.9 million reduction in headcount and personnel related costs, a $0.3 million decrease in travel and related expenses due to the exit of the majority of our international operations in 2011 and a $0.1 million decrease in marketing activities.

For the nine months ended September 30, 2012, sales and marketing expense, excluding depreciation, decreased $3.4 million, or 30.1%, compared to the corresponding period in 2011. This decrease was primarily due to a $2.0 million reduction in headcount and personnel related costs, a $0.7 million decrease in marketing activities, and a $0.7 million decrease in travel and related expenses due to the exit of the majority of our international operations in 2011.

General and administrative, excluding depreciation

For the three months ended September 30, 2012, general and administrative expense, excluding depreciation, decreased $1.6 million, or 22.8%, compared to the corresponding period in 2011. This decrease was primarily due to decreases in legal, relocation, accounting and consulting fees.

For the nine months ended September 30, 2012, general and administrative expense, excluding depreciation, decreased $2.4 million, or 12.4%, as compared to the corresponding period in 2011. This decrease was primarily due to:

•	$1.5 million decrease in legal, relocation, accounting, and consulting fees;

•	$0.7 million decrease in headcount and personnel related costs; and

•	$0.7 decrease of expenses related to receivables considered uncollectible.

These decreases were partially offset by:

•	$0.3 million of increased facility rental costs associated with the additional space related to offices acquired with Adenyo; and

•	$0.2 million of increased costs related to contractors.

Depreciation and amortization

For the three months ended September 30, 2012, depreciation and amortization expense increased $0.2 million, or 8.0%, compared to the corresponding 2011 period. The increase was primarily due to accelerated depreciation of assets associated with our corporate headquarters that will be relocating effective January 2, 2013. This increase was partially offset by lower amortization associated with intangible assets and capitalized software as a result of impairment of these assets that occurred in the second half of 2011.

For the nine months ended September 30, 2012, depreciation and amortization expense decreased $3.9 million, or 37.1%, compared to the corresponding 2011 period. The decrease was primarily due to lower amortization associated with intangible assets and capitalized software as a result of impairment of these assets that occurred in the second half of 2011.

Impairment charges

As a result of an impairment test performed as of July 31, 2011, we recorded an estimated impairment charge in the third quarter of 2011. Additionally, we performed our annual impairment test and finalized our estimated impairment charge during the fourth quarter of 2011. For the nine months ended September 30, 2011, we recorded impairment charges of $139.5 million (adjusted to $140.5 million during the fourth quarter), of which $123.5 million (adjusted to $124.3 million during the fourth quarter of 2011) relates to goodwill and $16.0 million (adjusted to $16.2 million during the fourth quarter of 2011) relates to various fixed and intangible assets.

Acquisition transaction and integration costs

Acquisition transaction and integration costs incurred during the three and nine months ended September 30, 2011 relate to the acquisition of Adenyo which was completed on April 14, 2011.

Restructuring

During the first quarter of 2012, as part of the overall realignment of our strategic path, and following the termination of our agreement with XL on December 31, 2011, we initiated a restructuring plan related to our international operations. In connection with the implementation of the restructuring plan, we incurred $2.0 million of restructuring charges during the three months ended March 31, 2012, primarily costs associated with involuntary termination benefits and retention bonuses. During the second quarter of 2012, we continued these restructuring efforts and incurred an additional $0.5 million of involuntary termination benefits.

Other expense, net

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands)
Other income (expense)	$(281)	$11	$(802)	$37
Interest and investment income, net	—	1	1	27
Interest expense	(490)	(189)	(1,424)	(189)

Total other expense, net	$(771)	$(177)	$(2,225)	$(125)

For the three and nine months ended September 30, 2012, other expense of $0.3 million and $0.8 million, respectively, primarily represents the loss recognized on asset disposals associated with the termination of the lease for our Bellevue, Washington headquarters. Interest expense of $0.5 million and $1.4 million for the three and nine months ended September 30, 2012, respectively, relates to the term loan we entered into on September 16, 2011. See Note 6—Debt Facilities to our condensed consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources for more information.

Provision (benefit) for income taxes

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(Dollars in thousands)
Provision (benefit) for income taxes	$96	$(6,355)	$28	$(5,471)

The provision (benefit) for income taxes for the three and nine months ended September 30, 2012 and 2011 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with our acquisition of Adenyo and InfoSpace Mobile.

Our historical lack of profitability is a key factor in concluding there is insufficient evidence of our ability to realize any future benefits from our deferred tax assets and accordingly, we maintain a full valuation allowance against our net deferred tax assets.

Net loss from discontinued operations

	Three Months September 30,				Nine Months September 30,
	2012	2011	$ Change	%Change	2012	2011	$ Change	%Change
				(Dollars in thousands)
Net loss from discontinued operations	$—	$(32,789)	$32,789	(100.0)%	$(6,446)	$(33,696)	$27,250	(80.9)%

Net loss from discontinued operations for the three and nine months ended September 30, 2012 and 2011 includes the results of our operations in India, the Asia Pacific region, the Netherlands and France.

Net income (loss)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change
				(Dollars in thousands)
Net income (loss)	$536	$(174,538)	$175,074	(100.3)%	$(10,080)	$(184,948)	$174,868	(94.5)%

For the three months ended September 30, 2012, net income was $0.5 million, compared to net loss of $174.5 million for the three months ended September 30, 2011. For the nine months ended September 30, 2012, net loss was $10.1 million, compared to net loss of $184.9 million for the nine months ended September 30, 2011.

Results of Operations—For the Years Ended December 31, 2009, 2010 and 2011

The following tables set forth components of our results of operations for the periods indicated:

	Year Ended December 31,
	2011	2010	2009
(in thousands)
Revenue
Managed services	$90,548	$86,374	$77,544
Professional services	7,198	23,870	32,103

Total revenues	97,746	110,244	109,647

Operating expenses
Direct third-party expenses	16,267	7,793	7,222
Datacenter and network operations, excluding depreciation	21,450	28,820	31,267
Product development and sustainment, excluding depreciation	18,324	22,550	30,872
Sales and marketing, excluding depreciation	14,583	12,216	11,013
General and administrative, excluding depreciation	23,479	38,051	20,231
Depreciation and amortization	13,790	11,828	13,081
Impairment charges	140,523	—	5,806
Acquisition transaction and integration costs	6,071	—	—
Restructuring	4,957	407	1,988

Total operating expenses	259,444	121,665	121,480

Operating loss	(161,698)	(11,421)	(11,833)
Other income (expense), net
Other income (expense)	144	3,565	(1,654)
Interest and investment income, net	28	3	254
Interest expense	(644)	(111)	(220)

Other income (expense), net	(472)	3,457	(1,620)

Loss before income tax	(162,170)	(7,964)	(13,453)
Provision (benefit) for income taxes	(5,195)	1,567	1,896

Net loss from continuing operations	(156,975)	(9,531)	(15,349)
Net income (loss) from discontinued operations	(38,417)	2,516	(952)

Net loss	$(195,392)	$(7,015)	$(16,301)

Depreciation and amortization by function:

	Year Ended December 31,
(in thousands)	2011	2010	2009
Datacenter and network operations	$8,293	$7,807	$8,858
Product development and sustainment	2,296	1,634	1,899
Sales and marketing	2,799	2,041	1,930
General and administrative	402	346	394

Total depreciation and amortization	$13,790	$11,828	$13,081

As a percentage of revenues from continuing operations:

	Year Ended December 31,
	2011	2010	2009
Total revenues	100%	100%	100%
Operating expenses
Direct third-party expenses	17	7	7
Datacenter and network operations, excluding depreciation	22	26	29
Product development and sustainment, excluding depreciation	18	20	28
Sales and marketing, excluding depreciation	15	11	10
General and administrative, excluding depreciation	24	35	18
Depreciation and amortization	14	11	12
Impairment charges	144	—	5
Other	11	—	2

Total operating expenses	265	110	111

Operating loss	(165)	(10)	(11)
Other income (expense), net	(1)	3	(1)

Loss before income taxes	(166)	(7)	(12)
Provision (benefit) for income taxes	(5)	1	2

Loss from continuing operations	(161)	(8)	(14)
Income (Loss) from discontinued operations	(39)	2	(1)

Net loss	(200)%	(6)%	(15)%

Year ended December 31, 2011 compared to the year ended December 31, 2010

As we discussed in Management’s Discussion and Analysis of Financial Conditions and Results of Operation—Business Overview, we have decided to exit our operations in India, the Asia Pacific region, France and the Netherlands. As of the first quarter of 2012, all of the operations related to these regions are reported as discontinued operations in the consolidated financial statements. We have also reported the prior period operations related to these entities as discontinued operations retrospectively for all periods presented. See Note 4-Discontinued Operations to our consolidated financial statements for more information.

Total revenues

	Year Ended December 31,
	2011	2010	$ Change	%Change
	(Dollars in thousands)
Managed services	$90,548	$86,374	$4,174	4.8%
Professional services	7,198	23,870	(16,672)	(69.8)

Total revenues	$97,746	$110,244	$(12,498)	(11.3)%

Total revenues for the year ended December 31, 2011 decreased $12.5 million, or 11.3%, compared to the year ended December 31, 2010. Managed services revenue accounted for 92.6% and 78.3% of our revenues for the year ended December 31, 2011 and 2010, respectively, while professional services accounted for 7.4% and 21.7%, respectively.

Managed services revenue increased $4.2 million, or 4.8% for the year ended December 31, 2011 primarily related to activity-based arrangements with the Adenyo business and AT&T, partially offset by decreases of transaction-based portal fees. Variable user- and transaction-based fees made up approximately 56% and 55% of our managed services revenue for the years ended December 31, 2011 and 2010, respectively. The slight increase in variable user- and transaction-based fees in 2011 is primarily related to activity-based arrangements with the Adenyo business and AT&T.

Professional services revenue primarily reflects large solution customization and implementation projects for our carrier customers. Professional services revenue for the year ended December 31, 2011 decreased $16.7 million or 69.8% compared to the corresponding 2010 period. This was primarily due to decreases of professional services revenue associated with Verizon and AT&T, partially offset by $2.9 million contributed by the Adenyo business. We have seen a downward trend in our professional service revenue on a sequential basis, and we believe that this trend will continue.

We generated 96% of our revenues in the U.S. in the year ended December 31, 2011, as compared to 99% for the year ended December 31, 2010. The fluctuation of international revenues is due to our work with new international customers acquired with Adenyo.

Significant customers as a percentage of total revenue:

	Year Ended December 31,
	2011	2010
AT&T	58%	53%
Verizon Wireless	21%	29%

Operating expenses

	Year ended December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Direct third-party expenses	$16,267	$7,793	$8,474	108.7%
Datacenter and network operations*	21,450	28,820	(7,370)	(25.6)
Product development and sustainment*	18,324	22,550	(4,226)	(18.7)
Sales and marketing*	14,583	12,216	2,367	19.4
General and administrative*	23,479	38,051	(14,572)	(38.3)
Depreciation and amortization	13,790	11,828	1,962	16.6
Impairment charges	140,523	—	140,523	**NM
Acquisition transaction and integration costs	6,071	—	6,071	**NM
Restructuring	4,957	407	4,550	1,117.9

Total operating expenses	$259,444	$121,665	$137,779	113.2%

*	excluding depreciation
**	not meaningful

Direct third party expenses

Direct third party expenses increased $8.5 million, or 108.7%, for the year ended December 31, 2011 compared to the corresponding 2010 period. This increase is primarily due to higher usage based fees of $6.6 million for customer specific third-party software as user volume through the AT&T portal increased over the prior period and an additional $3.1 million related to assuming the various business operations of Adenyo, which includes $1.7 million of publisher costs related to the advertising business. These increases were offset by customer technology refreshes that occurred in 2010 and not in 2011.

Datacenter and network operations, excluding depreciation

Datacenter and network operations expense, excluding depreciation, decreased $7.4 million, or 25.6%, for the year ended December 31, 2011 compared to the corresponding 2010 period. $2.3 million of this decrease is due to the lower professional services fees as we canceled an outsourced data center service contract early in 2011 that was in place throughout 2010. In addition, expenses associated with hardware and software maintenance agreements and bandwidth costs decreased by $0.7 million as our North Carolina data center was closed in the first three months of 2011 following the shut-down of the Fuel software solution platform late in 2010. These and other operational reconfigurations resulted in decreased salary and contract labor costs of $1.5 million. Variable compensation based on the financial performance and other metrics also decreased by $0.8 million. These decreases were partially offset by $0.4 million of expenses related to the operations of the Adenyo business that was acquired in April 2011.

Product development and sustainment, excluding depreciation

Product development and sustainment expense, excluding depreciation, decreased $4.2 million, or 18.7%, for the year ended December 31, 2011 compared to the corresponding 2010 period. This decrease was primarily attributable to decreases in payroll-related expenses as professional services revenue decreased from $23.9 million to $7.2 million. This decrease was partially offset by $2.8 million of expenses related to the operations of the acquired Adenyo business. The impairment charges during the year ended December 31, 2011 included previously capitalized software development costs. Over time, product development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy we may not be in a position to or may decide not to increase our product development costs in the near or long term.

Sales and marketing, excluding depreciation

Sales and marketing expense, excluding depreciation, increased $2.4 million, or 19.4%, for the year ended December 31, 2011 compared to the corresponding 2010 period. This increase is due to the business operations of Adenyo, partially offset by reductions of marketing expenses and personnel.

General and administrative, excluding depreciation

General and administrative expense, excluding depreciation, decreased $14.6 million, or 38.3%, for the year ended December 31, 2011 compared to the corresponding 2010 period. This decrease is primarily due to $17.2 million of stock-based compensation expense from June 2010 related to the vesting of restricted stock as a result of the IPO. Variable compensation based on the financial performance and other metrics also decreased by $1.4 million. These decreases were partially offset by an additional $3.7 million in expenses related to assuming the business operations of Adenyo, increased on-going stock-based compensation expense of $1.1 million, increased legal costs of $0.8 million and a $0.4 million increase in bad debt expense.

Depreciation and amortization

Depreciation and amortization expense increased $2.0 million, or 16.6%, for the year ended December 31, 2011 compared to the corresponding 2010 period. The increase is primarily due to amortization of intangible assets resulting from the acquisition of Adenyo and capitalized software that was placed in service and is being amortized over its estimated useful life.

Impairment charges

For the year ended December 31, 2011, we determined that our goodwill and certain fixed and intangible assets were impaired and incurred an impairment charge of $140.5 million, of which $124.3 million relates to goodwill and $16.2 million relates to various fixed and intangible assets. See Note 7—Impairment Charges to our Consolidated Financial Statements for more information.

Acquisition transaction and integration costs

Acquisition transaction and integration costs of $6.1 million incurred during the year ended December 31, 2011 relate to the acquisition of Adenyo which was completed on April 14, 2011.

Restructuring

During the year ended December 31, 2011, we incurred $5.0 million of restructuring charges primarily related to voluntary and involuntary termination benefits and stock-based compensation charges related to the acceleration of equity awards given to employees that were terminated. This includes charges for involuntary termination benefits related to the elimination of redundant functions and positions in anticipation of the synergies associated with the acquisition of Adenyo. In the year ended December 31, 2010, we incurred a $0.4 million expense upon disposition of the remaining asset held for sale related to the relocation of our headquarters in 2008.

Other income (expense), net

	Year ended December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Other income	$144	$3,565	$(3,421)	(96.0)%
Interest and investment income, net	28	3	25	833.3
Interest expense	(644)	(111)	(533)	480.2

Total other income (expense), net	$(472)	$3,457	$(3,929)	(113.7)%

Other income of $3.5 million for the year ended December 31, 2010 consists primarily of the gain related to the decrease in fair value of our warrants to purchase redeemable preferred shares. All outstanding preferred stock warrants were converted to common stock warrants immediately prior to the IPO. Interest expense for the year ended December 31, 2011 relates to the July 2011 draw from our revolving credit facility and the Term Loan we entered into on September 16, 2011. See Note 9—Debt Facilities to our Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources for more information.

Provision (benefit) for income taxes

	Year ended December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Provision (benefit) for income taxes	$(5,195)	$1,567	$(6,762)	431.5%

Income tax benefit for the year ended December 31, 2011 primarily consists of a deferred tax benefit from the reversal of our deferred tax liabilities. Our deferred tax liabilities were reversed when impairment was recorded on the underlying intangible assets. Income tax expense for the year ended December 31, 2010 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with the acquisition of InfoSpace and foreign income taxes.

We maintain a full valuation allowance against our net deferred tax assets which precludes us from recognizing a tax benefit for our current operating losses. Our historical lack of profitability is a key factor in concluding there is insufficient evidence of our ability to realize any future benefits from our deferred tax assets.

Income (Loss) from discontinued operations

	Year ended December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Income (Loss) from discontinued operations	$(38,417)	$2,516	$(40,933)	1,626.9%

Loss from discontinued operations for the year ended December 31, 2011 includes the results of our subsidiaries in India, the Asia Pacific region, the Netherlands and France. The income from discontinued operations for the year ended December 31, 2010 includes the results of our subsidiaries in India, the Asia Pacific region and the Netherlands.

Net loss

	Year ended December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Net loss	$(195,392)	$(7,015)	$(188,377)	2,685.3%

Net loss for the year ended December 31, 2011 was $195.4 million, compared to a $7.0 million net loss for the year ended December 31, 2010. The $188.4 million change in net loss primarily reflects:

•	impairment charges of $140.5 million;

•	increased loss from discontinued operations of $40.9 million;

•	decreased total revenues of $12.5 million;

•	increased direct third party costs of $8.5 million;

•	acquisition transaction and integration costs of $6.1 million;

•	increased restructuring costs of $4.6 million; and

•	increased depreciation and amortization of $2.0 million.

These charges and increased expenses were partially offset by:

•	a $12.9 million decrease of stock-based compensation charge, primarily due to the charge in 2010 triggered by the IPO;

•	decreased network operation expenses of $7.4 million; and

•	decreased product development expenses of $4.2 million.

Year ended December 31, 2010 compared to the year ended December 31, 2009

Total revenues

	Year Ended December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Managed services	$86,374	$77,544	$8,830	11.4%
Professional services	23,870	32,103	(8,233)	(25.6)

Total revenues	$110,244	$109,647	$597	0.5%

Total revenues for the year ended December 31, 2010 increased $0.6 million, or 0.5%, compared to the year ended December 31, 2009. The increase in total revenue consists of an $8.8 million increase in managed services revenue and a $8.2 million decrease in professional services revenue. The increase of managed services revenue in the 2010 period is primarily due to higher transaction based portal fees and higher storefront revenue. Managed services revenue accounted for 78% and 71% of our revenues for the year ended December 31, 2010 and 2009, respectively, while professional services accounted for 22% and 29% of total revenues in each period, respectively. The primary reason for the decrease in professional services revenue was the large implementation projects for AT&T marketplace that occurred in 2009, as compared to the smaller Verizon implementation in 2010.

We generated 99% of our revenues in the U.S. for both of the years ended December 31, 2010 and 2009. Significant customers as a percentage of total revenue:

	Year Ended December 31,
	2010	2009
AT&T	53%	55%
Verizon Wireless	29%	21%
Operating expenses

	Year ended December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Direct third-party expenses	$7,793	$7,222	$571	7.9%
Datacenter and network operations*	28,820	31,267	(2,447)	(7.8)
Product development and sustainment*	22,550	30,872	(8,322)	(27.0)
Sales and marketing*	12,216	11,013	1,203	10.9
General and administrative*	38,051	20,231	17,820	88.1
Depreciation and amortization	11,828	13,081	(1,253)	(9.6)
Impairment charges	—	5,806	(5,806)	(100.0)
Restructuring	407	1,988	(1,581)	(79.5)

Total operating expenses	$121,665	$121,480	$185	0.2%

*	excluding depreciation

Operating expenses for the year ended December 31, 2010 were $121.7 million, which is $0.2 million, or 0.2% greater than the year ended December 31, 2009. The increase was primarily due to a $17.5 million stock-based compensation charge primarily included within general and administrative expenses related to the initial vesting of restricted stock as a result of the initial public offering (or “IPO”), partially offset by a $8.3 million reduction in product development and sustainment expense and lower datacenter and network operations expenses, restructuring and impairment charges.

Direct third party expenses

Direct third party expenses increased $0.6 million, or 7.9%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The increase is primarily attributable to customer specific third-party software as user volume through the AT&T portal increased over the prior period.

Datacenter and network operations, excluding depreciation

Datacenter and network operations expense, excluding depreciation decreased $2.4 million, or 7.8%, for the year ended December 31, 2010, compared to the corresponding 2009 period primarily due to cost savings from renegotiating certain vendor contracts.

Product development and sustainment, excluding depreciation

Product development and sustainment expense, excluding depreciation, decreased $8.3 million, or 27.0%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The decrease reflects lower labor-related costs due to cost efficiencies from outsourcing a portion of our development activities and other labor related savings as a result of operating efficiencies. The expense savings were partially offset by higher headcount required to support growth and an increase in stock-based compensation expense.

Sales and marketing, excluding depreciation

Sales and marketing expense, excluding depreciation, increased $1.2 million, or 10.9%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The increases are due to higher personnel and advertising expenses.

General and administrative, excluding depreciation

General and administrative expense, excluding depreciation, increased $17.8 million, or 88.1%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The year ended December 31, 2010 reflects $17.2 million of stock-based compensation recognized in the second quarter related to the vesting of restricted stock as a result of the IPO and an additional $2.9 million of stock-based compensation related to the ongoing vesting of restricted stock. In addition, increased expenses related to employee compensation and benefits and the Atrinsic arbitration were partially offset by lower external consulting fees.

Depreciation and amortization

Depreciation and amortization expense decreased $1.3 million, or 9.6%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The decrease is primarily due to certain assets from the InfoSpace Mobile acquisition now being fully depreciated.

Restructuring

During the three months ended September 30, 2009, we incurred $1.0 million of restructuring charges related to the relocation of our headquarters from Durham, North Carolina to Bellevue, Washington in 2008. In the first quarter of 2010, we incurred a $0.4 million expense upon disposition of the remaining asset held for sale related to the relocation.

Goodwill and long-lived asset impairment charges

The $5.8 million of impairments in the 2009 period relate primarily to writing off the remaining balances of assets acquired from a messaging business. These assets included a customer list for $1.9 million and capitalized software of $3.3 million.

Other income (expense), net

	Year ended December 31,
	2010	2009	$ Change
	(Dollars in thousands)
Other income	$3,565	$(1,654)	$5,219
Interest and investment income, net	3	254	(251)
Interest expense	(111)	(220)	109

Total other income (expense), net	$3,457	$(1,620)	$5,077

Other income of $3.6 million for the year ended December 31, 2010 consists primarily of the gain related to the decrease in fair value of our warrants to purchase redeemable preferred shares. All outstanding preferred stock warrants were converted to common stock warrants immediately prior to the IPO.

Provision for income taxes

	Year ended December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Provision for income taxes	$1,567	$1,896	$(329)	(17.4)%

Income tax expense for the year ended December 31, 2010 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with the acquisition of InfoSpace. Income tax expense for the year ended December 31, 2009 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill. We maintain a full valuation allowance against our net deferred tax assets which precludes us from recognizing a tax benefit for our current operating losses. Our lack of profitability historically is a key factor in concluding there is insufficient evidence of our ability to realize any future benefits from our deferred tax assets.

Income (Loss) from discontinued operations

	Year ended December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Income (Loss) from discontinued operations	$2,516	$(952)	$3,468	364.3%

The income from discontinued operations for the year ended December 31, 2010 and 2009 includes the results of our subsidiaries in the Asia Pacific region and the Netherlands.

Net loss

	Year ended December 31,
	2010	2009	$ Change
	(Dollars in thousands)
Net loss	$(7,015)	$(16,301)	$9,286

Net loss for the year ended December 31, 2010, was $9.3 million less than the year ended December 31, 2009. The year ended December 31, 2010 included a $17.5 million stock compensation charge in the second quarter that was triggered by the IPO, which was more than offset by the following:

•	$8.3 million reduction in product development and sustainment expenses;

•	$3.5 million of increased income from discontinued operations;

•	the absence of goodwill and long-lived asset impairment charges of $5.8 million in the 2009 period; and

•	$5.1 million increase in other income (expense), net.

Quarterly Financial Data

The following tables set forth our unaudited quarterly consolidated statements of operations and other data for the years ended December 31, 2011 and December 31, 2010. We have prepared the unaudited quarterly operational data on the same basis as the audited consolidated financial statements included in this registration statement, and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this financial information. Quarterly results are not necessarily indicative of the operating results to be expected for the full fiscal year. You should read this data together with our consolidated financial statements and the related notes included elsewhere in this registration statement.

	For the three months ended,
(in thousands)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenue
Managed services	$21,842	$23,080	$24,077	$21,549
Professional services	2,451	2,708	689	1,350

Total revenues	24,293	25,788	24,766	22,899

Operating expenses
Direct third-party expenses	2,930	4,011	4,853	4,473
Datacenter and network operations, excluding depreciation	6,083	4,659	5,196	5,512
Product development and sustainment, excluding depreciation	3,963	3,536	5,290	5,535
Sales and marketing, excluding depreciation	3,447	3,741	3,950	3,445
General and administrative, excluding depreciation	6,021	6,038	7,019	4,401
Depreciation and amortization	3,744	4,132	2,572	3,342
Impairment charges	—	—	139,519	1,004
Acquisition transaction and integration costs	4,072	2,000	(171)	170
Restructuring	246	129	4,465	117

Total operating expenses	30,506	28,246	172,693	27,999

Operating loss	(6,213)	(2,458)	(147,927)	(5,100)

Other income (expense), net	41	11	(177)	(347)

Loss before income taxes	(6,172)	(2,447)	(148,104)	(5,447)
Provision (Benefit) for income taxes	443	441	(6,355)	276

Net loss from continuing operations	(6,615)	(2,888)	(141,749)	(5,723)
Net income (loss) from discontinued operations	474	(1,381)	(32,789)	(4,721)

Net loss attributable to common stockholders	$(6,141)	$(4,269)	$(174,538)	$(10,444)

Net loss per share from continuing operations—basic and diluted	$(0.16)	$(0.06)	$(3.09)	$(0.13)
Net income (loss) per share from discontinued operations—basic and diluted	0.01	(0.03)	(0.71)	$(0.10)

Net loss per share attributable to common stockholders—basic and diluted	$(0.15)	$(0.09)	$(3.80)	$(0.23)

Weighted-average common shares outstanding—basic and diluted	42,286	45,267	45,877	45,957
Other Data
Percentage of managed services revenue that varies with number of users and transactions	54%	57%	58%	56%

	For the three months ended,
(in thousands)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenue
Managed services	$20,053	$21,170	$22,495	$22,656
Professional services	8,196	7,360	5,002	3,312

Total revenues	28,249	28,530	27,497	25,968

Operating expenses
Direct third-party expenses	843	2,064	2,313	2,573
Datacenter and network operations, excluding depreciation	7,834	7,247	6,915	6,824
Product development and sustainment, excluding depreciation	8,008	5,593	4,723	4,226
Sales and marketing, excluding depreciation	3,335	3,089	2,859	2,933
General and administrative, excluding depreciation	4,651	22,037	5,194	6,169
Depreciation and amortization	2,936	2,909	2,944	3,039
Restructuring	407	—	—	—

Total operating expenses	28,014	42,939	24,948	25,764

Operating income (loss)	235	(14,409)	2,549	204

Other income (expense), net	(258)	3,799	11	(95)

Income (Loss) before income taxes	(23)	(10,610)	2,560	109
Provision for income taxes	467	467	467	166

Net income (loss) from continuing operations	(490)	(11,077)	2,093	(57)
Net income (loss) from discontinued operations	(1,043)	(513)	1,163	2,909

Net income (loss)	(1,533)	(11,590)	3,256	2,852

Accretion of redeemable preferred stock, Series H and Series D1 preferred stock dividends	(6,400)	(5,843)	(547)	(503)

Net income (loss) attributable to common stockholders	$(7,933)	$(17,433)	$2,709	$2,349

Net income (loss) per share from continuing operations—basic and diluted	$(1.20)	$(1.89)	$0.04	$(0.02)
Net income (loss) per share from discontinued operations—basic and diluted	(0.18)	(0.06)	0.03	0.08

Net income (loss) per share attributable to common stockholders—basic and diluted	$(1.38)	$(1.95)	$0.07	$0.06

Weighted-average common shares outstanding—basic	5,753	8,928	38,044	38,598
Weighted-average common shares outstanding—diluted	—	—	38,720	—
Other Data
Percentage of managed services revenue that varies with number of users and transactions	50%	54%	57%	57%

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance.

Liquidity and Capital Resources

General

Our principal needs for liquidity have been to fund operating losses, working capital requirements, restructuring expenses, capital expenditures, international activity, acquisitions, integration and for debt service. Our principal sources of liquidity as of September 30, 2012 consisted of cash and cash equivalents of $19.0 million.

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for a unit, at a subscription price of $0.65 per unit. Each unit consisted of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock, as well as an over-subscription privilege. The rights offering was fully subscribed and closed on October 11, 2012. We received approximately $28.0 million in net proceeds. We intend to use the net proceeds from this rights offering for general corporate and working capital purposes. Those purposes may include any acquisitions we may pursue. We have no current plans to pursue any specific acquisition.

We have implemented cost reduction measures and are continuing to review our liquidity needs. Over the near term, we expect that working capital requirements will continue to be our principal need for liquidity. In the long term, working capital requirements are expected to increase if we succeed in executing our longer-term business plan and growing our business. We believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs for the next 12 months. However, this may not be the case, our longer-term liquidity and ability to execute on our longer term business plan is contingent on our ability to raise additional capital, and on our not experiencing any events that may accelerate the payment of our term loan. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path, the effect of any financing alternatives we may pursue, and our ability to meet financial covenants under any indebtedness we may incur. We may also need to raise additional capital to execute our longer-term business plan. We cannot assure that sufficient capital will be available on acceptable terms, if at all, or that we will generate sufficient funds from operations to repay our term loan when due or to adequately fund our longer term operating needs. If we are unable to raise sufficient funds, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs and repay our term loan when due. Our failure to do so could result, among other things, in a default under our term loan, loss of our customers and a loss of our stockholders’ entire investment. Our ability to meet our liquidity needs or raise additional funds may also be adversely affected by the legal proceedings we are subject to as described in Legal Proceedings. Our operating performance may also be affected by risks and uncertainties discussed in Risk Factors. These risks and uncertainties may also adversely affect our short and long-term liquidity.

If we are unable to meet the performance commitments under our revenue contracts or effectively enforce or accurately and timely bill and collect for contracts with our customers, it may have an adverse impact on our cash flow and liquidity. As of September 30, 2012, $2.1 million of accounts receivable related to our messaging business, of which $1.9 million will be used to pay outstanding accounts payable balances. Independent of the messaging business, $3.7 million was included in accounts receivable but was not billed until October 2012.

Term Loan. We entered into a $20 million term loan with High River as evidenced by a promissory note dated September 16, 2011 as amended on November 14, 2011 and February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. The principal and interest are due and payable at maturity on August 28, 2013. The term loan provides High River with a right to accelerate the payment of the term loan if, among other things, we experience an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our net operating losses and related tax benefits or if the shares of

Series J preferred stock issued in the rights offering or any other shares of preferred stock that we may issue become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares. At our request, High River agreed to provide us with a $5 million revolving credit facility and in connection therewith, we further amended the promissory note on May 10, 2012. We did not borrow any sums under the revolving credit facility which terminated upon the completion of the rights offering on October 11, 2012. High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of January 30, 2013 of approximately 30.7% of our outstanding shares of common stock and of approximately 95.5% of our Series J preferred stock. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by a committee comprised of disinterested directors of our Board of Directors.

Cash Flows—Nine Months Ended September 30, 3012

As of September 30, 2012 and December 31, 2011, we had cash and cash equivalents of $19.0 million and $13.1 million, respectively. The $5.9 million increase reflects $8.2 million of cash provided by operating activities, partially offset by $1.3 million of cash used in investing activities and $1.1 million of cash used in financing activities.

Net Cash Provided by Operating Activities

For the nine months ended September 30, 2012, cash of $8.2 million was provided by operating activities. Our operating activities from continuing operations provided $13.7 million of cash, primarily related to a $6.7 million net change in our operating assets and liabilities, non-cash adjustments of $6.6 million for depreciation and amortization, $1.6 million for stock-based compensation expense and $1.4 million for non-cash interest expense, partially offset by loss from continuing operations of $3.6 million. The change in operating assets and liabilities was driven by the decrease in accounts receivable, primarily related to terminated international carrier contracts, which was partially offset by the decrease in accounts payable and accrued expenses. Operating activities from discontinued operations used $5.5 million of cash during the nine months ended September 30, 2012.

Net Cash Used in Investing Activities

For the nine months ended September 30, 2012, cash of $1.0 million was used to purchase property and equipment for our network operations and $0.4 million was included in assets held for sale which were disposed of in the sale of our discontinued operations in the Netherlands and France.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2012, net cash of $1.1 million was used in financing activities, primarily related to payments for prepaid offering costs associated with our rights offering which closed on October 11, 2012.

Cash Flows—Year Ended December 31, 2011

Operating Activities

In the year ended December 31, 2011, operating activities from continuing operations provided $2.4 million of cash. The $195.4 million net loss included four primary non-cash items: $140.5 million of impairment charges; $13.8 million of depreciation and amortization; $10.0 million of stock-based compensation; and $5.2 million reversal of the related deferred tax liability. Net cash used in operating activities from discontinued operations was $18.2 million.

Investing Activities

Net cash used in investing activities from continuing operations was $55.1 million for the year ended December 31, 2011, which includes $48.9 million for the acquisition of Adenyo. Excluding the cash impact of the acquisition, cash used in investing activities was $6.2 million for the year ended December 31, 2011. During fiscal 2011, we purchased property and equipment of $4.1 million. Typically, our capital expenditures are for routine purchases of computer equipment to maintain and upgrade our technology infrastructure and for development of software to provide services to our customers. In addition, we capitalized software development costs of $2.2 million related to the development, testing and deployment of new solutions and new functionality to existing solutions. During the year ended December 31, 2011, all internally developed capitalized software was considered impaired. Net cash used in investing activities from discontinued operations was $11.0 million.

Financing Activities

Net cash provided by financing activities was $17.0 million in 2011. In July 2011, we drew $10.0 million of the amount available under our revolving credit facility to fund operations, including certain transaction expenses associated with the Adenyo acquisition. On September 16, 2011, we borrowed $20.0 million from High River (a related party) pursuant to a secured term loan. A portion of the net proceeds from the Term Loan was used to repay in full the amounts outstanding under our revolving credit facility, which was terminated September 16, 2011. In addition, we paid $3.4 million for tax withholdings on vested shares of restricted stock.

Contingencies and Contractual Obligations

As of December 31, 2011 our contingencies and contractual obligations did not materially change from our contractual obligations and other commitments since December 31, 2010, except for the contingent earn-out obligation for Adenyo discussed above in Liquidity and Capital Resources-General, and the putative class action and derivative suits filed against us discussed in Legal Proceedings. and normal operating changes.

As of December 31, 2011, our contractual obligations and other commitments were as follows:

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More then 5 years
Term loan (1)	$23,843	$—	$23,843	$—	$—
Other noncurrent borrowings	—	—	—	—	—
Operating lease obligations (2)	4,659	2,099	2,560	—	—
Commitments to network service providers (3)	3,797	1,781	2,016	—	—
Additional contractual commitments (4)	684	553	131	—	—

Total	$32,983	$4,433	$28,550	$—	$—

(1)	Includes $3.8 million of accrued interest.
(2)	Includes operating lease commitments for facilities that we have entered into with third parties.
(3)	We have entered into several agreements with third-party network service providers, who provide additional operational support for our various datacenters.
(4)	Includes additional agreements we have entered into for items such as leased equipment and utility services.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or other financing activities with special-purpose entities.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions and in certain cases the difference may be material.

The following critical accounting policies are those accounting policies that, in our view, are most important in the portrayal of our financial condition and results of operations. Our critical accounting policies and estimates include those involved in recognition of revenue, business combinations, software development costs, valuation of goodwill, valuation of long-lived and intangible assets, provision for income taxes and accounting for stock-based compensation. Note 2-Summary of Significant Accounting Policies to our Consolidated Financial Statements included elsewhere herein provides additional information about these critical accounting policies, as well as our other significant accounting policies.

Revenue recognition

We derive our revenues from contracts which include individual or varying combinations of our managed services and often include professional service fees to customize and implement the specific software platform solutions required by the customer. We recognize revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collectability of the fee is reasonably assured. Certain of our arrangements include customer acceptance clauses or penalties for late delivery which we assess to determine whether revenue can be recognized ahead of the acceptance or delivery. The timing of revenue recognition in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations.

Our carrier customer contracts may consist of professional service fees, a fixed monthly managed service fee to host the software platform solution, and variable monthly fees based on one of three measures: the number of wireless subscribers using our software solutions each month; the aggregate dollar volume or number of transactions processed; or specified rates for individual transactions processed. Certain arrangements, including our international carrier contracts, are based on a percentage of revenue generated by carrier mobile data services. Certain arrangements also include minimum monthly fee provisions, monthly fees for providing additional managed services required by the customer and/or service level requirements related to the hosted solutions which often entail financial penalties for non-compliance. Professional service fees typically include both the initial fees to customize and implement the specific software solution and fees to enhance the functionality of the software solution, which may occur anytime during the contractual term of the arrangement.

Under contractual arrangements where the customer does not have the right to take possession of the software, we determine the pattern of revenue recognition of the combined deliverables as a single unit of accounting. The professional service fees associated with the arrangement are not considered to be a separate earnings process because the services do not have stand-alone value to the customer. Such customers do not have the ability to benefit, resell or realize value from such services without the associated hosting services. Consequently, the professional services revenue is deferred and recognized monthly on a ratable basis together with the hosting services over the longer of the contractual term of the arrangement or the estimated period the customer is expected to benefit from the software solution or enhancement representing the period over which the hosting services are expected to be utilized. In determining the expected benefit period, we assess factors such as historical data trends, data used to establish pricing in the arrangement, discussions with customers in negotiating the arrangement and the period over which the customer could be expected to recover and earn a reasonable return on the professional service fee. At December 31, 2011 and December 31, 2010 our deferred revenue balance consisted of $0.7 million and $0.9 million, respectively, related to such professional service fees. We consider the variable activity- or revenue-based fees to be contingent fees and recognize revenue monthly as the contingency is resolved, the fees are earned and the amount of the fee can be reliably measured. For purposes of classifying the arrangement consideration as managed services or professional services revenue on our statement of operations, we allocate the arrangement consideration based on the contractually stated amounts for each component. The pricing of our professional services is based on the expected level of effort necessary to complete a software solution. We believe this best approximates the fair value of the professional service fees if they were a separate unit of accounting.

Under certain arrangements, the customer has the right to take possession of the software, and it is feasible for the customer to either self-host the software on its own hardware or contract with another entity for the hosting service without significant penalty. Such multiple element arrangements are analyzed under software revenue guidance to assess the elements for separation and recognition. In October 2009, the FASB amended the accounting standards for certain multiple deliverable revenue arrangements to: 1) provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated; 2) require an entity to allocate revenue in an arrangement using best estimated selling price (BESP) of deliverables if a vendor does not have vendor-specific objective evidence (VSOE) of selling price or third-party evidence (TPE) of selling price; and 3) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. We adopted this new guidance at the beginning of the first quarter of 2011 and there was no impact on our financial position, results of operations or cash flows.

The fixed monthly hosting fee to host the software solution is not considered essential to the functionality of other elements, is described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services and we have established vendor-specific objective evidence of fair value through substantive renewal rates included in the contract.

For all carrier transactions entered into after January 1, 2011, we account for the hosting fee element of the arrangement separately and recognize the hosting fee as managed services revenue on a monthly basis as earned. The variable monthly fee is considered a contingent fee and is recognized as managed services revenue monthly when the contingency is resolved and the related fee is earned. As we are unable to establish VSOE or TPE on the professional services element, we use BESP to allocate the revenue. We recognize the professional service revenues using the cost-to-cost percentage of completion method of accounting. We recognize the revenue based on the ratio of costs incurred to the estimated total costs at completion. Revenue recognized in excess of billings is recorded within accounts receivable. Billings in excess of revenue recognized are recorded within deferred revenue. Should the customer elect to self-host the software, the hosting fee would be eliminated and the variable fee would become the licensing fee. No customer has elected to self-host as of December 31, 2011. If a contract which previously did not have a right to self-host without significant penalty is amended to include such a right, we reassess the contract under the above software revenue recognition guidance.

Under contractual arrangements where our software is licensed to the customer and requires significant production, modification or customization of the software, the entire arrangement is accounted for under software revenue accounting in conformity with contract accounting. Under contract accounting, when no elements under the arrangement qualify to be separated, we recognize revenue for the entire arrangement using the cost-to-cost percentage of completion method of accounting. Since managed services revenue cannot be specifically identified within each contractual relationship, we make a reasonable estimate as to the classification of this revenue between managed services revenue and professional services revenue. Progress towards completion is typically measured based on costs incurred as a proportion of estimated total costs. Profit in a given period is reported at the expected profit margin to be achieved on the overall contract. This method can result in the recognition of unbilled receivables or the deferral of costs or revenue on these contracts. Management regularly reviews project profitability and underlying estimates. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses, if any, are recognized in the period in which the loss becomes evident. As of December 31, 2011, no contracts were estimated to be completed at a loss.

We provide premium messaging services to subscribers of wireless carriers on behalf of third-party vendors and earn a fixed percentage of the related revenue. We bill the carriers for transactions conducted by their subscribers and provide settlement services for the third-party vendors based on payments received from the carriers. We determined it is appropriate to record our net share of the billings to carriers as service revenue rather than the gross billing amount. The primary considerations for this determination are:

•	the third-party vendor sells its content or service directly to the wireless carriers’ subscribers and is considered the primary obligor;

•

the carriers have a contractual relationship with their subscribers and are directly responsible for billing and collecting premium messaging fees from their subscribers and resolving billing disputes;

•	the carriers establish gross pricing for the transactions;

•	the wireless carriers generally pay us a fixed percentage of premium messaging revenues actually collected from their subscribers; and

•

we have limited risks, including no inventory risk and limited credit risk, because the carriers generally bear the risk of collecting fees from their subscribers and we are obligated to remit to the third-party vendor only their share of the funds we actually receive from the carrier.

Our advertising revenues are derived principally from the sale of online advertisements. The duration of our advertising contracts has ranged from 1 week to 3 months, with an average of approximately 1 month. Advertising revenues on contracts are recognized as “impressions” (i.e., the number of times that an advertisement appears in web pages) are delivered, or as “clicks” (which are generated each time users on our websites click through our text-based advertisements to an advertiser’s designated website) are provided to advertisers. For contracts with minimum monthly or quarterly advertising commitments where the fee and commitments are fixed throughout the term, we recognize revenue ratably over the term of the agreement. Some of our advertising contracts consist of multiple elements which generally include a blend of various impressions and clicks as well as other marketing deliverables. Where neither vendor-specific objective evidence nor third-party evidence of selling price exists, we use management’s best estimate of selling price (BESP) to allocate arrangement consideration on a relative basis to each element. BESP is generally based on the selling prices of the various elements when they are sold to customers of a similar nature and geography on a stand-alone basis or estimated stand-alone pricing when the element has not previously been sold stand-alone. These estimates are generally based on pricing strategies, market factors and strategic objectives. Out-of-pocket expenses that are contractually reimbursable from customers are recorded as gross revenue and expenses.

In addition, we provide services related to data and service subscriptions. Fees for services for the ongoing subscription/license of software/data are deferred and recognized over the non-cancellable term of the subscription, beginning upon commencement of the subscription period. Billings or payments received from customers in advance of revenue recognition are recorded in deferred income on the consolidated statement of financial position. At December 31, 2011 our deferred revenue balance consisted of $1.4 million related to these data and service subscriptions.

Business combinations

We have completed nine business combinations since 2003. The purchase price of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any amount in excess of such allocations designated as goodwill. We make significant judgments and assumptions in determining the fair value of acquired assets and assumed liabilities, especially with respect to acquired intangibles. Using different assumptions in determining fair value could materially impact the purchase price allocation and our financial position and results of operations.

Several methods are commonly used to determine fair value. For intangible assets, we typically use the “income method.” This method starts with our forecast of all expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method and other methods include:

•	the amount and timing of projected future cash flows;

•	the discount rate selected to measure the risks inherent in the future cash flows;

•	the acquired company’s competitive position; and

•	the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry.

Software development costs

Prior to 2010, we capitalized certain software development costs, which included the costs to develop new software products or significant enhancements to existing software products, which are developed or obtained for internal use. Costs associated with preliminary project stage activities, training, maintenance and all post implementation stage activities were expensed as incurred. We capitalized software development costs when application development began, it was probable that the project would be completed and the software would be used as intended. Such capitalized costs were capitalized within Property, Plant and Equipment and amortized on a straight-line basis over the estimated useful life of the related asset, which was generally three years.

In 2010 and 2011, we focused on developing software products that could be leveraged across various customers. Software development costs related to software products to be sold, leased or otherwise marketed as a component of the solutions we provide to our customers were capitalized when technological feasibility had been established. As such, we have capitalized costs, including direct labor and related overhead included in intangible assets, net. Amortization of capitalized software development costs began as each product was available for general release to customers and was be recorded within depreciation and amortization. Amortization will be computed on an individual product basis for those products available for market and will be recognized based on the product’s estimated economic life. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately. The impairment charges during the third quarter of 2011 included previously capitalized software development costs, and as of December 31, 2011, all software development costs capitalized within intangible assets, net had been fully amortized.

Over time software development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy we may not be in a position to or may decide not to increase our software development costs in the near or long term.

Valuation of goodwill

Our business acquisitions typically result in the recording of goodwill, and we periodically assess whether the recorded value of goodwill has become impaired. We test for potential impairment annually, in the fourth quarter of each year, and whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Testing for impairment of goodwill involves estimating the fair value of the associated reporting unit and comparing it to its carrying value. If the estimated fair value is lower than the carrying value, then a more detailed assessment is performed comparing the fair value of the reporting unit to the fair value of the assets and liabilities plus the goodwill carrying value of the reporting unit. If the fair value of the reporting unit is less than the fair value of its assets and liabilities plus goodwill, then an impairment charge is recognized to reduce the carrying value of goodwill by the difference.

The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment. We use valuation techniques consistent with the market approach and income approach to measure fair value for purposes of impairment testing. An estimate of fair value can be affected by many assumptions, requiring that management make significant judgments in arriving at these estimates, including the expected operational performance of our businesses in the future, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use to estimate future cash flows—including sales volumes, pricing, market penetration, competition, technological obsolescence and discount rates—are consistent with our internal planning. Significant changes in these estimates or their related assumptions in the future could result in an impairment charge related to our goodwill.

Based upon a combination of factors, including the recent decline of our market capitalization significantly below the book value of our net assets, as well as the reduction in the actual and anticipated performance of acquired businesses below our expectations in the third quarter of 2011, we determined that our goodwill was impaired. In the fourth quarter of 2011, we performed our annual impairment test, which resulted in no additional impairment, and we finalized our estimated impairment charge from the third quarter. As a result, our impairment charge related to goodwill for the year ended December 31, 2011 is $124.3 million. The impairment test performed in 2010, indicated that there was significant excess of fair value over the net book value of our Company and therefore, there was no impairment charge booked.

Valuation of long-lived and intangible assets

We periodically evaluate events or changes in circumstances that indicate the carrying amount of our long-lived and intangible assets may not be recoverable or that the useful lives of the assets may no longer be appropriate. Factors which could trigger an impairment review or a change in the remaining useful life of our long-lived and intangible assets include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. When indications of impairment arise for a particular asset or group of assets, we assess the future recoverability of the carrying value of the asset (or asset group) based on an undiscounted cash flow analysis. If carrying value exceeds projected, net, undiscounted cash flows, an additional analysis is performed to determine the fair value of the asset (or asset group), typically a discounted cash flow analysis, based on an income and/or cost approach, and an impairment charge is recorded for the excess of carrying value over fair value.

The process of assessing potential impairment of our long-lived and intangible assets is highly subjective and requires significant judgment. An estimate of future undiscounted cash flow can be affected by many assumptions, requiring that management make significant judgments in arriving at these estimates. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use to estimate future cash flows including sales volumes, pricing, market penetration, competition and technological obsolescence are consistent with our internal planning. Significant future changes in these estimates or their related assumptions could result in an impairment charge related to individual or groups of these assets.

During 2009, we recognized impairment charges of $5.8 million related primarily to the long-lived and intangible assets associated with an acquired messaging business due to notification that our future revenue stream associated with a significant messaging customer obtained as part of this messaging business acquisition would likely be eliminated.

At December 31, 2010, intangible assets, other than goodwill, of $17.7 million, related primarily to the customer relationships associated with our acquisition of InfoSpace Mobile and capitalized costs related to the development of certain software products. The recorded value of the customer relationships from InfoSpace Mobile were amortizing over an estimated useful life of approximately eight years utilizing a variable methodology, and capitalized software development costs were amortized on a straight line basis over three years.

In April 2011, we acquired Adenyo and intangible assets included technology and customer relationships from the acquisition. During fiscal year 2011, an impairment charge related to fixed and intangible assets of

$16.2 million was recorded based upon a combination of factors occurring, including the significant decline of our market capitalization below the book value of our net assets, as well as the reduction in the actual and anticipated performance of acquired businesses below our expectations.

This charge, fully impaired the internally developed software and reduced the recorded value of the InfoSpace Mobile customer list and portions of the technology acquired from Adenyo (primarily the technology held in France). At December 31, 2011, our intangible assets, other than goodwill, of $10.1 million relate primarily to the technology and customer relationships acquired with the Adenyo acquisition and the customer relationships associated with our acquisition of InfoSpace Mobile.

Provision for income taxes

We are subject to federal and various state income taxes in the U.S., and to a lesser extent, income-based taxes in various foreign jurisdictions, including, but not limited to, the United Kingdom and Canada. During the third and fourth quarters of 2011 and into 2012, we effected a restructuring of our workforce and other cost savings initiatives. As a part of this process we commenced the exit from our operations in India and the Asia Pacific region and France. We or one of our subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, due to either the generation of net operating losses or because our subsidiaries have a relatively short corporate life, all tax years for which we or one of our subsidiaries filed a tax return remain open. Deferred tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities are determined separately by tax jurisdiction. In making these determinations, we calculate tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities, and we assess temporary differences resulting from differing treatment of items for tax and accounting purposes. We recognize only tax positions that are “more likely than not” to be sustained based solely on their technical merits. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business.

At December 31, 2011, our gross deferred tax assets consisted primarily of domestic net operating losses and book to tax differences in tangible and intangible assets, as well as research and development credit carryforwards. As of December 31, 2011, we had U.S. federal and state net operating loss carryforwards of approximately $237.5 million and $22.3 million, respectively, which begin to expire at varying dates starting in 2019 for U.S. federal income tax purposes and in the current year for state income tax purposes. Because of our history of generating operating losses, we maintain full valuation allowances against these deferred tax assets and consequently do not recognize tax benefits for our current operating losses. If we determine it is more likely than not that all or a portion of the deferred tax assets will be realized, we will eliminate or reduce the corresponding valuation allowances which would result in immediate recognition of an associated tax benefit. Going forward, we will reassess the need for any remaining valuation allowances or the necessity to recognize additional valuation allowances. In the event we do eliminate all or a portion of the valuation allowances in the future, we will begin recording income tax provisions based on our earnings and applicable statutory tax rates from that time forward.

We had recorded deferred tax liabilities as a result of the difference between the book and tax treatments of intangible assets associated with acquisitions. The majority of these deferred tax liabilities were reversed in the current year in connection with the recognition of an impairment charge, resulting in a deferred tax benefit.

Stock-based compensation

We estimate the fair value of share-based awards, including stock options, using the Black-Scholes option-pricing model. Determining the fair value of share-based awards requires the use of subjective assumptions, including the expected term of the award and expected stock price volatility. The assumptions used in calculating the fair value of share-based awards granted since January 1, 2009, are set forth below:

	Year ended December 31,
	2011	2010	2009
Expected life of options granted	5 years	5 years	5 years
Expected volatility	50%	50%	50% -58%
Range of risk-free interest rates	1.9% - 2.0%	2.0% - 2.3%	1.7% - 2.3%
Expected dividend yield	—	—	—

The assumptions used in determining the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties. As a result, if factors change, and we use different assumptions, our share-based compensation could be materially different in the future. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the share-based award. The expected term of options has been estimated utilizing the vesting period of the option, the contractual life of the option and our option exercise history. Because there was no public market for our common stock prior to our initial public offering, we lacked company-specific historical and implied volatility information. Therefore, in estimating our expected stock volatility, we have taken into account volatility information of publicly-traded peer companies, and we expect to continue to use this methodology until such time as we have adequate historical data regarding the volatility of our publicly-traded stock price. Also, we recognize compensation expense for only the portion of options that are expected to vest. Accordingly, we estimated future forfeitures of stock options based on our historical forfeiture rate, taking into account unusual events such as employee attrition due to the relocation of our headquarters to Bellevue, Washington. If our actual forfeiture rate varies from our historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

Prior to our initial public offering, the fair value of our common stock, for the purpose of determining the grant prices of our common stock option grants, was ultimately approved by our board of directors after an extensive process involving the audit committee, management, and a third-party valuation firm. The board of directors initially delegated the valuation process to the audit committee. The audit committee worked with management, and starting in 2008, also began working with a third-party valuation firm to develop each valuation. The audit committee then presented the resulting valuation to the full board of directors, and recommended its approval. Our board of directors exercised judgment in determining the estimated fair value of our common stock on the date of grant based on various factors, including:

•	the prices for our redeemable preferred stock sold to outside investors in arm’s-length transactions;

•	the rights, preferences and privileges of our redeemable preferred stock relative to those of our common stock;

•	our operating and financial performance;

•	the hiring of key personnel;

•	our stage of development and revenue growth;

•	the lack of an active public market for our common and preferred stock;

•	industry information such as market growth and volume;

•	the execution of strategic and customer agreements;

•	the risks inherent in the development and expansion of our service offerings;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature of and history of our business; and

•	the acquisitions of companies that we have completed.

We believe consideration of these factors by our board of directors was a reasonable approach to estimating the fair value of our common stock for those periods. Estimation of the fair value of our common stock requires complex and subjective judgments, however, and there is inherent uncertainty in our estimate of fair value.

Since the IPO, the exercise prices of our common stock option grants are based on the closing price of our common stock traded on NASDAQ under the symbol MOTR. All of our employee stock options that were granted since the IPO were granted at exercise prices equal to or greater than the fair value of common stock as of the grant date. As of December 31, 2011, there were 1.7 million stock options outstanding, with an aggregate intrinsic value of zero. Of these, 0.3 million stock options with an intrinsic value of zero were exercisable. At December 31, 2011, there was $2,970 of total unrecognized compensation costs, net of estimated forfeitures, related to unvested options that are expected to be recognized over a weighted-average period of 3.12 years. See Note 12-Stock Options, Restricted Stock and Warrants to our Consolidated Financial Statements.

Recent Accounting Pronouncements

On September 15, 2011, the Financial Accounting Standards Board (“FASB”) amended its guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The guidance does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, the guidance does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We do not expect the amendment to have a material impact on our financial position, results of operations or cash flows. Early adoption would not change the impairment analysis we performed during 2011 or the resulting impairment charge.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. Under the amended guidance, an entity has the option to present comprehensive income in either one continuous statement or two consecutive financial statements. A single statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The option under current guidance that permits the presentation of components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendment becomes effective retrospectively for our interim period ending March 31, 2012. Early adoption is permitted. We do not expect that this guidance will have an impact on our financial position, results of operations or cash flows, as it is disclosure-only in nature.

In May 2011, the FASB amended its guidance to converge fair value measurements and disclosure requirements for fair value measurement under U.S. GAAP with International Financial Reporting Standards (or “IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board. The amendment changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendment to result in a change in the application of the requirements in the current authoritative guidance. The amendment becomes effective prospectively for the interim period ending March 31, 2012. Early application is not permitted. We do not expect the amendment to have a material impact on our financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

PricewaterhouseCoopers LLP (“PWC”) served as our independent registered public accounting firm for the year ended December 31, 2010. PWC resigned on September 20, 2011. During the fiscal years ended December 31, 2009 and December 31, 2010 and through September 20, 2011, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years or subsequently. On September 21, 2011, the Audit Committee approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. Grant Thornton served as our independent registered public accountant for the year ended December 31, 2011.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk

At December 31, 2011, we had cash and cash equivalents of $13.1 million. These amounts are held primarily in cash. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. In addition, the Term Loan bears interest at a fixed rate of 9%. There have been no material changes to this information since December 31, 2011.

Foreign currency risk

The majority of our sales and expenses are denominated in U.S. dollars and as a result, we have not experienced significant foreign currency transaction gains and losses to date. While we have conducted some transactions in foreign currencies during the fiscal year ended December 31, 2011 and expect to continue to do so, we do not anticipate that foreign currency transaction gains or losses will be significant at our current level of operations. However, as we continue to expand our operations internationally, transaction gains or losses may become significant in the future. We have not engaged in foreign currency hedging to date. However, we may do so in the future. There have been no material changes to this information since December 31, 2011.

Effects of inflation

Inflation generally affects us by increasing costs of labor, supplies and equipment. We do not believe that inflation has had any material effect on our business, financial condition or results of operations in the last three fiscal years. Although we do not expect that inflation or changing prices will materially affect our business in the foreseeable future, if our costs were to become subject to significant inflationary pressures, we might not be able to offset these higher costs fully through price increases. Our inability or failure to do so could harm our business, operating results and financial condition. There have been no material changes to this information since December 31, 2011.

Market Price of and Dividends on the Company’s Common Stock and Related Stockholder Matters

Market Information

Our common stock has been listed on NASDAQ under the symbol “MOTR” since our initial public offering completed on June 18, 2010, at $10.00 per share. Prior to our initial public offering, there was no public market for our common stock. We are authorized to issue up to 625,000,000 shares of common stock, par value $0.001. Total shares of common stock outstanding as of January 30, 2013 were 46,182,116, and we had 440 common stockholders of record.

The following table sets forth the high and low sales prices of our common stock per share, as reported by NASDAQ.

	High	Low
Quarter Ended March 31, 2012
January 1, 2012 through March 31, 2012	$1.85	$0.75
Quarter Ended June 30, 2012
April 1, 2012 through June 30, 2012	$1.45	$0.54
Quarter Ended September 30, 2012
July 1, 2012 through September 30, 2012	$0.67	$0.43
Quarter Ending December 31, 2012
October 1, 2012 through December 31, 2012	$0.97	$0.36
Quarter Ending March 31, 2013
January 1, 2013 through February 5, 2013	$0.54	$0.40

Unregistered Sales of Equity Securities

In the fiscal year ended December 31, 2012, we did not issue any unregistered securities.

Dividend Policy

We are not required to pay any dividends and have not declared or paid any dividends on our common stock other than the distribution of subscription rights pursuant to the recently completed rights offering. Further, on September 16, 2011, we borrowed $20 million from High River Limited Partnership pursuant to a secured term loan which contains covenants that restrict our ability to declare or pay dividends. Therefore, we do not anticipate payment of any cash dividends on our common stock in the foreseeable future. Other than the distribution of subscription rights pursuant to the proposed rights offering if commenced any dividends on preferred stock issued in such rights offering, we do not expect to declare or pay any dividends on our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

See Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters for information regarding securities authorized for issuance under our equity compensation plans.

Performance Graph

The following graph compares the performance of our common stock during the period beginning June 18, 2010, using the closing price for the first day of trading per SEC regulations (rather than the IPO offering price), through December 31, 2011 to that of the total return index for the Standard and Poor’s (“S&P”) 600 and the S&P 600 Internet Software and Services assuming an investment of $100 on June 18, 2010. In calculating total annual stockholder return, reinvestment of dividends, if any, is assumed. The indices are included for comparative purpose only.

	6/18/2010	6/30/2010	9/30/2010	12/31/2010	3/31/2011	6/30/2011	9/30/2011	12/31/2011
Motricity, Inc.	$100.00	$95.03	$129.70	$200.54	$162.31	$83.48	$18.25	$9.72
S&P 600 Total Return	100.00	92.41	101.30	117.75	126.83	126.62	101.51	118.94
S&P 600 Internet Software and Services	100.00	92.95	104.00	116.48	127.95	124.97	110.40	137.11

Regulation S-K Subpart 229.200 Item 201 requires that a company’s total return performance graph include one industry index or peer group index as a performance comparison benchmark. This stock performance information is “furnished” and shall not be deemed to be “soliciting material” or subject to Rule 14A, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date of this registration statement and irrespective of any general incorporation by reference language in any such filing, except to the extent that we specifically incorporate the information by reference.

EXECUTIVE OFFICERS

Set forth below are the name, age, position and a description of the business experience of each of the Company’s executive officers as of December 31, 2012:

Name	Age	Position(s)
Richard Stalzer	49	Chief Executive Officer
Nathan Fong	48	Chief Financial Officer, Chief Operating Officer and Treasurer
Richard Sadowsky	56	Chief Administrative Officer, General Counsel and Secretary

Richard Stalzer, 49 years old, has served as our Chief Executive Officer since November 15, 2012. Prior to being appointed to this position, Mr. Stalzer served as the president of our mobile marketing and advertising division since January 2012. Before joining Motricity, Mr. Stalzer worked at Education Dynamics, a leader in helping higher education institutions find, enroll and retain students from July 2010 to September 2011. In his role as Chief Operating Officer, he was responsible for sales, marketing, product management, operations and business intelligence. Prior to Education Dynamics, Stalzer was at InterActive Corporation where he served as the President of Advertising Solutions from October 2006 to December 2009. While there, he was responsible for all media sales operations, marketing and sales development as well as sales for InterActive Corporation owned web properties.

Nathan Fong, 48 years old, has served as our Chief Financial Officer since June 12, 2012 and assumed the additional responsibility of Chief Financial Officer effective November 15, 2012. He joins Motricity from Atrinsic, Inc., a direct-to-consumer Internet search-marketing company, where he served as interim chief financial officer from February 2011 and chief executive officer from January 2012. Prior to joining Atrinsic, Inc., from 2008 to 2011, Mr. Fong served as executive vice president and chief financial officer of The Orchard Enterprise, Inc., an industry pioneer and innovator in digital media services. Mr. Fong served as chief financial officer of Rodale International, a global publisher of health and wellness books and magazines, from 2004 to 2007, and Discovery Networks International, a leading media and entertainment company from 2003 to 2007. Earlier in his career, he was divisional vice president of finance at Twentieth Century Fox International.

Richard Sadowsky, 56 years old, has served as our Chief Administrative Officer and General Counsel since November 15, 2012. Mr. Sadowsky had been serving as the Company’s General Counsel since July 5, 2012. Mr. Sadowsky provided services to the Company pursuant to a secondment agreement with the law firm of SNR Denton US LLP from July 5, 2012 through December 31, 2012. Pursuant to an offer letter from the Company, Mr. Sadowsky became an employee of the Company effective January 1, 2013. Prior to joining Motricity, Mr. Sadowsky, was a partner with SNR Denton US LLP since 2002.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation for the principal executive officer, principal financial officer, and the three other most highly compensated executive officers. At the end of fiscal year 2012, our named executive officers were:

•	Richard Stalzer, our Chief Executive Officer and former president of our mobile marketing and advertising business (“MMA”)

•	Nathan Fong, our Chief Financial Officer, Chief Operating Officer and Treasurer

•	Richard Sadowsky, our Chief Administrative Officer, General Counsel and Secretary

Information about the material elements of compensation is also included for the following individuals who served as named executive officers earlier in fiscal year 2012 for Messrs. Smith, Cordial and Scullion as described below:

•	James R. Smith, Jr., our former President and Interim Chief Executive Officer;

•	C. Stephen Cordial, our former Interim Chief Financial Officer and Treasurer; and

•	Charles P. Scullion, our former Chief Strategy Officer and Interim President of MMA.

On August 20, 2011, we appointed Mr. Smith, then our President and Chief Operating Officer, to the position of Interim Chief Executive Officer.

We appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of Interim Chief Financial Officer effective as of August 24, 2011. Mr. Cordial’s service as our Interim Chief Financial Officer ended in connection with our appointment of Mr. Fong as our Chief Financial Officer as described below.

In January 2012, we hired Richard Stalzer as President of our mobile marketing and advertising business and Mr. Charles Scullion, who was appointed our Chief Strategy and Administrative Officer in May 2011 resigned from his position for good reason.

On May 21, 2012 we entered into an employment offer letter with Nathan Fong pursuant to which Mr. Fong commenced serving as our Chief Financial Officer as of June 12, 2012. After a brief transition period, Mr. Cordial’s employment terminated on July 13, 2012.

On November 15, 2012, the employment of Mr. Smith was mutually terminated and Mr. Stalzer was appointed Chief Executive Officer. Mr. Fong was appointed Chief Operating Officer and also continues to serve in his position as Chief Financial Officer. Richard Sadowsky was appointed Chief Administrative Officer as well as General Counsel. Mr. Sadowsky began serving as an employee of the Company effective January 1, 2013. Each of Messrs. Stalzer, Fong and Sadowsky reports directly to Motricity’s Board of Directors.

Compensation Philosophy and Objectives

In accordance with past practice, our Compensation Committee continues to review and approve the compensation of our named executive officers and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, the direction, emphasis and components of our executive compensation program will continue to evolve. We favor an empirical-based approach that involves benchmarking as well as consideration of best practices with respect to compensation and benefits.

Our executive compensation program is intended to balance short-term and long-term goals with a combination of cash payments and equity awards that we believe will motivate our executive officers. Our executive compensation program is designed to:

•	align the interests of our executive officers with stockholders by motivating executive officers to increase stockholder value and reward executive officers when stockholder value increases;

•	attract and retain talented and experienced executives that strategically address our short-term and long-term needs;

•	reward executives whose knowledge, skill and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholders; and

•	compensate our executives in a manner that motivates them to manage our business to meet our long-term objectives and create stockholder value.

Our executive compensation program rewards both team and individual accomplishments by emphasizing a combination of corporate results and individual accountability. A portion of total compensation is placed at risk through annual performance bonuses and long-term incentives. In the aggregate, the annual performance bonuses at target generally represent between 3% and 12% of the total target direct compensation (which consists of annual base salary and long-term and short-term incentives) for our named executive officers. Prior to 2012, our historic practice with regard to issuing long-term incentives has been to grant restricted stock at the time of hire or promotion. Long-term incentives, based on grant date fair value, generally represent between 57% and 95% of the total target direct compensation for our named executive officers.

In 2011, new long-term incentive grants represented between 0% and 57% of total compensation (base salary, target bonus and long-term equity) for our named executive officers. This combination of incentives is designed to balance annual operating objectives and our earnings performance with longer-term stockholder value creation. In 2011, our named executive officers were not eligible to receive bonus awards under our Amended and Restated 2011 Corporate Incentive Plan (the “2011 CIP”) as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics.

On May 17, 2012, the Compensation Committee approved the Company’s Corporate Incentive Plan for 2012 (the “2012 CIP”). The 2012 CIP is intended to aid in the retention of highly qualified employees by providing eligible employees with additional compensation for their contributions to the achievement of our financial objectives. In order to be eligible to participate in the 2012 CIP and receive a bonus award, a participant must be a full-time active employee and working in a bonus eligible position and must be actively employed and in good standing on the actual bonus pay date in order to receive a payout. The Committee set target bonuses that are structured by position or job level as a percentage of an eligible employee’s annual base salary. For all named executive officers and other eligible employees, the 2012 CIP provides that a portion of the target bonus is tied to the achievement of our EBITDA objectives and a portion is tied to the achievement of our revenue objectives and, if the minimum EBITDA and revenue objectives are met, a portion is discretionary as determined by the Compensation Committee and our chief executive officer and chief financial officer, provided that discretionary payouts for our chief executive officer and chief financial officer are determined solely by the Compensation Committee. Furthermore, payouts based on the achievement of EBITDA and revenue objectives cannot exceed 150% of the portion of the target bonus tied to such objective.

We seek to provide competitive compensation that is commensurate with performance. In the past, we have generally targeted compensation at the median for companies of a similar size in the software and mobile data services industry (based on revenues, market capitalization and other financial metrics) and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when performance goals are exceeded.

To ensure we maintain our position to market, it has been our historical practice (prior to our initial public offering in June 2010) to review compensation data as well as best practices with respect to compensation and benefits on an annual basis to ensure executive compensation remains within the relative range noted above. See the section captioned “Short-Term Incentives” for a more detailed discussion of our annual bonus program. See the section captioned “Compensation Committee Procedures” for a more detailed discussion of the Compensation Committee’s use of compensation consultants.

We also seek to promote a long-term commitment to us by our executives. We believe that there is great value to us in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, the vesting schedule attached to equity awards is generally based upon continued employment over four years, and is intended to retain our executives and reinforce this long-term orientation. Our form of non-qualified stock option agreement for senior management under the Amended and Restated 2010 Long Term Incentive Program described below (the “2010 LTIP’) sets forth stock ownership guidelines which require named executive officers to own, within five years of the date of the grant of an option, stock equal in value to at least one and one-half times the executive’s annual base salary (determined as of the last day of the fifth year following the grant date). Failure of an executive to achieve the ownership guidelines within the specified timelines will result, in the discretion of the Compensation Committee, in forfeiture of the option. As a result of the turnover of our management in 2011, as well as the restructuring of the Company’s business, we revised our ownership guidelines to provide that the Chief Executive Officer is required to own, within five (5) years of the date of grant of an option, stock equal in value to at least three times the Executive’s annual base salary and that the other named executive officers are required to own at least one times the Executive’s annual base salary (determined as of the last day of the fifth (5th) year following the grant date).

In May 2012, the Compensation Committee after consulting with its independent compensation consultant, Frederic W. Cook & Co, further updated the ownership guidelines for the named executive officers to require that our chief executive officer is required to own, by September 2016, stock equal in value to at least three times the chief executive officer’s annual base salary and that the other named executive officers are required to own, by September 2016, stock equal in value to at least one times such named executive officer’s annual base salary. Furthermore, under the revised guidelines, no named executive officer shall be permitted to transfer shares of our common stock obtained on vesting in restricted stock or exercise of an option other than to pay applicable federal and state tax withholdings, unless such officer has satisfied the stock ownership guidelines by September 2016 and that any failure to satisfy the guidelines will be treated as a violation of the Company’s policies and procedures and, in the sole discretion of our board of directors, may give rise to termination for cause.

Compensation Committee Procedures

The Compensation Committee’s responsibilities and authorities are specified in the Compensation Committee’s Charter, which was approved by the board of directors on April 4, 2010 and revised and restated by the Compensation Committee on September 1, 2011. The Compensation Committee’s functions and authority include, but are not limited to, the review and approval of employment agreements, offer letters, severance and separation agreements, base salary, annual bonus and incentive, option and equity grants and other compensation and employment decisions for the following: employees with a base salary and bonus above a specified threshold, each executive officer of the Company including the named executive officers and such other senior officers as the Compensation Committee deems appropriate. In addition, the Compensation Committee is responsible for the evaluation of the performance of our Chief Executive Officer, oversight and administration of our equity plans and approval of non-customary compensation, equity grants, severance or other plans that are outside of the terms and conditions contained in the applicable plan and have an aggregate dollar value exceeding a specified threshold. The Compensation Committee is also responsible for the review and approval of all our human resources plans such as the 401(k) plan, health and welfare plans, recommending to the Board the compensation for our board of directors and any other matters delegated to the Compensation Committee by our board of directors.

Compensation Committee meetings are expected to be held at least quarterly to review and consider decisions on topics including, but not limited to: review and approval of bonus awards for the prior performance period under our CIP and our the 2010 LTIP (described below). The chairperson of the Compensation Committee reports on Compensation Committee actions and recommendations at full meetings of our board of directors. The Compensation Committee meets outside the presence of all of our executive officers, including our named executive officers, to consider appropriate compensation for our Chief Executive Officer. During 2011, the Compensation Committee met outside the presence of all executive officers when discussing compensation matters pertaining to them and consulted with our Chief Executive Officer for compensation of executive officers other than himself. Our Chief Executive Officer reviews annually each other named executive officer’s performance with the Compensation Committee and recommends appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers for the Compensation Committee to consider. Based upon the recommendations of our Chief Executive Officer and in consideration of the objectives described above and the elements described below, the Compensation Committee considers the Chief Executive Officer’s recommendations and approves the annual compensation packages of our executive officers. The Compensation Committee also annually analyzes and reviews our Chief Executive Officer’s performance and determines any cash performance awards under the CIP and grants of long-term equity incentive awards based on its assessment of his performance with input from any independent consultants engaged by the Compensation Committee.

In order to ensure that we continue to remunerate our executives appropriately and align our compensation programs with the interest of our stockholders, the Compensation Committee retained Frederic W. Cook & Co. in connection with our IPO and we renewed its retention in February 2011 and April 2012, as our independent compensation consultant to review its policies and procedures with respect to executive compensation. In addition, the Compensation Committee utilizes the Company’s outside legal counsel, Brown Rudnick LLP, to provide advice and assistance with respect to the terms and conditions of the Company’s executive employment and compensation related agreements and plans. Frederic W. Cook & Co. has assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer companies and by providing guidance on industry best practices. The Compensation Committee retains the sole discretion to modify or terminate its relationship with Frederic W. Cook & Co., and to retain other outside advisors to assist the Compensation Committee in carrying out its responsibilities. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Frederic W. Cook & Co. will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2011, Frederic W. Cook & Co. provided no services to the Company other than its advice to the Compensation Committee on executive compensation issues.

Compensation Risk Assessment

In April 2011, our Compensation Committee engaged Frederic W. Cook & Co. to conduct a risk-assessment of the Company’s compensation programs. As part of this assessment, Frederic W. Cook & Co. reviewed both cash incentive compensation plans and individual cash incentive awards for the presence of certain design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the percentage of compensation expense as compared to the business units revenues, and the presence of other design features that serve to mitigate potentially excessive risk taking, such as the Company’s clawback policy, stock ownership guidelines, multiple performance metrics, caps on individual or aggregate payments and similar features. After considering the results of the risk assessment, the Compensation Committee, in conjunction with Company management, concluded that the level of risk associated with the Company’s compensation programs is not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

The Compensation Committee determines all components of executive compensation and considers the following elements (discussed in detail below) to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to our overall performance;

•	grants of long-term equity-based compensation, such as options;

•	termination and change of control provisions; and

•	benefits generally available to employees.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial and job security, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key executives, the mix of compensation is weighted more heavily toward at-risk pay (annual bonus incentives and long-term equity incentives). Initial incentive packages for our key executives were negotiated at the time of the employment offer. Equity incentives were viewed to be a critical element of the total compensation package and have historically been issued at the time of hire or promotion; although additional grants have been issued based upon individual circumstances. All incentives are aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay, during 2011, at approximately the 50th percentile of our competitive market.

On February 17, 2011, the Compensation Committee approved a peer group consisting of the following companies:

CommVault Systems Inc.	Comscore, Inc.	Concur Technologies, Inc.	Digital River Inc/DE	EBIX Inc.

EPIQ Systems Inc.	LivePerson Inc.	MicroStrategy Inc.	NetSuite Inc.	Neustar Inc.

PegaSystems Inc.	RightNow Technologies Inc.	Smith Miro Software Inc.	SolarWinds, Inc.	SuccessFactors, Inc.

Synchronoss Technologies, Inc.	Taleo Corp.	WebSense, Inc.

In May 2012, as the result of the Company’s restructuring, which commenced in the fall of 2011, the Compensation Committee approved an updated peer group consisting of the following companies:

American Software	AutoByTel	Bsquare	Carbonite	Cinidigm Digital

Digimarc	Egain Comm	Envivio	Local.com	Market Leader

Netsol Tech	Pervasive Software	Scientific Learning	Smith Micro	Soundbite

Synacor	Zix

Base Salary

The primary component of short-term compensation of our executive officers has historically been base salary. The base salary established for each of our executive officers is intended to reflect competitive wages for positions in companies of similar size and stage of development operating in the software and mobile data services industry, representing each individual’s job duties and responsibilities, experience, and other discretionary factors deemed relevant by our Chief Executive Officer and/or board of directors (or Compensation

Committee). Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Chief Executive Officer makes recommendations for each executive’s base salary (including his own), based on our executives’ experience and with reference to the base salaries of similarly situated executives in the software and mobile data services industry, that are then reviewed and approved by the Compensation Committee.

Base salaries are reviewed during the first half of the fiscal year by our Compensation Committee, and may be recommended for adjustment from time to time based on the results of this review. In past years, the Compensation Committee, with guidance from our Chief Executive Officer, reviewed the performance of all executive officers, and based on this review and any relevant competitive market data (through salary survey information provided by our human resources department, informal discussions with recruiting firms and research), set the executive compensation package for each executive officer for the coming year.

Annual base salary increases have historically been based upon our pay-for-performance philosophy, whereby pre-determined quantitative and qualitative individual goals and objectives are established at the beginning of the performance period for named executive officers below the Chief Executive Officer, and measured and assessed at the end of the performance year. Based upon each individual’s performance rating and compensation range position, individuals are eligible for a merit increase based upon the established guidelines within budget for the performance year. The Compensation Committee determines whether to increase the base salaries of any of our named executive officers based upon its assessment of each named executive officers’ performance and utilizes recommendations from its independent compensation consultant. The base salaries paid to our named executive officers are set forth in the Summary Compensation Table below.

In addition, Mr. Smith received a merit increase of his annual salary and equity grants. Mr. Smith’s offer letter was amended on April 19, 2011 to reflect increases in Mr. Smith’s annual base salary and target earnings opportunity percentage under our CIP. Mr. Smith’s annual base salary increased to $400,000, effective April 7, 2011, and his participation in our 2011 CIP increased to a target earnings opportunity of 75% of his annual base salary for 2011. On April 19, 2011 the Compensation Committee approved a 2011 bonus equity grant to Mr. Smith under the 2010 LTIP, pursuant to which he was issued an option to purchase 120,000 shares of common stock under the 2010 LTIP.

Short-Term Incentives

On an annual basis, or at the commencement of an executive officer’s employment with us, the Compensation Committee typically sets a target level of short term incentive compensation that is structured as a percentage of such executive officer’s annual base salary. Our executives participate in our annual CIP which ensures that short-term incentives are tied directly to our financial performance for the fiscal year. Depending upon corporate performance, an executive officer may receive from 0% up to 150% of his target incentive amount. These corporate performance objectives are designed to be challenging but achievable. The performance metrics and objectives are weighted in a specific manner as defined by the Compensation Committee in the CIP.

2011 CIP. In April 2011, the Compensation Committee approved the 2011 CIP, which incorporated several changes to the 2010 CIP, including among others, adjustments to the performance metrics and objectives used and the Compensation Committee’s consideration of certain factors in the calculation thereof. The Compensation Committee and board of directors amended and restated the 2011 CIP on September 1, 2011 (as amended and restated, the “2011 CIP”). As part of this amendment and restatement 10% of the annual incentive target opportunity is discretionary and will be determined at the sole and absolute discretion of the Committee; 30% of the annual incentive target is tied directly to the achievement of our revenue objectives; and 60% of the annual incentive target opportunity is tied to achievement of the Company’s Adjusted Net Income objective. The Compensation Committee clarified that (i) the 2011 CIP would exclude the effect that any acquisition (other than one previously initiated acquisition) would have on either achievement of our revenue objectives or achievement of our CIP Adjusted Net Income objectives, and (ii) employees of subsidiaries acquired during a plan fiscal year are not eligible to participate in the 2011 CIP. The 2011 CIP expands the definition of “Cause” relevant to termination of employment and expands the ability of the Company to initiate a clawback and recover the value of an incentive payment awarded under the 2011 CIP.

“CIP Adjusted Net Income” means the Company’s net income (loss) determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) adjusted to exclude amortization of purchased intangibles, stock-based compensation expense, restructuring expenses, asset impairments and M&A transaction related charges including abandoned transaction charges and non-cash tax expense.

The following tables illustrate the metrics, thresholds and potential awards for our named executive officers under the 2011 CIP. In order for a named executive officer to receive any payment under the 2011 CIP the Company must meet the threshold performance targets for each of the revenue and CIP Adjusted Net Income metrics, as established by the Compensation Committee.

2011 CIP Metrics:

% of CIP Adjusted Net Income Target Achieved: Weighting 60%	CIP Adjusted Net Income Payout % of Target
less than 90%	—%
greater than or equal to 90%	60%
100%	100%
115%	125%
130%	150%
% of Revenue Target Achieved: Weighting 30%	Revenue Payout % of Target
less than 95%	—%
greater than or equal to 95%	60%
100%	100%
105%	125%
110%	150%

We are committed to the long-term success and growth of our enterprise and disclosing short-term objectives would run counter to both our compensation and business philosophy of focusing on long-term goals and, as a result, could result in confusion for investors. As we gain experience as a public company, we will continue to assess whether the disclosure of specific performance metrics will cause us competitive harm. The 2011 targets above may not be changed from those previously established, except with the written consent of the Compensation Committee. Pursuant to the terms of the CIP, participation in the plan is at the Company’s discretion and the Compensation Committee retains the discretion to alter, modify or amend the plan. These bonuses are intended to annually reward executive officers who have a positive impact on corporate results.

In addition, the Compensation Committee may adjust performance measures, targets and payout ranges due to extraordinary or nonrecurring events, such as significant financings, equity offerings or acquisitions. We believe that establishing competitive cash bonus opportunities helps us attract and retain qualified and highly skilled executives, and allows our executives to fully focus on the business objectives without the burden of considering potential loss of wealth due to extenuating circumstances.

The 2011 CIP provides that if the Compensation Committee determines that the calculations underlying the targets were incorrect (including but not limited to mistakes in the Company’s audited financial statements for the year), then the Compensation Committee may either adjust bonus awards (upward or downward) or, with respect to officers that are reporting persons pursuant to Section 16(a) of the Exchange Act, recover all (or a portion) of a bonus award. This includes stated thresholds for minimum payout for the CIP Adjusted Net Income and revenue financial targets of 90% and 95%, respectively. The 2011 CIP similarly incorporates graduated thresholds for incremental payouts commensurate with the three weighted performance categories ranging from 0% to 150%.

Our named executive officers’ threshold and maximum awards under the CIP are based upon pre-determined quantitative goals and objectives established at the beginning of the performance period, as noted above. Maximum achievement of the CIP was set at a level that significantly exceeded our business plan and had a low probability of payout. These metrics are measured and assessed at the end of the performance year. For fiscal year 2011, Messrs. Smith and Scullion were eligible to receive on-target annual cash bonuses of 75% and 70%, respectively, of their fiscal year 2011 base salaries. Mr. Cordial was not eligible for a bonus award under the 2011 CIP. For 2011, based upon the Company’s failure to meet its adjusted net income target of $27,600,000, its revenue target of $176,000,000 and discretionary performance metrics, neither Mr. Smith nor any other eligible participant received any incentive awards under our 2011 CIP.

2012 CIP. At this time, we are not disclosing the specific performance targets for the CIP Adjusted Net Income and revenue metrics set forth above because disclosure of the specific targets under the CIP would signal areas of strategic focus and give competitors harmful insight into the direction of our business. On May 17, 2012, the Compensation Committee approved the 2012 CIP. The 2012 CIP is intended to aid in the retention of highly qualified employees by providing eligible employees with additional compensation for their contributions to the achievement of our financial objectives. In order to be eligible to participate in the 2012 CIP and receive a bonus award, a participant must be a full-time active employee and working in a bonus eligible position and must be actively employed and in good standing on the actual bonus pay date in order to receive a payout. The Committee set target bonuses that are structured by position or job level as a percentage of an eligible employee’s annual base salary. For all named executive officers and other eligible employees, the 2012 CIP provides that a portion of the target bonus is tied to the achievement of our EBITDA objectives and a portion is tied to the achievement of our revenue objectives and, if the minimum EBITDA and revenue objectives are met, a portion is discretionary as determined by the Committee and our chief executive officer and chief financial officer, provided that discretionary payouts for our chief executive officer and chief financial officer are determined by the Compensation Committee. Furthermore, payouts based on the achievement of EBITDA and revenue objectives cannot exceed 150% of the portion of the target bonus tied to such objective.

Long-Term Equity-Based Compensation

The Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, the Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have historically awarded equity-based compensation in the form of restricted stock and stock options. The Compensation Committee believes equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

During March and April of 2011, the Compensation Committee approved grants of options to purchase shares of common stock under the 2010 LTIP to each of the named executive officers other than the chief executive officer at the request of the Company in connection with the annual evaluation of and retention considerations for each such named executive officer. The Compensation Committee anticipates issuing future annual equity grants to the named executive officers as a combination of market stock units and stock options which will be subject to performance and time vesting requirements.

The Compensation Committee after consideration of its equity compensation program and an evaluation of how best to align our executive’s interests with that of our stockholders adopted a new performance based vesting schedule for all grants of options to purchase our common stock made in October 2012 and after. In October

2012 the Compensation Committee approved the issuance to each of Mr. Stalzer and Mr. Fong options to purchase 460,000 shares of common stock, subject to the following vesting schedule, which provides for a combination of performance and time based vesting: 25% of the shares subject to an option will vest in four equal installments on each anniversary of their employment date and that 75% of the shares subject to the option will vest, subject to achieving certain price targets for our common stock, on the three year anniversary of their employment date. The price targets provide that the shares subject to the performance based vesting will vest if our common stock achieves three different pre-determined price objectives as determined by the Compensation Committee on the date of grant. The price objective requires that our common stock must achieve an average closing price for a 90 consecutive day period equal to the performance price target over the three year performance period. Once a performance price target is achieved for the requisite period, then the applicable portion of the shares will be vested on the three year anniversary of the grant date. In addition, the Compensation Committee adopted a new policy for employees that prohibits the pledging of shares of Common Stock or any equity award denominated in shares of the Company’s capital stock as collateral for investment purposes or otherwise.

Equity Incentive Plans

2004 Stock Plan. The 2004 Amended and Restated Stock Incentive Plan of Motricity, Inc. (the “2004 Motricity, Inc. Stock Plan”) provided grants of incentive stock options, non-qualified stock options, shares of stock and restricted stock to eligible participants, including executive officers, employees and directors. The purpose of the 2004 Motricity, Inc. Stock Plan was to provide equity incentives to selected participants, thereby creating a means to raise the level of stock ownership by eligible participants, to more closely align the interests of our executives, employees and directors with those of our stockholders.

The Compensation Committee will no longer make further grants under the 2004 Motricity, Inc. Stock Plan as a result of implementing and launching the Motricity, Inc. 2010 Long Term Incentive Plan in April of 2010. For further information about the 2004 Motricity, Inc. Stock Plan, we refer you to the complete copy of the 2004 Motricity, Inc. Stock Plan, which is incorporated by reference into this proxy statement/prospectus.

2010 Long-Term Incentive Plan

The Compensation Committee approved the terms of the Motricity, Inc. Amended and Restated 2010 Long-Term Incentive Plan, or the “2010 LTIP” and recommended it to the board of directors. The board of directors approved the 2010 LTIP on September 26, 2011, and the stockholders approved the 2010 LTIP on October 28, 2011. The 2010 LTIP provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2010 LTIP. The purpose of the 2010 LTIP is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary description of the 2010 LTIP and is qualified in its entirety by reference to the full text of the 2010 LTIP, which is set forth as Appendix A to our Definitive Proxy Statement filed with the SEC on September 27, 2011.

Administration. The 2010 LTIP is administered by the Company’s Compensation Committee and all actions taken with respect to the 2010 LTIP will be made in accordance with the Compensation Committee’s charter. For purposes of the 2010 LTIP, to the extent required by applicable law, it is intended that each member of the Compensation Committee qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code, and (c) an “independent director” under the rules of the principal U.S. national securities exchange on which our shares are listed. The Compensation Committee has full authority to administer and interpret the 2010 LTIP. Among the Compensation Committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2010 LTIP or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2010 LTIP as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our board of directors are final and binding.

Available Shares. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2010 LTIP or with respect to which awards may be granted may not exceed 6,365,621 shares, which may be either authorized and unissued shares of common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2010 LTIP are for any reason canceled, or expire or terminate unexercised, or are settled in cash, the shares covered by such awards will again be available for the grant of awards under the 2010 LTIP.

Following the Section 162(m) “transition period” (as described in “Tax and Accounting Considerations” below), the maximum number of shares subject to any award of stock options, or stock appreciation rights (which are referred to herein as “SARs”), or shares of restricted stock, or other stock-based awards subject to the attainment of specified performance goals which may be granted during any fiscal year to any participant will be 266,666 shares per type of award, provided that the maximum number of shares issued in any one year period for all types of awards does not exceed 4% of the Company’s issued and outstanding shares of common stock. Except as otherwise required by the Code, there are no annual individual share limitations applicable to participants for restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals. The maximum number of shares subject to any performance award during any fiscal year to any participant shall be 266,666 shares. The maximum value of a cash payment made under a performance award which may be granted with respect to any fiscal year to any participant shall be $5,440,000. The maximum value of cash payments made under performance awards granted with respect to any fiscal year to all participants shall be $14,104,670.

The foregoing share limitations imposed under the 2010 LTIP are subject to adjustment to the extent the Compensation Committee deems such adjustment appropriate and equitable to prevent dilution or enlargement of participants’ rights.

Eligibility for Participation. Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2010 LTIP. The selection of participants is within the sole discretion of the Compensation Committee.

Award Agreement. Awards granted under the 2010 LTIP shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability, or vesting of awards or conditions regarding the participant’s employment, as determined by the Compensation Committee in its sole discretion. In May 2012, the Compensation Committee adopted a revised form of stock option agreement for our named executive officers which provides that any stock options issued to the named executive officers will vest as follows: (i) twenty-five percent (25%) of the shares subject to an option will vest in four (4) equal tranches on each anniversary of the vesting commencement date (i.e., 6.25%); and (ii) the remaining seventy-five percent (75%) of the shares subject to the option will vest on the third (3rd) anniversary of the applicable vesting commencement date, subject to the achievement of the following performance targets: thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $2.00; thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $4.00; and (iii) thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $6.00. The target price of our common stock will be determined based upon the average of the closing prices of our shares of common stock on a nationally recognized securities exchange over a ninety (90) day period and if the shares are not so listed, the fair market value will be determined by our board of directors.

Awards Under the 2010 LTIP. The following types of awards are available under the 2010 LTIP:

Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Stock Options. The Compensation Committee may grant non-qualified stock options and incentive stock options (only to eligible employees) to purchase shares of common stock. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed 5 years in the case of an incentive stock option granted to a 10% stockholder), the exercise price, the vesting schedule (if any), and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee in its sole discretion. The 2010 LTIP specifically provides that an outstanding option may not be modified to reduce the exercise price nor may a new option at a lower price be substituted for a surrendered option, unless such action is approved by the stockholders of the Company. The maximum number of shares of common stock with respect to which incentive stock options may be granted under the 2010 LTIP is 6,365,621 shares.

Stock Appreciation Rights. The Compensation Committee may grant SARs either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (which is referred to herein as a “Tandem SAR”), or independent of a stock option (which is referred to herein as a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of common stock or cash (as determined by the Compensation Committee) equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of an event as the Compensation Committee may, in its sole discretion, designate at the time of grant or thereafter.

Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units or restricted stock units) under the 2010 LTIP that are payable in cash or denominated or payable in or valued by shares of common stock or factors that influence the value of such shares. The Compensation Committee shall determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Other Cash-Based Awards. The Compensation Committee, in its discretion, may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards. The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock (based on the then current fair market value of such shares), as determined by the Compensation Committee, in its sole discretion. Based on service, performance and/or such other factors or criteria, if any, as the Compensation Committee may determine, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award. The Compensation Committee has “negative discretion” to adjust bonus payments as permitted by Section 162(m) of the Code.

Performance Goals. The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Compensation Committee: (i) earnings per share; (ii) operating income; (iii) gross income; (iv) net income (before or after taxes); (v) cash flow; (vi) gross profit; (vii) gross profit return on investment; (viii) gross margin return on investment; (ix) gross margin; (x) operating margin; (xi) working capital; (xii) earnings before interest and taxes; (xiii) earnings before interest, tax, depreciation and amortization; (xiv) return on equity; (xv) return on assets; (xvi) return on capital; (xvii) return on invested capital; (xviii) net revenues; (xix) gross revenues; (xx) revenue growth; (xxi) annual recurring revenues; (xxii) recurring revenues; (xxiii) license revenues; (xxiv) sales or market share; (xxv) total stockholder return; (xxvi) economic value added; (xxvii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion; (xxviii) the fair market value of a share of common stock; (xxix) the growth in the value of an investment in common stock assuming the reinvestment of dividends; or (xxx) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including: (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management; or (iii) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of our performance (or subsidiary, division or other operational unit) under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Acquisition Event. In the event of a merger or consolidation in which the Company is not the surviving entity, a transaction that results in the acquisition of substantially all of the Company’s outstanding common stock, or the sale or transfer of all or substantially all of the Company’s assets (collectively, an “Acquisition Event”), then the Compensation Committee may terminate all outstanding and unexercised options, SARs, or any other stock-based award that provides for a participant elected exercise by cashing out such awards upon the date of consummation of the Acquisition Event or by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such participant shall have the right to exercise in full all of his or her outstanding awards contingent on the occurrence of the Acquisition Event.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of common stock covered by any award until the participant becomes the record holder of such shares.

Forfeiture and Clawback. Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP provides that (a) in the event that the participant’s conduct meets the definition of “Cause” during the later of the 12-month period following exercise of an award or the 24-month period commencing on the date of vesting, distribution, or settlement of an award, the Company shall recover from the participant within the applicable period after such vesting, exercise, settlement, or distribution, an amount equal to any gain realized on such award, and (b) if the participant engages in conduct that meets the definition of “Cause” then all outstanding awards terminate and expire.

Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP also provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be cancelled and the participant will pay the Company an amount equal to any gain realized on such award within (a) 24 months preceding such financial restatement for any participant who has a position with the Company as a vice president, senior vice president, executive officer or named executive officer or (b) 12 months preceding such financial restatement for all other participants.

Ownership Guidelines and Holding Period. The 2010 LTIP contains ownership guidelines that have changed due to turnover in management and change in the Company’s business. In May 2012, we updated the ownership guidelines for the named executive officers to require that our chief executive officer is required to own, by September 2016, stock equal in value to at least three times the chief executive officer’s annual base salary and that the other named executive officers are required to own, by September 2016, stock equal in value to at least one times such named executive officer’s annual base salary. Furthermore under the revised guidelines, no named executive officer shall be permitted to transfer shares of our common stock obtained on vesting in restricted stock or exercise of an option other than to pay applicable federal and state tax withholdings, unless such officer has satisfied the stock ownership guidelines within 5 years of grant and that any failure to satisfy the guidelines will be treated as a violation of the Company’s policies and procedures and, in the sole discretion of our board of directress, may give rise to termination for cause.

Amendment and Termination. Notwithstanding any other provision of the 2010 LTIP, our board of directors may at any time amend any or all of the provisions of the 2010 LTIP, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2010 LTIP, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2010 LTIP are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of non-qualified stock options in an award agreement at the time of grant or thereafter to certain family members.

Our executives are eligible for the following benefits on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.

Moreover, our named executive officers may be eligible for other benefits and perquisites based upon individual circumstances.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees. Our named executive officers will be eligible for those benefits typically available to all of our employees and shall be subject to the terms and conditions of the governing plans. Our Compensation Committee retains the right to amend or terminate such plans.

Policy Regarding Claw Back of Incentive Compensation

In fiscal year 2011, the Compensation Committee incorporated a clawback policy into the Company’s 2011 CIP pursuant to which named executive officers and other 2011 CIP participants will be required to return incentive compensation paid to them if the financial results upon which the awards were based are restated and has further expanded the scope of the clawback through an amendment to the plan. This claw back policy is also incorporated into the 2012 CIP. See “Short-Term Incentives” for a further description of the clawback feature of the 2011 CIP and 2012 CIP. In addition, the 2010 LTIP provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be canceled and the participant will pay the Company an amount equal to any gain realized on such award. See “2010 Long Term Incentive Plan” for a further description of the clawback feature of the 2010 LTIP.

Employment Agreements and Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders. We have entered into employment agreements or offer letters with our named executive officers. Our former executive officers other than Mr. Scullion and Mr. Cordial had employment agreements that provided for the payment of a sale bonus based upon the price of the transaction to assist in maximizing the sale price and further minimizing employment security concerns arising in the course of negotiating and completing a significant transaction. In connection with his appointment as the Company’s Interim Chief Executive Officer, Mr. Smith’s offer letter was amended on August 21, 2011 to, among other things, remove in its entirety Mr. Smith’s right to a “Sale Completion” bonus upon a sale of the Company. These benefits are quantified in the section captioned “Employment Agreements.”

To focus our executive officers on their duties rather than potential distractions from a change of control of our Company, the Compensation Committee adopted an Executive Officer Severance/Change in Control Plan on March 16, 2011 and amended the plan effective May 30, 2012. Currently, Messrs. Stalzer, Fong and Sadowsky are eligible to participate in the plan if so designated by the Compensation Committee during the two year period following his or her date of initial eligibility for benefits thereunder. Under the plan as amended, any executive who participates in the plan who is terminated by the Company without cause will receive six months of continued base salary payments, and any executive who participates in the plan who is terminated by the Company without cause or by the executive for good reason within 12 months from a change in control will receive six months of continued base salary payments and accelerated vesting as to 75% of any unvested options, restricted stock or performance stock units.

Certain of the Company’s former named executive officers were also entitled to between six and 12 months of severance in the event their employment is terminated by the Company without cause or the named executive officer resigns for good reason not in connection with a change in control. These benefits are described in the section captioned “Employment Agreements.” Mr. Scullion resigned effective January 20, 2012, at which time he became entitled to receive his cash severance to be paid in equal installments over nine months and his restricted stock and stock options, all of which were unvested, were forfeited. Mr. Smith’s employment ended effective November 15, 2012, at which time he became entitled to receive his cash severance to be paid in equal installments over nine months and all of his restricted stock vested.

Tax and Accounting Considerations

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly paid executive officers (other than a company’s Chief Executive Officer and the Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by the corporation before it was publicly held. The Compensation Committee’s policy will be to qualify compensation paid to executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise when it considers it in our best interests to do so.

The Compensation Committee considers the manner in which Section 409A of the Code affects deferred compensation opportunities that we offer to our employees. Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a way that limits employees’ ability to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements to comply with Section 409A to the extent deemed necessary by the Compensation Committee.

The Compensation Committee does not believe that tax gross-ups, other than with respect to relocation expenses and other similar perquisites which necessitate a gross-up in order to make the executive whole from a tax perspective, paid by companies to their executive officers are in the best interests of stockholders. As a result, the Compensation Committee will not approve any employment agreement or compensation plan that provides our executive officers with a gross-up for federal and/or state income taxes that may arise under either Section 409A of the Code or the golden parachute excise tax rules of Section 280G of the Code.

Report of the Compensation Committee of the board of directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

From the members of the Compensation Committee of Motricity, Inc.:

Hunter C. Gary, Chairman

Lady Barbara Judge CBE

James L. Nelson

Results of Stockholder Advisory Votes on Executive Compensation

Our board of directors, our Compensation Committee, and our management value the opinions of our stockholders. At our 2011 Annual Meeting of stockholders held on October 28, 2011, stockholders cast an advisory vote on the compensation of our named executive officers. More than 95% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. The board of directors and Compensation Committee reviewed the final vote results, and we did not make any changes to our executive compensation program as a result of the vote. Further, at our 2011 Annual Meeting, the stockholders cast an advisory vote on whether future say-on-pay votes should occur every one, two or three years. In the proxy statement provided to stockholders in connection with the 2011 Annual Meeting, our board of directors recommended that the stockholders vote in favor of an annual vote on this proposal and our stockholders approved, on an advisory basis, the holding of an advisory vote on executive compensation on an annual basis. Accordingly, we have determined that our stockholders should vote on a say-on-pay proposal each year.

2012 Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services provided to us during the year ended, December 31, 2012.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)		Bonus ($) (11)	Stock Awards ($) (1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($) (2)	All Other ($) (3)	Total ($)
Richard Stalzer,	2012	325,538				51,750	(5)		8,559	385,847
Chief Executive Officer and former president of MMA (4)	2011	—		—	—	—		—	—	—
	2010	—		—	—	—		—	—	—

Nathan Fong,	2012	167,115				58,650	(5)		7,979	233,744
Chief Financial Officer, Chief Operating Officer and Treasurer (6)	2011	—		—	—	—		—	—	—
	2010	—		—	—	—		—	—	—

Richard Sadowsky,	2012	137,500								137,500
Chief Administrative Officer, General Counsel and Secretary (7)	2011	—		—	—	—		—	—	—
	2010	—		—	—	—		—	—	—

James R. Smith, Jr.	2012	411,536	(8)	—	—	—		—	377,654	789,190
Former President & Interim Chief Executive Officer and Former Chief Operating Officer)	2011	381,998		—	—	687,564		—	646,604	1,716,166
	2010	331,997		—	1,309,987	—		197,206	2,081,091	3,920,281

C. Stephen Cordial (9)	2012	280,127		—	—	—		—	—	280,127
Former Interim Chief Financial Officer and Treasurer	2011	184,922		—	—	—		—	—	184,922
	2010	—		—	—	—		—	—	—

Charles P. Scullion (10)	2012	36,489		—	—	—		—	260,679	297,168
Former Chief Strategy Officer and Interim President of MMA	2011	220,932		—	360,000	785,687		—	362,572	1,729,191
	2010	—		—	—	—		—	—	—

(1)

Represents FASB ASC 718 grant date fair value of restricted share awards. Restricted share awards granted under the 2004 Motricity, Inc. Stock Plan were subject to double trigger vesting, where accrued vesting is quarterly over a four-year term, and where a second qualifying event has to trigger the actual vesting of shares. Restricted Share awards granted under the 2010 LTIP were subject to time- based vesting, 25% per annum.
(2)	Executive officers were not eligible to receive bonus awards under the 2011 CIP as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics. For 2012, we have not yet prepared our financial statements and, therefore, have not determined whether the 2012 CIP targets have been met and have not paid any amounts under the 2012 CIP.
(3)	All Other Compensation for the year 2012 for our named executive officers consisted of the following:

Name	Year	401(k) Match	Relocation ($)	Medical ($)	Restricted Stock Earnings ($)	Severance ($) (a)	Attorney’s Fees	Total of All Other Comp ($)
Richard Stalzer	2012	4,097	—	4,462	—	—	—	8,559
Nathan Fong	2012	1,688	—	6,291	—	—	—	7,979
Richard Sadowsky	2012	—	—	—	—	—	—	—
James R. Smith	2012	7,350	—	11,583	58,721	300,000	—	377,654
C. Stephen Cordial	2012	—	—	—	—	—	—	—
Charles P. Scullion	2012	547		1,382	—	258,750		260,679

(a)	These amounts reflect total severance to be paid to executive officers whose employment with the Company has terminated. Actual payments will be paid monthly over a period of nine to twelve months following the executive officer’s termination date.
(4)	Mr. Stalzer became employed by the Company effective January 23, 2012 and was named the Company’s Chief Executive Officer effective November 15, 2012.
(5)	Represents FASB ASC 718 grant date fair value of stock option awards, which vest as follows: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date, and 75% of the shares subject to the option will vest subject to achieving certain price targets for our common stock on the third anniversary of the vesting commencement date, subject to continued employment on those dates.
(6)	Mr. Fong became employed by the Company as its Chief Financial Officer effective June 12, 2012 and was appointed to the additional position of Chief Operating Officer effective November 15, 2012.
(7)	Mr. Sadowsky began serving as the Company’s general counsel on July 5, 2012 pursuant to a secondment agreement with SNR Denton US where he was a partner, and he was appointed to the additional position of Chief Administrative Officer effective November 15, 2012. During 2012, Mr. Sadowsky was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure. Pursuant to an employment agreement, Mr. Sadowsky became an employee of the Company as of January 2, 2013.
(8)	The Company amended Mr. Smith’s offer letter on August 21, 2011 in connection with his appointment as Interim Chief Executive Officer. Mr. Smith’s employment with the company ended effective November 15, 2012. His salary includes his base salary through November 15, 2012 and a payout for his accrued holidays and vacation. For further discussion, see the section below captioned “Employment Agreements.”
(9)	In connection with Mr. Cordial’s appointment to the position of Interim Chief Financial Officer, the Company entered into an Interim Services Agreement with SFN Professional Services LLC, parent to Mr. Cordial’s direct employer Tatum. Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure. Mr. Cordial’s employment with the Company terminated in July 2013 2012.
(10)	Mr. Scullion became the Company’s Chief Strategy Officer effective May 12, 2011 and was later appointed Interim President of MMA. Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited. His salary includes his base salary through November 15, 2012 and a payout for his accrued holidays and vacation. For further discussion, see the section below captioned “-Employment Agreements.”
(11)

For 2011, our named executive officers did not receive any incentive awards under our 2011 CIP as a result of the Company’s failure to achieve, in the aggregate, our revenue, CIP Adjusted Net Income and discretionary performance metrics. For 2012, we have not yet prepared our financial statements and, therefore, have not determined whether the 2012 CIP targets have been met and have not paid any amounts under the 2012 CIP.

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2012 with respect to our named executive officers.

Name (2)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards			All other Stock Awards	All other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)
Richard Stalzer	10/15/2012	132,825	221,375	330,063					460,000	0.45	51,750
Nathan Fong	10/15/2012	63,000	105,000	157,800					460,000	0.45	58,650
Richard Sadowsky (2)
James R. Smith, Jr. (3)
C. Stephen Cordial (4)
Charles P. Scullion (5)

(1)	Amounts shown reflect the threshold, target and maximum payout amounts under the 2012 CIP. The target payout is equal to a percentage of each named executive officer’s eligible earnings (which generally means wages actually paid during the fiscal year). See the section captioned “Short-Term Incentives” for a detailed description of the named executive officer’s target CIP bonus opportunities. At threshold performance under the CIP, the named executive officers will receive 60% of their target payout, at target performance under the CIP the named executive officers will receive 100% of their target payout and at maximum performance the named executive officers will receive 150% of their target payout. No amounts are payable with respect to each metric if performance is below threshold and in order for a named executive officer to receive a bonus under the 2012 CIP, the Company’s actual performance must meet the threshold targets for both the revenue and EBITDA.
(2)	During 2012, Mr. Sadowsky was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure.
(3)	Mr. Smith’s employment ended effective November 15, 2012, on which date all of his unvested shares of common stock became vested.
(4)	Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not participate in the Company’s compensation structure. Mr. Cordial’s employment terminated on July 13, 2012.
(5)	Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2012 with respect to the named executive officer. The market value of the shares in the following table is the fair value of such shares at December 31, 2012.

	Option Awards					Stock Awards
Name (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (3)	Option Expiration Date	Number of shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Richard Stalzer		460,000		0.45	10/15/2022
Nathan Fong		460,000		0.45	10/15/2022
Richard Sadowsky (5)

(1)	Names excluded from this table are Messrs. Smith, Cordial and Scullion, whose employment terminated before the end of 2011. Mr. Smith’s employment terminated effective November 15, 2012, at which time all of his options became vested. Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited. Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure.
(2)	The options vest as follows: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date and that 75% of the shares subject to the option will vest, subject to achieving certain price targets for our common stock, on the three year anniversary of the holder’s employment date, subject to the holder’s continued employment on those dates.
(3)	Represents grant date fair value per share.
(4)	Represents the product of multiplying the number of unvested restricted shares by the value of common stock of $0.41 as of December 31, 2012, the last day of our fiscal year.
(5)	During 2012, Mr. Sadowsky was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the vesting or exercise of stock options during the fiscal year ended December 31, 2012 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Stalzer
Nathan Fong
Richard Sadowsky
James R. Smith, Jr. (1)	—	—	116,672	80,000
C. Stephen Cordial (2)	—	—	—	—
Charles P. Scullion (3)	—	—	—	—

(1)	Mr. Smith’s employment ended effective November 15, 2012, on which date all of his unvested shares of common stock became vested.
(2)	Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure. Mr. Cordial’s employment terminated on July 13, 2012.
(3)	Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited.

Retirement Benefits & Non-qualified Deferred Compensation

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. The Compensation Committee may in its sole discretion determine to approve a performance-based matching contribution, subject to the Company’s achievement of certain financial metrics. For fiscal year 2011, Messrs. Scullion, Hebner, Leigh, and Smith each received matching contributions in the amounts of $2,372, $1,250, $1,500, and $501, respectively. We do not provide and do not intend to provide any non-qualified deferred compensation or defined benefit pension plans to any of our named executive officers or other employees. For fiscal year 2012, Messrs. Stalzer, Fong, Smith and Scullion each received matching contributions in the amounts of $4,097, $1,688, $7,350 and $547, respectively.

Employment Agreements

Richard Stalzer

Mr. Stalzer entered into an offer letter with the Company, effective January 23, 2012, pursuant to which he began serving as President of the Company’s mobile marketing and advertising business. His offer letter was amended effective November 15, 2012 to reflect his appointment to the position of Chief Executive Officer of the Company. Under the terms of the offer letter, Mr. Stalzer is entitled to an annual base salary of $345,000. Additionally, in accordance with the terms of the offer letter and the Company’s 2010 LTIP, the Compensation Committee of the board of directors approved the grant to Mr. Stalzer of options to purchase 190,000 shares of the Company’s common stock effective upon the completion of the Company’s rights offering. Additionally, Mr. Stalzer is eligible to participate in the Company’s 2012 CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. If the Company terminates Mr. Stalzer’s employment without cause prior to January 23, 2014, he would receive 6 months of continued base salary payments. On May 22, 2012, we amended Mr. Stalzer’s offer letter. Pursuant to the amendment, Mr. Stalzer became entitled to receive options to purchase 460,000 shares of the Company’s common stock under the Company’s 2010 LTIP upon the completion of the Company’s rights offering. 25% of Mr. Stalzer’s options will vest in equal tranches on each of the first four anniversaries of Mr. Stalzer’s employment date, subject to continued employment on those dates, and 75% of his options will vest on the third anniversary of Mr. Stalzer’s employment date provided that certain stock price targets are achieved and subject to continued employment on that date.

Nathan Fong

On May 16, 2012 we entered into an employment offer letter with Nathan Fong, pursuant to which Mr. Fong commenced serving as the Company’s Chief Financial Officer as of June 12, 2012. Under the terms of Mr. Fong’s offer letter, Mr. Fong will be entitled to an annual base salary of $300,000. Additionally, in accordance with the terms of Mr. Fong’s offer letter and the 2010 LTIP, the Compensation Committee approved the grant to Mr. Fong of options to purchase 460,000 shares of our common stock, which were garneted shortly after the closing of the Company’s rights offering. 25% of Mr. Fong’s options will vest in equal tranches on each of the first four anniversaries of Mr. Fong’s employment date, subject to continued employment on those dates, and 75% of his options will vest on the third anniversary of Mr. Fong’s employment date provided that certain stock price targets are achieved and subject to continued employment on that date. Under the terms of Mr. Fong’s offer letter, Mr. Fong is eligible to participate in the 2012 CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under Mr. Fong’s offer letter, if we terminate Mr. Fong’s employment without cause, as defined in our Amended and Restated Executive Severance and Change of Control Plan, as amended, he would receive six months of continued base salary payments if he is terminated within two years of his eligibility thereunder. Mr. Fong’s offer letter was amended on November 15, 2012, to reflect his appointment to the position of Chief Operating Officer as well as Chief Financial Officer. The amendment to Mr. Fong’s offer letter also provides that Mr. Fong’s ceasing to serve as Chief Operating Officer shall not constitute termination for Good Reason under the Company’s Amended and Restated Executive Severance and Change of Control Plan.

Richard Sadowsky

In connection with Mr. Sadowsky’s appointment to the position of General Counsel, the Company entered into a Secondment Agreement, dated July 1, 2012, with SNR Denton US LLP, the law firm in which Mr. Sadowsky is a partner from 2002 through 2012. On November 15, 2012, we appointed Mr. Sadowsky to the position of Chief Administrative Officer and entered into an employment offer letter with Mr. Sadowsky pursuant to which became a full-time employee of the Company effective on January 1, 2013. Under the terms of Mr. Sadowsky’s offer letter, Mr. Sadowsky is entitled to an annual base salary of $285,000. Additionally, in accordance with the terms of Mr. Sadowsky’s offer letter and the 2010 LTIP, the Compensation Committee approved the grant to Mr. Sadowsky of options to purchase 250,000 shares of our common stock, 25% of which options will vest in equal tranches on each of the first four anniversaries of Mr. Sadowsky’s employment date, subject to continued employment on such dates and 75% of which options shall vest on the third anniversary of Mr. Sadowsky’s employment date provided that certain stock price targets are achieved subject to continued employment on such date. Under the terms of Mr. Sadowsky’s offer letter, Mr. Sadowsky is eligible to participate in the 2013 Corporate Incentive Plan and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under Mr. Sadowsky’s offer letter, if we terminate Mr. Sadowsky’s employment without cause, as defined in our Amended and Restated Executive Severance and Change of Control Plan, as amended, he would receive six months of continued base salary payments if he is terminated within two years of his eligibility thereunder.

James R. Smith, Jr.

Mr. Smith’s offer letter was signed and accepted as of January 8, 2009. The offer letter states that Mr. Smith is entitled to an annual base salary of $332,000 payable in equal installments on the 15th and the last day of each month. Under the terms of the offer letter, Mr. Smith was entitled to participate in our CIP with a prorated target earnings opportunity of 55% of his annual base salary. Mr. Smith was also be eligible to participate in our equity incentive plans and is currently provided medical, health and dental insurance coverage for himself and his dependents. Based upon satisfaction of the terms of his relocation commitment, Mr. Smith received a restricted stock award of 333,333 shares under the 2004 Motricity, Inc. Stock Plan. He also received a grant of an additional 66,666 shares on February 9, 2010, because he was an active employee in good standing on January 8, 2010, the one-year anniversary of his start date with the Company. Mr. Smith’s agreement stated that he would be eligible for a “Sale Completion” bonus, should the Company be sold during the term of his employment, but no Sale Completion bonus is payable if he is terminated prior to the sale of the Company. Mr. Smith’s employment was terminated on November 15, 2012, and in accordance with his offer letter, and contingent upon his execution of a release and waiver of claims in favor of the Company, Mr. Smith will receive his monthly base salary in effect at the time of termination, along with continued health coverage, for a period of nine months. The offer letter specifies that, during his employment with us and for nine months thereafter, Mr. Smith will not engage in specified competitive activities or solicit our customers or interfere with our business. Mr. Smith’s offer letter states that he is subject to the terms and conditions of our non-disclosure agreement and that he shall not serve as a member of another board without prior approval from the Chief Executive Officer. Mr. Smith’s offer letter was amended on May 19, 2010 in connection with the Company’s stock becoming publicly traded for purposes of Section 409A of the Code. Mr. Smith’s offer letter was further amended on April 19, 2011 to reflect increases in Mr. Smith’s annual base salary and target earnings opportunity percentage under our CIP. Mr. Smith’s annual base salary increased to $400,000, effective April 7, 2011, and his participation in our 2011

CIP increased to a target earnings opportunity of 75% of his annual base salary for 2011. In 2011, our named executive officers were not eligible to receive bonus awards under our 2011 CIP as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics. On April 19, 2011 the Compensation Committee approved a 2011 bonus equity grant to Mr. Smith under the 2010 LTIP. Mr. Smith was issued an option to purchase 120,000 shares of common stock under the 2010 LTIP.

Mr. Smith’s offer letter was further amended on August 21, 2011 in connection with his appointment as the Company’s Interim Chief Executive Officer. The amendment removes in its entirety Mr. Smith’s right to a “Sale Completion” bonus upon a sale of the Company and provides for a broader definition of “good reason.”

On November 15, 2012, we mutually agreed with Mr. Smith to terminate his employment as Interim Chief Executive Officer. In connection with Mr. Smith’s termination, on November 21, 2012, the Company and Mr. Smith entered into a release agreement (the “Smith Release Agreement”), effective November 15, 2012 setting forth the terms of Mr. Smith’s mutually agreed upon termination. Pursuant to the release agreement, Mr. Smith agreed to unilaterally release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the Smith Release Agreement). In consideration for such release and in accordance with the terms of his offer letter, the Company agreed to pay Mr. Smith severance equal to the gross amount of $300,000, along with continued health coverage, for a period of nine months. Furthermore, in accordance with the terms of the Smith Release Agreement and the terms of Restricted Stock Grant Agreements dated March 3, 2009 and February 11, 2010, all of Mr. Smith’s restricted shares of the Company’s common stock vested and became non-forfeitable as of November 15, 2012. Following his termination, Mr. Smith remains subject to certain non-disclosure and non-solicitation covenants with the non-solicitation obligations continuing for two years from the date of termination. If there is a breach of the Smith Release Agreement by Mr. Smith, among other things, Mr. Smith would forfeit his rights to the severance payments thereunder.

C. Stephen Cordial

In connection with Mr. Cordial’s appointment to the position of Interim Chief Financial Officer, the Company entered into an Interim Services Agreement with SFN Professional Services LLC, parent to Mr. Cordial’s direct employer Tatum (“SFNPS”), dated August 24, 2011, which sets forth the terms and conditions of the services that Mr. Cordial will provide to the Company. Pursuant to the services agreement, the Company will pay SFNPS a fee of $43,400 per month for Mr. Cordial’s services. The Company or SFNPS may terminate the services agreement at any time, provided that SFNPS must provide the Company with 15 days advance written notice, subject to certain exceptions. Pursuant to the services agreement, SFNPS agrees not to solicit our employees or interfere with our business and agrees to be bound by certain confidentiality terms. A non-disclosure and intellectual property protection agreement executed by Mr. Cordial and attached as an exhibit to the services agreement specifies that during his employment with us Mr. Cordial will not engage in specified competitive activities and for two years following his termination, he agrees not to solicit our customers or interfere with our business. The non-disclosure and intellectual property protection agreement states that Mr. Cordial is further subject to the confidentiality and invention assignment terms and conditions. On May 16, 2012 we entered into an employment offer letter with Nathan Fong pursuant to which Mr. Fong commenced serving as our Chief Financial Officer as of June 12, 2012. Mr. Cordial’s employment terminated on July 13, 2012.

Charles P. Scullion

Effective January 20, 2012, Mr. Scullion resigned for good reason from his employment with the Company. Pursuant to Mr. Scullion’s release agreement, Mr. Scullion agreed to release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the release agreement). In consideration for such release and in accordance with the terms of Mr. Scullion’s employment agreement, the Company agreed to pay Mr. Scullion severance in the gross amount of $258,750 to be paid in equal installments over nine months following the effective date of the his release agreement. Mr. Scullion remains subject to certain non-disclosure and non-solicitation covenants. Further, his restricted stock and stock options, all of which were unvested, were forfeited. Mr. Scullion entered into an employment agreement with the Company effective May 12, 2011 for an initial 2 year term, which automatically renewed for successive one year periods unless either the Company or Mr. Scullion provided at least 90 days prior written notice of intent to terminate the employment agreement earlier. Under the terms of the amended agreement, Mr. Scullion was entitled to an annual base salary of $345,000. Mr. Scullion was entitled to participate in the 2011 CIP, with a target earnings opportunity of 70% of his annual base salary. In 2011, our named executive officers were not eligible to receive bonus awards under our 2011 CIP as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics. In consideration of Mr. Scullion’s relocation from Texas to the state of Washington by July 31, 2011, he received $290,000 as reimbursement of relocation costs subject to forfeiture under the terms of the Company’s relocation program. Mr. Scullion also received commuting expenses for the period from his hire through his permanent relocation. Additionally, in accordance with the terms of his employment agreement, on May 12, 2011, our Compensation Committee approved the grant to Mr. Scullion under the terms of our 2010 LTIP of options to purchase 193,500 shares of common stock at $9.00 per share and 40,000 shares of restricted stock, each award to vest in pro-rata equal installments on each of the first four anniversaries of the effective date of the employment agreement, all of which shares and options were forfeited in connection with Mr. Scullion’s resignation.

Non-Disclosure Agreements

In addition to the restrictive covenants contained in their offer letters and employment agreements, each of the named executive officers have agreed to comply with our non-disclosure and non-competition agreement (the “Non-Disclosure Agreement”) on the following terms, respectively:

Name	Employment Document	Non- Disclosure Agreement	Non-Compete	Non- Solicitation Period Length	Intellectual Property Protection
James R. Smith, Jr.	Offer Letter	Yes	9 Months	9 Months	1 Year
C. Stephen Cordial	Interim Services Agreement	Yes	N/A	2 Years	1 Year
Richard Stalzer	Offer Letter	Yes	1 Year	2 Years	1 Year
Charles Scullion	Employment Agreement	Yes	1 Year	2 Years	1 Year
Nathan Fong	Offer Letter	Yes	1 Year	2 Years	1 Year
Richard Sadowsky	Offer Letter	Yes	1 year	2 Years	1 Year

Each of the named executive officers also agrees that the remedy of damages for any breach by him of the provisions of either the employment agreement, offer letter or the Non-Disclosure Agreement is inadequate and that we may be entitled to injunctive relief, without posting any bond, and each agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate us.

Potential Payments Upon Termination Without Cause or For Good Reason and without a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause or had the employee terminated for good reason on December 31, 2012 and a change of control had not occurred on or prior to that date. Amounts below reflect potential payments pursuant to the employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Smith, Cordial and Scullion was terminated during fiscal year 2012 and the actual benefits that were paid out to Messrs. Smith and Scullion are disclosed above in the section captioned “Employment Agreements.” No amounts were paid out to Mr. Cordial in connection with the termination of his employment.

Name of Executive Officer	Cash Severance Benefits ($)		Continued Health Benefits ($)	Value of Accelerated Equity Awards ($)	Total ($)
Richard Stalzer	172,500	(1)			172,500
Nathan Fong	150,000	(1)			150,000
Richard Sadowsky (2)

(1)	Represents six months of such named executive officer’s annual base salary.
(2)	During 2012, Mr. Sadowsky was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure

Potential Payments Upon Termination Without Cause or for Good Reason in connection with a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause or had the employee terminated for good reason on December 31, 2012 in connection with a change of control. Amounts below reflect potential payments pursuant to the amended employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Smith, Cordial and Scullion was terminated during fiscal year 2012 and the actual benefits that were paid out to Messrs. Smith and Scullion are disclosed above in the section captioned “Employment Agreements.” No amounts were paid out to Mr. Cordial in connection with the termination of his employment.

Name of Executive Officer	Cash Severance Benefits ($)		Continued Health Benefits ($)	Value of Accelerated Equity Awards ($) (3)	Total ($)
Richard Stalzer	172,500	(1)	—	—	172,500
Nathan Fong	150,000	(1)	—	—	150,000
Richard Sadowsky

(1)	Represents six months of such named executive officer’s annual base salary.
(2)	During 2012, Mr. Sadowsky was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure
(3)	Represents accelerated vesting of 75% of each named executive officer’s unvested options, restricted stock and performance stock awards in accordance with the terms of the award agreements where 75% of the unvested securities vest upon a change of control. Options subject to performance vesting vest only if the performance targets have been met as of the date of the change of control. The closing price of the Company’s common stock on December 31, 2012 was $0.41 and, therefore, the options with an exercise price of $0.45 would have no value on that date.

Change of Control with Continued Employment

The following table sets forth the quantitative estimates of the benefits to be received by each named executive officer, if a change of control had occurred on December 31, 2012 and each named executive officer continued his employment with the Company. Amounts below reflect potential payments pursuant to the employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Smith, Cordial and Scullion was terminated during fiscal year 2012 and the actual benefits that were paid out to Messrs. Smith and Scullion are disclosed above in the section captioned “Employment Agreements.” No amounts were paid out to Mr. Cordial in connection with the termination of his employment.

Name of Executive Officer	Cash Benefit ($) Sale Bonus	Value of Accelerated Equity Awards ($) (1)	Total ($)
Richard Stalzer	—	—	—
Nathan Fong	—	—	—
Richard Sadowsky	—	—	—

(1)	Represents accelerated vesting of 75% of each named executive officer’s unvested options, restricted stock and performance stock awards in accordance with the terms of the award agreements where 75% of the unvested securities vest upon a change of control. Options subject to performance vesting vest only if the performance targets have been met as of the date of the change of control. The closing price of the Company’s common stock on December 31, 2012 was $0.41 and, therefore, the options with an exercise price of $0.45 would have no value on that date.

Director Compensation

To date, we have provided cash compensation to non-employee directors for their services as directors or members of committees of the board of directors. We have reimbursed and will continue to reimburse such non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In accordance with our Compensation Committee Charter, our Compensation Committee has adopted a compensation program for such non-employee directors, or the “Non-Employee Director Compensation Policy.”

On April 29, 2011, the Compensation Committee approved and recommended to the board of directors, which subsequently approved board compensation effective through May 1, 2012 that is deemed to be competitive with the market for non-employee director’s compensation. Such non-employee board members shall receive the following cash compensation: $30,000 annually; the chairperson of the board will receive an additional fee earned of $20,000; the chairperson of each of the Audit Committee and Compensation Committee will receive an additional $15,000 and the chairperson of the Governance and Nominating Committee will receive an additional $10,000. Each of the members of the Audit Committee, Compensation Committee and Governance and Nominating Committee, excluding the chair positions, will receive an additional $5,000. In addition, the Compensation Committee approved and recommended to the board of directors, which subsequently approved, the granting of restricted stock equal in value to $140,000 to each non-employee director as part of their annual compensation. In connection with the initial public offering of our common stock, the Compensation Committee approved and recommended to the board of directors, which subsequently approved, the increase of the restricted stock award from $120,000 to $140,000 in value to compensate the non-employee directors for the additional responsibilities associated with the Company’s stock becoming publicly traded. In October 2012 the Compensation Committee recommended and the board of directors subsequently adopted a reduction in stock based compensation for non-employee board members that provides for an annual grant of $50,000 worth of restricted stock that vests on the one year anniversary of issuance. Additionally, non-employee director members of special committees received a one-time special retainer of $10,000 for their service until April 29, 2011, and non-employee directors received a special meeting fee of $1,500 per meeting for attendance at more than eight meetings of 30 minutes or longer of the board of directors or any committee on which they serve between May 1, 2011 and September 30, 2011. Such special meeting fees were eliminated effective September 30, 2011 and the members of the three special committees of the board of directors instead received an annual retainer of $10,000 for 2011 for each such special committee they served on. In January 2012 the board of directors designated its strategic alternatives committee as a standing committee of the board of directors with the chairman receiving an annual cash compensation of $15,000 and each member other than the chairman receiving an annual cash compensation of $5,000. The non-employee director compensation policy also provides that non-employee directors must own a number of shares equal to some multiple of their cash retainer within five years of joining our board of directors. This ownership guideline was revised in May, 2012 to require our non-employee members of the board to own three times their cash retainer within five years of joining our board of directors.

Below is a summary table of what our 2012 non-employee board members (other than directors receiving compensation from and appointed by our principal stockholders) have received through December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Brett Icahn	60,000	50,000	—	—	10,753	120,753
Barbara Judge (Thomas)	40,667	50,000	—	—	15,100	105,667
Hunter Gary	60,000	50,000	—	—	10,753	120,753
James L. Nelson	84,333	50,000	—	—	10,289	144,622
Jay A. Firestone	50,000	50,000	—	—	10,289	110,289

(1)	The value of Stock Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are restricted stock, is based on the closing price of our common stock on the grant date.
(2)	Amounts in this column reflect income received as a result of restricted stock released throughout 2012.

All of our directors are eligible to participate in our 2010 LTIP and their compensatory equity grants will be granted under, and subject to the terms of, the 2010 LTIP.

Limitation of Liability and Indemnification Matters

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Restated Certificate of Incorporation and By-laws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The following table sets forth the name, age and position of each current director of Motricity:

Name	Age	Position	Director Since
James L. Nelson (1)(2)(3)	62	Chairman of the Board	2011
Jay A. Firestone (2)(4)	55	Director	2011
Hunter C. Gary (1)(3)(4)	38	Director	2007
Brett M. Icahn (2)(3)(4)	33	Director	2010
Kevin Lewis (1)	41	Director	2013

(1)	Member of our Compensation Committee
(2)	Member of the Strategic Alternatives Committee
(3)	Member of our Governance and Nominating Committee
(4)	Member of our Audit Committee

Lady Barbara Judge, CBE served on the Company’s board of directions during the fiscal year 2012, and she resigned from the board and all committees effective January 16, 2013. Upon her resignation and the appointment of Mr. Lewis, Mr. Lewis filled the vacancy on the Compensation Committee and Mr. Nelson filled the vacancy on the Governance and Nominating Committee created by her resignation.

The biographies of our current directors are as follows:

James L. Nelson has served as one of our directors since June 2011 and as chairman of the board since January 2012. Since April 2010, Mr. Nelson has served as a director of Take-Two Interactive Software, Inc., a publisher, developer, and distributor of video games and video game peripherals. Since March 2010, Mr. Nelson has served as a director of Tropicana Entertainment Inc. From May 2005 until November 2007, Mr. Nelson served as a director of Atlantic Coast Entertainment Holdings, Inc. Since December 2003, Mr. Nelson has served as a director of American Entertainment Properties Corp. From April 2003 through April 2010, Mr. Nelson served as a director of Viskase Companies, Inc., a producer of nonedible cellulose casings and nettings. Since June 2001, Mr. Nelson has also served as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. With respect to each company mentioned above, Mr. Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. From 1986 until 2009, Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the board of Orbitex Financial Services Group, a provider of financial services. From January 2008 through June 2008, Mr. Nelson served as a director of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director of Pacific Energy Resources Ltd., an energy producer. Mr. Nelson served as a director of the board of directors of Cequel Communications, an owner and operator of a large cable television system, from April 2008 until it was acquired in November 2012. Because of Mr. Nelson’s experience as the chief executive officer of multiple companies, as well as his previous service as director of several other publicly reporting companies, he is able to provide the board of directors with the perspective of an experienced executive officer and is able to give insight related to the management and operations of a publicly traded company.

Jay A. Firestone has served as one of our directors since July 2011. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone has led two successful initial public offerings and in 1998, was nominated for entrepreneur of the year. Mr. Firestone has extensive experience in dealing with financial reporting, which, in addition to his service on another board, enables him to advise our board on a range of matters including financial matters.

Hunter C. Gary has served as one of our directors since 2007. Mr. Gary has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group AG, most recently as a Managing Director. Mr. Gary has been a director of: Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since October 2012; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Federal-Mogul, Viskase Companies, PSC Metals, XO Holdings, Tropicana Entertainment, American Railcar Industries and WestPoint Home each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non–controlling interest in Motricity through the ownership of securities. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. Mr. Gary has extensive experience in dealing with operations matters for a variety of companies which, in addition to his service on other boards, enables him to advise our board on a range of matters including operations and oversight.

Brett M. Icahn has served as one of our directors since January 2010. Brett Icahn is currently responsible for co-executing a small/mid-cap investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. Prior to April 2010, Mr. Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Carl Icahn since 2002. Mr. Icahn has been a director of: The Hain Celestial Group, Inc., a natural and organic products company, since July 2010; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, since April 2010; Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies, since January 2010; and American Railcar Industries, Inc., a railcar manufacturing company, since January 2007. Mr. Icahn was previously a director of HowStuffWorks.com, an internet website, from November 2006 until its acquisition by Discovery Communication in December 2007. American Railcar Industries is indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non–controlling interest in Hain Celestial, Take-Two Interactive Software, Cadus, Motricity and HowStuffWorks.com through the ownership of securities. Brett Icahn is Carl Icahn’s son. Mr. Icahn received a B.A. from Princeton University. Mr. Brett M. Icahn has experience with technology companies, both as a board member and as a founder. In addition, his experience as a portfolio manager and an investment analyst provides him with strong skills in dealing with financial matters.

Kevin Lewis joined the Company’s board of directors in January 2013. Mr. Lewis has served as the Chief Marketing Officer of Blockbuster LLC, a video rental retail chain which is a current subsidiary of Dish Network Corp., since 2011. From 2009 until 2011, Mr. Lewis was employed by Blockbuster Inc. as the Senior Vice President of Digital Entertainment. Blockbuster Inc. voluntarily filed for Chapter 11 bankruptcy protection in September 2010 and subsequently emerged from bankruptcy in March 2011 via a sale of the company to Dish Network Corp. Mr. Lewis was employed by subsidiaries of Koninklijke Philips Electronics, an industrial conglomerate which engages in the healthcare, consumer lifestyle and lighting product business worldwide, as the Chief of Strategy and New Business for Philips Consumer Lifestyle from 2007 until 2009 and the Chief of Strategy and Vice-President, Business Development for Philips Consumer Electronics from 2004 until 2007. From 1993 until 2004, Mr. Lewis was a Manager at Boston Consulting Group, a management consulting company. Mr. Lewis received his B.A. in international relations from Stanford University and an MBA, with distinction, from INSEAD. Mr. Lewis’s management and corporate development experience and his experience with the development, implementation and sale of products relying on emerging digital technology will enable him to provide insight and advice as we develop our plans to grow the Company’s business.

Director Independence

The board of directors has determined that each director is an independent director, as such term is defined in the corporate governance rules of the NASDAQ Stock Market, constituting a majority of independent directors on our board of directors as required by the NASDAQ Stock Market rules. In considering independence, the board of directors considered, in addition to relationships disclosed under “Certain Relationships, Related Party Transactions and Director Independence,” (i) Mr. Gary’s relationships with entities controlled by Mr. Carl C. Icahn described under “Directors and Executive Officers” and that Mr. Gary is married to Mr. Carl C. Icahn’s wife’s daughter, and (ii) Mr. Brett Icahn’s relationships with entities controlled by Mr. Carl C. Icahn described under “Directors and Executive Officers” and that Mr. Brett Icahn is the son of Mr. Carl C. Icahn.

Compensation Committee Interlocks and Insider Participation

Mr. Gary, Lady Judge and Mr. Nelson served as members of our Compensation Committee in the last fiscal year and currently serve as members of our Compensation Committee. None of them is or has at any time been one of our officers or employees. None of our executive officers serves as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or Compensation Committee.

For additional information regarding Mr. Gary, Lady Judge and Mr. Nelson see “Certain Relationships, Related Party Transactions and Director Independence.”

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation—Compensation Discussion and Analysis,” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of January 30, 2013 certain information regarding the ownership of our capital stock, by (1) each person known to us to beneficially own 5% or more of common stock; (2) each of our executive officers named in the 2011 Summary Compensation Table included in our annual report on Form 10-K for the year ended December 31, 2011; (3) each of our current executive officers and directors; and (4) all of our executive officers and directors as a group. With respect to executive officers named in the 2012 Summary Compensation Table, the employment of Messrs. Smith, Cordial and Scullion with Motricity has been terminated on or before the date of this table.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of Common Stock subject to options or warrants or other convertible securities that are currently exercisable or exercisable within 60 days of January 30, 2013 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants or other convertible securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based upon 46,182,116 shares of common stock outstanding as of January 30, 2013

Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Entities affiliated with Carl C. Icahn (1)	17,466,277		30.7%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153

Directors and Named Executive Officers:
James R. Smith, Jr. (2)		(2)	*
Charles Scullion (3)		(3)	*
Hunter C. Gary (4)	135,450		*
Brett M. Icahn (5)	140,146		*
James L. Nelson (6)	127,978		*
Jay A. Firestone (7)	127,978		*
Kevin Lewis	0
C. Stephen Cordial (9)	0		*
Richard Stalzer (10)	28,750
Nathan Fong (11)	0		*
Richard Sadowsky	0
All directors and executive officers as a group (8 persons) (12)*	560,302		1.2%

(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D filed with the SEC on October 19, 2012 by Mr. Carl C. Icahn and includes 10,684,238 shares of Common Stock issuable upon exercise of warrants beneficially owned by entities affiliated with Mr. Carl C. Icahn. As of October 11, 2012, Mr. Carl C. Icahn had shared voting power and shared dispositive power with regard to 6,782,039 shares.
(2)	On November 15, 2012, Mr. Smith’s employment with Motricity was terminated. Therefore, Motricity is unable to determine Mr. Smith’s beneficial ownership.
(3)	Effective January 20, 2012, Mr. Scullion resigned from his employment. Therefore, Motricity is unable to confirm Mr. Scullion’s beneficial ownership.
(4)	Includes 10,339 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock) and 14,000 shares of Common Stock.

(5)	Includes 10,339 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock), 18,696 shares of Common Stock, and 206 shares of Common Stock issuable upon the exercise of a warrant.
(6)	Includes 16,867 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock).
(7)	Includes 16,867 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock).
(8)	Mr. Lewis joined the board of directors on January 16, 2013.
(9)	Motricity appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of Interim Chief Financial Officer effective August 24, 2011. Mr. Cordial’s employment terminated on July 13, 2012. Therefore, Motricity is unable to confirm Mr. Cordial’s beneficial ownership.
(10)	Motricity appointed Richard Stalzer to the position of President, Mobile Marketing and Advertising effective January 23, 2012.
(11)	Motricity appointed Nathan Fong to the position of Chief Financial Officer effective June 12, 2012.
(12)	All directors and executive officers as a group does not include the following individuals whose employment with Motricity has ended: Messrs. Scullion, Cordial and Smith.

Series J Preferred Stock

Name	Amount and Nature of Beneficial Ownership			Percent of Class
Entities affiliated with Carl C. Icahn (1)	1,146,131			95.5%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153

Directors and Named Executive Officers:
James R. Smith, Jr.			(2)		*
Charles Scullion			(3)		*
Hunter C. Gary	0			0
Brett M. Icahn	0			0
James L. Nelson	0			0
Jay A. Firestone	0			0
Kevin LEwis
C. Stephen Cordial (4)		*			*
Richard Stalzer	—
Nathan Fong	—				*
Richard Sadowsky
All directors and executive officers as a group (8 persons) (5)*	1,146,131			95.5%

(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D filed with the SEC on October 19, 2012 by Mr. Carl C. Icahn.
(2)	On November 15, 2012, Mr. Smith’s employment with Motricity was terminated. Therefore, Motricity is unable to determine Mr. Smith’s beneficial ownership.
(3)	Effective January 20, 2012, Mr. Scullion resigned from his employment with Motricity. Therefore, Motricity is unable to confirm Mr. Scullion’s beneficial ownership.
(4)	Motricity appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of Interim Chief Financial Officer effective August 24, 2011. Mr. Cordial’s employment terminated on July 13, 2012.
(5)	All directors and executive officers as a group does not include the following individuals whose employment with Motricity has ended: Messrs. Scullion, Cordial and Smith.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Relocation Arrangements

In July 2011, in consideration of his relocation to Bellevue, Mr. Charles P. Scullion, our former Chief Strategy Officer and interim President of the Company’s mobile marketing and advertising business who resigned effective January 20, 2012, received $290,000 as reimbursement of relocation costs, subject to forfeiture under the terms of the Company’s relocation program. Mr. Scullion also received commuting expenses for the period from his hire through his permanent relocation.

Arrangement with Icahn Sourcing LLC

Icahn Sourcing LLC (“Icahn Sourcing”) is an entity formed and controlled by Mr. Carl C. Icahn in order to leverage the potential buying power of a group of entities which Mr. Carl C. Icahn either owns or with which he otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. We are a member of this buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. In return, Icahn Sourcing may disclose certain information to the vendors regarding our historic usage and future needs with respect to particular goods and services. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors and we are under no legal obligation to do so. Our agreement with Icahn Sourcing specifies no fees will be paid by either party to the other with respect to the buying group arrangement and that we may terminate our participation in the arrangement at any time. We have purchased a variety of goods and services as a member of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

Conversion of Series H Preferred Stock

On January 3, 2011, all remaining shares of our Series H preferred stock were, at our option, converted into 2,348,182 shares of our common stock. Approximately 2,343,486 of those shares were issued to Koala Holding LP, an entity controlled by Mr. Carl C. Icahn, and 4,696 of those shares were issued to Mr. Brett M. Icahn, in each case on account of the Series H preferred stock held by them. Pursuant to the terms of our certificate of incorporation, dividends ceased to accrue on the shares of Series H preferred stock and all rights associated with the Series H preferred stock terminated.

Term Loan

We entered into a $20 million term loan with High River Limited Partnership (“High River”) on September 16, 2011 and subsequently amended the terms of the term loan on November 14, 2011 and on February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. The principal and interest are due and payable at maturity on August 28, 2013. We used the proceeds of the term loan to pay the amounts outstanding under our credit facility with Silicon Valley Bank and to provide additional working capital. The term loan provides High River with a right to accelerate the payment of the term loan if we experience an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our NOLs and related tax benefits or if the shares of any preferred stock become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares. On May 10, 2012, we further amended the terms of the term loan and High River agreed to provide us with a $5 million revolving credit facility. No amounts were borrowed under the revolving credit facility which was terminated upon the completion of our recent rights offering on October 11, 2012.

High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of January 30, 2013, of approximately 30.7% of our outstanding shares of common stock, controls approximately 14.7% of the voting power of our common stock and holds approximately 95.5% of the outstanding shares of our Series J preferred stock, which has limited voting rights. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by the disinterested directors of the Company’s board of directors.

Corporate Opportunities Waiver

In order to address potential conflicts of interest between us and the funds affiliated with New Enterprise Associates, Inc. and Technology Crossover Ventures, and Koala Holding LP, and any person or entity affiliated with these investors (each, an “Exempted Investor”), our Restated Certificate of Incorporation contains provisions regulating and defining the conduct of our affairs after the completion of our initial public offering as they may involve each Exempted Investor and its officers, directors or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with each such investor.

Our restated certificate of incorporation provides, and if the Reorganization is approved the certificate of incorporation of Voltari will provide, that no Exempted Investor is under any duty to present any corporate opportunity to us which may be a corporate opportunity for such Exempted Investor or any officer, director or employee thereof and us and each Exempted Investor or any officer, director or employee thereof will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder or director by reason of the fact that such Exempted Investor pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us. For purposes of our Restated Certificate of Incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of each Exempted Investor or its officers or directors will be brought into conflict with our self-interest. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our Restated Certificate of Incorporation.

Rights Offering

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of record of our common stock at the close of business on July 23, 2012 one transferable subscription right per share of common stock owned. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for a unit consisting of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock at a subscription price of $0.65 as well as an over-subscription privilege. Mr. Carl C. Icahn and his affiliates were given the opportunity to participate in the rights offering on the same terms and conditions as all of our other stockholders. Mr. Carl C. Icahn and his affiliates collectively exercised their basic subscription privilege and over-subscription privilege in full. Immediately following the consummation of the rights offering, Mr. Carl C. Icahn beneficially owned approximately 30.7 % of the Company’s common stock and controlled approximately 14.7% of the voting power of its common stock, and held 1,146,131 shares of Series J preferred stock, or approximately 95.5% of that class of stock, which class has limited voting rights.

Policies and Procedures for Related Party Transactions

Our Audit Committee Charter requires the Audit Committee to review and approve in advance any proposed related party transactions. We require our directors and executive officers to report any potential related party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in our periodic filings as appropriate.

Our board of directors has adopted a written policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy, as modified by further delegation from the board of directors to the Audit Committee, requires that a “related person” (any party satisfying the definition of such term as defined as in paragraph (a) of Item 404 of Regulation S-K) since the beginning of the Company’s last fiscal year or during the three year period prior to the date of the “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest) must submit to the Audit Committee for consideration at the next committee meeting any such related person transaction. The Audit Committee will determine whether the transaction is likely to be significant to the assessment of the independence of a director and if it is found to be significant, the Audit Committee shall advise the board of directors of the transaction and any relevant information. No related person transaction will be consummated or will continue without the approval or ratification of the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

DESCRIPTION OF MOTRICITY’S SECURITIES

Capital Stock

We are a Delaware corporation. The rights of our stockholders are governed by our restated certificate of incorporation and our amended and restated bylaws, each of which is incorporated herein by reference, and by the provisions of applicable law, including the Delaware General Corporation Law. Our authorized capital stock consists of 975,000,000 shares, consisting of: (i) 625,000,000 shares of common stock, par value $0.001 per share and (ii) 350,000,000 shares of preferred stock, $0.001 par value per share. As of January 30, 2013, we had outstanding 46,182,116 shares of common stock and 1,199,643 shares of preferred stock.

The following is a summary of the material terms, rights and preferences of our capital stock.

Common Stock

Our common stock trades on the Nasdaq Global Select Market under the symbol “MOTR.” On February 5, 2013, the last quoted sale price of our common stock was $0.41 per share. On June 14, 2012, we received a letter from Nasdaq advising that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Select Market pursuant to Nasdaq Marketplace Rule 5450(a)(1). This notification has no effect on the listing of our common stock at this time. Nasdaq stated in its letter that in accordance with the Nasdaq Listing Rules, we will be provided 180 calendar days, or until December 11, 2012, to regain compliance with the minimum bid price requirement. If, at any time before December 11, 2012, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the Nasdaq staff will provide us with written notification that we have achieved compliance with the minimum bid requirement. On December 13, 2012, we received the Delisting Notice notifying us that we did not regain compliance with the Minimum Bid Requirement and, accordingly would be delisted from the NASDAQ Global Select Market. We submitted to NASDAQ a request for a hearing to appeal the determination, staying the suspension of trading of our common stock and the filing of a Form 25 with the SEC. On January 2, 2013, we received a third letter from NASDAQ advising us that our failure to meet the Annual Meeting Requirement serves as an additional basis for delisting our common stock. We presented our plan for regaining compliance with the Minimum Bid Requirement and the Annual Meeting Requirement at a hearing on January 31, 2013. There can be no assurance that an appeal will be successful. See Risk Factors. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available therefor. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

General. Pursuant to our restated certificate of incorporation, we are authorized to issue up to 350,000,000 shares of preferred stock, par value $0.001 per share, 1,200,000 of have been designated 13% Redeemable Series J Preferred Stock, 1,199,643 shares of which are issued and outstanding. The rights and privileges of the Series J preferred stock are described below.

Series J Preferred Stock

This section describes the general terms and provisions of our Series J preferred stock. You should also read our restated certificate of incorporation, our certificate of designations relating to the Series J preferred stock, and our amended and restated bylaws, each of which is incorporated herein by reference.

General. In connection with the rights offering that closed on October 11, 2012, we issued 1,199,643 shares of our Series J preferred stock. For a complete description of the terms of the Series J preferred stock, please see a copy of the certificate of designations relating to the Series J preferred stock, a copy of which is available from us and is incorporated herein by reference.

Ranking. The Series J preferred stock will rank senior to our common stock with respect to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company. We may in the future issue one or more series of preferred stock that ranks senior to, junior to, or pari passu with, our Series J preferred stock.

Dividends. On a quarterly basis, our board of directors may at its sole discretion, to cause a dividend with respect to the Series J preferred stock to be paid in cash to the holders (i) until the fifth year of the anniversary of the issuance of the Series J preferred stock in an amount equal to 3.25% of the liquidation preference, as in effect at such time (initially $25 per share) and (ii) thereafter in an amount equal to 3.5% of the liquidation preference, as in effect at such time. If the dividend is not so paid in cash, the liquidation preference will be adjusted and increased quarterly (i) until the fifth year of the anniversary of the issuance of the Series J preferred stock, by an amount equal to 3.25% of the liquidation preference per share, as in effect at such time, that is not paid in cash to the holders on such date and (ii) thereafter by an amount equal to 3.5% of the liquidation preference per share, as in effect at such time, that is not paid in cash to the holders on such date, provided that dividend payments for the period of time between the date of issuance of the Series J preferred stock and the first dividend payment date, if applicable, shall be prorated. Due to our ability to pay dividends on our Series J preferred shares in kind by increasing the liquidation preference of our Series J shares, the repayment of principal and the payment of accrued dividends in cash may be deferred until the final maturity of the Series J preferred stock. No plan, arrangement or agreement is currently in place that would prevent us from paying dividend with respect to the Series J preferred stock in cash.

Liquidation Preference. The Series J preferred stock will have a preference upon our dissolution, liquidation or winding up of our company in respect of assets available for distribution to our stockholders. The liquidation preference of the Series J preferred stock is initially $25 per share. On a quarterly basis, our board of directors may at its sole discretion, cause a dividend with respect to the Series J preferred stock to be paid in cash to the holders (i) until the fifth year of the anniversary of the issuance of the Series J preferred stock, in an amount equal to 3.25% of the liquidation preference, as in effect at such time, and (ii) thereafter in an amount equal to 3.5% of the liquidation preference, as in effect at such time. If the dividend is not so paid in cash, the liquidation preference will be adjusted quarterly by in kind dividends as described above. The quarterly accretion will continue until the shares are redeemed, or until we liquidate, dissolve or wind-up our affairs.

Conversion Rights. The Series J preferred stock is not convertible into shares of our common stock or any other series or class of our capital stock.

Redemption. We may, at our option, at any time, redeem our shares of Series J preferred stock at a redemption price equal to 100% of the liquidation preference per share in effect at such time. There is no prohibition on the repurchase or redemption of shares by the registrant while there is any arrearage in the payment of dividends or sinking fund installments. The Series J preferred stock is also redeemable at the option of the holders if we (ii) undergo a change in control, which includes a person becoming a beneficial owner of securities representing at least 50% of the voting power of our company, a sale of substantially all of our assets, and certain business combinations and mergers, which cause a change in 20% or more of the voting power of our company; (ii) experience an ownership change (within the meaning of Section 382 of the Code) which results in a substantial limitation on our ability to use our net operating losses and related tax benefits, (iii) do not implement NOL Protective Measures within 180 days from the date the shares of Series J preferred stock are first issued. A holder of our Series J Preferred Stock, who causes an ownership change, which results in a substantial limitation on our ability to use our net operating losses and related tax benefits or whose share were not voted in favor of the measures designed to preserve the use of our net operating losses and related tax benefits, cannot require redemption of his shares upon such a triggering event.

Voting Rights. The shares of Series J preferred stock have limited voting rights. As such, they will have a right to vote as a separate class on any amendment to the designations, rights and preferences of the Series J preferred stock and any transaction requiring stockholder vote in which the shares of Series J preferred stock would receive or be exchanged for consideration other than cash in the amount of the redemption price for such shares or preferred stock with the same designations, rights and preferences, and they will have 40 votes per share and vote together as a single class with the shares of common stock on the NOL Protective Measures and a change of the Company’s name brought before our stockholders for a vote within 180 days from the date on which the shares are issued.

Market. The Series J preferred stock has been accepted for quotation on the on the OTCQB under the symbol “MOTRP.”

Accounting Treatment. The Series J preferred stock will be considered mezzanine equity and be reported on the balance sheet between total liabilities and stockholders’ equity. The securities must be classified outside of permanent equity because certain redemption features of the Series J preferred stock are outside of our control. The initial carrying amount of the securities will be the issuance date fair value. The dividend accruing on the Series J preferred stock will be charged against additional paid-in-capital while increasing the loss, or as applicable, decreasing net income attributable to common stockholders.

Common Stock Warrants

This section describes the material terms of the common stock warrants issued in the rights offering. These common stock warrants have different terms than the warrants we have previously issued, and there are 10,149,824 of these common stock warrants outstanding. You should also read the warrant agreement and form of common stock warrant which are incorporated herein by reference.

Shares of Common Stock Subject to the Warrant. The common stock warrants are initially exercisable for an aggregate of 10,149,824 shares of our common stock. The number of shares subject to the common stock warrant is subject to adjustment described below.

Exercise of the Common Stock Warrant. The initial exercise price per share is $0.65 and is subject to adjustment as described below. Holders of the common stock warrants may be restricted from exercising their common stock warrants if such exercise would result in the holder becoming the direct or indirect owner of more than 48.75% of the common stock, as determined under Section 382 under the Code and such exercise would result in an ownership change (within the meaning of Section 382 of the Code) which results in a substantial limitation on our ability to use our net operating losses and related tax benefits. Subject to state securities laws, the common stock warrant may be exercised from the date of issuance until any time on or before 5:00 pm, New York City time on or before the fifth anniversary of the closing of this rights offering. If we are not able to list our common stock warrant on the Nasdaq Global Select Market they may be subject to transfer restrictions in certain states, and, for example, the common stock warrants may not be exercised by residents of Florida.

Restrictions on Transfer. The holders of common stock warrants also agree to be bound by any restrictions on transfer generally imposed on our capital stock through NOL Protective Measures.

Voting Rights. The holders of the common stock warrants shall have no voting rights or other rights as a shareholder before (and then only to the extent) the common stock warrants have been exercised.

Market. The common stock warrants have been accepted for quotation on the on the OTCQB under the symbol “MOTRW.” There can be no assurance that we will receive that approval. Further, the exercise of the common stock warrants may be subject to limitations and may not be transferred to, or exercised by, residents of Florida.

Adjustments to the Warrants. The number of shares of common stock issuable upon exercise of the common stock warrants and the exercise price applicable to the common stock warrant are subject to adjustment in certain circumstances, including a stock split, a stock dividend, a subdivision, combination or recapitalization of our common stock.

Fundamental Transactions. Upon a capital reorganization, reclassification of our securities, consolidation or merger of our company resulting in a change of 50% of the voting power of the company, a sale of substantially all of our assets or a similar transaction requiring stockholder approval shall be effected the holders of the common stock warrants shall be required to exercise the common stock warrants immediately prior to the closing of the transaction, or such common stock warrants shall automatically expire.

Registration Statement. We are required to use our reasonable best efforts to maintain an effective registration statement for the issuance of the common stock underlying the common stock warrants.

Accounting Treatment. To the extent the common stock warrants will have a dilutive effect on earnings per share, the common stock warrants will be included in fully diluted shares outstanding using the treasury method.

PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

We did not hold an annual meeting of stockholders in 2012, and we have not yet determined a definitive meeting date for our 2013 annual meeting of stockholders (the “2013 Annual Meeting”). As described above, we have a hearing scheduled with NASDAQ for January 31, 2013 to address our plan for regaining compliance with NASDAQ’s Minimum Bid Requirement and its Annual Meeting Requirement, at which time we plan to discuss a timeline for holding our 2013 Annual Meeting. Following the determination of the date for our 2013 Annual Meeting, we will inform our stockholders of the deadline for submitting proposals to be included in our proxy statement for the 2013 Annual Meeting as well as the deadline for presenting proposals or nominating directors for election at the 2013 Annual Meeting.

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GENERAL

Stockholders Sharing an Address

Only one proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, Motricity, Inc., 601 West 26th Street, Suite 415, New York, NY, 10001, stating your name, your shared address, and the address to which we should direct the additional copy. If multiple stockholders sharing an address have received one copy of this proxy statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current stockholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

We maintain a website at www.motricity.com. The information on or available through our website is not, and should not be considered, a part of this report. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, as well as other reports relating to us that are filed with or furnished to the Securities and Exchange Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. In addition, you may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission.

EXPERTS

The consolidated financial statements of Motricity, Inc. as of December 31, 2011 and for the year ended December 31, 2011 included in this proxy statement/prospectus have been so included in reliance on the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Motricity, Inc. as of December 31, 2010 and for each of the two years in the period ended December 31, 2010 included this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Adenyo Inc., which comprise the consolidated statement of financial position as at December 31, 2010, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Silverback Media Plc, which comprise the consolidated statement of financial position as at December 31, 2009, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, have been included in this proxy statement/prospectus in reliance upon the report of MSPC Certified Public Accountants and Advisors, PC, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Brown Rudnick LLP.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules thereto, which financial statements were subsequently recast to present certain portions of our business as discontinued operations and filed with the SEC on Current Report on Form 8-K on May 29, 2012, were mailed before the date hereof for your convenience and are available without charge upon written request to: Motricity, Inc., c/o The Blueshirt Group, 456 Montgomery Street, 11th Floor, San Francisco, CA 94104, Attention: Investor Relations Department.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Motricity, Inc.

We have audited the accompanying consolidated balance sheets of Motricity, Inc. and subsidiaries (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2011. Our audit of the basic consolidated financial statements included the financial statement schedule listed as Schedule II in Exhibit 99.3. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motricity, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Motricity, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 13, 2012 (not separately included herein), expressed an unqualified opinion.

/s/ Grant Thornton LLP

Seattle, Washington

March 13, 2012 (except for the changes in the presentation of comprehensive loss discussed in Note 2 and discontinued operations discussed in Note 4, which are as of May 24, 2012)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Motricity, Inc.:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2010 and the related consolidated statements of operations, of comprehensive loss, of changes in stockholders’ equity (deficit) and of cash flows for each of the two years in the period ended December 31, 2010 present fairly, in all material respects, the financial position of Motricity, Inc. and its subsidiaries at December 31, 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule for each of the two years in the period ended December 31, 2010 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

February 28, 2011, except for the changes in the presentation of comprehensive loss discussed in Note 2 and of discontinued operations discussed in Note 4, which are as of May 24, 2012

Motricity, Inc.

Consolidated Balance Sheets

(in thousands, except share data and per share amounts)

	December 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$13,066	$78,519
Restricted short-term investments	434	335
Accounts receivable, net of allowance for doubtful accounts of $905 and $437, respectively	42,521	28,728
Prepaid expenses and other current assets	5,758	6,591
Assets held for sale	5,206	1,680

Total current assets	66,985	115,853
Property and equipment, net	15,440	23,600
Goodwill	25,208	74,534
Intangible assets, net	10,120	17,693
Other assets	359	134

Total assets	$118,112	$231,814

Liabilities, redeemable preferred stock and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$34,583	$16,309
Accrued compensation	5,200	13,482
Deferred revenue, current portion	1,824	746
Other current liabilities	681	928
Liabilities held for sale	5,120	750

Total current liabilities	47,408	32,215
Deferred revenue, net of current portion	—	131
Deferred tax liability	262	5,328
Debt facilities	20,531	—
Other noncurrent liabilities	786	714

Total liabilities	68,987	38,388

Redeemable preferred stock	—	49,862

Stockholders’ equity
Common stock, $0.001 par value; 625,000,000 shares authorized; 46,226,797 and 40,721,754 shares issued and outstanding at December 31, 2011 and 2010, respectively	46	41
Additional paid-in capital	570,331	467,565
Accumulated deficit	(519,480)	(324,088)
Accumulated other comprehensive income (loss)	(1,772)	46

Total stockholders’ equity	49,125	143,564

Total liabilities, redeemable preferred stock and stockholders’ equity	$118,112	$231,814

The accompanying notes are an integral part of these consolidated financial statements.

Motricity, Inc.

Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

	Year Ended December 31,
	2011	2010	2009
Revenue
Managed services	$90,548	$86,374	$77,544
Professional services	7,198	23,870	32,103

Total revenues	97,746	110,244	109,647

Operating expenses
Direct third-party expenses	16,267	7,793	7,222
Datacenter and network operations, excluding depreciation	21,450	28,820	31,267
Product development and sustainment, excluding depreciation	18,324	22,550	30,872
Sales and marketing, excluding depreciation	14,583	12,216	11,013
General and administrative, excluding depreciation	23,479	38,051	20,231
Depreciation and amortization	13,790	11,828	13,081
Impairment charges	140,523	—	5,806
Acquisition transaction and integration costs	6,071	—	—
Restructuring	4,957	407	1,988

Total operating expenses	259,444	121,665	121,480

Operating loss	(161,698)	(11,421)	(11,833)

Other income (expense), net
Other income (expense)	144	3,565	(1,654)
Interest and investment income, net	28	3	254
Interest expense	(644)	(111)	(220)

Other income (expense), net	(472)	3,457	(1,620)

Loss before income taxes	(162,170)	(7,964)	(13,453)
Provision (Benefit) for income taxes	(5,195)	1,567	1,896

Loss from continuing operations	(156,975)	(9,531)	(15,349)
Income (Loss) from discontinued operations	(38,417)	2,516	(952)

Net loss	(195,392)	(7,015)	(16,301)
Accretion of redeemable preferred stock	—	(12,093)	(23,261)
Series H redeemable preferred stock dividends	—	(868)	—
Series D1 preferred stock dividends	—	(332)	(695)

Net loss attributable to common stockholders	$(195,392)	$(20,308)	$(40,257)

Net loss per share from continuing operations – basic and diluted	$(3.50)	$(0.99)	$(6.69)
Net income (loss) per share from discontinued operations – basic and diluted	$(0.86)	$0.11	$(0.16)

Net loss per share attributable to common stockholders – basic and diluted	$(4.36)	$(0.88)	$(6.85)
Weighted-average common shares outstanding – basic and diluted	44,859,734	22,962,555	5,878,368
Depreciation and amortization by function
Datacenter and network operations	$8,293	$7,807	$8,858
Product development and sustainment	2,296	1,634	1,899
Sales and marketing	2,799	2,041	1,930
General and administrative	402	346	394

Total depreciation and amortization	$13,790	$11,828	$13,081

The accompanying notes are an integral part of these consolidated financial statements.

Motricity, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Net loss	$(195,392)	$(7,015)	$(16,301)
Other comprehensive loss:
Foreign currency translation adjustment	(1,818)	(68)	97

Comprehensive loss	$(197,210)	$(7,083)	$(16,204)

Motricity, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share data and per share amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount				Total
Balance as of December 31, 2008	7,338,769	$17,393	6,915,021	$104	$—	$(267,381)	$17	$(249,867)

Net loss	—	—	—	—	—	(16,301)	—	(16,301)
Foreign currency translation adjustment	—	—	—	—	—	—	97	97
Restricted stock activity	—	—	855,770	13	(13)	—	—	—
Exercise of common stock options	—	—	51,796	1	16	—	—	17
Repurchase of outstanding common stock	—	—	(166,667)	(3)	(1,247)	—	—	(1,250)
Settlement of shareholder note receivable	—	—	(22,134)	—	(435)	—	—	(435)
Stock-based compensation expense	—	—	—	—	2,179	—	—	2,179
Accretion of redeemable preferred stock	—	—	—	—	(500)	(22,761)	—	(23,261)

Balance as of December 31, 2009	7,338,769	17,393	7,633,786	115	—	(306,443)	114	(288,821)

Net loss	—	—	—	—	—	(7,015)	—	(7,015)
Foreign currency translation adjustment	—	—	—	—	—	—	(68)	(68)
Conversion of preferred stock to common stock	(7,338,769)	(17,393)	725,117	1	17,393	—	—	1
Conversion of redeemable preferred stock to common stock	—	—	25,439,048	26	380,497	—	—	380,523
Sale of common stock, net of issuance costs of $7,318	—	—	6,000,000	6	48,482	—	—	48,488
Conversion of redeemable preferred stock warrants to common stock warrants	—	—	—	—	1,463	—	—	1,463
Restricted stock activity	—	—	(12,728)	—	(2,730)	—	—	(2,730)
Exercise of common stock options and warrants	—	—	936,531	2	1,706	—	—	1,708
Reverse stock split	—	—	—	(109)	109	—	—	—
Stock-based compensation expense	—	—	—	—	22,976	—	—	22,976
Accretion of redeemable preferred stock	—	—	—	—	(1,463)	(10,630)	—	(12,093)
Series H redeemable preferred stock dividend	—	—	—	—	(868)	—	—	(868)

Balance as of December 31, 2010	—	—	40,721,754	41	467,565	(324,088)	46	143,564

Net loss	—	—	—	—	—	(195,392)	—	(195,392)
Foreign currency translation adjustment	—	—	—	—	—	—	(1,818)	(1,818)
Common stock issued in business acquisition	—	—	3,277,002	3	43,351	—	—	43,354
Conversion of redeemable preferred stock to common stock	—	—	2,348,181	2	49,861	—	—	49,863
Restricted stock activity	—	—	(139,448)	—	(674)	—	—	(674)
Exercise of common stock options and warrants	—	—	19,308	—	198	—	—	198
Stock-based compensation expense	—	—	—	—	10,030	—	—	10,030

Balance as of December 31, 2011	—	$—	46,226,797	$46	$570,331	$(519,480)	$(1,772)	$49,125

The accompanying notes are an integral part of these consolidated financial statements.

Motricity, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net loss	$(195,392)	$(7,015)	$(16,301)
(Income) Loss from discontinued operations	38,417	(2,516)	952
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,790	11,828	13,081
Change in fair value of redeemable preferred stock warrants	—	(3,550)	1,495
Stock-based compensation expense	10,030	22,976	2,179
Deferred tax liability	(5,195)	1,567	1,984
Impairment charges	140,523	—	5,806
Other non-cash adjustments	1,427	752	(112)
Changes in operating assets and liabilities, net of effect of business acquisition
Accounts receivable	(9,723)	(6,072)	20,026
Prepaid expenses and other assets	2,763	(3,247)	3,519
Other long-term assets	(148)	1,769	(1,905)
Accounts payable and accrued expenses	5,538	11,084	(92)
Deferred revenue	410	(10,907)	2,459

Net cash provided by operating activities – continuing operations	2,440	16,669	33,091
Net cash provided by (used in) operating activities – discontinued operations	(18,215)	(9,582)	10

Net cash provided by (used in) operating activities	(15,775)	7,087	33,101
Cash flows from investing activities
Purchase of property and equipment	(4,051)	(7,700)	(4,527)
Capitalization of software development costs	(2,150)	(1,159)	—
Acquisition of assets held for sale	—	—	(1,301)
Payments for business acquisition	(48,858)	—	—
Proceeds from sale of discontinued operations	—	—	300
Maturity of held-to-maturity investments	—	—	5,425
Proceeds of assets held for sale	—	1,199	874

Net cash provided by (used in) investing activities – continuing operations	(55,059)	(7,660)	771
Net cash used in investing activities – discontinued operations	(10,951)	(8,561)	(363)

Net cash provided by (used in) investing activities	(66,010)	(16,221)	408
Cash flows from financing activities
Net proceeds from sale of common stock	—	48,950	—
Proceeds from debt facilities	29,967	—	—
Repayments of debt facilities	(10,000)	—	(9,875)
Cash paid for tax withholdings on restricted stock	(3,359)	—	—
Proceeds from exercise of common stock options	199	1,708	17
Restricted short-term investments	(99)	1,040	(425)
Prepaid offering costs	(60)	—	(423)
Repurchase of outstanding common stock	—	—	(1,250)
Other financing activity	379	—	—

Net cash provided by (used in) financing activities – continuing operations	17,027	51,698	(11,956)

Effect of exchange rate changes on cash and cash equivalents	(536)	10	93

Net increase (decrease) in cash and cash equivalents	(65,294)	42,574	21,646
Cash and cash equivalents at beginning of period	78,519	35,945	14,299
Cash reclassified to assets held for sale at end of period	(159)	—	—

Cash and cash equivalents at end of period	$13,066	$78,519	$35,945
Supplemental schedule of cash flow information:
Common stock issued in business acquisition	$43,354	$—	$—
Conversion of redeemable preferred stock to common stock	$49,863	$380,523	$—

The accompanying notes are an integral part of these consolidated financial statements.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

1. Organization

Motricity, Inc. (“Motricity” or the “Company”) is a leading provider of mobile data solutions serving mobile operators, consumer brands and enterprises, and advertising agencies. Our software as a service (“SaaS”) based platform enables our customers to implement marketing, merchandising, commerce, and advertising solutions to engage with their target customers and prospects through mobile devices. Our integrated solutions span mobile optimized websites, mobile applications, mobile merchandising & content management, mobile messaging, mobile advertising and predictive analytics. Our solutions allow our customers to drive loyalty, generate revenue and reengineer business processes to capture the advantages of a mobile enabled customer base. Our predictive analytics capabilities drives relevant and targeted consumer experiences that drive brand awareness and interaction for our customers.

On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries) (the “Acquisition”), pursuant to an Arrangement Agreement (the “Arrangement Agreement”), dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity, Inc. and the other parties thereto. The assets include Adenyo’s interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer lists, supplier lists and contractual rights. Adenyo is a mobile marketing, advertising and analytics solutions provider with operations in the United States (“U.S.”), Canada and France.

On June 23, 2010, we completed our offering of 6,000,000 shares of common stock in an IPO. 5,000,000 shares of common stock were sold at a per share price of $10.00 and 1,000,000 shares of common stock were sold directly to entities affiliated with Mr. Carl C. Icahn for a per share price of $10.00 less discounts and commissions, resulting in net proceeds of approximately $48,500. At the closing of the IPO, 303,875,267 shares of redeemable preferred stock (Series A, B, C, D, E, F, G and I) were converted into 25,322,309 shares of common stock and 7,338,769 shares of Series D1 preferred stock were converted into 725,117 shares of common stock. Series H redeemable preferred stock was the only class of preferred stock outstanding as of December 31, 2010. On January 3, 2011, all outstanding and accrued shares of Series H redeemable preferred stock were converted into 2,348,181 shares of common stock.

In July 2011, we drew $10,000 of the available amount under our revolving credit facility to fund operations, including certain transaction expenses associated with the Adenyo acquisition.

We entered into a $20,000 term loan with High River Limited Partnership (“High River”) on September 16, 2011 and subsequently amended the terms of the term loan on November 14, 2011 and on February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. The principal and interest are due and payable at maturity on August 28, 2013. We used the proceeds of the term loan to pay the amounts outstanding under our credit facility with Silicon Valley Bank and to provide additional working capital. The term loan provides High River with a right to accelerate the payment of the term loan if we experience an ownership change (within the meaning of Section 382 of the Internal Revenue Code of 1986 as amended) that results in a substantial limitation on our ability to use our net operating losses and related tax benefits or if the shares of any preferred stock we may issue become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares. High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of March 2, 2012, of approximately 16.7% of our outstanding shares. Mr. Brett C. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by the disinterested directors of the Company’s Board of Directors.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

On September 22, 2011, we announced our intent to explore strategic options, including a spin-off, sale or other transaction involving our carrier business and mobile marketing and advertising business. We hired GCA Savvian Advisors, LLC (“Savvian”) to assist us in exploring these strategic options. As a result of such exploration, a number of interested parties entered into non-disclosure agreements with us and we received initial non-binding indications of interest from parties interested in acquiring all or a part of our business all of which were subject to a number of conditions, including satisfactory completion of substantial due diligence and the negotiation and completion of mutually satisfactory definitive agreements among the parties. After carefully reviewing each of the indications of interest, conducting preliminary negotiations with one of the parties, and considering the terms on which the parties had indicated they would be interested in acquiring all or a portion of our business, we concluded that it would be unlikely that we would be able to sell the Company at a meaningful premium over the market price of our common stock and determined that it was in the best interest of our Company and our stockholders to end the process led by Savvian. In doing so, we also considered the uncertainty of consummating a transaction on favorable terms if at all and the other strategic options for the Company. As such, we decided to focus our resources on other strategic paths for the business, including increasing the focus on our mobile advertising and enterprise business, continuing cost reductions and pursing financing alternatives, including the proposed rights offering. Following this decision, we are continuing to receive and evaluate inquiries from parties interested in portions of our business. We are working with our advisors to evaluate these inquiries and determine interest among other parties. The realignment of our strategic path and consideration of strategic options will continue to require management time and resources, while we simultaneously focus on developing new product offerings and reducing costs. We cannot assure that we will be successful in our efforts in exploring, pursuing or completing any of our strategic options or in our efforts to realign our strategic path or to increase our focus on our mobile advertising and enterprise business.

Additionally, as a part of our new strategic path and a reduction in the actual and anticipated performance of the subsidiaries, we decided to divest of our subsidiaries located in France and the Netherlands. The France subsidiary was acquired in 2011 as a part of our business combination with Adenyo. The Netherlands subsidiary was acquired as a part of our business combination with Infospace in 2007. We completed the sale of the France and Netherlands subsidiaries in May 2012. The costs associated with the divestitures of these subsidiaries are minimal.

While we believe that the exit from the international operations will have a positive effect on our profitability in the long term, there is no assurance that this will be the case or that we will be able to generate significant revenues from our other customers or from our mobile marketing and advertising and enterprise business. As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements. The prior period operations related to these entities have also been reclassified as discontinued operations retrospectively for all periods presented.

If we are unable to meet the performance commitments under our revenue contracts or effectively enforce or accurately and timely bill and collect for contracts with our customers, it may have an adverse impact on our cash flow and liquidity. At December 31, 2011, $16,155 of accounts receivable relates to our messaging business, of which $15,347 will be used to pay outstanding accounts payable balances. In addition, $1,651 was included in accounts receivable but was not billed until January 2012.

We believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs through 2012. However, this may not be the case. Our longer-term liquidity, including our ability to repay our term loan and execute on our longer term business plan, is contingent on our ability to

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

raise additional capital, including in the proposed rights offering and on our not experiencing any events that may accelerate the payment of our term loan. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path, the effect of any strategic alternatives we may pursue and our ability to meet financial covenants under any indebtedness we may incur. We may also need to raise additional capital to execute our longer term business plan.

We cannot assure that sufficient additional or alternative financing will be available on acceptable terms, if at all, or that we will generate sufficient funds from operations to repay our term loan when due or to adequately fund our longer term operating needs. If we are unable to raise sufficient funds in our proposed rights offering or to negotiate a long term credit facility on acceptable terms, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs and repay our term loan when due. Our ability to meet our liquidity needs or raise additional funds may also be impacted by the legal proceedings we are subject to as discussed in Note 18-Legal Proceedings. Our operating performance may also be affected by risks and uncertainties discussed in Risk Factors. These risks and uncertainties may also adversely affect our short and long-term liquidity. Additional financing sources may also include debt or equity offerings, which could have a dilutive effect on our stockholders.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated upon consolidation.

Reclassifications

In the first quarter of 2012, we commenced the exit of our operations in India, the Asia Pacific region, France and the Netherlands. Beginning the first quarter of 2012, all of the operations related to these regions, as well as any resulting gain or loss recognized from the exit activity, will be reported as discontinued operations in the consolidated financial statements. We have also reported the prior period operations related to these entities as discontinued operations retrospectively for all periods presented. Additionally, the assets and liabilities related to France and Netherlands have been classified as held for sale in the consolidated balance sheets for all periods presented. See Note 4—Discontinued Operations for more information.

Use of Estimates

The preparation of consolidated financial statements in conformity with the generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates include the recognition of certain revenues including those recognized under the percentage-of-completion method, valuation of deferred tax assets, intangible assets, goodwill and long-lived asset impairment charges, stock-based compensation, litigation and other loss contingencies and the allowance for doubtful accounts receivable. Actual results could differ from those estimates.

Revenue Recognition

We derive our revenues from contracts which include individual or varying combinations of our managed services and often include professional service fees to customize and implement the specific software platform

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

solutions required by the customer. We recognize revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collectability of the fee is reasonably assured. Certain of our arrangements include customer acceptance clauses or penalties for late delivery which we assess to determine whether revenue can be recognized ahead of the acceptance or delivery. The timing of revenue recognition in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations.

Our carrier customer contracts may consist of professional service fees, a fixed monthly managed service fee to host the software platform solution, and variable monthly fees based on one of three measures: the number of wireless subscribers using our software solutions each month; the aggregate dollar volume or number of transactions processed; or specified rates for individual transactions processed. Certain arrangements, including our international carrier contracts, are based on a percentage of revenue generated by carrier mobile data services. Certain arrangements also include minimum monthly fee provisions, monthly fees for providing additional managed services required by the customer and/or service level requirements related to the hosted solutions which often entail financial penalties for non-compliance. Professional service fees typically include both the initial fees to customize and implement the specific software solution and fees to enhance the functionality of the software solution, which may occur anytime during the contractual term of the arrangement.

Under contractual arrangements where the customer does not have the right to take possession of the software, we determine the pattern of revenue recognition of the combined deliverables as a single unit of accounting. The professional service fees associated with the arrangement are not considered to be a separate earnings process because the services do not have stand-alone value to the customer. Such customers do not have the ability to benefit, resell or realize value from such services without the associated hosting services. Consequently, the professional services revenue is deferred and recognized monthly on a ratable basis together with the hosting services over the longer of the contractual term of the arrangement or the estimated period the customer is expected to benefit from the software solution or enhancement representing the period over which the hosting services are expected to be utilized. In determining the expected benefit period, we assess factors such as historical data trends, data used to establish pricing in the arrangement, discussions with customers in negotiating the arrangement and the period over which the customer could be expected to recover and earn a reasonable return on the professional service fee. At December 31, 2011 and December 31, 2010 our deferred revenue balance consisted of $727 and $877, respectively, related to such professional service fees. We consider the variable activity- or revenue-based fees to be contingent fees and recognize revenue monthly as the contingency is resolved, the fees are earned and the amount of the fee can be reliably measured. For purposes of classifying the arrangement consideration as managed services or professional services revenue on our statement of operations, we allocate the arrangement consideration based on the contractually stated amounts for each component. The pricing of our professional services is based on the expected level of effort necessary to complete a software solution. We believe this best approximates the fair value of the professional service fees if they were a separate unit of accounting.

Under certain arrangements, the customer has the right to take possession of the software, and it is feasible for the customer to either self-host the software on its own hardware or contract with another entity for the hosting service without significant penalty. Such multiple element arrangements are analyzed under software revenue guidance to assess the elements for separation and recognition. In October 2009, the FASB amended the accounting standards for certain multiple deliverable revenue arrangements to: 1) provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated; 2) require an entity to allocate revenue in an arrangement using best estimated

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

selling price (BESP) of deliverables if a vendor does not have vendor-specific objective evidence (VSOE) of selling price or third-party evidence (TPE) of selling price; and 3) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. We adopted this new guidance at the beginning of the first quarter of 2011 and there was no impact on our financial position, results of operations or cash flows.

The fixed monthly hosting fee to host the software solution is not considered essential to the functionality of other elements, is described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services and we have established vendor-specific objective evidence of fair value through substantive renewal rates included in the contract.

For all carrier transactions entered into after January 1, 2011, we account for the hosting fee element of the arrangement separately and recognize the hosting fee as managed services revenue on a monthly basis as earned. The variable monthly fee is considered a contingent fee and is recognized as managed services revenue monthly when the contingency is resolved and the related fee is earned. As we are unable to establish VSOE or TPE on the professional services element, we use BESP to allocate the revenue. We recognize the professional service revenues using the cost-to-cost percentage of completion method of accounting. We recognize the revenue based on the ratio of costs incurred to the estimated total costs at completion. Revenue recognized in excess of billings is recorded within accounts receivable. Billings in excess of revenue recognized are recorded within deferred revenue. Should the customer elect to self-host the software, the hosting fee would be eliminated and the variable fee would become the licensing fee. No customer has elected to self-host as of December 31, 2011. If a contract which previously did not have a right to self-host without significant penalty is amended to include such a right, we reassess the contract under the above software revenue recognition guidance.

Under contractual arrangements where our software is licensed to the customer and requires significant production, modification or customization of the software, the entire arrangement is accounted for under software revenue accounting in conformity with contract accounting. Under contract accounting, when no elements under the arrangement qualify to be separated, we recognize revenue for the entire arrangement using the cost-to-cost percentage of completion method of accounting. Since managed services revenue cannot be specifically identified within each contractual relationship, we make a reasonable estimate as to the classification of this revenue between managed services revenue and professional services revenue. Progress towards completion is typically measured based on costs incurred as a proportion of estimated total costs. Profit in a given period is reported at the expected profit margin to be achieved on the overall contract. This method can result in the recognition of unbilled receivables or the deferral of costs or revenue on these contracts. Management regularly reviews project profitability and underlying estimates. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses, if any, are recognized in the period in which the loss becomes evident. As of December 31, 2011, no contracts were estimated to be completed at a loss.

We provide premium messaging services to subscribers of wireless carriers on behalf of third-party vendors and earn a fixed percentage of the related revenue. We bill the carriers for transactions conducted by their subscribers and provide settlement services for the third-party vendors based on payments received from the carriers. We determined it is appropriate to record our net share of the billings to carriers as service revenue rather than the gross billing amount. The primary considerations for this determination are:

•	the third-party vendor sells its content or service directly to the wireless carriers’ subscribers and is considered the primary obligor;

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

•

the carriers have a contractual relationship with their subscribers and are directly responsible for billing and collecting premium messaging fees from their subscribers and resolving billing disputes;

•	the carriers establish gross pricing for the transactions;

•	the wireless carriers generally pay us a fixed percentage of premium messaging revenues actually collected from their subscribers; and

•

we have limited risks, including no inventory risk and limited credit risk, because the carriers generally bear the risk of collecting fees from their subscribers and we are obligated to remit to the third-party vendor only their share of the funds we actually receive from the carrier.

Our advertising revenues are derived principally from the sale of online advertisements. The duration of our advertising contracts has ranged from 1 week to 3 months, with an average of approximately 1 month. Advertising revenues on contracts are recognized as “impressions” (i.e., the number of times that an advertisement appears in web pages) are delivered, or as “clicks” (which are generated each time users on our websites click through our text-based advertisements to an advertiser’s designated website) are provided to advertisers. For contracts with minimum monthly or quarterly advertising commitments where the fee and commitments are fixed throughout the term, we recognize revenue ratably over the term of the agreement. Some of our advertising contracts consist of multiple elements which generally include a blend of various impressions and clicks as well as other marketing deliverables. Where neither vendor-specific objective evidence nor third-party evidence of selling price exists, we use management’s best estimate of selling price (BESP) to allocate arrangement consideration on a relative basis to each element. BESP is generally based on the selling prices of the various elements when they are sold to customers of a similar nature and geography on a stand-alone basis or estimated stand-alone pricing when the element has not previously been sold stand-alone. These estimates are generally based on pricing strategies, market factors and strategic objectives. Out-of-pocket expenses that are contractually reimbursable from customers are recorded as gross revenue and expenses.

In addition, we provide services related to data and service subscriptions. Fees for services for the ongoing subscription/license of software/data are deferred and recognized over the non-cancellable term of the subscription, beginning upon commencement of the subscription period. Billings or payments received from customers in advance of revenue recognition are recorded in deferred income on the consolidated statement of financial position. At December 31, 2011 our deferred revenue balance consisted of $1,354 related to these data and service subscriptions.

Cash and Cash Equivalents

We consider all highly liquid investments with remaining maturities of three months or less at the date of purchase to be cash and cash equivalents. As of December 31, 2011, we have $5,460 held in foreign bank accounts, of which $2,541 is subject to withholding taxes.

Restricted Short-Term Investments

Restricted short-term investments in 2011 comprise of cash set aside to secure certain leases. Restricted short-term investments in 2010 comprised of a deposit with a financial institution related to an office lease. The deposit was legally restricted from withdrawals, except in order to make payments on the final 10 months of the lease. The lease terminated in March 2011, and as of December 31, 2011, there are no outstanding payments.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented at their face amount, less an allowance for doubtful accounts, on the consolidated balance sheets. Accounts receivable consist of amounts billed and currently due from customers and revenues earned but not yet billed. At December 31, 2011 and 2010, unbilled amounts classified within accounts receivable totaled $8,120 and $728, respectively. We evaluate the collectability of accounts receivable based on a combination of factors. We recognize reserves for bad debts based on estimates developed using standard quantitative measures which incorporate historical write-offs and current economic conditions. Although, in circumstances where we are aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded to reduce the related accounts receivable to an amount we believe is collectable.

Long-Lived Assets

Long-lived assets include assets such as property and equipment and intangible assets other than those with indefinite lives. We assess the carrying value of our long-lived asset groups when indicators of impairment exist and recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable from the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Indicators of impairment include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. When indications of impairment arise for a particular asset or group of assets, we assess the future recoverability of the carrying value of the asset (or asset group) based on an undiscounted cash flow analysis. If carrying value exceeds projected, net, undiscounted cash flows, an additional analysis is performed to determine the fair value of the asset (or asset group), typically a discounted cash flow analysis, and an impairment charge is recorded for the excess of carrying value over fair value. During the third quarter of 2011, an impairment charge of $16,218 was recorded based upon a combination of factors occurring, including the significant decline of our market capitalization below the book value of our net assets and the reduction in the actual and anticipated performance of acquired businesses below our expectations. See Note 7-Impairment for more information.

Property and equipment are recorded at historical cost less accumulated depreciation, unless impaired. Depreciation is charged to operations over the estimated useful lives of the assets using the straight-line method or a variable method reflecting the pattern in which the economic benefits are anticipated to be utilized. Upon retirement or sale, the historical cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Expenditures for repairs and maintenance are charged to expense as incurred.

All costs related to the development of internal-use software other than those incurred during the application development stage are expensed, including costs for minor upgrades and enhancements when there is no reasonable cost-effective way to separate these costs from maintenance activities. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software (generally three years).

Identifiable intangible assets include capitalized costs related to the development of certain software products for external sale. Capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis for those products available for market and is recognized based on the product’s estimated economic life. At each balance sheet date, the unamortized costs for all intangible assets are reviewed by management and reduced to net realizable value when necessary. Other identifiable intangible assets are recorded at cost or, when

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

acquired as part of a business acquisition, estimated fair value. The recorded amount is amortized to expense over the estimated useful life of the asset using the straight-line method or a variable method reflecting the pattern in which the economic benefits are anticipated to be realized. As of December 31, 2011, all intangible assets related to the development of certain software products for external sale were fully impaired.

Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair value of the identifiable net assets acquired. We test goodwill for impairment in the fourth quarter of each year, and whenever events or changes in circumstances arise during the year that indicate the carrying amount of goodwill may not be recoverable. In evaluating whether an impairment of goodwill exists, we first compare the estimated fair value of a reporting unit against its carrying value. If the estimated fair value is lower than the carrying value, then a more detailed assessment is performed comparing the fair value of the reporting unit to the fair value of the assets and liabilities plus the goodwill carrying value of the reporting unit. If the fair value of the reporting unit is less than the fair value of its assets and liabilities plus goodwill, then an impairment charge is recognized to reduce the carrying value of goodwill by the difference. In the third quarter of 2011, a goodwill impairment charge of $124,305 was recorded based upon a combination of factors occurring, primarily the significant decline of our market capitalization below the book value of our net assets and the reduction in the actual and anticipated performance of acquired businesses below our expectations. See Note 7-Impairment for more information. The gross amount of goodwill at December 31, 2011 was $186,010, with accumulated impairments of $160,802. The gross amount of goodwill at December 31, 2010 was $111,031 with accumulated impairments of $36,497.

Business Acquisitions

Business acquisitions are accounted for under the purchase method of accounting. Under that method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of the acquisition, with any excess of the cost of the acquisition over the estimated fair value of the net tangible and intangible assets acquired recorded as goodwill. We make significant judgments and assumptions in determining the fair value of acquired assets and assumed liabilities, especially with respect to acquired intangibles. Using different assumptions in determining fair value could materially impact the purchase price allocation and our financial position and results of operations. Results of operations for acquired businesses are included in the consolidated financial statements from the date of acquisition. On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. and its subsidiaries and assumed certain of Adenyo’s liabilities. See Note 5-Business Combinations.

Freestanding Preferred Stock Warrants

Prior to the IPO, the Company had freestanding warrants that were related to the Company’s redeemable preferred stock and classified as liabilities on the consolidated balance sheets. The warrants were subject to remeasurement using the Black-Scholes option pricing model at each balance sheet date, and any change in fair value was recognized within other income (expense) on the Company’s consolidated statements of operations. On June 23, 2010, the outstanding redeemable preferred stock warrants were automatically converted into common stock warrants when the underlying series of preferred stock were converted into shares of common stock. The warrant liability of $1,463 was reclassified as additional paid-in capital.

The redeemable preferred stock warrants were adjusted to reflect current fair value immediately prior to conversion to common stock and at each prior balance sheet date as determined by the Black-Scholes model. The

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

change in the fair value of the redeemable preferred stock warrants was a $3,550 decrease during the period they were outstanding in 2010. The weighted-average assumptions used in these calculations are summarized as follows:

	Year ended December 31,
	2010	2009
Expected term	4 years	5 years
Expected volatility	50.0%	50.0%
Risk-free interest rate	1.9%	2.6%
Expected dividend yield	3.9%	3.9%

The expected term was the remaining contractual life for each warrant and the risk-free interest rate was based on the U.S. Treasury constant maturities in effect at the end of the reporting period. Expected volatility was calculated using a historical volatility for a peer group of ten companies, as we believe the expected volatility approximated historical volatility of the peer group.

Accumulated Other Comprehensive Loss

Comprehensive loss includes net loss as currently reported under U.S. GAAP and other comprehensive loss. Other comprehensive loss considers the effects of additional economic events, such as foreign currency translation adjustments, that are not required to be recorded in determining net loss, but rather are reported as a separate component of stockholders’ equity.

Software Development Costs

Software development expenses consist primarily of salaries and fees paid to outside vendors. Costs incurred in connection with research activities are charged to operating expenses as incurred and are included within product development and sustainment in the consolidated statements of operations. Research and development expenses for the years ended December 31, 2011, 2010 and 2009 were $11,696, $8,667 and $5,792, respectively.

Prior to 2010, we capitalized certain software development costs, which included the costs to develop new software products or significant enhancements to existing software products, which are developed or obtained for internal use. Costs associated with preliminary project stage activities, training, maintenance and all post implementation stage activities were expensed as incurred. We capitalized software development costs when application development began, it was probable that the project would be completed and the software would be used as intended. Such capitalized costs were capitalized within Property and equipment, net and amortized on a straight-line basis over the estimated useful life of the related asset, which was generally three years.

In 2010 and 2011, we focused on developing software products that could be leveraged across various customers. Software development costs related to software products to be sold, leased or otherwise marketed as a component of the solutions we provide to our customers were capitalized when technological feasibility had been established. As such, we have capitalized costs, including direct labor and related overhead included in Intangible assets, net. Amortization of capitalized software development costs began as each product was available for general release to customers and was be recorded within depreciation and amortization. Amortization will be computed on an individual product basis for those products available for market and will be recognized based on the product’s estimated economic life. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately. The impairment charges during the third quarter of 2011 included previously capitalized software development costs, and as of December 31, 2011, all

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

software development costs capitalized within Intangible assets, net had been fully amortized. In the year ended December 31, 2011 and 2010, we capitalized $2,150 and $1,159 of software development costs, respectively. We did not capitalize any software development costs in 2009.

Over time software development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy we may not be in a position to or may decide not to increase our software development costs in the near or long term.

Stock-Based Compensation

We measure and recognize stock-based compensation expense using a fair value-based method for all share-based awards made to employees and nonemployee directors, including grants of stock options and other stock-based awards. The application of this standard requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as stock price volatility and expected option lives to value equity-based compensation. We recognize stock compensation expense using a straight line method over the requisite service period of the individual grants, which generally equals the vesting period.

Income Taxes

We utilize the balance sheet method of accounting for income taxes. Accordingly, we are required to estimate our income taxes in each of the jurisdictions in which we operate as part of the process of preparing our consolidated financial statements. This process involves estimating our actual current tax exposure, including assessing the risks associated with tax audits, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Due to the evolving nature and complexity of tax rules combined with the number of jurisdictions in which we operate, it is possible that our estimates of our tax liability could change in the future, which may result in additional tax liabilities and adversely affect our results of operations, financial condition and cash flows.

We follow the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance defines the level of assurance that a tax position must meet in order to be recognized in the financial statements and also provides for de-recognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The guidance utilizes a two-step approach for evaluating uncertain tax positions. Step one, recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. If a tax position is not considered “more likely than not” to be sustained, no benefits of the position are recognized. Step two, measurement, is based on the largest amount of benefit which is more likely than not to be realized on effective settlement.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Our net loss attributable to common stockholders was not allocated to redeemable preferred stock or preferred stock using the two-class method, as the redeemable preferred stock and preferred stock do not have a contractual obligation to share in the net loss attributable to common stockholders.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Our potentially dilutive shares, which include outstanding common stock options, unvested common shares subject to repurchase, preferred stock and redeemable preferred stock, common stock warrants and redeemable preferred stock warrants, have not been included in the computation of diluted net loss per share attributable to common stockholders for all periods presented, as the results would be anti-dilutive. Such potentially dilutive shares are excluded when the effect would be to reduce net loss per share. See Note 14—Net Loss Per Share Attributable to Common Stockholders.

Operating Segment

The authoritative guidance for disclosures about segments of an enterprise establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. We currently operate and manage our business as a single segment. Our CODM allocates resources and assesses performance of the business at the consolidated level. Our CODM reviews revenue by customer and by type of service to understand and evaluate revenue trends. We have one business activity, and there are no segment managers who are held accountable for operations, operating results or components below the consolidated unit level. Accordingly, we consider ourselves to be in a single operating and reportable segment structure.

We generated approximately 96%, 99% and 99% of our total revenue in the U.S. during the years ended December 31, 2011, 2010 and 2009, respectively. As of December 31, 2011, 2010 and 2009, the majority of our long-lived assets were located in the U.S.

Contracts Expected to be Completed at a Loss

Management regularly reviews the overall profitability and underlying estimates of each contractual arrangement. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses, if any, are recognized in the period in which the loss becomes evident. During the third quarter of 2011, we recognized $3,959 of expenses within discontinued operations associated with contracts that were expected to be completed at a loss. During the fourth quarter of 2011, we agreed with XL, one of our large carrier customers, to terminate our relationship, and the decision was made to exit India and the Asia Pacific region. In order to exit the region, we terminated the contracts that had resulted in the provision for estimated losses in the third quarter of 2011. In connection with the wind down in the Asia Pacific region, we reversed the provision for losses through loss from discontinued operations during the three months ended December 31, 2011. As of December 31, 2011, we do not have any contracts that we believe will be completed at a loss.

Self Insurance

Effective January 1, 2011, we self-insured for certain employee health and welfare-related benefit claims in the United States. We estimated a liability for aggregate claims below stop-loss coverage limits based on claim estimates of the ultimate costs to be incurred to settle known and unknown claims as of the balance sheet date. The estimated liability was not discounted and was based on a number of assumptions and factors including historical trends, actuarial assumptions, changes in covered employees and economic conditions. Our individual stop-loss amount was $75 per individual. As of January 1, 2012, we terminated our self-insurance policy and the liability for claims incurred during 2011 but submitted after the termination date will be covered by an independent insurance company. As of December 31, 2011, there was no liability for self-insurance. As of January 1, 2012, employees are insured under a fully insured health care program.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Fair Value of Financial Instruments

As of December 31, 2011 and December 31, 2010, we had $13,066 and $78,519 of cash and cash equivalents, respectively, and $434 and $335 of restricted short-term investments, respectively. As of December 31, 2011 cash and equivalents did not contain any money market funds compared to $58,970 as of December 31, 2010. Restricted short-term investments were evaluated using quoted market prices (Level 1) to determine their fair value. In addition, the carrying amount of certain financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. The carrying value of our long term debt approximates the fair value due to the close proximity of the date of the loan and loan amendments to December 31, 2011.

Prior to our IPO in June 2010, the freestanding warrants that were related to our redeemable preferred stock were classified as liabilities and due to the lack of availability of observable market quotes for these securities, the fair value was estimated based on a Black-Scholes valuation model which utilized inputs based on management estimates. Significant inputs to the valuation were unobservable in active markets and were classified as Level 3. The decrease in the Level 3 securities of $3,550 for the year ended December 31, 2010 was due primarily to changes in the estimated fair value of the Company’s stock. The change in the fair value was recorded within Other income (expense). As a result of the conversion of the redeemable preferred stock in conjunction with the IPO, all freestanding warrants that were classified as liabilities have been exercised or converted into common stock warrants. As of December 31, 2011, we have no Level 3 securities. There were no transfers between levels in the fair value hierarchy during the year ended December 31, 2011 or December 31, 2010.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, to the extent balances exceed limits that are insured by the Federal Deposit Insurance Corporation, and accounts receivable.

At December 31, 2011, three customers comprised 31%, 12% and 11%, respectively, of invoiced accounts receivable. At December 31, 2010, two customers comprised 54% and 19%, respectively, of invoiced accounts receivable.

The following table outlines our revenue concentration by customer:

	AT&T	Verizon Wireless
Year ended December 31, 2011	58%	21%
Year ended December 31, 2010	53%	29%
Year ended December 31, 2009	55%	21%

Foreign Currencies

For international subsidiaries, except for our French holding company, local currencies have been determined to be the functional currencies. The financial statements of international subsidiaries are translated to their U.S. dollar equivalents at end-of-period exchange rates for assets and liabilities and at average currency exchange rates for revenues and expenses. Translation adjustments resulting from this process are included in Other comprehensive loss and are reflected as a separate component of stockholders’ equity. Realized and unrealized transaction gains and losses are included in Other income (expense), net in the period in which they occur, except

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

on intercompany balances considered to be long-term, and have not been significant for any periods presented. Transaction gains and losses on intercompany balances considered to be long-term are recorded in Other comprehensive loss.

Recent Accounting Pronouncements

On September 15, 2011, the Financial Accounting Standards Board (“FASB”) amended its guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The guidance does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, the guidance does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We do not expect the amendment to have a material impact on our financial position, results of operations or cash flows. Early adoption would not change the impairment analysis we performed during 2011 or the resulting impairment charge.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. Under the updated guidance, an entity has the option to present comprehensive income in either one continuous statement or two consecutive financial statements. A single statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The option under current guidance that permits the presentation of components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. We have included a new separate consolidated statement of comprehensive loss to reflect the retrospective effect of our adoption of the updated guidance.

In May 2011, the FASB amended its guidance to converge fair value measurements and disclosure requirements for fair value measurement under U.S. GAAP with International Financial Reporting Standards (or “IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board. The amendment changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendment to result in a change in the application of the requirements in the current authoritative guidance. The amendment becomes effective prospectively for the interim period ending March 31, 2012. Early application is not permitted. We do not expect the amendment to have a material impact on our financial position, results of operations or cash flows.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

3. Property and Equipment, net

Information related to the major categories of our property and equipment, net is as follows:

	Useful Life (in years)	As of December 31,
		2011	2010
Capitalized software	3	$47,118	$46,980
Computer software and equipment	3-5	30,051	22,399
Leasehold improvements	4-10	8,411	7,803
Equipment, furniture and fixtures	7	2,637	2,347

Total property and equipment		88,217	79,529
Less: Accumulated depreciation and amortization		(41,955)	(31,210)
Less: Accumulated impairments		(30,822)	(24,719)

Property and equipment, net		$15,440	$23,600

Included within property and equipment is $25,300 of aggregated proprietary technology and software that was acquired during the InfoSpace Mobile acquisition. This represents six platforms that enable us to provide various types of mobile services to the wireless industry. We valued the technology and software using a cost approach, which provides an estimate of fair value based on the cost of reproducing or replacing the assets. We are amortizing the technology assets using a variable method over their estimated useful lives of six years. In the third quarter of 2011, we performed a impairment analysis on our long-lived assets, which resulted in a $6,300 impairment charge, which was all related to this capitalized software. See Note 7-Impairment Charges for more information.

During 2010, we disposed of $12,893 of assets and related accumulated amortization for assets that were no longer in use and the majority of which were fully depreciated.

There was no capitalized interest for the years ended December 31, 2011 and 2010. For the year ended December 31, 2009, capitalized interest was $27. Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $10,923, $10,131 and $11,593, respectively.

4. Discontinued Operations

On December 31, 2011, we agreed to terminate our relationship with PT XL Axiata Tbk (“XL”), at XL’s request. The termination followed negotiations relating to the continued business relationship among us and XL and XL’s indication that it wished to exit its relationship with us. Several agreements pursuant to which we provided XL with mobile data and related services in Indonesia were terminated. In connection with this termination and as a result of the review of our strategic path, we also decided to increase our focus on our mobile marketing and advertising and enterprise business and re-evaluate our international carrier business. As part of this process, we decided to exit our business in India and the Asia Pacific region. The decision to exit the business in India and the Asia Pacific region was based on the resources and costs associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile marketing and advertising and enterprise business, while at the same time recommitting some of our resources to our North American carrier operations. In connection with this exit, we have terminated all of our employees and closed down our offices in Singapore, Malaysia, Indonesia and India and our data center in India. Other costs include associated legal, accounting and tax costs. Substantially all exit costs are expected to be incurred as cash expenditures.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Additionally, as a part of our new strategic path and a reduction in the actual and anticipated performance of the subsidiaries, we decided to sell our subsidiaries located in France and the Netherlands. The France subsidiary was acquired in 2011 as a part of our business combination with Adenyo. The Netherlands subsidiary was acquired as a part of our business combination with Infospace in 2007. We completed the sale of the France and Netherlands subsidiaries in May 2012. The costs associated with the sale of these subsidiaries are minimal and no significant gain or loss is expected.

All of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements. The assets and liabilities related to our France subsidiary and our Netherlands subsidiary are reported as assets and liabilities held for sale in the consolidated balance sheets. We have presented the prior year assets and liabilities related to the France and Netherlands subsidiaries as held for sale to provide comparability between the periods presented.

Discontinued operations presented in the consolidated statement of operations for the year ended December 31, 2011 are as follows:

	Year Ended December 31, 2011
	France Subsidiary	Netherlands Subsidiary	India and the Asia Pacific Region	Total
Revenue	$4,175	$2,789	$16,940	$23,904
Operating loss	(14,695)	(424)	(24,045)	(39,164)
Pre-tax loss	(14,702)	(435)	(24,078)	(39,215)
Provision (Benefit) for taxes	(2,127)	—	1,329	(798)
Loss from discontinued operations	$(12,575)	$(435)	$(25,407)	$(38,417)

Discontinued operations presented in the consolidated statement of operations for the year ended December 31, 2010 are as follows:

	Year Ended December 31, 2010
	France Subsidiary	Netherlands Subsidiary	India and the Asia Pacific Region	Total
Revenue	$—	$3,068	$20,067	$23,135
Operating income (loss)	—	(996)	4,243	3,247
Pre-tax income (loss)	—	(1,006)	4,045	3,039
Provision for taxes	—	—	523	523
Net income (loss) from discontinued operations	$—	$(1,006)	$3,522	$2,516

Discontinued operations on the consolidated statement of operations for the year ended December 31, 2009 is as follows:

	Year Ended December 31, 2009
	France Subsidiary	Netherlands Subsidiary	India and the Asia Pacific Region	Total
Revenue	$—	$4,048	$—	$4,048
Operating loss	—	(657)	(288)	(945)
Pre-tax loss	—	(664)	(288)	(952)
Provision for taxes	—	—	—	—
Loss from discontinued operations	$—	$(664)	$(288)	$(952)

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Assets and liabilities held for sale for the France and Netherlands subsidiaries on the consolidated balance sheets consist of the following:

	December 31, 2011	December 31, 2010
Assets held for sale:
Cash	$159	$—
Accounts receivable, net of allowance for doubtful accounts	2,864	710
Prepaid expenses and other current assets	339	107
Property and equipment, net	975	739
Goodwill	720	124
Other assets	149	—

Total assets held for sale	$5,206	$1,680

Liabilities held for sale:
Accounts payable and accrued expenses	$2,797	$512
Accrued compensation	756	185
Deferred revenue, current portion	257	—
Other current liabilities	464	53
Debt facilities	846	—

Total liabilities held for sale	$5,120	$750

5. Business Combination

Acquisition of Adenyo Inc.

On April 14, 2011, we acquired substantially all of the assets of Adenyo and its subsidiaries and assumed certain liabilities, pursuant to an Arrangement Agreement, dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity Inc. and the other parties thereto. The assets include Adenyo’s interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer lists, supplier lists and contractual rights. Adenyo is a mobile marketing, advertising and analytics solutions provider with operations in the United States, Canada and France.

We paid $48,858 in cash and issued 3,277,002 shares of common stock, with a fair market value of $43,354, as consideration for the Acquisition. The cash consideration includes $1,000 placed in escrow, although we believe the total escrow amount is refundable to us, based on our working capital calculation made pursuant to the Arrangement Agreement. Adenyo is disputing our working capital calculation. At December 31, 2011 this $1,000 is included in Prepaid expenses and other current assets in our Consolidated Balance Sheets. If the $1,000 is not extended to us, it will be considered as additional consideration and will be recorded as an increase to the acquired goodwill balance.

In addition to these amounts paid, Adenyo may be entitled to receive up to an additional $50,000 pursuant to a contingent earn-out. The earn-out consideration is payable in cash, shares of the Company’s common stock, or a mix of both, at our discretion, and any shares will be valued based on a 10-day average closing price prior to their issuance. The amount of contingent earn-out consideration is determined by whether Adenyo meets certain non-GAAP based revenue and EBITDA (as such terms are defined in, and calculated pursuant to the

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Arrangement Agreement) targets, during the first full twelve calendar months following the closing of the Acquisition. In the second quarter of 2011 the fair value of the contingent earn-out consideration included in the purchase price consideration of $615 was included in the Consolidated Balance Sheet in Other current liabilities. This balance was based upon identifying several potential earning scenarios and assigning a probability of each occurring. This measurement is based on significant inputs not observable in the market, which are deemed to be Level 3 inputs. Based on Adenyo’s performance against the non-GAAP based revenue and EBITDA defined in and calculated pursuant to the Arrangement Agreement during the third quarter of 2011, it was determined that it was not probable that Adenyo would receive the contingent earn-out, and we reversed the $615 liability that was recorded at the time of the acquisition by reducing General and administrative expenses, excluding depreciation in our Consolidated Statement of Operations.

We have allocated the purchase price of this acquisition to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any amount in excess of such allocations designated as goodwill. We make significant judgments and assumptions in determining the fair value of acquired assets and assumed liabilities, especially with respect to acquired intangibles. These measurements were also based on significant inputs not observable in the market, which are deemed to be Level 3 inputs. Using different assumptions in determining fair value could materially impact the purchase price allocation and our financial position and results of operations.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration
Cash	$48,858
Equity (3,277,002 common shares at $13.23 per share)	43,354
Contingent earn-out consideration	615
Recoverable from escrow	(1,000)

Fair value of total consideration transferred	91,827

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	5,562
Prepaid expenses and other current assets	702
Property and equipment	860
Intangible assets	22,522
Other assets	251
Accounts payable and accrued expenses	(7,190)
Accrued compensation	(2,239)
Deferred revenue	(744)
Other liabilities	(1,556)
Deferred tax liabilities	(2,357)

Total identifiable net assets	15,811

Goodwill	$76,016

The fair value of the 3,277,002 common shares issued as part of the consideration paid was determined on the basis of the closing market price of Motricity’s common shares on the acquisition date. In order to complete the acquisition and integrate Adenyo’s technology and business operations we have incurred $6,071 of acquisition transaction and integration costs during the year ended December 31, 2011.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

The gross contractual amount of trade accounts receivable acquired was $5,177 of which we expect $408 to be uncollectible.

The fair value of the acquired identifiable intangible assets of $22,522 relates to technology for $11,902, customer relationships for $10,496 and a trade name for $124. Customer relationships represent the ability to sell existing and future managed and professional services to acquired customers. Technology represents proprietary marketing and analytical capabilities resulting from our acquisition of Adenyo. The fair values of customer relationships and technology have been estimated using the income method utilizing a discounted cash flow model using a weighted average rate of 22.1%. We are amortizing these intangible assets using a variable method over their estimated useful lives. The weighted-average amortization period of these intangible assets is approximately 5.1 years; 6.2 years for the technology; 4.0 years for the customer relationships; and 3.0 years for the trade name.

The goodwill of $76,016 arising from the acquisition consists largely of Motricity-specific synergies expected from combining acquired and existing operations, as well as the ability to attract new customers and develop new technologies post combination.

For the period from the April 14, 2011 acquisition date to December 31, 2011, we estimate that our total revenues included approximately $10,911 of revenues from Adenyo services. For the same period, Adenyo contributed $81,382 to our net loss, which included management’s allocations and estimates of expenses that were not separately identifiable due to our integration activities, restructuring expenses and impairment charges. The impairment charges for the year ended December 31, 2011, included $7,959 of customer relationships and $3,014 of technology acquired in the Adenyo acquisition. The impairment charges also included an amount for goodwill. See Note 7-Impairment Charges for more information.

The following unaudited pro forma summary presents the effect of the acquisition of Adenyo on our consolidated financial results as though Adenyo had been acquired as of January 1, 2010. The supplemental pro forma net income information was adjusted for the ongoing amortization of acquired intangibles and the associated tax effect. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the comparable prior annual reporting period as presented.

	Revenue	Net Loss
Supplemental pro forma from January 1, 2011 to December 31, 2011	$102,021	$(202,742)
Supplemental pro forma from January 1, 2010 to December 31, 2010	$126,175	$(36,767)

The information is presented on an annual basis as it is impracticable to disclose the quarterly information for Adenyo.

6. Goodwill and Intangible Assets

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2011 are as follows:

Goodwill balance as of December 31, 2010	$74,534
Goodwill acquired in 2011	76,016
Impairment of goodwill	(124,305)
Goodwill allocated to assets held for sale in 2011	(596)
Effect of foreign currency translation	(441)

Goodwill balance as of December 31, 2011	$25,208

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Goodwill acquired in 2011 relates to our acquisition of Adenyo, see Note 5-Business Combination for more information. A portion of the Goodwill acquired in 2011 is denominated in Canadian dollars. The effect of foreign currency translation of $441 is the result of the change in the value of the U.S. dollar and the value of the Canadian dollar between the acquisition date and December 31, 2011.

Based upon a combination of factors, including the recent decline of our market capitalization significantly below the book value of our net assets, as well as the reduction in the actual and anticipated performance of acquired businesses below our expectations, in the third quarter of 2011, we determined that our goodwill was impaired. In the fourth quarter of 2011, we performed our annual impairment test, which resulted in no additional impairment, and we finalized our estimated impairment charge from the third quarter. This evaluation resulted in a non-cash goodwill impairment charge of $124,305. See Note 7-Impairment Charges for more information.

Of the goodwill acquired during the Adenyo acquisition, $17,532 recognized in the United States and the 75% of the $26,764 of goodwill recognized in Canada is expected to be deductible for income tax purposes. None of the goodwill recognized in France is expected to be tax deductible. See Note 2-Summary of Significant Accounting Policies for more information.

Intangible Assets

Information regarding our intangible assets is as follows:

	As of December 31, 2010			Amortization		Impairment		As of December 31, 2011
	Net Carrying Amount	Capitalized Software	Fair Value Acquired	Continuing operations	Dis- continued operations	Continuing operations	Dis- continued operations	Net Carrying Amount
Customer relationships	$9,108	$—	$10,496	$(1,996)	$(552)	$(7,010)	$(7,959)	$2,087
Capitalized software	8,585	7,520	—	(297)	(1,475)	(2,908)	(11,425)	—
Technology	—	—	11,902	(549)	(182)	—	(3,014)	8,157
Trade name	—	—	124	(30)	—	—	—	94

Total	$17,693	$7,520	$22,522	$(2,872)	$(2,209)	$(9,918)	$(22,398)	10,338

Effect of foreign currency translation								(218)

Total intangible assets								10,120

Intangible assets include assets capitalized as a result of our acquisitions and certain software products to be sold, leased or otherwise marketed as a component of the solutions we provide to our customers. Intangible assets acquired in 2011 relates to our acquisition of Adenyo, see Note 5-Business Combination for more information.

The impairment analysis we conducted in the third quarter of 2011 resulted in the impairment of intangible assets. This evaluation resulted in impairment charges of $32,316. See Note 7-Impairment Charges for more information.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

As of December 31, 2011, estimated annual amortization expenses for definite-lived intangible assets for each of the five succeeding years are as follows:

2012	2,193
2013	1,876
2014	1,847
2015	1,561
2016	1,112

7. Impairment Charges

Based on a combination of factors and developments, we determined that our goodwill and certain finite lived tangible and intangible assets were likely impaired in early August 2011. Management concluded that these factors and developments, were deemed “triggering” events as defined in the guidance for goodwill:

•

After we had experience with the Adenyo acquisition and reported our quarterly results and outlook in early August, our stock price declined significantly. Our stock price declined from $18.57 at December 31, 2010 to $13.16 on April 14, 2011 (the date of the Adenyo acquisition) to under $6.00 in early August 2011;

•

We experienced significant changes in our management. In August 2011, our Chief Executive Officer, Chief Financial Officer, Chief Development Officer and our Senior Vice President and General Counsel, were terminated from their positions with us;

•	Our business climate changed;

•

The results from testing for recoverability under the Impairment or Disposal of Long-Lived Assets Subsections of the property, plant and equipment guidance of a significant asset group within a reporting unit indicated there was impairment (details below); and

•

With respect to our acquisition of Adenyo, (i) the expected synergies between research and development, data center consolidation, product development, sales and marketing did not materialize to the extent we had expected (due in part to difficulties in integrating the operations, management information systems and internal controls, technologies, products, and personnel) and (ii) we lost several of the key employees of Adenyo following the acquisition.

Further, since the results of the recoverability test of goodwill was also a triggering event for long-lived assets, we considered the guidance for property, plant and equipment which states that, “A long-lived asset (asset group) shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.” We experienced such events and changes in circumstances through, among others:

•	The significant decrease in our stock price (as discussed above);

•	A significant adverse change in the business climate (as discussed above); and

•

A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group).

Property, Plant and Equipment Impairment Test

We reviewed the guidance for property, plant and equipment which states that “[f]or purposes of recognition and measurement of an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

at the lowest level for which identifiable cash flows are largely independent of the cash flows of the assets and liabilities.” Based on this, we identified five asset groups for the purposes of our impairment loss measurement.

In performing the property, plant and equipment impairment test, we first determined the carrying value of the asset groups, reviewed the assets held in each of those five asset groups, excluding goodwill, and identified the primary asset of each asset group. Goodwill was not included because all of the asset groups were defined at a level below the goodwill reporting unit level. As of the July 31, 2011 impairment test date, none of the asset groups met all of the criteria necessary to be classified as held for sale. As a result, all asset groups subject to impairment testing were classified as held and used. Pursuant to the guidance, an impairment loss is recognized for a long-lived asset (group) that is held and used if the sum of its estimated future undiscounted cash flows used to test for recoverability is less than its carrying value.

Our analysis indicated that for three of the five asset groups, the results of the undiscounted cash flows were less than the carrying value of the asset group. This resulted in an impairment of the assets within each asset group recognized as the difference between the fair value and the carrying value of the asset group. Of the three asset groups for which the undiscounted cash flows were less than the carrying value, one specifically related to the French assets purchased in connection with our acquisition of Adenyo. Impairment of $10,973 of intangible assets was directly attributable to the French technology and customer relationships acquired from Adenyo and is included within discontinued operations. The remaining $21,343 of intangible asset impairment related to the other two impaired asset groups associated with the North American and International carrier businesses. These two asset groups did not include assets purchased from Adenyo.

Goodwill impairment test

With the completion of the property, plant and equipment impairment test, we completed our goodwill impairment analysis at the level of the reporting unit. As discussed above, it was determined that we have one reporting unit for purposes of evaluating goodwill for impairment and the impairment test was thus performed for the consolidated operations of the Company.

In performing the goodwill impairment test, we compared the implied fair value of goodwill to its carrying value by performing a business combination fair value analysis according to the guidance for business combinations, where the fair value of the reporting unit or company is the purchase price for the reporting unit or the company. In estimating the purchase price, we utilized the discounted cash flow method of the income. We also compared the results with our market capitalization based on our stock price as a reasonableness check on our conclusions. We then used a hypothetical purchase price allocation to allocate a portion of the estimated purchase price to goodwill.

As a result of the impairment test performed as of July 31, 2011, we recorded an estimated impairment charge in the third quarter of 2011. Additionally, in the fourth quarter of 2011, we performed our annual impairment test, which resulted in no additional impairment, and we finalized our estimated impairment charge from the third quarter.

In 2009, we determined the customer list and the capitalized software acquired during the acquisition of a messaging business was impaired. Our projected cash flow analysis did not support the carrying value of the intangible asset or the capitalized software. Therefore, we recorded a $1,902 charge to fully impair the customer list and a $3,268 charge to fully impair the capitalized software during 2009. In addition, we recorded an impairment charge of $319 related to capitalized software that was no longer in use.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

The following table outlines our impairment charges:

	Year ended December 31,
	2011	2010	2009
Goodwill	$124,305	$—	$—
Intangible assets	9,918	—	1,902
Property and equipment	6,300	—	3,587
Assets held for sale	—	—	317

Total impairment charges	$140,523	$—	$5,806

Impairment charges are recognized in Impairment charges on the Consolidated Statements of Operations.

8. Restructuring

In 2007, we acquired InfoSpace Mobile. As a result of the subsequent integration activities, we elected to move our corporate headquarters from Durham, North Carolina to Bellevue, Washington and eliminate redundant functions and positions. We incurred expenses to relocate certain employees and the functions of headquarters to the Bellevue location. During 2009, we incurred restructuring charges related to the relocation of our corporate headquarters and the closure of our office in the United Kingdom. The year ended December 31, 2010 includes $407 of restructuring charges related to a loss on the sale of the Chief Executive Officer’s home due to the relocation of our headquarters. See Note 16-Related Party Transactions for additional information regarding the purchase of the home in 2008.

During 2011, in anticipation of the synergies associated with our acquisition of Adenyo, completed on April 14, 2011, we initiated a restructuring plan in Europe in February 2011 which resulted in a reduction in workforce. Additionally, in the third quarter of 2011, we terminated employment of the chief executive officer, chief financial officer, chief development officer and general counsel. As a result of these restructuring plans, we incurred $4,957 of restructuring charges primarily related to voluntary and involuntary termination benefits and stock-based compensation charges related to the acceleration of equity awards given to employees that were terminated. These restructuring charges include $873 of involuntary termination benefits that have been committed to but not yet paid and are included in Accrued compensation on the Consolidated Balance Sheets. We expect to pay these benefits by September 30, 2012.

The following table summarizes the liabilities related to restructuring costs which are included in accrued expense on the consolidated balance sheets:

	Involuntary Termination Benefits	Office Relocation Costs	Other Costs, Primary Lease Obligations	Total
Balance as of December 31, 2008	$230	$—	$—	230
Restructuring charges	674	43	1,271	1,988
Utilization	(735)	(43)	(871)	(1,649)

Balance as of December 31, 2009	169	—	400	569
Restructuring charges	—	407	—	407
Utilization	(113)	(407)	(174)	(694)

Balance as of December 31, 2010	56	—	226	282
Restructuring charges	5,153	—	(196)	4,957
Utilization	(4,336)	—	(30)	(4,366)

Balance as of December 31, 2011	$873	$—	$—	$873

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

9. Debt Facilities

Revolving Line of Credit

In 2007, we entered into a security agreement with a bank to obtain a $25,000 revolving line of credit (“2007 Revolving Line of Credit”), secured by our assets, excluding permitted liens. In 2009, we repaid the outstanding principal on the 2007 Revolving Line of Credit.

Additionally, in 2009, we amended and extended our 2007 Revolving Line of Credit through April 2011 (“Line of Credit”). The Line of Credit was primarily available to fund working capital requirements. The availability under the Line of Credit was subject to a borrowing base calculated based on qualifying accounts receivable. The interest rate on any borrowings was based on the lender’s prime rate plus a margin ranging between 50 to 150 basis points depending on our trailing EBITDA. The minimum interest rate was 5.50%. The Line of Credit restricted, among other things, our ability to incur indebtedness, create or permit liens on our assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, and enter into transactions with affiliates. The Line of Credit required us to maintain a “tangible net worth” of $14,000. In July 2011, we made withdrawals totaling $10,000 from the $25,000 Line of Credit in order to fund operations, including certain transaction expenses associated with the Adenyo acquisition. The Line of Credit was to expire on October 12, 2011.

A portion of the net proceeds from the Term Loan was used to repay in full the amounts outstanding under our Line of Credit. We terminated our Line of Credit on September 16, 2011.

Term Loan

We entered into a term loan with High River on September 16, 2011 and subsequently amended the terms of the term loan on November 14, 2011 and on February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. The principal and interest are due and payable at maturity on August 28, 2013. We used the proceeds of the term loan to pay the amounts outstanding under our credit facility with Silicon Valley Bank and to provide additional working capital. The term loan provides High River with a right to accelerate the payment of the term loan if we experience an ownership change (within the meaning of Section 382 of the Internal Revenue Code of 1986 as amended) that results in a substantial limitation on our ability to use our net operating losses and related tax benefits or if the shares of any preferred stock we may issue become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares. Subject to certain limited exceptions, the Term Loan is subject to mandatory prepayment (without premium or penalty) from the net proceeds of corporate transactions, including dispositions of assets outside of the ordinary course of business or the issuance of additional debt or equity securities (other than the proposed rights offering). The Term Loan contains certain restrictive covenants, of which we are in full compliance with as of December 31, 2011. The principal and accrued interest balances as of December 31, 2011 were $20,000 and $530, respectively.

High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of March 2, 2012, of approximately 16.7% of our outstanding shares. Mr. Brett C. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by the disinterested directors of the Company’s Board of Directors.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

10. Commitments and Contingencies

Operating Leases

We lease office space and equipment under various non-cancellable operating lease agreements. Rent expense for non-cancellable operating leases with scheduled rent increases and landlord incentives is recognized on a straight-line basis over the lease term, beginning with the effective lease commencement date. Our leasing agreements have varying renewal options.

Significant terms of operating lease agreements are as follows:

•

In 2005, we entered into an operating lease for approximately 61,000 square feet of office space for our headquarters in Durham, North Carolina. In conjunction with the relocation of our headquarters to Bellevue, Washington, we entered into an agreement to assign this lease to a third party. As a result of this assignment, we were required to pay 23 months of rent on behalf of the assignee and make a $300 payment at the end of the 23-month period to subsidize future operating expenses. As of December 31, 2009, we had placed $1,375 in escrow (classified as restricted short term investments) to be used to make the last 10 payments to be made under the assignment of the lease. The final payments related to the lease assignment were made during the first quarter of 2011. As of December 31, 2011, we have no remaining obligation on this lease.

•	We lease approximately 13,170 square feet in Seattle, Washington to house a data center. The initial lease term expires on August 31, 2014, and there are two extension periods of 3 to 5 years each.

•	We lease approximately 65,436 square feet of office space in Bellevue, Washington. The lease expires on December 20, 2013.

•

We lease various sales and regional offices throughout the U.S. and Canada. These leases are all operating leases and generally have annual commitment terms with the option to extend either on an annual or month-to-month basis.

Estimated future minimum net rentals payable under these agreements at December 31, 2011 are as follows:

2012	$2,099
2013	2,492
2014	68
2015	—
2016	—

Total	$4,659

In the preceding table, future minimum annual net rentals payable under non-cancellable operating leases denominated in foreign currencies have been calculated based upon December 31, 2011 foreign currency exchange rates. The table was prepared assuming the maximum commitments currently outstanding, but such commitments could decrease based on termination negotiations. Minimum net rentals payable under non-cancellable operating lease agreements are presented net of tenant allowances, if any.

Rental expense under operating lease agreements during the years ended December 31, 2011, 2010 and 2009 was $2,806, $2,437 and $2,881, respectively.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Other Contractual Arrangements

We have entered into several agreements with third-party network service providers, who provide additional operational support to our various datacenters. Under these arrangements, we are obligated to make payments totaling $2,334 in 2012, $1,399 in 2013 and $748 in 2014.

Litigation

From time to time, we are subject to claims in legal proceedings arising in the normal course of business. We do not believe that we are currently party to any pending legal action that could reasonably be expected to have a material adverse effect on our business, financial condition, results of operations or cash flows. See Note 18-Legal Proceedings for details regarding outstanding litigation.

11. Redeemable Preferred Stock

Preferred Stock

In conjunction with the IPO, 7,338,769 Series D1 preferred stock were converted into 725,117 shares of common stock. The Series D1 preferred stock was not redeemable and, therefore, cumulative unpaid dividends in arrears were not recorded on our consolidated balance sheets. However, while the preferred stock was outstanding, such cumulative unpaid dividends were included in net loss attributable to common stockholders for all periods that Series D1 preferred stock was outstanding.

Redeemable Preferred Stock

On June 23, 2010, in conjunction with the IPO, 303,875,267 shares of Series A, B, C, D, E F, G and I redeemable preferred stock converted to 25,322,309 shares of common stock.

On December 7, 2010, at the option of one of the stockholders, 1,041,006 shares of Series H redeemable preferred stock converted to 116,739 shares of common stock. As of December 31, 2010, 20,654,886 shares of Series H redeemable preferred stock were outstanding, the carrying value was $49,862 and the liquidation value was $52,116.

On December 29, 2010, we gave notice to the remaining stockholders of the Series H redeemable preferred stock of our election to cause a mandatory conversion, whereby all shares of Series H preferred stock would be converted to common stock on January 3, 2011. As the average closing price of our common stock was higher than $21.99 per common share during the 90-day period prior to December 29, 2010, the mandatory conversion was allowed in accordance with the Restated Certificate of Incorporation of Motricity, Inc.

On January 3, 2011, the 20,654,886 outstanding and accrued shares of Series H redeemable preferred stock was converted into 2,348,181 shares of common stock.

12. Stock Options, Restricted Stock and Warrants

Overview

Our Board of Directors approved the 2010 Long-Term Incentive Plan (“2010 LTIP”) as Amended and Restated on October 28, 2011. We may grant equity awards up to 6,365,621 shares under the 2010 LTIP. Awards granted under the 2010 LTIP may include incentive stock options or nonqualified stock options, stock appreciation rights,

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

restricted stock and other stock-based or cash-based awards. Option terms may not exceed 10 years and the exercise price cannot be less than 100% of the estimated fair market value per share of our common stock on the grant date. Any shares awarded or issued pursuant to the exercise of stock options or vesting of restricted stock units will be authorized and unissued shares of our common stock. The maximum number of shares subject to any performance award to any participant during any fiscal year shall be 266,666 shares. The maximum cash payment made under a performance award granted to any participant with respect to any fiscal year shall be $5,440.

Stock Options

The following table summarizes all stock option activity for the year ended December 31, 2011:

Stock Options	Shares	Weighted- Average Exercise Price Per Share	Remaining Average Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2010	1,531,577	$13.93	8.35	$8,133
Granted	1,556,480	12.00
Exercised	(16,304)	12.19
Forfeited	(775,605)	14.01
Expired	(586,353)	15.32

Outstanding, December 31, 2011	1,709,795	$11.67	6.08	$—

Exercisable at December 31, 2011	304,473	$12.85	4.88	$—
Vested and expected to vest at December 31, 2011	1,085,304	$12.00	5.99	$—

The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $77, $3,566 and $663, respectively.

In determining the compensation cost of the stock options granted, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in these calculations are summarized as follows:

	Year ended December 31,
	2011	2010	2009
Expected life of options granted	5 years	5 years	5 years
Expected volatility	50%	50%	50% - 58%
Range of risk-free interest rates	1.9% - 2.0%	2.0% - 2.3%	1.7% - 2.3%
Expected dividend yield	—	—	—

We calculate expected volatility for stock options using historical volatility for a peer group of 10 companies, as we believe the expected volatility will approximate historical volatility of the peer group. The risk-free interest rate for the expected terms of the stock options is based on the U.S. Treasury constant maturities in effect at the time of grant.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2011, 2010 and 2009 were $5.41, $6.25 and $7.05, respectively.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Stock-based compensation expense associated with stock options for the years ended December 31, 2011, 2010 and 2009 was $3,471, $2,213 and $2,330, respectively, and was included in datacenter and network operations, product development and sustainment, sales and marketing, general and administrative expenses and restructuring.

At December 31, 2011, there was $2,970 of total unrecognized compensation costs, net of estimated forfeitures, related to unvested options that are expected to be recognized over a weighted-average period of 3.12 years.

In 2011, we terminated the employment of the Chief Executive Officer and as a part of the termination agreement, we accelerated the vesting of all of his outstanding stock options so that they became fully vested on the termination date. These modified awards were revalued on the effective date of the modification and the entire stock-based compensation charge was recognized in full in the third quarter of 2011. Stock-based compensation recognized in 2011 related to these awards and the awards of other terminated executives was $1,163 and is reflected in Restructuring in the Consolidated Statement of Operations.

Restricted Stock Awards

Restricted stock awards have been granted to certain employees and non-employee directors. Vesting of all restricted shares granted between October 2006 and June 2010 were subject to a double trigger vesting requirement under the terms of the restricted stock agreement. The double trigger consisted of time-based vesting and occurrence of a liquidation event, defined as a qualified public offering or a qualified sale of the Company. Prior to the IPO, no compensation expense had been recognized related to the grant of these shares of restricted stock awards as a liquidation event was not considered probable. As a result of the IPO in June 2010, the trigger relating to the qualified public offering was fulfilled and the outstanding restricted stock awards are now subject solely to a time-base vesting restriction. The vesting of the shares is now considered probable; therefore, $17,474 relating to vested awards of stock-based compensation expense was recorded at the IPO date.

The following table summarizes all restricted stock award activity for the year ended December 31, 2011:

Restricted Stock Awards	Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2010	744,898	$12.80
Granted	128,929	8.86
Lapse of Restriction	(460,896)	12.28
Forfeited	(165,173)	12.72

Outstanding, December 31, 2011	247,758	$11.76

Vested and expected to vest at December 31, 2011	159,421	$11.02

Restricted stock awards have voting and dividend rights upon grant and are then considered outstanding. When the restricted stock award is vested, it is then included in weighted-average common shares outstanding. These rights are forfeited should the stock not vest, although some employees were not required to be employed by the Company at the date of the liquidation event or the following lock-up period to receive the shares that vested based on the service period. Restricted stock awards generally vest on a quarterly basis over a four year service period for employees and a one year service period for non-employee directors.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Restricted Stock Units

The following table summarizes all restricted stock unit activity for the year ended December 31, 2011:

Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2010	203,415	$24.80
Granted	17,435	15.89
Released	—	—
Forfeited	(54,141)	22.94

Outstanding, December 31, 2011	166,709	$24.47

Vested and expected to vest at December 31, 2011	127,818	$24.45

Restricted stock units are not considered outstanding or included in weighted-average common shares outstanding until they are vested. Restricted stock units generally vest every other year over a four year service period.

Stock-based compensation expense associated with restricted stock and restricted stock units for the year ended December 31, 2011 and 2010 was $6,548 and $20,724, respectively. Stock-based compensation expense is included in datacenter and network operations, product development and sustainment, sales and marketing and general and administrative expenses. Additional stock-based compensation expense related to restricted stock awards and units of approximately $3,487 will be recognized over a weighted-average period of 2.92 years.

In 2011, we terminated the employment of the Chief Executive Officer and as a part of the termination agreement, we accelerated the vesting of all of his outstanding restricted stock so that they became fully vested on the termination date. These modified awards were revalued on the effective date of the modification and the entire stock-based compensation charge was recognized in full in the third quarter of 2011. Stock-based compensation recognized in 2011 related to these awards and the awards of other terminated executives was $1,612 and is reflected in Restructuring in the Consolidated Statement of Operations.

Warrants

Warrants were primarily issued in conjunction with financing rounds to investors or other parties and none are held by employees. During 2010, 292,198 redeemable preferred stock warrants were exercised, resulting in the net issuance of 29,316 shares of common stock. In conjunction with the IPO, the outstanding redeemable preferred stock warrants were automatically converted into common stock warrants when the underlying series of preferred stock were converted into shares of common stock. All outstanding warrants are exercisable and during 2011, 11,388 common stock warrants were exercised, resulting in the issuance of 3,004 shares of common stock. In 2010, 1,412,842 common stock warrants were exercised, resulting in the issuance of 522,860 shares of common stock. The following table summarizes the outstanding warrants to purchase common stock as of December 31, 2011:

Number of Warrants	Exercise Price Per Share	Expiration Date
108,498	$35.55	February 23, 2012
19,583	30.75	December 30, 2012
1,029	30.75	February 22, 2013
128,571	32.25	May 16, 2014
107,267	14.54	September 30, 2014
1,770,953	14.54	December 28, 2014

2,135,901

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

13. Income Taxes

The following table presents the domestic and foreign components of the pre-tax loss and the income tax provision:

	Year Ended December 31,
	2011	2010	2009
Income (Loss) before tax:
U.S.	$(128,877)	$(8,061)	$(11,099)
Foreign	(33,293)	97	(2,354)

Total	$(162,170)	$(7,964)	$(13,453)

The income tax provision consisted of the following amounts:
Current:
Federal	$—	$—	$(88)

	—	—	(88)

Deferred:
Federal	(4,826)	1,567	1,984
State	(223)	—	—
Foreign	(146)	—	—

	(5,195)	1,567	1,984

Total	$(5,195)	$1,567	$1,896

Income tax benefit for the year ended December 31, 2011 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with the acquisitions of Adenyo and InfoSpace Mobile as well as foreign income taxes. We maintain a full valuation allowance against our net deferred tax assets which precludes us from recognizing a tax benefit for our current operating losses. Our historical lack of profitability is a key factor in concluding there is insufficient evidence of our ability to realize any future benefits from our deferred tax assets.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Significant components of our deferred tax assets and liabilities consist of the following as of December 31:

	Year Ended December 31,
	2011	2010	2009
Domestic net operating loss carry forwards	$82,896	$81,218	$80,251
Fixed assets	1,868	(1,404)	3,132
Research and development credits	5,323	5,286	5,037
Foreign net operating loss carry forwards	9,333	1,721	399
Domestic capital loss carry forward	255	246	108
Compensation accruals	4,135	5,548	3,568
Deferred revenue	(612)	(1,209)	1,988
Amortization of intangible assets	28,617	(351)	(1,458)
Allowance for bad debts	243	155	94
Severance and restructuring	120	32	63
Foreign tax credits	1,469	—	—
Transaction costs	581	—	—
Other accruals	(133)	(444)	(570)

Deferred tax assets	134,095	90,798	92,612
Valuation allowance	(134,095)	(90,798)	(92,612)

Net deferred tax assets	$—	$—	$—

Amortization of goodwill	(262)	(5,328)	(3,760)

Net deferred tax liability	$(262)	$(5,328)	$(3,760)

As of December 31, 2011, the Company provided a full valuation allowance against its gross deferred tax assets because realization of these benefits could not be reasonably assured. The $43,297 increase in the valuation allowance for the period December 31, 2010 to December 31, 2011 was related to the impact of significant book impairment charges incurred during the current year, resulting in large basis differences between book and tax related to intangible assets and goodwill. The deferred tax asset includes net assets acquired in business combinations. Due to recent accounting rule changes, the realization of these assets cannot be recognized as an adjustment to goodwill or an intangible asset.

We had research and development tax credit carryforwards of $5,323 at December 31, 2011 that will begin to expire in 2014.

As of December 31, 2011, the Company had federal, and state net operating loss carryforwards of $237,481 and $22,268, respectively. These net operating loss carryforwards begin to expire in varying amounts starting in 2019 and 2014 for federal and state income tax purposes, respectively. The ultimate availability of the federal, and state net operating loss carryforwards to offset future income may be subject to limitation under the rules regarding changes in stock ownership as determined by the Internal Revenue Code.

No provision for deferred U.S. income taxes has been made for consolidated foreign subsidiaries, because to the extent there are future earnings, we intend to permanently reinvest them in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability may be required.

The Company has determined that there are no unrecognized tax benefits as of December 31, 2010 and December 31, 2011.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the income tax provision as follows:

	Year Ended December 31,
	2011	2010	2009
United States federal tax at statutory rate	34.0%	34.0%	34.0%
Change in valuation allowance	(18.5)	16.4	(48.1)
State taxes (net of federal benefit)	0.9	0.2	2.7
Tax credit earned	1.1	—	7.4
Foreign rate differential	—	—	(0.2)
Effect of rate change	(0.7)	(42.9)	(1.1)
Provision to return	1.1	(15.6)	(2.6)
Tax attribute limitations	(5.0)	—	—
Non-deductible expenses and other	(9.7)	(11.8)	(6.2)

Effective rate	3.2%	(19.7)%	(14.1)%

We did not make any income tax payments related to our continuing operations in 2011, 2010 or 2009. The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, due to either the generation of net operating losses or because our subsidiaries have a relatively short corporate life, all tax years for which the Company or one of its subsidiaries filed a tax return remain open.

14. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stock holders for the period indicated:

	Year Ended December 31,
	2011	2010	2009
Net loss attributable to common stockholders	$(195,392)	$(20,308)	$(40,257)

Weighted-average common shares outstanding—basic and diluted	44,859,734	22,962,555	5,878,368

Net loss per share attributable to common stockholders – basic and diluted	$(4.36)	$(0.88)	$(6.85)

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Basic and diluted net loss per share attributable to common stockholders has been computed based on net loss and the weighted-average number of common shares outstanding during the applicable period. We calculate potentially dilutive incremental shares issuable using the treasury stock method and the if-converted method, as applicable. The treasury stock method assumes that the proceeds received from the exercise of stock options and warrants, as well as stock option and restricted stock expense yet to be recorded for unvested shares would be used to repurchase common shares in the market at the average stock price during the period. We have excluded options to purchase common stock, restricted stock and warrants to purchase common stock, when the potentially issuable shares covered by these securities are antidilutive. The following table presents the outstanding potentially antidilutive securities at each period end not included in net loss attributable to common stockholders:

	Year Ended December 31,
	2011	2010	2009
Options to purchase common stock	1,709,795	1,531,577	1,225,460
Restricted stock	414,467	948,313	1,884,539
Warrants to purchase common stock	2,135,901	2,155,234	2,973,911
Series H redeemable preferred stock	—	2,347,152	—
Preferred stock	—	—	10,876,759
Warrants to purchase redeemable preferred stock and common stock	—	—	292,198
Warrants to purchase redeemable preferred stock	—	—	8,919,591

Total securities excluded from net loss per share attributable to common stockholders	4,260,163	6,982,276	26,172,458

15. Defined Contribution Plan

We maintain a defined contribution plan (“401(k) Savings Plan”) for eligible employees. The 401(k) Savings Plan assets are held in trust and invested as directed by the plan participants, and shares of our common stock are not an eligible investment election. We provide a match on a specified portion of eligible employees’ contributions as approved by our board of directors. Historically, we have made matching contributions equal to 50% of the portion of contributions that do not exceed 6% of eligible pay. Our matching contributions, included in General and administrative expenses, totaled $641, $706 and $630 in 2011, 2010 and 2009, respectively.

16. Related Party Transactions

During 2008, in connection with the relocation of our headquarters to Bellevue, Washington, we paid a relocation services company to purchase, on our behalf, the Chief Executive Officer’s home in North Carolina for $1,983, plus administrative fees. As a result of market conditions, we recorded restructuring charges of $203 in 2009 related to the home. In March 2010, the home was sold for net proceeds of $1,199, and a loss on the sale of $407 was recorded as restructuring expense.

On September 16, 2011, we borrowed $20,000 from High River pursuant to a secured term loan, which was amended on November 14, 2011 and February 28, 2012. High River is beneficially owned by Carl C. Icahn, a beneficial holder of approximately 16.7% of the Company’s outstanding shares. Brett C. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter. See Note 9-Debt Facilities for more information.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

17. Condensed Quarterly Financial Information (unaudited)

	For the three months ended,
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenues	$24,293	$25,788	$24,766	$22,899
Operating expenses (1)	30,506	28,246	172,693	27,999
Operating loss	(6,213)	(2,458)	(147,927)	(5,100)
Net loss from continuing operations	(6,615)	(2,888)	(141,749)	(5,723)
Net income (loss) from discontinued operations	474	(1,381)	(32,789)	(4,721)
Net loss attributable to common stock holders	(6,141)	(4,269)	(174,538)	(10,444)

Net loss per share from continuing operations – basic and diluted	$(0.16)	$(0.06)	$(3.09)	$(0.13)
Net income (loss) per share from discontinued operations – basic and diluted	$0.01	$(0.03)	(0.71)	(0.10)

Net loss per share attributable to common stockholders – basic and diluted	$(0.15)	$(0.09)	$(3.80)	$(0.23)

	For the three months ended,
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues	$28,249	$28,530	$27,497	$25,968
Operating expenses (2)	28,014	42,939	24,948	25,764
Operating income (loss)	235	(14,409)	2,549	204
Net income (loss) from continuing operations	(490)	(11,077)	2,093	(57)
Net income (loss) from discontinued operations	(1,043)	(513)	1,163	2,909
Net income (loss) attributable to common stock holders	(7,933)	(17,433)	2,709	2,349

Net income (loss) per share from continuing operations – basic and diluted	$(1.20)	$(1.89)	$0.04	$(0.02)
Net income (loss) per share from discontinued operations – basic and diluted	$(0.18)	$(0.06)	$0.03	$0.08

Net income (loss) per share attributable to common stockholders – basic and diluted	$(1.38)	$(1.95)	$0.07	$0.06

(1)	Operating expenses for the quarter ended September 30, 2011 includes $139,519 of impairment charges related to goodwill and certain tangible and intangible assets.
(2)	Operating expenses for the quarter ended June 30, 2010 includes $17,474 of stock-based compensation expense related to the vesting of restricted stock units as a result of the IPO.

18. Legal Proceedings

Putative Securities Class Action. We previously announced that Joe Callan filed a putative securities class action complaint in the U.S. District Court, Western District of Washington at Seattle on behalf of all persons who purchased or otherwise acquired common stock of Motricity between June 18, 2010 and August 9, 2011 or in our IPO. The defendants in the case are Motricity, certain of our current and former directors and officers, including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jeffrey A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner; and the underwriters in our IPO, including J.P. Morgan Securities, Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Robert W. Baird & Co Incorporated, Needham & Company, LLC and Pacific Crest Securities LLC. The complaint alleges violations under Sections 11 and 15 of the Securities Act of 1933, as amended, and Section 20(a) of the Exchange Act by all defendants and under Sections 10(b) of the Exchange Act

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

by Motricity and those of our former and current officers who are named as defendants. The complaint seeks, inter alia, damages, including interest and plaintiff’s costs and rescission. A second putative securities class action complaint was filed by Mark Couch in October 2011 in the same court, also related to alleged violations under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Securities Exchange Act. On November 7, 2011, the class actions were consolidated, and lead plaintiffs were appointed pursuant to the Private Securities Litigation Reform Act. On December 16, 2011, plaintiffs filed a consolidated complaint which added a claim under Section 12 of the Securities Act to its allegations of violations of the securities laws and extended the putative class period from August 9, 2011 to November 14, 2011. On February 14, 2012, we filed a motion to dismiss the consolidated class actions.

Derivative Actions. In addition, during September and October 2011, three shareholder derivative complaints were filed against us and certain of our current and former directors and officers (including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jay A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner, James R. Nelson and Jaffrey Firestone) in the U.S. District Court, Western District of Washington at Seattle. The complaints allege various violations of state law, including breaches of fiduciary duties and unjust enrichment based on alleged false and misleading statements in press releases and other SEC filings disseminated to shareholders. The derivative complaints seek, inter alia, a monetary judgment, restitution, disgorgement and a variety of purported corporate governance reforms. We intend to vigorously defend against these claims. Two of the derivative actions were consolidated on October 27, 2011. On November 8, 2011, the parties filed a stipulation to stay completely the consolidated derivative action until the Court rules on the forthcoming dismissal motion in the consolidated class action. The court granted the parties’ stipulation on November 10, 2011, thereby staying the consolidated derivative action. On November 14, 2011, the third derivative action was transferred to the consolidated derivative proceeding, thereby subjecting it to the proceeding’s litigation stay.

As these cases are at a very early stage, at this time, we are not able to predict the probability of the outcome or estimate of loss, if any, related to these matters.

19. Subsequent Events

On December 31, 2011, we agreed to terminate our relationship with PT XL Axiata Tbk (“XL”), at XL’s request. The termination followed negotiations relating to the continued business relationship among us and XL and XL’s indication that it wished to exit its relationship with us. Several agreements pursuant to which we provided XL with mobile data and related services in Indonesia were terminated. In connection with this termination and as a result of the review of our strategic path, we also decided to increase our focus on our mobile advertising and enterprise business and re-evaluate our international carrier business. As part of this process, we decided to exit our business in India and the Asia Pacific region. The decision to exit the business in India and the Asia Pacific region was based on the resources and costs associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile advertising and enterprise business, while at the same time recommitting some of our resources to our North American carrier operations. In connection with this exit, we expect to reduce the number of employees by 130 and to close down our offices in Singapore, Malaysia, Indonesia and India and our data center in India. We estimate that the costs associated with the exit will amount to approximately $2,500 on a pre-tax basis. Included in these costs are severance costs of approximately $1,500 and contract termination costs of approximately $500 partially offset by termination fees from XL. Other costs include associated legal, accounting and tax costs. Substantially all exit costs are expected to be incurred as cash expenditures. We expect the exit from these operations to be substantially complete by April 2012.

Motricity, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Additionally, as a part of our new strategic path and a reduction in the actual and anticipated performance of the subsidiaries, we decided to sell our subsidiaries located in France and the Netherlands. The France subsidiary was acquired in 2011 as a part of our business combination with Adenyo. The Netherlands subsidiary was acquired as a part of our business combination with Infospace in 2007. We completed the sale of the France and Netherlands subsidiaries in May 2012. The costs associated with the sale of these subsidiaries are minimal and no significant gain or loss is expected.

All of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements. The assets and liabilities related to our France subsidiary and our Netherlands subsidiary are reported as assets and liabilities held for sale in the consolidated balance sheets. We have presented the prior year assets and liabilities related to the France and Netherlands subsidiaries as held for sale to provide comparability between the periods presented.

On February 28, 2012, we amended our Term Loan from High River to, among other things, extend its maturity date to August 28, 2013. The principal amount for the Term Loan was increased to $20,827, which reflects the original principal amount of $20,000 and $827 of interest earned through February 28, 2012. As a result of the amendment, we have classified the principal and accrued interest as Debt facilities, net of current portion in the December 31, 2011 Consolidated Balance Sheets. See Note 9-Debt Facilities for further information regarding the Term Loan.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Year Ended December 31,
(in thousands)	2011	2010	2009
Tax Valuation Analysis:
Beginning balance	$90,799	$92,612	$85,914
Charged to net loss	43,296	(1,813)	6,698
Charges utilized/write-offs	—	—	—

Ending balance	134,095	90,799	92,612

Allowance for Doubtful Accounts:
Beginning balance	$437	$250	$975
Charged to costs and expenses	883	329	—
Charges utilized/write-offs	(421)	(142)	(725)
Effect of foreign currency translation	6	—	—

Ending balance	$905	$437	$250

PART I

Item 1.	Condensed Consolidated Financial Statements.

Motricity, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,977	$13,066
Restricted short-term investments	387	434
Accounts receivable, net of allowance for doubtful accounts of $836 and $905, respectively	16,911	42,521
Prepaid expenses and other current assets	3,782	5,758
Assets held for sale	—	5,206

Total current assets	40,057	66,985
Property and equipment, net	8,604	15,440
Goodwill	25,436	25,208
Intangible assets, net	8,903	10,120
Other assets	1,975	359

Total assets	$84,975	$118,112

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$13,295	$34,583
Accrued compensation	4,121	5,200
Deferred revenue	860	1,824
Debt facilities	21,954	—
Other current liabilities	2,581	681
Liabilities held for sale	—	5,120

Total current liabilities	42,811	47,408
Deferred tax liability	290	262
Debt facilities	—	20,531
Other non-current liabilities	10	786

Total liabilities	43,111	68,987

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value; 350,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 625,000,000 shares authorized; 46,156,393 and 46,226,797 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	46	46
Additional paid-in capital	571,951	570,331
Accumulated deficit	(529,560)	(519,480)
Accumulated other comprehensive loss	(573)	(1,772)

Total stockholders’ equity	41,864	49,125

Total liabilities and stockholders’ equity	$84,975	$118,112

The accompanying notes are an integral part of these condensed consolidated financial statements.

Motricity, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$23,046	$24,766	$68,041	$74,847

Operating expenses
Direct third-party expenses	4,572	4,853	14,735	11,794
Datacenter and network operations, excluding depreciation	3,479	5,196	10,708	15,938
Product development and sustainment, excluding depreciation	2,628	5,290	10,408	12,789
Sales and marketing, excluding depreciation	2,771	3,950	7,782	11,138
General and administrative, excluding depreciation	5,416	7,019	16,712	19,078
Depreciation and amortization	2,777	2,572	6,572	10,448
Impairment charges	—	139,519	—	139,519
Acquisition transaction and integration costs	—	(171)	—	5,901
Restructuring	—	4,465	2,505	4,840

Total operating expenses	21,643	172,693	69,422	231,445

Operating income (loss)	1,403	(147,927)	(1,381)	(156,598)

Other expense, net
Other income (expense)	(281)	11	(802)	37
Interest and investment income, net	—	1	1	27
Interest expense	(490)	(189)	(1,424)	(189)

Other expense, net	(771)	(177)	(2,225)	(125)

Income (loss) from continuing operations before income taxes	632	(148,104)	(3,606)	(156,723)
Provision (benefit) for income taxes	96	(6,355)	28	(5,471)

Net income (loss) from continuing operations	536	(141,749)	(3,634)	(151,252)
Net loss from discontinued operations	—	(32,789)	(6,446)	(33,696)

Net income (loss)	$536	$(174,538)	$(10,080)	$(184,948)

Net income (loss) from continuing operations per share - basic and diluted	$0.01	$(3.09)	$(0.08)	$(3.40)
Net loss from discontinued operations per share - basic and diluted	—	(0.71)	(0.14)	(0.76)

Net income (loss) per share - basic and diluted	$0.01	$(3.80)	$(0.22)	$(4.16)

Weighted-average common shares outstanding - basic	46,083,396	45,877,275	46,029,357	44,489,853
Weighted-average common shares outstanding - diluted	46,087,311	45,877,275	46,029,357	44,489,853

Depreciation and amortization by function
Datacenter and network operations	$1,304	$1,499	$3,423	$6,528
Product development and sustainment	527	466	1,039	1,903
Sales and marketing	837	483	1,715	1,636
General and administrative	109	124	395	381

Total depreciation and amortization	$2,777	$2,572	$6,572	$10,448

The accompanying notes are an integral part of these condensed consolidated financial statements.

Motricity, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$536	$(174,538)	$(10,080)	$(184,948)

Realization of cumulative translation adjustment	—	—	888	—
Foreign currency translation adjustment	236	(425)	311	(1,552)

Other comprehensive income (loss)	236	(425)	1,199	(1,552)

Comprehensive income (loss)	$772	$(174,963)	$(8,881)	$(186,500)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Motricity, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share data)

(unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance as of December 31, 2010	40,721,754	$41	$467,565	$(324,088)	$46	$143,564
Net loss	—	—	—	(195,392)	—	(195,392)
Other comprehensive loss	—	—	—	—	(1,818)	(1,818)
Common stock issued in business acquisition	3,277,002	3	43,351	—	—	43,354
Conversion of redeemable preferred stock to common stock	2,348,181	2	49,861	—	—	49,863
Restricted stock activity	(139,448)	—	(674)	—	—	(674)
Exercise of common stock options and warrants	19,308	—	198	—	—	198
Stock-based compensation expense	—	—	10,030	—	—	10,030

Balance as of December 31, 2011	46,226,797	46	570,331	(519,480)	(1,772)	49,125
Net loss	—	—	—	(10,080)	—	(10,080)
Other comprehensive income	—	—	—	—	1,199	1,199
Restricted stock activity	(70,404)	—	(13)	—	—	(13)
Stock-based compensation expense	—	—	1,633	—	—	1,633

Balance as of September 30, 2012	46,156,393	$46	$571,951	$(529,560)	$(573)	$41,864

The accompanying notes are an integral part of these condensed consolidated financial statements.

Motricity, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(10,080)	$(184,948)
Loss from discontinued operations	6,446	33,696
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,572	10,448
Stock-based compensation expense	1,633	8,800
Deferred tax liability	28	(5,481)
Impairment charges	—	139,519
Non-cash interest expense	1,424	189
Other non-cash adjustments	915	985
Changes in operating assets and liabilities:
Accounts receivable	25,478	(8,191)
Prepaid expenses and other current assets	1,500	2,216
Other assets	(421)	29
Accounts payable and accrued expenses	(18,796)	690
Deferred revenue	(1,017)	(263)

Net cash provided by (used in) operating activities - continuing operations	13,682	(2,311)
Net cash used in operating activities - discontinued operations	(5,516)	(10,830)

Net cash provided by (used in) operating activities	8,166	(13,141)

Cash flows from investing activities:
Purchases of property and equipment	(959)	(3,795)
Capitalization of software development costs	—	(2,150)
Payments for business acquisition	—	(48,858)
Proceeds of assets held for sale	95	—

Net cash used in investing activities - continuing operations	(864)	(54,803)
Net cash used in investing activities - discontinued operations	(416)	(9,541)

Net cash used in investing activities	(1,280)	(64,344)

Cash flows from financing activities:
Proceeds from debt facilities	—	29,967
Repayments of debt facilities	—	(10,000)
Prepaid rights offering costs	(1,125)	—
Cash paid for tax withholdings on restricted stock	(30)	(3,311)
Restricted short-term investments	47	(99)
Proceeds from exercise of common stock options	—	199
Other financing activity	—	379

Net cash provided by (used in) financing activities - continuing operations	(1,108)	17,135

Effect of exchange rate changes on cash and cash equivalents	(26)	(424)

Net increase (decrease) in cash and cash equivalents	5,752	(60,774)
Cash and cash equivalents at beginning of period	13,066	78,519
Cash reclassified to assets held for sale at beginning of period	159	—
Cash reclassified to assets held for sale at end of period	—	(619)

Cash and cash equivalents at end of period	$18,977	$17,126

Supplemental schedule of cash flow information:
Common stock issued in business acquisition	$—	$43,354
Conversion of redeemable preferred stock to common stock	$—	$49,863

The accompanying notes are an integral part of these condensed consolidated financial statements.

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

1. Organization

Motricity, Inc. (“Motricity” or the “Company”) is a provider of mobile data solutions serving mobile operators, consumer brands and enterprises, and advertising agencies. Our software as a service (“SaaS”) based platform enables our customers to implement marketing, merchandising, commerce, and advertising solutions to engage with their target customers and prospects through mobile devices. Our integrated solutions span mobile optimized websites, mobile applications, mobile merchandising and content management, mobile messaging, mobile advertising and predictive analytics. Our solutions allow our customers to drive loyalty, generate revenue and re-engineer business processes to capture the advantages of a mobile enabled customer base. Our predictive analytics capabilities drives relevant and targeted consumer experiences that drive brand awareness and interaction for our customers.

On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries), pursuant to an Arrangement Agreement, dated as of March 12, 2011, by and among Adenyo, Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity, and the other parties thereto.

In the first quarter of 2012, we decided to exit our business in India and the Asia Pacific region. This decision was based on the resources and cost associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile marketing and advertising and enterprise business, while at the same time recommitting some of our resources to our North American carrier operations.

Additionally, as a part of our new strategic path and a reduction in the actual and anticipated performance of our subsidiaries, we decided to divest our subsidiaries located in France and the Netherlands. The France subsidiary was acquired in 2011 as a part of our business combination with Adenyo. The Netherlands subsidiary was acquired in 2007 as a part of our business combination with InfoSpace Mobile. We completed the divestitures of our France and Netherlands subsidiaries in May 2012. The costs associated with the divestitures of these subsidiaries were minimal.

While we believe that the exit from these international operations will have a positive effect on our profitability in the long term, there is no assurance that this will be the case, or that we will be able to generate significant revenues from our other customers or from our mobile marketing and advertising and enterprise business. As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary, and our Netherlands subsidiary are reported as discontinued operations in the condensed consolidated financial statements. The prior period operations related to these entities have also been reclassified as discontinued operations retrospectively for all periods presented.

On February 28, 2012, we amended our term loan from High River Limited Partnership (“High River”) to, among other things, extend its maturity date to August 28, 2013. On May 10, 2012, we further amended the term loan by adding a $5,000 revolving credit facility from High River. No amounts were drawn under the revolving credit facility and it was terminated upon the closing of the rights offering on October 11, 2012, as discussed below. See Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources. High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of November 5, 2012, of approximately 30.7% of our outstanding shares of common stock and of approximately 95.5% of our Series J preferred stock. Mr. Brett C. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by a committee comprised of disinterested directors of the Company’s Board of Directors.

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

If we are unable to meet the performance commitments under our revenue contracts or effectively enforce or accurately and timely bill and collect for contracts with our customers, it may have an adverse impact on our cash flow and liquidity. At September 30, 2012, $2,092 of accounts receivable related to our messaging business, of which $1,884 will be used to pay outstanding accounts payable balances. Independent of the messaging business, $3,688 was included in accounts receivable but was not billed until October 2012.

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for units consisting of shares of our 13% Series J preferred stock and warrants to purchase common stock, at a subscription price of $0.65 per unit. The rights offering was fully subscribed and we received approximately $28,000 in net proceeds upon the closing of the rights offering on October 11, 2012. We intend to use the net proceeds from this rights offering for general corporate and working capital purposes. Those purposes may include any acquisitions we may pursue. We have no current plans to pursue any specific acquisition.

We believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs for the next 12 months, but this may not be the case. Our longer-term liquidity and ability to execute on our longer term business plan is contingent on our ability to raise additional capital and on our not experiencing any events that may accelerate the payment of amounts outstanding under our term loan or give rise to a mandatory redemption of our Series J preferred stock. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path, the effect of any financing alternatives we may pursue and our ability to meet financial covenants under any indebtedness we may incur.

We cannot assure that sufficient capital will be available on acceptable terms, if at all, or that we will generate sufficient funds from operations to repay amounts outstanding under our term loan when due or to adequately fund our longer term operating needs. If we are unable to raise sufficient funds, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs and repay amounts outstanding under our term loan when due. Our failure to do so could result in, among other things, a default under our term loan, loss of our customers and a loss of our stockholders’ entire investment. Our ability to meet our liquidity needs or raise additional funds may also be adversely affected by the legal proceedings we are subject to as described in more detail below. Our operating performance may also be affected by risks and uncertainties discussed in Part II, Item 1A - Risk Factors. These risks and uncertainties may also adversely affect our short and long-term liquidity.

2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated upon consolidation. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 25, 2012. That Current Report contains our financial statements recast to present certain information as discontinued operations and to retroactively apply FASB Accounting Standards Update No. 2011-05 to include a new separate consolidated statement of comprehensive income (loss).

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q for interim financial reporting pursuant to the rules and regulations of the SEC. While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim period, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements.

The results of operations for the three and nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the full year or for any other period.

Reclassifications

In the first quarter of 2012, we commenced the exit of our operations in India, the Asia Pacific region, France and the Netherlands. As of January 1, 2012, all of the operations related to these regions, as well as the resulting loss recognized from the exit activity, is reported as discontinued operations in the condensed consolidated financial statements. We have also reported retrospectively the prior period operations related to these entities as discontinued operations. Additionally, the assets and liabilities related to France and the Netherlands have been classified as held for sale on the condensed consolidated balance sheet as of December 31, 2011. See Note 3 - Discontinued Operations for more information.

Impairment Charges

Based on a combination of factors and developments in 2011, we determined that our goodwill and certain finite lived tangible and intangible assets were likely impaired. As a result of an impairment test performed as of July 31, 2011, we recorded an estimated impairment charge in the third quarter of 2011 and finalized the estimate during the fourth quarter. In the fourth quarter of 2011, we performed our annual impairment test, which resulted in no additional impairment.

Lease Termination

Effective June 20, 2012, we entered into a lease termination agreement with the landlord for our headquarters located in Bellevue, Washington. We will surrender 1/3 of our leased office space on December 31, 2012 and the remaining 2/3 of leased office space on January 31, 2013. We have accelerated the depreciable period of our leasehold improvements and other office equipment to correspond with the lease termination dates. We recently signed a lease agreement for a new headquarters located in Bellevue, Washington and are planning to relocate to those premises on January 2, 2013.

Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair value of the identifiable net assets acquired. In the first quarter of 2012, we allocated a total of $720 of our goodwill balance to our France and Netherlands subsidiaries that were considered held for sale. We have reclassified the amount on the condensed consolidated balance sheet to reflect this allocation. See Note 4 - Goodwill for more information.

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Accumulated Other Comprehensive Loss

Comprehensive income (loss) includes net income (loss) as currently reported under U.S. GAAP and other comprehensive income (loss). Other comprehensive income (loss) considers the effects of additional economic events, such as foreign currency translation adjustments, that are not required to be recorded in determining net income (loss), but rather are reported as a separate component of stockholders’ equity. In the first quarter of 2012, we elected to present comprehensive income (loss) in two consecutive statements. See our condensed consolidated statement of comprehensive income (loss) for details.

Fair Value of Financial Instruments

As of September 30, 2012 and December 31, 2011, we had cash and cash equivalents of $18,977 and $13,066, respectively, and restricted short-term investments of $387 and $434, respectively. Restricted short-term investments were evaluated using quoted market prices (Level 1) to determine their fair value. In addition, the carrying amount of certain financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. The carrying value of our debt approximates the fair value due to the close proximity of the date of the loan and loan amendments to September 30, 2012.

Recent Accounting Pronouncements

There are no recently issued accounting standards that we expect to have a material effect on our financial condition, results of operations or cash flows.

3. Discontinued Operations

On December 31, 2011, we agreed to terminate our relationship with PT XL Axiata Tbk (“XL”), at XL’s request. The termination followed negotiations relating to the continued business relationship among us and XL and XL’s indication that it wished to exit its relationship with us. Several agreements pursuant to which we provided XL with mobile data and related services in Indonesia were terminated. In connection with this termination and as a result of the review of our strategic path, we also decided to increase our focus on our mobile marketing and advertising and enterprise business and re-evaluate our international carrier business. As part of this process, we decided to exit our business in India and the Asia Pacific region. The decision to exit the business in India and the Asia Pacific region was based on the resources and costs associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile marketing and advertising and enterprise business, while at the same time recommitting some of our resources to our North American carrier operations. In connection with this exit, we have terminated all of our employees and closed down our offices in Singapore, Malaysia, Indonesia, and India and our data center in India and incurred other costs associated with legal, accounting, and tax support. As of June 30, 2012, we have substantially liquidated all assets and liabilities associated with our subsidiaries in India and the Asia Pacific region.

Additionally, as a part of our new strategic path and a reduction in the actual and anticipated performance of certain subsidiaries, we sold our subsidiaries located in France and the Netherlands. The costs associated with the sale of these subsidiaries were minimal and we recorded a net loss on sale of subsidiaries of $375 during the nine months ended September 30, 2012.

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

There were no discontinued operations for the three months ended September 30, 2012. Discontinued operations on the condensed consolidated statement of operations for the three months ended September 30, 2011 is as follows:

	Three Months Ended September 30, 2011
	France Subsidiary	Netherlands Subsidiary	India and the Asia Pacific Region	Total
Revenue	$1,423	$769	$3,371	$5,563
Operating income (loss)	(12,609)	31	(21,931)	(34,509)
Pre-tax income (loss)	(12,616)	30	(21,921)	(34,507)
Benefit for income taxes	(1,718)	—	—	(1,718)
Net income (loss) from discontinued operations	$(10,898)	$30	$(21,921)	$(32,789)

Discontinued operations on the condensed consolidated statement of operations for the nine months ended September 30, 2012 is as follows:

	Nine Months Ended September 30, 2012
	France Subsidiary	Netherlands Subsidiary	India and the Asia Pacific Region	Total
Revenue	$658	$835	$—	$1,493
Operating income (loss)	(387)	10	(4,409)	(4,786)
Loss on disposal of assets and liabilities	—	—	(876)	(876)
Gain (loss) on sale of subsidiary	318	(693)	—	(375)
Gain (loss) on realization of cumulative translation adjustment	140	128	(898)	(630)
Pre-tax income (loss)	71	(555)	(6,183)	(6,667)
Benefit for income taxes	—	—	(221)	(221)
Net income (loss) from discontinued operations	$71	$(555)	$(5,962)	$(6,446)

Discontinued operations on the condensed consolidated statement of operations for the nine months ended September 30, 2011 is as follows:

	Nine Months Ended September 30, 2011
	France Subsidiary	Netherlands Subsidiary	India and the Asia Pacific Region	Total
Revenue	$2,818	$2,096	$17,407	$22,321
Operating loss	(14,067)	(441)	(21,031)	(35,539)
Pre-tax loss	(14,073)	(450)	(21,034)	(35,557)
Provision (benefit) for income taxes	(2,127)	—	266	(1,861)
Net loss from discontinued operations	$(11,946)	$(450)	$(21,300)	$(33,696)

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Assets and liabilities held for sale for the France and Netherlands subsidiaries on the condensed consolidated balance sheets at December 31, 2011 consist of the following:

December 31, 2011
Assets held for sale:
Cash	$159
Accounts receivable, net of allowance for doubtful accounts	2,864
Prepaid expenses and other current assets	339
Property and equipment, net	975
Goodwill	720
Other assets	149

Total assets held for sale	$5,206

Liabilities held for sale:
Accounts payable and accrued expenses	$2,797
Accrued compensation	756
Deferred revenue	257
Other current liabilities	464
Debt facilities	846

Total liabilities held for sale	$5,120

4. Goodwill

The changes in the carrying amount of goodwill for the nine months ended September 30, 2012 are as follows:

Goodwill balance as of December 31, 2011	$25,208
Goodwill disposed of with the sales of our France and Netherlands subsidiaries	(720)
Effect of foreign currency translation	948

Goodwill balance as of September 30, 2012	$25,436

During the first quarter of 2012, we decided to sell our subsidiaries located in the Netherlands and France. We allocated goodwill to each of these subsidiaries based on relative fair value of net assets. We completed the sales of the Netherlands and France subsidiary in May 2012 and used the sale price to calculate the relative fair value in order to determine the allocation of goodwill. The total goodwill allocated to the Netherlands and France subsidiaries was $720. See Note 3 - Discontinued Operations for further information.

A portion of the remaining goodwill balance is denominated in Canadian dollars. The effect of foreign currency translation of $948 is the result of the change in the value of the U.S. dollar and the value of the Canadian dollar from December 31, 2011 to September 30, 2012.

5. Restructuring

During 2011, in anticipation of the synergies associated with our acquisition of Adenyo, we initiated a restructuring plan in Europe in February 2011. This resulted in a reduction in workforce and a $4,840

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

restructuring charge during the nine months ended September 30, 2011 primarily related to involuntary termination benefits related to the elimination of redundant functions and positions. Specifically, restructuring activity in the third quarter of 2011 included the termination of the chief executive officer, chief financial officer, chief development officer, and general counsel. Similar restructuring activity continued throughout the remainder of 2011.

During the first quarter of 2012, as a part of the overall realignment of our strategic path, the exit from India and the Asia Pacific region and the decision to sell our France and Netherlands subsidiaries, we initiated another restructuring plan. As a result of this restructuring plan, we implemented a reduction in force and incurred costs related to involuntary termination benefits. A portion of the restructuring charges related to this action are included in discontinued operations and $2,505 is included in Restructuring on the condensed consolidated statement of operations for charges incurred in the U.S. As of September 30, 2012, restructuring charges of $29 that were committed to, but not yet paid, are included in Accrued compensation on the condensed consolidated balance sheets. These benefits were paid in October 2012.

The following table reconciles restructuring charges related to continuing operations with the associated liabilities:

	Involuntary Termination Benefits	Office Relocation Costs	Other Costs, Primary Lease Obligations	Total
Balance as of December 31, 2010	$56	$—	$226	$282
Restructuring charges	5,153	—	(196)	4,957
Utilization	(4,336)	—	(30)	(4,366)

Balance as of December 31, 2011	873	—	—	873
Restructuring charges	2,447	48	10	2,505
Utilization	(3,291)	(48)	(10)	(3,349)

Balance as of September 30, 2012	$29	$—	$—	$29

6. Debt Facilities

Term Loan

We entered into a $20,000 term loan with High River on September 16, 2011, and subsequently amended the terms on November 14, 2011 and on February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance. It is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. On May 10, 2012, we further amended the term loan, by adding a $5,000 revolving credit facility from High River. No amounts were drawn under the revolving credit facility and it was terminated upon the closing of the rights offering on October 11, 2012. The principal and interest of the term loan are due and payable at maturity on August 28, 2013. The term loan provides High River with a right to accelerate the payment of the term loan if, among other things, we experience an ownership change (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (“Code”)) that (i) results in a substantial limitation on our ability to use our net operating loss carryforwards and related tax benefits or (ii) if the shares of our Series J preferred stock issued in the rights offering or any other preferred stock we may issue become redeemable at the option of the holders or (iii) if we are required to pay the liquidation preference for such shares. Subject to certain limited exceptions, the term loan is subject to mandatory prepayment (without premium

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

or penalty) from the net proceeds of corporate transactions, including dispositions of assets outside of the ordinary course of business or the issuance of additional debt or equity securities (other than the rights offering that closed on October 11, 2012). The term loan contains certain restrictive covenants, with which we were in full compliance as of September 30, 2012. The principal and accrued interest balances as of September 30, 2012 were $20,000 and $1,954, respectively, and are classified as a current liability on the condensed consolidated balance sheet.

High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of November 5, 2012, of approximately 30.7% of our outstanding shares of common stock and of approximately 95.5% of our Series J preferred stock. Mr. Brett C. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by a committee comprised of disinterested directors of the Company’s Board of Directors.

7. Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share for the period indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$536	$(174,538)	$(10,080)	$(184,948)

Weighted-average common shares outstanding - basic	46,083,396	45,877,275	46,029,357	44,489,853
Effect of dilutive securities:
Restricted stock	3,915	—	—	—

Weighted-average common shares outstanding - diluted	46,087,311	45,877,275	46,029,357	44,489,853

Net income (loss) per share - basic and diluted	$0.01	$(3.80)	$(0.22)	$(4.16)

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Basic and diluted net income (loss) per share has been computed based on net income (loss) and the weighted-average number of common shares outstanding during the applicable period. We calculate potentially dilutive incremental shares issuable using the treasury stock method and the if-converted method, as applicable. The treasury stock method assumes that the proceeds received from the exercise of stock options and warrants, as well as stock option and restricted stock expense yet to be recorded for unvested shares, would be used to repurchase common shares in the market at the average stock price during the period. We have excluded warrants and options to purchase common stock, when the potentially issuable shares covered by these securities are antidilutive. The following table presents the outstanding antidilutive securities at each period end not included in net income (loss) per share:

	September 30,
	2012	2011
Warrants to purchase common stock	2,027,403	2,143,846
Options to purchase common stock	815,684	2,387,622
Restricted stock	122,377	469,116

Total securities excluded from net income (loss) per share	2,965,464	5,000,584

8. Related Party Transactions

On September 16, 2011, we borrowed $20,000 from High River pursuant to a secured promissory note, which was amended on November 14, 2011 and February 28, 2012. On May 10, 2012, we further amended the term loan by adding a $5,000 revolving loan facility from High River. The revolving loan facility was terminated upon the closing of the rights offering on October 11, 2012. The principal and interest of the term loan are due and payable at maturity on August 28, 2013. High River is beneficially owned by Carl C. Icahn, a beneficial holder, as of November 5, 2012, of approximately 30.7% of the Company’s outstanding shares of common stock and of approximately 95.5% of our Series J preferred stock. Brett C. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by a committee comprised of disinterested directors of the Company’s Board of Directors. See Note 6-Debt Facilities for more information.

9. Legal Proceedings

Putative Securities Class Action. We previously announced that Joe Callan filed a putative securities class action complaint in the U.S. District Court, Western District of Washington at Seattle on behalf of all persons who purchased or otherwise acquired common stock of Motricity between June 18, 2010 and August 9, 2011 or in our IPO. The defendants in the case are Motricity, certain of our current and former directors and officers, including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jeffrey A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner; and the underwriters in our IPO, including J.P. Morgan Securities, Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Robert W. Baird & Co Incorporated, Needham & Company, LLC and Pacific Crest Securities LLC. The complaint alleges violations under Sections 11 and 15 of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 20(a) of the Securities Exchange Act (the “Exchange Act”) by all defendants and under Section 10(b) of the Exchange Act by Motricity and those of our former and current officers who are named as defendants. The complaint seeks, inter alia, damages, including interest and plaintiff’s costs and rescission. A second putative securities class action complaint was filed by Mark Couch in October 2011 in the same court, also related to alleged violations under Sections 11 and 15 of the Securities Act, and

Motricity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(amounts in thousands, except share data and per share amounts)

Sections 10(b) and 20(a) of the Exchange Act. On November 7, 2011, the class actions were consolidated, and lead plaintiffs were appointed pursuant to the Private Securities Litigation Reform Act. On December 16, 2011, plaintiffs filed a consolidated complaint which added a claim under Section 12 of the Securities Act to its allegations of violations of the securities laws and extended the putative class period from August 9, 2011 to November 14, 2011. The plaintiffs filed an amended complaint on May 11, 2012 and a second amended complaint on July 11, 2012. On August 1, 2012, we filed a motion to dismiss the second amended complaint.

Derivative Actions. In addition, during September and October 2011, three shareholder derivative complaints were filed against us and certain of our current and former directors and officers (including Ryan K. Wuerch, James R. Smith, Jr., Allyn P. Hebner, James N. Ryan, Jay A. Bowden, Hunter C. Gary, Brett Icahn, Lady Barbara Judge CBE, Suzanne H. King, Brian V. Turner, James L. Nelson and Jay Firestone) in the U.S. District Court, Western District of Washington at Seattle. The complaints allege various violations of state law, including breaches of fiduciary duties and unjust enrichment based on alleged false and misleading statements in press releases and other SEC filings disseminated to shareholders. The derivative complaints seek, inter alia, a monetary judgment, restitution, disgorgement and a variety of purported corporate governance reforms. Two of the derivative actions were consolidated on October 27, 2011. On November 8, 2011, the parties filed a stipulation to stay completely the consolidated derivative action until the Court rules on the forthcoming dismissal motion in the consolidated class action. The court granted the parties’ stipulation on November 10, 2011, thereby staying the consolidated derivative action. On November 14, 2011, the third derivative action was transferred to the consolidated derivative proceeding, thereby subjecting it to the proceeding’s litigation stay.

We intend to vigorously defend against these claims.

10. Subsequent Events

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for a unit, at a subscription price of $0.65 per unit. Each unit consisted of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock, as well as an over-subscription privilege. The rights offering closed on October 11, 2012 . It was fully subscribed, and we received approximately $28,000 in net proceeds. We intend to use the net proceeds from the rights offering for general corporate and working capital purposes. Those purposes may include any acquisitions we may pursue. We have no current plans to pursue any specific acquisition.

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street Suite 200
Toronto ON M2P 2H3
Canada

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Adenyo Inc.

We have audited the accompanying consolidated financial statements of Adenyo Inc., which comprise the consolidated statement of financial position as at December 31, 2010, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards in the United States and in Canada. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Adenyo Inc. as at December 31, 2010, and its consolidated results of operations and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matters and Other Matters

Without qualifying our opinion, we draw attention to note 1 to the consolidated financial statements, which describes that the Company has entered into a definitive agreement to be sold, but where if that transaction were not to close, the Company would require additional financing during 2011 to fund operations. These conditions, along with other matters as set forth in note 1, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

As discussed in note 3 to the consolidated financial statements, the Company has elected to change its revenue recognition policies for content delivery transactions effective January 1, 2010 and has retrospectively restated prior periods. Effective January 1, 2010, the Company also adopted new accounting for business combinations and acquisition of non-controlling interests.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information included in Note 25 entitled “Reconciliation to United States GAAP” is presented for purposes of additional analysis. Such supplementary information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

The consolidated financial statements of the Company as at and for the year ended December 31, 2009 were audited by another auditor who expressed an unmodified opinion on those statements on March 25, 2011.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

March 31, 2011

Toronto, Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Silverback Media Plc

We have audited the accompanying consolidated statement of financial position of Silverback Media Plc and Subsidiary Companies as of December 31, 2009, and the related consolidated statements of income, statement of comprehensive income, statement of changes in equity, and consolidated cash flows for the year then ended. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silverback Media Plc and Subsidiary Companies as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

New York, New York

January 20, 2012

ADENYO INC.

Consolidated Statement of Income

(Expressed in thousands of U.S. dollars)

Year ended December 31, 2010, with comparative figures for 2009

	2010	2009
Revenue	$13,162	$12,360

Operating expenses:
Personnel costs (note 6)	13,012	5,916
Cost of services	3,886	4,363
General and administrative	4,204	2,625
Financing fees	76	831
Management fees	—	290
Contract termination fees	—	438
Professional and consulting fees	1,997	785
Premises	731	374
Bad debt	72	88
Foreign exchange gain	(269)	(146)
Impairment of intangible assets	—	50
Depreciation and amortization	1,870	1,190
Research and development tax credits	(336)	(228)

	25,243	16,576

	(12,081)	(4,216)

Finance expense	(97)	(680)
Finance income	104	54

	7	(626)

	(12,074)	(4,842)
Share of loss of equity investee, net of tax (note 5)	(1,460)	(1,479)
Gain on acquisition of control of equity investee, net of tax (note 5)	3,674	—

Loss before income taxes	(9,860)	(6,321)
Income tax expense (recovery) (note 15)	1,970	(15)

Net loss	$(11,830)	$(6,306)

See accompanying notes to consolidated financial statements.

ADENYO INC.

Consolidated Statement of Comprehensive Income

(Expressed in thousands of U.S. dollars)

Year ended December 31, 2010, with comparative figures for 2009

	2010	2009
Net loss	$(11,830)	$(6,306)

Other comprehensive loss:
Cumulative translation adjustments	(505)	(411)
Release of cumulative translation adjustments on acquisition of control of equity method investee	(8)	—

Total comprehensive loss	$(12,343)	$(6,717)

See accompanying notes to consolidated financial statements.

ADENYO INC.

Consolidated Statement of Changes in Equity

(Expressed in thousands of U.S. dollars)

Year ended December 31, 2010, with comparative figures for 2009

	Share capital	Deficit	Share option reserve	Cumulative exchange translation	Non- controlling interest	Total equity
Balance, January 1, 2009	$15,367	$(14,229)	$4,649	$666	$465	$6,918

Changes in equity for 2009:
Cumulative translation adjustments, net of tax	—	—	—	(411)	—	(411)

Total other comprehensive loss	—	—	—	(411)	—	(411)

Net loss	—	(6,306)	—	—	—	(6,306)

Total comprehensive loss	—	(6,306)	—	(411)	—	(6,717)

Issuance of shares	7,896	—	—	—	—	7,896
Issuance of options and warrants	—	—	648	—	—	648
Exercise of stock options	190	—	(190)	—	—	—
Acquisition of non-controlling interest	—	—	—	—	(465)	(465)

Balance, December 31, 2009	23,453	(20,535)	5,107	255	—	8,280

Changes in equity for 2010:
Cumulative translation adjustments, net of tax	—	—	—	(513)	—	(513)

Total other comprehensive loss	—	—	—	(513)	—	(513)

Net loss	—	(11,830)	—	—	—	(11,830)

Total comprehensive loss	—	(11,830)	—	(513)	—	(12,343)

Issuance of shares (note 16)	23,526	—	—	—	—	23,526
Issuance of options and warrants (note 16)	—	—	2,710	—	—	2,710
Exercise of stock options (note 16)	66	—	(41)	—	—	25
Exercise of exchange rights (note 16)	973	—	(973)	—	—	—
Repurchase of options for cancellation (note 16)	—	—	(255)	—	—	(255)

Balance, December 31, 2010	$48,018	$(32,365)	$6,548	$(258)	$—	$21,943

See accompanying notes to consolidated financial statements.

ADENYO INC.

Consolidated Statement of Financial Position

(Expressed in thousands of U.S. dollars)

December 31, 2010, with comparative figures for 2009

	2010	2009
Assets
Current assets:
Cash (note 7(a))	$3,560	$1,605
Trade and other receivables (note 7(b))	6,845	4,624
Loans and advances (note 7(c))	—	2,134
Prepayments (note 7(d))	337	262
Other assets	296	126

	11,038	8,751
Property and equipment (note 9)	962	286
Intangible assets (note 10)	8,873	2,401
Goodwill (note 11)	14,412	8,895
Investments in affiliates (note 5)	3	115
Deferred tax assets (note 15)	1,022	266
Other financial assets (note 8)	387	95

	$36,697	$20,809

Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables and accrued liabilities (note 12)	$12,002	$5,620
Loans and borrowings (note 13)	502	122
Deferred income	1,371	361
Other financial liabilities (note 14)	64	5,846

	13,939	11,949
Loans and borrowings (note 13)	266	546
Other non-current financial liabilities (note 14)	315	—
Deferred income	—	30
Deferred tax liabilities (note 15)	234	4

Shareholders’ equity:
Share capital (note 16(a))	48,018	23,453
Share option reserve (note 16(b))	6,548	5,107
Deficit	(32,365)	(20,535)
Cumulative exchange translation	(258)	255

	21,943	8,280

	$36,697	$20,809

See accompanying notes to consolidated financial statements.

ADENYO INC.

Consolidated Statement of Cash Flows

(Expressed in thousands of U.S. dollars)

Year ended December 31, 2010, with comparative figures for 2009

	2010	2009
Cash flows from (used in) operating activities:
Net loss	$(11,830)	$(6,306)
Adjustments for:
Depreciation and amortization	1,870	1,190
Share-based compensation	840	1,427
Deferred tax recovery	(1,409)	(20)
Impairment of intangible assets	—	50
Unrealized foreign exchange loss	60	—
Share of loss of equity investee	1,460	1,479
Gain on acquisition of control of equity investee	(3,674)	—

	(12,683)	(2,180)

Change in non-cash operating assets and liabilities:
Decrease (increase) in trade and other receivables	(1,208)	1,316
Decrease (increase) in other financial assets	(272)	37
Increase in other assets	(169)	(125)
Decrease (increase) in prepayments	227	(171)
Increase in trade payables and accrued liabilities	4,582	144
Increase in deferred income	141	291

	(9,382)	(688)

Cash flows from (used in) financing activities:
Proceeds from private placements (note 16)	15,930	3,993
Proceeds on exercise of stock options (note 16)	25	—
Repurchase of stock options (note 16)	(255)	—
Proceeds from loans and borrowings	—	3,653
Repayment of loans and borrowings	(414)	(1,337)
Payment of capital leases	(102)	—

	15,184	6,309

Cash flows from (used in) investing activities:
Acquisition of property and equipment	(557)	(436)
Capitalized internally generated intangibles	(392)	—
Loans and advances to Generation 5 Mathematical Technologies Inc. (note 5)	(876)	(1,552)
Additional investment in Generation 5 Mathematical Technologies Inc. (note 5)	(500)	—
Acquisition of non-controlling interest in Adenyo Telecom Mobile Inc., net of cash acquired (note 4)	—	(2,300)
Acquisition of Movoxx, Inc., net of cash acquired (note 4)	(1,305)	—
Cash acquired upon acquisition of control of Generation 5 Mathematical Technologies Inc. (note 4)	189	—
Additional purchase consideration related to prior period acquisitions (note 4)	(389)	—

	(3,830)	(4,288)

Effect of foreign exchange on cash balances	(17)	(423)

Increase in cash	1,955	910

Cash, beginning of year	1,605	695

Cash, end of year (note 7(a))	$3,560	$1,605

See accompanying notes to consolidated financial statements.

ADENYO INC.

Notes to Consolidated Financial Statements

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Adenyo Inc. is a group of affiliated and consolidated entities and is primarily involved in the mobile marketing business.

Silverback Media Plc is a holding company incorporated and domiciled in the United Kingdom under the Companies Act 2006. On May 18, 2010, the shareholders approved a plan to re-organize the capital structure and shareholdings of Silverback Media Plc. Under this plan, a new Canadian holding company, Adenyo Inc. (the “Company”), was incorporated and the shareholders agreed to exchange each ordinary share of Silverback Media Plc for a common share of Adenyo Inc. Share warrants and options in Silverback Media Plc were also exchanged on a one-for-one basis for Adenyo Inc. warrants and options. These exchanges were completed on June 28, 2010 and Silverback Media Plc became a wholly owned subsidiary of Adenyo Inc. on that date.

Silverback Media Plc was subsequently placed in liquidation on December 9, 2010.

These reorganization transactions were accounted for on a continuity of interest basis of accounting whereby the various assets and liabilities are accounted for at the carrying value in the combining companies’ records. As such, the comparative figures presented for the year ended December 31, 2009 refer to the Silverback Media Plc consolidated financial statements.

The consolidated financial statements of the Company as at December 31, 2010 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”) and the Group’s interest in associates.

1.	Significant accounting policies:

(a)	Basis of preparation:

(i)	Statement of compliance:

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements were authorized for issue by the Board of Directors on March 28, 2011.

(ii)	Basis of measurement and going concern:

The consolidated financial statements have been prepared on the historic cost basis, except for available-for-sale financial assets and derivative financial instruments, which are measured at fair value.

The consolidated financial statements are presented in United States dollars, which is the Group’s functional currency.

As discussed in note 24, subsequent to year end, the Group entered into a definitive agreement under which the Group would be sold to Motricity, Inc., a U.S.-based public company. Initial purchase consideration would be $100 million, subject to certain adjustments for working capital and indebtedness, and would be paid in cash and Motricity, Inc. common stock. The acquisition is expected to close during April 2011, subject to shareholder approval, and the Group believes it has sufficient resources to meet all existing obligations that will become due before that time.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Accordingly, the Group has applied the going concern concept in the preparation of these financial statements.

If the above transaction were not to close, the Group would be required to seek financing from other sources and this would cast significant doubt about the appropriateness of the use of the going concern assumption. If the going concern basis was not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, the reported revenue and expenses, and the balance sheet classifications used.

(b)	Basis of consolidation:

The consolidated financial statements consolidate the accounts of the Group and of its subsidiaries, Silverback Media Plc, Adenyo USA Inc., Adenyo Corp. (formerly Silverback Media Corp.), Adenyo SAS (formerly SBW-Paris), Adenyo Telecom Mobile Inc. (formerly Atlas Telecom Mobile Inc.) and Generation 5 Mathematical Technologies Inc. (“Gen 5”).

Subsidiaries are entities over which the Group has the power to control the financial and operating policies so as to obtain benefits from their activities. The Group generally obtains and exercises control through voting rights.

The results of subsidiaries acquired are consolidated from the date on which control is acquired.

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

Accounting policies outlined in the consolidated financial statements are applied consistently at the group and subsidiary level. The Group and all subsidiaries share a December 31 period end.

(c)	Business combinations:

Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Group. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, the Group takes into consideration potential voting rights that currently are exercisable.

From January 1, 2010, the Group has applied, on a prospective basis, IFRS 3, Business Combinations (2008), in accounting for business combinations. The change in accounting policy has been applied prospectively. See note 3 for previous accounting policy.

Consideration transferred (including contingent consideration included in the purchase consideration) is recorded at the acquisition date fair value. If the contingent consideration is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise subsequent changes to the fair value of the contingent consideration are recognized in profit or loss. The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss. Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination are expensed as incurred.

Goodwill, if any, is measured as: (i) the fair value of the consideration transferred, plus (ii) the recognized amount of any non-controlling interests in the acquiree, and if the business combination is achieved in stages, the fair value of the existing equity interest in the acquire, less (iii) the net recognized amount (generally at fair value) of identifiable assets and liabilities assumed, all measured at the acquisition date.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(d)	Investment in associates:

Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies.

Investments in associates, including joint ventures, are accounted for using the equity method (equity-accounted investees) and are recognized initially at cost. The cost of the investment includes direct and incremental transaction costs. Under the equity method, from the date that significant influence commences until the date that significant influence ceases, the investment in subsequently carried in the statement of financial position at cost, plus the Group’s after-tax post-acquisition share of the profit or loss and other comprehensive income changes, less distributions received and less any impairment of the entity.

When the Group’s share of losses exceeds its interest in an equity-accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Group has an obligation to fund those losses or has made payments on behalf of the investee.

(e)	Property and equipment:

Property and equipment are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the assets.

Depreciation is calculated using the straight-line method to allocate the cost of each asset to its residual value over its estimated useful life as follows:

Leasehold improvements	5 years
Computer software and equipment	18 months - 3 years
Office equipment	5 years
Furniture and fixtures	5 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in profit or loss.

(f)	Intangible assets:

Intangible assets include any internally developed and acquired intangible assets.

Capitalized internal development expenditure and intangibles acquired outside of a business combination are initially measured at cost. Intangibles acquired as part of a business combination are initially measured at fair value.

The Group capitalizes internal development expenditure once development costs can be measured reliably, the product or process is technically feasible, the existence of a market for the product has been validated and adequate resources have been allocated to the development of that product in accordance with the Group’s intent to complete and sell the product. The costs capitalized include the cost of materials, direct labour and overhead costs that are directly attributable to preparing the asset for its intended use.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Subsequently, intangible assets with finite lives are measured at cost less accumulated amortization and impairment losses.

Intangible assets are amortized on a straight-line basis over their estimated useful lives commencing from the date they are available for their intended use. The estimated useful lives are as follows:

Mobile platforms	5 years
Product development	2 -5 years
Customer assets	2 -5 years

Intangible assets are assessed annually for impairment. Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted, if appropriate.

(g)	Impairment testing of goodwill, intangible assets and property and equipment:

The carrying amounts of non-financial assets, including property and equipment and intangible assets are reviewed at each reporting date to determine whether there is an indication of impairment. If such indication exists, the asset’s recoverable amounts are estimated. For purposes of assessing impairment, assets are grouped at the lowest levels for which there are separable and identifiable cash inflows (cash generating units, or (“CGUs”)). Goodwill impairment is assessed at least annually.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount. The recoverable amount is the greater of fair value less costs to sell and value-in-use. In assessing value-in-use a discounted cash flow valuation is performed that reflects current market assessments of time value of money and risks specific to the asset. Any impairment loss is charged immediately to profit or loss.

Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of other assets in the CGU (group of CGUs) on a pro rata basis.

(h)	Financial instruments:

Non-derivative financial instruments are recognized when the Group becomes a party to the contractual provisions of the instrument. The Group derecognizes financial assets when the contractual right to cash flows from the asset expires. Financial liabilities are derecognized when the contractual obligations are discharged, cancelled or expire. Financial assets and liabilities are offset and the net amount presented on the statement of financial position only when the Group has a legal right to offset the amounts and intends to either settle on a net basis or realize the asset and liability simultaneously.

(i)	Trade and other receivables:

Trade and other receivables are non-interest bearing and are measured at fair value on initial recognition and subsequently at amortized cost using the effective interest rate method, less any impairment losses. The Group assesses each period whether there is any objective evidence that an impairment loss has been incurred. Any change in the fair value of the receivable through impairment or reversal of impairment is recognized in profit or loss. The Group records an allowance for credit loss on the statement of financial position until it is certain that the receivable will not be collected and the related accounts receivable is written off.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(j)	Held-to-maturity investments:

The Group has loans and advances receivable with fixed interest rates and maturities. These are recorded at fair value on initial recognition and subsequently at amortized cost using the effective interest rate method. If there is objective evidence that the fair value of the instrument has been impaired, the impairment is recognized in profit or loss. They are included in current assets except for those with maturities greater than 12 months after the reporting date, which are included in non-current assets.

(k)	Cash:

Cash consists of cash in hand and amounts held at banks.

(l)	Trade payables and other financial liabilities:

Trade payables and other financial liabilities are initially measured at fair value and subsequently at amortized cost using the effective interest rate method. They are classified as current liabilities, except for those which are due greater than 12 months after the reporting date, which are classified as non-current liabilities.

(m)	Foreign currencies:

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the exchange rates at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated at the rate of exchange prevailing at that date. Exchange differences arising on the settlement and retranslation of monetary items are included in profit or loss.

Non-monetary items in a foreign currency that are measured in terms of historical cost are translated using the exchange rate at the date of the transaction.

The results of the Group’s foreign subsidiaries are translated to U.S. dollars at the average exchange rate during the period and their assets and liabilities at the exchange rate at the reporting date. Exchange differences arising on the translation of opening net assets and results of operations of the foreign subsidiaries are recorded as a component of other comprehensive income.

(n)	Revenue recognition:

The Group’s revenue streams include monthly or annual access, service and data subscription fees, solution development and professional services, per marketing campaign fees and transaction fees.

Revenue represents the fair value of consideration received for the provision of services and is stated net of tax and rebates.

Where multiple transactions or contracts are linked such that the individual transactions have no commercial effect on their own, the transactions are evaluated as a combined customer arrangement for purposes of revenue recognition.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

When two or more revenue generating activities or deliverables are sold under an arrangement, each deliverable that is considered a separate component is accounted for separately. A deliverable is separately accounted for when a delivered item has standalone value from undelivered items based on the substance of the arrangement.

Where an arrangement includes multiple components, revenue is allocated to the different components based on their relative fair values or the residual method, as applicable. Under the residual method, revenue is allocated to undelivered components of the arrangement based on their fair values and the residual amount of the arrangement revenue is allocated to delivered components. The Group generally uses optional stated renewal rates to evidence fair value of undelivered subscription services when the renewal fees and term are substantive. The Group typically evidences fair value for other products and services based on the pricing when those deliverables are sold separately. Where reasonable company-specific or market inputs do not exist to reliably establish fair value, the Group allocates revenue based on the expected cost of delivery plus an estimated profit margin.

The Group recognizes revenue once persuasive evidence exists, generally in the form of an executed agreement, that it is probable the economic benefits of the transaction will flow to the Group and revenue and costs can be measured reliably. If collection is not considered probable, revenue is recognized only once fees are collected.

Out-of-pocket expenses that are contractually reimbursable from customers are recorded as gross revenue and expenses. Billings or payments received from customers in advance of revenue recognition are recorded in deferred income on the consolidated statement of financial position.

In addition, the following relates to the Group’s significant revenue generating activities:

(i)	Monthly or annual access, service and data subscription fees:

Revenue for access and right-to-use the Group’s on-demand application and data content subscription service is recognized over the period of use as the services are provided.

(ii)	Services, including solution development and marketing campaigns:

Services for solution development generally have standalone value to the customer distinct from any ongoing subscription or license to the Group’s’ software and other third parties can provide these services to customers without the Group’s involvement.

Services are recognized in the period they are delivered, by reference to the specific transaction and assessed on the basis of service provided in proportion to the total service to be provided. Service fees are typically billed and recognized on a time and materials basis.

Fees for services that do not have standalone value apart from the ongoing subscription/license of software are deferred and recognized over the non-cancellable term of the subscription, beginning upon commencement of the subscription period.

(iii)	Transaction fees:

Variable activity or revenue-based transaction fees are considered to be contingent fees and are recognized as the contingency is resolved, the fees are earned and the amount of the fee can be reliably measured.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Transaction fees for content delivery to subscribers of wireless carriers on behalf of third-party vendors are generally based on a fixed percentage of the transaction fee due from the end subscriber to the mobile content. The net revenue share of the transaction is recorded as service revenue rather than the gross billing amount, based on an assessment of gross versus net indicators that include the Group receiving a fixed percentage share of the transaction and bearing limited risks above its net revenue share.

(o)	Borrowing costs:

Borrowing costs are capitalized to the extent that they are directly attributable to the acquisition, construction or production of a qualifying asset. Other borrowing costs are charged to profit or loss as incurred. No borrowing costs have been capitalized in 2010 or 2009.

(p)	Taxation:

Income taxes on profit and loss include current and deferred taxes. Income tax expense is recognized in profit and loss, except to the extent that it relates to items recognized directly in equity. Current tax is the expected tax payable on taxable income using tax rates enacted or substantively enacted at period end and any adjustment to taxes payable in respect of previous years.

Deferred tax assets and liabilities are recognized based on the balance sheet method, providing for temporary differences between the financial accounting and tax bases of assets and liabilities, measured using the tax rates expected to be applied to temporary differences when they reverse and based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities to the extent the Group intends to settle the current tax assets and liabilities on a net basis or if the tax assets and liabilities will be realized simultaneously. Deferred tax amounts are not discounted.

A deferred tax asset is recognized only to the extent it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent it is no longer probable the related tax benefit will be realized.

(q)	Leases:

Leases are classified as finance leases when the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are initially recognized at the lower of their fair value or present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the statement of financial position as a finance lease obligation.

Subsequent to initial recognition, the leased asset is accounted for in accordance with the accounting policy applicable to that asset. Minimum lease payments made under finance leases are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Payments made under operating leases are charged to income on a straight-line basis over the term of the lease. Any incentives to enter into an operating lease are recognized as an integral part of the total lease expense, over the lease term.

(r)	Share-based payments and warrants:

The grant date fair value of share-based payment awards to employees and directors is recognized as compensation cost, with a corresponding increase in equity, over the vesting period of the award. Awards with graded vesting are valued and recognized as compensation cost based on the respective vesting tranche. The amount of compensation cost recognized is adjusted to reflect the number of awards expected to vest based on continued employment and non-market-based vesting conditions, such that the amount ultimately recognized as compensation cost is based on the number of awards that actually vest.

Equity-settled share based payments granted to parties other than employees and directors as consideration for goods and services received are recognized as the goods or services are received at the fair value of those goods and services, unless the fair value cannot be estimated reliably, in which case, the fair value is measured by reference to the fair value of the equity instruments granted.

Fair values for share-based payments and warrants are measured using the Black-Scholes option pricing model.

Upon exercise of share-based payments and warrants, the proceeds received (net of transaction costs) and related amounts recorded in share option reserves and warrants within equity, are transferred to share capital.

(s)	Government grants:

The Group receives government assistance in the form of forgivable loans, loans at below-market interest rates or as reimbursement of certain expenses. The benefit of a government grant is recognized when there is reasonable assurance the conditions will be met and the grant will be received. Forgivable loans are recognized as government grants when there is reasonable assurance that loans will be forgiven. The benefit of below-market rate of interest is also recognized as a government grant and is calculated as the difference between the proceeds received and the initial carrying value of the loan determined in accordance with International Accounting Standard (“IAS”) 39, Financial Instruments, Recognition and Measurement.

Government grants are recognized initially as deferred income and are recognized in profit or loss on a systematic basis over the periods in which the expenses and related costs for which the grant is intended are recognized. Where the government grant is earned after the related expenditures have been incurred, the grant is recognized in the period in which it becomes receivable. The Group records the grant as a deduction against the related expenses. The Group has applied the fair value accounting on government loans prospectively beginning with grants received during the year ended December 31, 2009, as required by the transitional provisions of IAS 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”).

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(t)	Provisions:

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an economic outflow will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. Provisions are reviewed at each reporting date and amounts recorded are adjusted when necessary.

2.	Critical accounting judgments and key sources of estimation uncertainty:

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate are revised and in any future periods affected.

In applying the Group’s accounting policies set out above, management made judgments primarily with respect to:

•

Valuation and recognition of stock options and warrants. Management makes judgments concerning the probability of stock options vesting and the expected life of options and warrants. Management does not expect that its judgments will have a significant effect on the amounts recognized in the financial statements.

•

Business combinations. When assessing the fair values of identifiable intangibles acquired and equity investees upon acquisition of control, management considers historical results, forecasts and reports of independent valuation specialists. In addition, as the Group’s shares are not publicly traded, management considers recent arm’s-length private placements to determine the value of any share consideration transferred.

•

Income taxes. There are certain transactions where the ultimate tax outcome is uncertain and estimates are required for exposures related to examinations by taxation authorities. Management reviews these transactions and records tax liabilities based on an assessment of many factors, including past experience, interpretations of tax laws, and consultation of independent experts.

Key sources of estimation uncertainty:

A key source of estimation uncertainty that has a significant risk of causing a material adjustment to the carrying amount of assets within the next financial year pertains to goodwill and other intangible assets, which could become impaired in the future. This risk also applies to the carrying value of intangible assets. Management made judgments concerning the expected future cash flows of each cash generating unit. These judgments considered historical financial results and forecasted information.

Another key source of estimation uncertainty relates to additional consideration payable for acquisitions based on achievement of certain performance criteria by the acquired entity. Management made judgments concerning the probability that acquired entities will achieve earn-out targets in future periods. These judgments consider historical financial results and forecasted information to determine the fair value of earn-out payments to record in the financial statements.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

3.	Accounting changes and recently issued accounting pronouncements:

(a)	Change in accounting policies:

(i)	Accounting for business combinations:

From January 1, 2010, the Group has applied IFRS 3, Business Combinations (2008), in accounting for business combinations.

For acquisitions prior to January 1, 2010, goodwill represents the excess of the cost of the acquisition over the Group’s interest in the recognized amount (generally fair value) of the identifiable assets, liabilities and contingent liabilities of the acquiree. Transaction costs, other than those associated with the issue of debt or equity securities, that the Group incurred in connection with business combinations were capitalized as part of the cost of the acquisition.

(ii)	Accounting for acquisitions of non-controlling interest:

From January 1, 2010, the Group has applied IAS 27, Consolidated and Separate Financial Statements (2008), in accounting for acquisitions of non-controlling interests. The change in accounting policy has been applied prospectively.

Under the new accounting policy, acquisitions of non-controlling interests are accounted for as transactions with owners in their capacity as owners and therefore, no goodwill is recognized as a result of such transactions. The adjustments to non-controlling interests are based on a proportionate amount of the net assets of the subsidiary.

Previously, goodwill was recognized on the acquisition of non-controlling interests in a subsidiary, which represented the excess of the cost of the additional investment over the carrying amount of the interest in the net assets acquired at the date of the transaction.

(iii)	Revenue recognition on content delivery services:

Effective January 1, 2010, the Group changed its revenue recognition accounting policy from gross revenue reporting to net revenue reporting for certain premium messaging and other content delivery transactions where the Group receives a fixed percentage of premium messaging revenues collected from end subscribers. Based on the Group’s current interpretation of the relative merits of the various criteria for gross vs. net revenue presentation that were included within the 2009 Improvements to IFRS within IAS 18, Revenue, the Group determined that this change better reflects the substance of these transactions between the Group and its clients. This change to a more reliable and relevant accounting policy had no impact on the loss from operations or net loss amounts previously reported. The comparative 2009 amounts presented for revenue and cost of services have been retrospectively restated from $15,945 and $7,948, to $12,360 and $4,363, respectively.

(b)	New International Financial Reporting Standards and Interpretations:

A number of new standards and interpretations are not yet effective for the year ended December 31, 2010 and have not been applied in preparing these consolidated financial statements. The Group continues to analyze these standards but has initially determined that none are expected to have a significant effect on the consolidated financial statements.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

4.	Business combinations:

(a)	2010:

(i)	Movoxx Inc. (“Movoxx”):

On July 13, 2010, the Group paid $1,319 and issued 6,352 shares for all outstanding shares of Movoxx, a company engaged in mobile advertising activities. An additional $147 and 706 shares valued at $318 have been held in escrow and will be released 18 months following the closing date. The amounts held in escrow represent indemnification holdbacks and will be reduced by the amount of any losses, liabilities or expenses that arise from breaches of representations or covenants in the purchase agreement. The terms of the acquisition included the potential for a maximum earn-out of $928 payable in shares and based on meeting certain post-acquisition revenue and earnings targets. An amount for contingent consideration has not been included in the determination of consideration transferred on the basis that the Group believed the likelihood of achievement to be remote and the resulting fair value to be immaterial. The earn-out period expired in December 2010 and no contingent consideration was earned.

The Group’s acquisition of Movoxx serves to expand the Group’s presence in the United States and is expected to provide synergies with the Group’s existing mobile portfolio.

The Group incurred acquisition-related costs of $106 related to external legal fees and due diligence costs. These costs have been included in professional and consulting fees in the Group’s consolidated statement of income.

Since the acquisition date, Movoxx accounted for revenue of $725 and a net loss of $1,317. Had the acquisition occurred at the start of the period, Movoxx would have represented total revenue of $1,332 and a net loss of $3,081.

None of the acquired goodwill is expected to be deductible for tax purposes.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

The preliminary purchase price and allocation of consideration transferred to the fair value of identifiable net assets acquired are as follows:

Fair value
Net assets acquired:
Cash	$14
Trade and other receivables	323
Other assets	7
Intangible assets	2,293
Trade payables and accrued liabilities	(713)
Deferred tax liabilities	(579)

1,345
Consideration consists of:
Cash	1,319
Cash held in escrow	147
Share capital	2,858
Shares held in escrow	318

4,642

Goodwill upon acquisition	$3,297

(ii)	Gen 5:

On October 31, 2010, the Group acquired 100% of the voting preferred shares in Gen 5, a provider of predictive analytics, from New Generation Holdings Ltd. (“NewGen”). On the same date, the Group redeemed preferred shares of NewGen. The purchase price of Gen 5 preferred shares and redemption price of NewGen preferred shares were both $129, resulting in a net purchase consideration of nil to acquire the voting control of Gen 5. The Group previously owned 100% of the non-voting common shares of Gen 5 and had presented Gen 5 using the equity method. See note 5 for further details. Immediately prior to consolidation, the Group’s equity method investment was required to be remeasured to fair value, resulting in a gain of $3,674. The Group estimated the fair value of its investment using a discounted cash flow approach and an independent valuation specialist.

It is expected that the acquisition of Gen 5 will provide for synergies with the Group’s existing product lines, including the use of Gen 5’s leading data analytic capabilities with existing offerings.

Included in the acquired accrued liabilities is $187 for the estimated fair value of contingent consideration relating to a previous acquisition by Gen 5. This amount is payable based on the ability to achieve revenue targets through December 31, 2012. There is no maximum payout under this arrangement.

The Group did not incur any acquisition-related costs associated with the change of control on October 31, 2010.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Since the acquisition date, Gen 5 accounted for revenue of $375 and a net loss of $400. Had the acquisition occurred at the start of the period, Gen 5 would have represented total revenue of $2,734 and a net loss of $2,048.

None of the acquired goodwill is expected to be deductible for tax purposes.

The preliminary purchase price and allocation of consideration transferred to the fair value of identifiable net assets acquired are as follows:

Fair value
Net assets acquired:
Cash	$189
Trade and other receivables	808
Prepayments and other assets	182
Property and equipment	91
Intangible assets	5,290
Trade and other payables	(1,363)
Deferred income	(873)
Payables to Group entities	(3,117)
Deferred tax liabilities	(260)

947
Consideration consists of: Elimination of equity method investment	3,548

Goodwill upon acquisition	$2,601

(b)	Prior year acquisitions:

(i)	BrainTrain Inc.:

On February 29, 2008, the Group acquired 100% of the issued share capital of BrainTrain Inc., a Company registered in Canada. The Group issued 770 shares and paid Cdn. $300 in cash as consideration. The Group was also liable for additional contingent consideration totalling Cdn. $613 subject to BrainTrain Inc. achieving certain performance criteria. Of that amount, Cdn. $153 was settled in shares of the Group during 2009. An additional Cdn. $154 became payable in March 2009 and was paid in January 2010. The final Cdn. $306 was earned in March 2010 and settled 50% in stock and 50% in cash during 2010. This contingent consideration was recorded as an adjustment to goodwill in 2008 when it became probable that the established thresholds would be achieved and the amount could be measured reliably.

(ii)	Adenyo Telecom Mobile Inc. (formerly Atlas Telecom Mobile Inc.):

On September 1, 2007, the Group issued 1,200 shares and paid $1,170 in cash for 51% of the outstanding shares of Adenyo Telecom Mobile Inc., a Company engaged in mobile communications, interactive content distribution and production.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

During the year ended December 31, 2009, the Group acquired the remaining 49% of Adenyo Telecom Mobile Inc. for proceeds totalling $3,184 based on exchange rates in effect at the time, comprised of Cdn. $2,750 in cash, Cdn. $600 in shares and Cdn. $350 (U.S. $322) in additional consideration payable in cash or shares at the Group’s discretion. This additional consideration was contingent upon Adenyo Telecom Mobile Inc. achieving certain performance targets. This consideration became payable at the end of July 2010 and was settled in stock. The contingent consideration was recorded as an adjustment to goodwill in 2009 when it became probable that the established thresholds would be achieved and the amount could be measured reliably.

Upon this acquisition, the Group eliminated the $465 balance of non-controlling interest, established an additional $1,986 of intangible assets and recorded an additional $733 of goodwill.

(iii)	Adenyo SAS (formerly Cellcast Interactif):

During 2010, the Group paid $103 in contingent consideration accrued in prior years relating to its 2006 acquisition of Adenyo SAS. The difference from the amount accrued related to foreign exchange.

5.	Investments in affiliates:

	2010	2009
Investment in Mobilactive Media JV	$3	$3
Investment in Gen 5	—	112

Total other investments	$3	$115

(a)	Mobilactive Media LLC:

The Group entered into a joint venture with Mobilactive Media LLC in 2007. The Group has accounted for its investment in Mobilactive Media LLC using the equity method. During the year ended December 31, 2008, the Group contributed $11 in cash to the joint venture for working capital purposes. Mobilactive Media LLC incurred a loss during the year and the Group’s share of the loss for 2008 was $7. At December 31, 2008, the Mobilactive Media JV had assets totalling $11 and liabilities of $3. The Mobilactive Media JV has been inactive since 2009 and is expected to remain inactive in the future.

(b)	Gen 5 and NewGen:

On September 4, 2008, the Group purchased 100% of Gen 5’s non-voting common shares for total consideration of $324, including transaction costs of $201. Since the shares are non-voting, the Group did not control Gen 5, but it was determined to exercise significant influence through Gen 5 Board representation, the voting shareholder of Gen 5 being an independent director of the Group, certain shared management functions, and funds advanced from the Group to Gen 5. Accordingly, the investment in Gen 5 was accounted for using the equity method from September 4, 2008 through the date when voting control was acquired (note 4(a)(ii)). The Group’s non-voting common shares provide entitlement to all profits and losses of Gen 5, so 100% of Gen 5’s net income has been included under the equity method.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Gen 5’s share capital also included a class of special shares. The principal benefit to these special shares was the option to convert the special shares in Gen 5 into common shares of the Group. The Group agreed to issue special shares to previous common shareholders in conjunction with its initial investment, to extinguish certain liabilities of Gen 5, and as share-based payments in exchange for services rendered to Gen 5. The Group accounted for these special shares as increases to its investment in Gen 5 based on the estimated fair value at the time of grant. All outstanding special shares were converted into common shares of the Group during November 2010.

Concurrent with the investment in Gen 5, the Group purchased preference shares in the capital of NewGen. NewGen is a Canadian-controlled company and was the controlling shareholder of Gen 5. NewGen was 100% owned by an independent non-executive director of the Group. The cost of this indirect investment in Gen 5 of $124 was included in the initial cost of the Group’s investment in Gen 5.

On October 31, 2010, the Group acquired 100% of the voting preferred shares of Gen 5 from NewGen. On the same date, the Group redeemed preferred shares of NewGen. The purchase price of Gen 5 preferred shares and redemption price of NewGen preferred shares were both $129, resulting in a net purchase consideration of nil. From that date, the financial results of Gen 5 have been included in the Group’s consolidated financial statements. Refer to note 4(a)(ii) for details of the acquisition of control, including the purchase price allocation.

Changes in the Group’s interest in Gen 5 are summarized as follows:

	2010	2009
Opening balance	$112	$1,449
Option grants to Gen 5 employees	12	24
Grants of Gen 5 special shares	199	—
Share of Gen 5 losses	(1,460)	(1,479)
Additional investment in Gen 5	1,000	—
Translation adjustment	3	118
Remeasurement to fair value upon acquisition of control (note 4(a)(ii))	3,682	—
Elimination of investment balance upon acquisition of control	(3,548)	—

Closing balance	$—	$112

On acquisition of control, the Group released $8 from the cumulative exchange translation reserve to the consolidated statement of income and remeasured the investment balance to fair value of $3,548. This resulted in a gain of $3,674 in the consolidated statement of income.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Summarized financial information of Gen 5 is as follows. As a result of the consolidation of Gen 5 occurring on October 31, 2010, the 2010 information is as at and for the 10 months ended October 31, 2010:

	2010	2009
Assets	$2,914	$2,031
Liabilities	2,786	2,905
Revenue	2,640	3,026
Loss	1,460	1,479

During the 10 months ended October 31, 2010, the Group earned interest income of $91 (2008 - $53) relating to a note receivable from Gen 5 and $97 (2008 - $106) relating to finance and administrative services performed for Gen 5. After Gen 5’s acquisition of assets from Kinetx Analytics Search Technologies Inc. (“KAST”) in June 2010, Gen 5 assigned certain KAST revenue contracts, employment contracts and equipment leases to Adenyo USA Inc., a subsidiary of the Group. Adenyo USA Inc. recorded revenue of $133 during 2010 in relation to these revenue contracts.

6.	Personnel costs:

An analysis of personnel costs for the Group, including directors’ remuneration, is as follows:

	2010	2009
Wages and salaries	$10,134	$4,540
Directors’ fees	283	23
Social security and benefit costs	1,876	1,158
Share-based payments	719	195

	$13,012	$5,916

Directors’ fees include share-based payments of $45 (2009 - $23).

7.	Current assets:

(a)	Cash:

Cash comprises cash held by the Group. The carrying amounts of these assets are their fair value.

	2010	2009
Cash in hand and balances with banks:
Unrestricted cash and bank balances	$3,560	$1,605

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(b)	Trade and other receivables:

	2010	2009
Trade receivables	$6,061	$4,141
Allowance for credit losses	(63)	(119)
Research and development tax credits receivable	473	160
Other receivables	16	163
Indirect taxes receivable	358	279

	$6,845	$4,624

During 2010, the Group reversed $119 (2009 - $46) of allowance for credit losses as the underlying receivables were written off. The Group records an allowance for credit loss until it is certain that the receivable will not be collected and the receivable is written off. Also during the year, the Group recorded $72 (2009 - $88) of allowance for credit losses with respect to accounts receivable where there was uncertainty regarding collection. The allowance for credit loss decreased by $9 in 2010 (2009 - $8 reduction) due to changes in foreign exchange rates.

The Group’s exposure to currency and credit risk related to trade and other receivables is disclosed in note 23.

(c)	Loans and advances:

	2010	2009
Promissory note	$—	$1,999
Advances	—	135

	$—	$2,134

During the year ended December 31, 2008, the Group advanced funds to Gen 5, a company in which it has an investment, pursuant to a promissory note bearing interest at Bank of Canada prime lending rate plus 2% per annum. The balance was due on demand.

Effective October 31, 2010, the Group acquired voting rights over Gen 5 (note 4) and any balances due to and from Gen 5 are eliminated on consolidation since the acquisition date.

(d)	Prepayments:

	2010	2009
Prepaid rent, insurance and taxes	$23	$65
Professional fees	10	152
Prepaid memberships and other	304	45

	$337	$262

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

8.	Other financial assets:

	2010	2009
Deposits	$237	$65
Other assets	150	—
Term deposits	—	30

	$387	$95

Deposits are primarily rental deposits.

Other assets relates to cash held by a liquidator in connection with the liquidation of Silverback Media Plc, a subsidiary of Adenyo Inc.

The term deposits at December 31, 2009, related to Guaranteed Investment Certificates purchased and held by the Group’s bank as collateral against credit card debt and other liabilities.

9.	Property and equipment:

2010	Leasehold improvements	Computer software and equipment	Office equipment	Furniture and fixtures	Equipment under finance leases	Total
Cost:
December 31, 2009	$33	$257	$108	$87	$134	$619
Additions	15	235	249	48	243	790
Additions through business combinations	—	47	22	—	22	91
Disposals	—	(11)	(30)	—	—	(41)

December 31, 2010	$48	$528	$349	$135	$399	$1,459

Accumulated depreciation:
December 31, 2009	$11	$160	$79	$32	$61	$343
Charge for the year	7	83	29	19	65	203
Disposals	—	(11)	(30)	—	—	(41)

December 31, 2010	$18	$232	$78	$51	$126	$505

Effect of foreign exchange	$(1)	$7	$(2)	$(2)	$6	$8

Net book value, December 31, 2010	$29	$303	$269	$82	$279	$962

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

2009	Leasehold improvements	Computer software and equipment	Office equipment	Furniture and fixtures	Equipment under finance leases	Total
Cost:
January 1, 2009	$25	$207	$107	$87	$115	$541
Additions	8	50	1	—	32	91
Disposals	—	—	—	—	(13)	(13)

December 31, 2009	$33	$257	$108	$87	$134	$619

Accumulated depreciation:
January 1, 2009	$5	$98	$71	$20	$29	$223
Charge for the year	6	62	8	12	45	133
Disposals	—	—	—	—	(13)	(13)

December 31, 2009	$11	$160	$79	$32	$61	$343

Effect of foreign exchange	$1	$4	$2	$1	$2	$10

Net book value, December 31, 2009	$23	$101	$31	$56	$75	$286

10.	Intangible assets:

2010	Mobile platforms	Product development	Customer assets	Total
Cost:
January 1, 2010	$2,001	$2,627	$370	$4,998
Additions through business acquisitions	470	5,846	1,267	7,583
Other additions	—	392	—	392

December 31, 2010	$2,471	$8,865	$1,637	$12,973

Accumulated amortization:
January 1, 2010	$1,307	$1,210	$47	$2,564
Charge for the year	284	1,209	174	1,667

December 31, 2010	$1,591	$2,419	$221	$4,231

Effect of foreign exchange	$25	$86	$20	$131

Net book value, December 31, 2010	$905	$6,532	$1,436	$8,873

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

2009	Mobile platforms	Product development	Customer assets	Total
Cost:
January 1, 2009	$1,399	$1,246	$35	$2,680
Additions through business acquisitions	602	1,049	335	1,986
Other additions	—	332	—	332

December 31, 2009	$2,001	$2,627	$370	$4,998

Accumulated amortization:
January 1, 2009	$787	$659	$11	$1,457
Charge for the year	470	551	36	1,057
Impairment	50	—	—	50

December 31, 2009	$1,307	$1,210	$47	$2,564

Effect of foreign exchange	$(18)	$(8)	$(7)	$(33)

Net book value, December 31, 2009	$676	$1,409	$316	$2,401

11.	Goodwill:

	Adenyo SAS	Movoxx	Gen 5	Adenyo Telecom Mobile Inc.	BrainTrain Inc.	Total
Cost:
December 31, 2009	$6,936	$—	$—	$786	$1,173	$8,895
Additions through business acquisitions	—	3,297	2,601	—	—	5,898
Foreign exchange	(522)	—	44	39	58	(381)

December 31, 2010	$6,414	$3,297	$2,645	$825	$1,231	$14,412

Cost:
December 31, 2008	$6,823	$—	$—	$20	$1,007	$7,850
Additions through business acquisitions	—	—	—	733	—	733
Foreign exchange	113	—	—	33	166	312

December 31, 2009	$6,936	$—	$—	$786	$1,173	$8,895

The Group assesses the recoverable amounts of its CGUs at each reporting date. The recoverable amount of each CGU is determined based on the higher of fair value less costs to sell and value-in-use. The value-in-use calculation uses cash flow projections, which are based on financial budgets approved by senior management. Long term projections are extrapolated over a 5-year period with assumptions made on revenue, market growth and increases in overhead to cover inflation and increased levels of business.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

The discount rate applied to cash flow projections is 31.5% (2009 - range of 14% to 45%). Discounts rates used are post-tax and reflect estimates that the market would expect of an investment with an equivalent risk profile. Projected compound annual growth rates for 2011 -2015 are as follows:

•	Adenyo SAS - 40%

•	Movoxx - 62%

•	Gen 5 - 38%

•	Adenyo Telecom Mobile Inc. - 52%

•	BrainTrain Inc. - 10%

The estimated recoverable amounts of the cash generating units significantly exceed their carrying amounts. Accordingly, no impairment loss has been recorded. The Group does not believe that reasonably possible changes in key assumptions would result in the recoverable amount of the cash generating unit being lower than the carrying amount.

12.	Trade payables and accrued liabilities:

	2010	2009
Trade payables	$6,182	$3,452
Tax and social liabilities	4,542	1,160
Payroll liabilities	589	457
Interest and financing costs	—	186
Other liabilities	689	365

	$12,002	$5,620

The Group’s exposure to currency and liquidity risk related to trade and other payables is disclosed in note 23.

13.	Loans and borrowings:

	2010	2009
Current liabilities:
Borrowings	$341	$54
Shareholder loans	—	17
Current finance lease liability	161	51

	$502	$122

Non-current liabilities:
Borrowings	$160	$482
Non-current finance lease liability	106	64

	$266	$546

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

Loans and borrowings pertain primarily to loans from COFACE and OSEO. The carrying values of these loans are $341 for COFACE and $160 for OSEO.

The COFACE loan is non-interest bearing and was repayable starting in May 2010 at 14% of annual foreign income generated by the Group’s subsidiary Adenyo SAS for five years. However, the loan is also redeemable on demand if the shareholders’ equity of Adenyo SAS becomes negative or if foreign revenue falls below certain targets. The foreign revenue target was not achieved during the year ended December 31, 2010. Accordingly, the $341 balance is repayable in full during 2011. The Group has chosen not to retrospectively determine the fair value of the loan at inception and has recorded the loan at the value of the proceeds received less repayments as permitted by IAS 20. The benefit of the below-market rate has therefore not been recorded as a government grant.

The OSEO loan of $160 is repayable starting in March 2012 at a fixed rate of EUR 25 per quarter. In the event the project is deemed to be successful, the entire outstanding balance must be repaid. If deemed unsuccessful, repayments will be limited to EUR 130 and the remainder will be forgiven. The loan is non-interest bearing. In accordance with IAS 20, the difference between the fair value of the loan and the proceeds received has been recorded as a government grant. Government grants are recognized initially as deferred income and are recognized in profit or loss on a systematic basis over the periods in which the expenses and related costs for which the grant is intended are recognized. During 2010, the Group recorded a gain of $28, net of imputed interest, relating to government grants (2009 - $12).

The shareholder loans and other loans were unsecured, non-interest bearing with no fixed terms of repayment and were due on demand. The loans were repaid in full during February 2010.

The Group is obligated under finance leases for computer equipment. The finance lease commitments are payable as follows:

	2010	2009
Within one year	$171	$67
Later than one year but not later than 5 years	110	71

Total minimum lease payments	281	138
Less future finance lease charges	14	23

Total finance lease liability	$267	$115

Current finance lease liability	$161	$51
Non-current finance lease liability	106	64

	$267	$115

For more information about the Group’s exposure to interest rate, foreign currency and liquidity risk, see note 23.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

14.	Other financial liabilities:

	2010	2009
Current liabilities:
Contingent consideration (a)	$—	$628
Earn-out consideration payable (b)	19	267
Cellcast Interactif debenture (c)	45	45
General Capital Ventures Finance Ltd. (“GCVF”) (d)	—	51
Notes payable - EAM (e)	—	295
Gen 5 purchase debenture (f)	—	1,362
Orr bridge loan (g)	—	476
Ubequity loan (h)	—	47
Rosen convertible debenture (i)	—	250
2-year debentures (j)	—	24
60-day bridge loan (k)	—	19
Ashdale secured loan (l)	—	1,191
Cattermole secured loan (l)	—	1,191

Total current liabilities	$64	$5,846

Non-current liabilities:
Indemnification holdback (m)	$147	$—
Earn-out consideration payable (b)	168	—

Total non-current liabilities	$315	$—

(a)	The contingent consideration in 2009 was based on Cdn. $306 of potential additional consideration owing as part of the terms of acquiring BrainTrain Inc., and $322 in relation to the acquisition of Adenyo Telecom Mobile Inc. The Cdn. $306 relating to BrainTrain Inc. was subsequently earned in March 2010 and settled 50% in shares and 50% in cash. The additional consideration payable of $322 relating to the acquisition of Adenyo Telecom Mobile Inc. became payable at the end of July 2010 and was settled in shares.
(b)	Earn-out consideration payable of $187 at December 31, 2010 is the estimated fair value of additional consideration owing in relation to the acquisition of KAST based upon revenue generated from the sale of KAST software between June 2010 and December 2012. The earnout was not linked to continued employment. Of that amount, $19 is payable at December 31, 2010, while the remaining $168 is expected to become payable during 2011 and 2012. At December 31, 2009, the earn-out consideration payable included $113 owing in relation to the acquisition of Adenyo SAS (formerly SBW-Paris) earned upon the achievement of certain performance targets that were met on October 5, 2008. The remaining balance of Cdn. $154 was additional consideration for the purchase of BrainTrain Inc. and was earned in March 2009. The amounts payable to Adenyo SAS and BrainTrain Inc. were paid in January 2010.
(c)	The original Cellcast Interactif debenture was for $1,300 with an 8% coupon that was convertible into Silverback Media Limited shares at $1.00 per share. The debenture was due October 5, 2007. The outstanding balance of $45 is expected to be repaid during 2011.
(d)	The GCVF loan has a rate of 15% and is paid in 36 equal monthly instalments that are a blend of principal and interest. The outstanding balance was paid in January 2010.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(e)	Notes payable - EAM consist of two facilities. The Group was advanced $125 under a revolving credit facility of up to $500, bearing interest at 12% per annum and maturing on July 11, 2007. An additional $205 was advanced under a second facility bearing interest at 10% and due on October 31, 2008. During 2009, the lender agreed to accept repayment of the outstanding balance in 6 equal monthly instalments. The remaining balance of the loan and all accrued interest were paid in full in January 2010.
(f)	On August 29, 2008, the Group borrowed Cdn. $1,250 for a 3 month term under a bridge facility bearing interest at 20% per annum. Cdn. $600 of the bridge facility was advanced by two directors of the Group. The proceeds of the loan were used for an investment in Gen 5. On maturity, the lenders agreed to extend the loan to June 30, 2009. In December 2009, the maturity date was extended to December 1, 2010, the interest rate was reduced to 9% per annum and the Group agreed to allow an option to convert the debt into equity. The principal was settled in to equity in January 2010 at $0.45 per unit, each unit consisting of one ordinary share and 1/2 warrant.
(g)	On October 31, 2008, the Orr bridge loan was advanced by a non-executive director of the Group. The loan bears interest at 10% per annum and matured December 31, 2008. On January 1, 2009, the lender agreed to extend the expiry date to September 30, 2009. In December 2009, the maturity date was extended to December 1, 2010 in consideration for the Group granting the lender the right to convert the debt into equity at $0.45 per unit, each unit consisting of one ordinary share and 1/2 warrant. The principal was settled in equity in January 2010.
(h)	The Ubequity Capital Partners loan consists of Cdn. $14 and $33, which were advanced to the Group during 2008. The loan was non-interest bearing with no fixed repayment term. The balance was repaid in January 2010.
(i)	The Rosen convertible debenture was advanced on March 12, 2008 and bears interest at 6% per annum. In June 2010, debt and accrued interest of $280 was settled in equity at a price of $0.45 per unit, each unit consisting of one ordinary share and 1/2 warrant.
(j)	The 2-year debentures were advanced on December 24, 2008 and matured on December 24, 2010. The debentures bear interest at 10% per annum. Cdn. $225 of the principal was settled in equity at $0.45 per unit in the last quarter of 2009 and the remaining Cdn. $25 was converted to equity at $0.45 per unit in January 2010. Each unit consisted of one ordinary share and 1/2 warrant.
(k)	In June 2009, the Group received Cdn. $495 and $10 in a 60-day bridge loan bearing interest at 1.5% per month. Cdn. $405 was repaid in cash during July 2009. An additional Cdn. $70 and $10 was converted to equity in November 2009. The final Cdn. $20 balance was settled in equity in January 2010.
(l)	On July 31, 2009, the Group borrowed Cdn. $2,500 to purchase the 49% non-controlling interest in its subsidiary Adenyo Telecom Mobile Inc. The loan bears interest at 10% per annum and matured on December 31, 2009. Cdn. $1,250 of the loan and accrued interest thereon was subsequently settled in equity in January 2010 at $0.45 per unit, each unit consisting of one ordinary share and 1/2 warrant. The remaining Cdn. $1,250 of the loan was settled in equity in June 2010 at a price of $0.45 per unit.
(m)	The indemnification holdback of $147 at December 31, 2010 is additional consideration owing in relation to the acquisition of Movoxx Inc. in July 2010. The amount is payable in cash during January 2012.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

15.	Income taxes:

Recognized deferred tax assets and liabilities:

Deferred tax assets and liabilities are attributable to the following:

	Asset		Liabilities		Net
	2010	2009	2010	2009	2010	2009
Tax loss carryforwards	$2,586	$215	$—	$—	$2,586	$215
Unrealized foreign exchange	—	—	(46)	—	(46)	—
Intangible assets	—	—	(2,087)	—	(2,087)	—
Property and equipment	94	—	(10)	—	84	—
Reserves	289	51	—	—	289	51
Investment in subsidiary	—	—	(99)	—	(99)	—
Other	65	—	(4)	(4)	61	(4)

	$3,034	$266	$(2,246)	$(4)	$788	$262

Unrecognized deferred tax assets and liabilities:

Deferred tax assets and liabilities are attributable to the following:

	2010	2009
Tax loss carryforwards	$950	$3,216
Financing costs	799	920
Intangible assets	—	1
Property and equipment	3	114
Reserves	16	128

	$1,768	$4,379

The tax losses begin to expire in 2015. The deductible temporary differences do not expire under current tax legislation. Deferred tax assets have not been recognized in respect of these items because it is not probable that future profits will be available against which the Company can utilize the benefits therefrom.

Income tax expense (recovery):

	2010	2009
Current tax expense	$3,379	$—
Origination and reversal of temporary differences	1,202	(15)
Change in unrecognized temporary differences	(2,611)	—

Deferred tax expense	(1,409)	(15)

Total income tax expense (recovery)	$1,970	$(15)

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

	2010	2009
Loss before income taxes	$(9,860)	$(6,321)

Tax calculated at the 31% enacted rate (2009 - 28% used as marginal rate of corporation tax in UK)	$(3,057)	$(1,770)
Change in unrecognized temporary differences	(2,611)	1,184
Non-deductible expenses and permanent differences	496	414
Taxable gain on liquidation of subsidiary	7,452	—
Effect of tax rates in foreign jurisdictions	(175)	285
Differences between current and future tax rates	(626)	—
Temporary differences on investments in subsidiaries	99	(136)
Other	392	8

Total effective taxes recognized in the statement of operations	$1,970	$(15)

Tax loss expiry schedule:

At December 31, 2010, the Group had unused tax loss carryforwards which expire as follows:

Year expiration:
2015	$87
2027	103
2028	431
2029	1,128
2030	4,674
Indefinite	2,633

$9,056

16.	Shareholders’ equity:

(a)	Share capital:

	Number of shares	Amount
Authorized:
Unlimited number of common shares of no par value

Issued and outstanding:
Share capital at January 1, 2009	50,744	$15,367
Shares issued as additional consideration for purchase of BrainTrain Inc. (i)	463	153
Shares issued related to purchase of non-controlling interest in Adenyo Telecom Mobile Inc. (ii)	1,250	563
Shares issued for cash pursuant to private placements (iii)	12,019	3,421
Shares issued on settlements of debt (iv)	5,352	2,404
Shares issued for services rendered (v)	3,786	989
Shares issued on exercise of warrants (vi)	2,000	556

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

	Number of shares	Amount

Share capital at December 31, 2009	75,614	23,453
Shares issued for cash pursuant to private placements (viii)	49,686	16,452
Shares issued on settlements of debt (ix)	17,608	2,939
Shares issued on exercise of options (x)	125	66
Shares issued as additional consideration for purchase of BrainTrain Inc. (xi)	328	148
Shares issued as additional consideration for purchase in Adenyo Telecom Mobile Inc. (xii)	692	311
Shares issued in exchange for promissory note from Gen 5 (xiii)	1,111	500
Shares issued on redemption of conversion rights by shareholders of Gen 5 (xiv)	1,571	973
Shares issued on acquisition of Movoxx (xv)	7,057	3,176

Share capital at December 31, 2010	153,792	$48,018

The Group’s holding company, Adenyo Inc., was incorporated during 2010. Adenyo Inc.’s share capital consists of an unlimited number of authorized common shares with no par value. On May 18, 2010, the shareholders of the Group’s previous holding company, Silverback Media Plc, approved a plan to reorganize the Group’s capital structure. Under this plan, shareholders agreed to exchange each ordinary share of Silverback Media Plc for a common share of Adenyo Inc. These exchanges were completed on June 28, 2010 and Silverback Media Plc became a wholly owned subsidiary of Adenyo Inc. on that date.

For certain capital transactions outlined below, the Group issued share units. These units each include one ordinary share and 1/2 warrant (the “Unit”). Each full warrant has an exercise price between $0.45 and $0.70 and can be used to purchase one ordinary share.

(i)	During 2009, the Group issued 463 shares as additional consideration for the acquisition of BrainTrain Inc. as certain earn-out conditions were met. The shares were issued in satisfaction of Cdn. $150 of additional share consideration based on the exchange rate in effect at the date of delivery of the shares.
(ii)	During 2009, the Group issued 1,250 shares in relation to the acquisition of the remaining 49% non-controlling interest in Adenyo Telecom Mobile Inc. The shares were issued at $0.45.
(iii)	During 2009, the Group issued 12,019 units in private placement transactions for gross proceeds of $3,983. The fair value of warrants issued as part of these units, calculated using the Black-Scholes option pricing model, has been recorded in the share option reserve account.
(iv)	During 2009, 5,352 Units were issued in settlement of debt and interest thereon of $2,404.
(v)	During 2009, the Group agreed to issue 3,736 shares for services received by the Group. The shares have been valued at fair value of the services received or, where a fair value could not be attributed to the services, at fair value of the shares issued. Of the total shares issued for services, 2,932 were for services delivered under a consulting contract to assist the Group with financing and corporate development activities; 579 were issued to employees, directors and contractors of the Group; 50 were issued as in exchange for the deferral of BrainTrain Inc. earn-out payments until September 2009; and 225 were issued to lenders as a facility fee on financing and for agreement to extend debt repayment dates.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(vi)	During 2009, a shareholder exercised 2,000 warrants for total proceeds to the Group of Cdn. $400 (U.S. $366), $190 was reallocated from the share option reserve account to share capital upon exercise.
(vii)	During 2010, the Group’s shareholders approved a resolution to increase the number of authorized shares from 100,000 to 250,000.
(viii)	During 2010, the Group issued 38,429 Units in private placement transactions for gross proceeds of $17,293. In connection with these transactions, the Group issued 10,479 shares, 778 Units and 2,004 warrants as commissions and share issue costs. The fair value of shares and warrants issued, calculated using the Black-Scholes option pricing model, has been recorded in the share option reserve account.

Of the Units issued, 38,222 included adjustment warrants protecting the $0.45 unit price paid by the investors. Under the terms of the adjustment warrants, if the Group subsequently issues shares at a stated value of less than $0.45 per share, the Group is obligated to issue additional shares to the holders of these 38,222 shares such that the average price per share for these investors is equal to the price at which the new shares are issued. The adjustment warrants are accounted for as a financial liability and had insignificant value at December 31, 2010. The adjustment warrants expire at the earlier of the Group’s next dilutive share offering, an initial public offering, or the sale of the Group.

(ix)	During 2010, the Group issued 11,453 Units to settle $5,154 of debt and other amounts owed by the Group. In connection with these transactions, the Group paid $35 and issued 6,155 shares and 50 warrants as commissions. The Group also issued 1,000 stock options to a non-executive director for services performed in connection with debt settlements. The fair values of warrants and stock options issued, both calculated using the Black-Scholes option pricing model, have been recorded in the share option reserve account.
(x)	During 2010, a shareholder exercised 125 options for total proceeds to the Group of $25. $41 was reallocated from the share option reserve account to share capital upon exercise.
(xi)	During 2010, the Group issued 328 shares as additional consideration for the acquisition of BrainTrain Inc. as certain earn-out conditions were met. The shares were issued in satisfaction of Cdn. $153 of additional share consideration based on the exchange rate in effect at the date of delivery of the shares. The earn-out payments had been accrued in prior years (note 4).
(xii)	During 2010, the Group issued 692 shares as additional consideration for the acquisition of Adenyo Telecom Mobile as certain earn-out conditions were met. The earn-out payments had been accrued in prior years. Refer to note 4 for discussion of earn-outs.
(xiii)	During 2010, the Group issued 1,111 shares as consideration for a $500 promissory note issued by Gen 5, while it was an equity-accounted investee.
(xiv)	During 2010, the Group issued 1,571 shares in exchange for 1,571 conversion rights previously awarded to former shareholders of Gen 5. A reclassification of $973 from the share option reserve account to share capital was recorded to reflect this transaction.
(xv)	On July 13, 2010, the Group issued 6,352 shares as purchase consideration in the acquisition of Movoxx. An additional 706 shares are held in escrow and will be delivered eighteen months following the closing of the acquisition.
(xvi)	On June 8, 2010, 175 issued and outstanding shares were reissued to a trustee, who will hold the shares on behalf of the Group until they are sold to a third party for consideration. The shares were previously issued to a shareholder, but the shareholder did not remit payment for the subscription amount and the final call notice deadline had passed.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(b)	Share option and warrant reserve:

	2010	2009
Opening balance	$5,107	$4,649
Share-based payment expense for warrants and options	795	439
Warrants issued in private placements and settlement of debt	1,193	163
Warrants issued to brokers in private placement transactions and settlement of debt	243	42
Reclassification of equity component upon conversion of convertible debt into equity	—	(42)
Issuance of options to employees of equity investee	13	23
Issuance of options as directors fees	45	23
Issuance of options to director in relation to share issue costs	222	—
Issuance of conversion rights to Gen 5 shareholders	199	—
Redemption of conversion rights by Gen 5 shareholders	(973)	—
Repurchase and cancellation of options	(255)	—
Exercise of stock options and warrants	(41)	(190)

Closing balance	$6,548	$5,107

17.	Share options and warrants:

The total share option and warrants expense in the consolidated statement of income for the year ended December 31, 2010 was $840 (2009 - $462). Of that amount, $76 (2009 - $273) has been recorded as financing fees, $18 (2009 - $12) as professional and consulting fees and $746 (2009 - $177) as personnel costs. All fair values for options and warrants have been based on the value of the instruments issued as the value of services received could not be reliably measured.

The Group has a share option plan whereby directors, employees and other related third parties are granted share options in the Group for the services they provide, Shares are issued from the Group’s authorized share capital to satisfy the share options as they are exercised.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(a)	Share options in existence:

For options outstanding at December 31, the weighted average exercise prices are shown below:

	2010		2009
	Number of share options	Weighted average exercise price per share	Number of share options	Weighted average exercise price per share
Outstanding, beginning of year	11,326	$0.47	6,755	$0.51
Granted	13,895	0.45	5,016	0.45
Forfeited	2,075	0.52	380	0.54
Cancelled	1,700	0.50	—	—
Exercised	125	0.20	—	—
Expired	400	0.47	65	0.50

Outstanding, end of year	20,921	0.45	11,326	0.47

Exercisable, end of year	6,013	$0.45	7,123	$0.47

The weighted average estimate fair value for the share options granted during 2010 was calculated using the Black-Scholes option pricing model and is $0.22 per option (2009 - $0.06). Assumptions used in determining this value are presented below:

	2010	2009
Weighted average exercise price	$0.45	$0.39
Risk free rate	2.35%	0.94%
Weighted average expected life (in years)	5.0	2.0
Dividend yield	—	—
Volatility (determined by reference to similar listed entities)	55.00%	30.04%

Options outstanding at December 31, 2010 have exercise prices ranging from $0.20 to $0.65.

The maximum term of the options outstanding at December 31, 2010 is 8.0 years. The weighted average remaining contractual life of the options outstanding at December 31, 2010 is 5.7 years (2009 - 2.8 years).

Options granted to employees during 2010 generally vest over 60 months, with 20% vesting at the first anniversary of the grant date and the remaining 80% vesting evenly over a 48-month period thereafter. During the year ended December 31, 2010, certain options were granted with different vesting conditions as follows:

•	200 options were granted in January 2010 to an employee in respect of past service provided. The options vested immediately on the grant date.

•

8,820 options were granted in June 2010 to certain employees. The options vest over 58 months, with 20% of the options vesting on May 4, 2011 and the remaining 80% vesting evenly over the 48-month period thereafter.

•	1,000 options were granted in September 2010 to a non-executive director. The options vested immediately on the grant date.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

On March 4, 2010, the Group purchased and cancelled 1,700 outstanding options for consideration of $255.

On April 22, 2010, the Board approved the issuance of 13,680 employee stock options and authorized the creation of a further 7,000 discretionary option reserve to be allocated and issued as the Board may determine upon the request of management. Each of the options was subject to vesting, with 20% of each new grant to become exercisable on the first anniversary of the grant date and the remaining 80% to vest monthly over a 48-month period thereafter.

On March 13, 2009, the Board agreed to translate all options issued in pounds sterling to U.S. dollars to reflect the Group’s focus on the North American market. All previously granted options at £0.375 were translated to U.S. $0.50 based on the exchange rate in effect at that date.

(b)	Share warrants in existence:

For warrants outstanding at December 31, the weighted average exercise prices are shown below:

	2010		2009
	Number of warrants	Average exercise price per share	Number of warrants	Average exercise price per share
Outstanding, beginning of year	20,983	$0.57	14,701	$0.58
Granted	27,529	0.68	12,092	0.59
Exercised	—	—	2,000	0.18
Expired	3,265	0.70	3,810	0.55

Outstanding, end of year	45,247	0.64	20,983	0.57

Exercisable, end of year	45,247	$0.64	20,983	$0.57

The weighted average estimate fair value for the share warrants granted during 2010 was calculated using the Black-Scholes option pricing model and is $0.11 per warrant (2009 - $0.02). Assumptions used in determining this value are presented below:

	2010	2009
Weighted average exercise price	$0.42	$0.35
Risk-free rate	0.83%	1.03%
Weighted average expected life (in years)	2.0	2.3
Dividend yield	—	—
Volatility (determined by reference to similar listed entities)	55.00%	32.17%

The maximum fixed term of the warrants outstanding at December 31, 2010 is 5 years; however, certain warrants expire 3 years from the date the Group becomes publicly traded. Exercise prices for warrants granted during the year range from US $0.45 to US $0.70.

On January 15, 2010, the Board extended the expiration date for 100 warrants from December 31, 2009 to a date three years following the date of a going-public event. During 2010, the Group also re-priced

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

1,380 warrants issued to directors in prior years and extended the expiry date on 389 of those warrants. The expense of $76 resulting from re-pricing and extension of warrants during the year has been recorded as financing fees.

18.	Commitments:

The Group is obligated under various lease agreements for premises and equipment with annual lease payments as follows:

	2010	2009
Within 1 year	$1,076	$461
Between 2 and 5 years	2,541	981
After 5 years	283	—

	$3,900	$1,442

The Group had no other obligations under annual commitments.

19.	Guarantees:

During 2010, the Group made a capital contribution of $1,000 to Gen 5 to facilitate the purchase of certain intellectual property and other assets of KAST. The Group provided a guarantee to the vendor of these assets regarding Gen 5’s payment obligations arising from earn-out and indemnification clauses in the KAST asset purchase agreement.

20.	Contingencies:

During 2010, a lawsuit was filed against the Group alleging that the Group has breached its joint venture agreement with Mobilactive Media, LLC. The Group believes that the claim is without merit and intends to defend itself against this action. No amounts have been accrued in the financial statements related to this claim. An additional lawsuit was filed against the Group during 2010 in which the plaintiff claimed the Group was in breach of contract in the amount of $173. The plaintiff claims that he is owed certain amounts for work already performed and for damages due to the Group’s termination of his contract. The Group has disputed the calculations of the amounts due for work completed and will defend against the damage claim for contract termination. No amount has been accrued related to this claim.

21.	Related party transactions:

Related party transactions are in the normal course of operations and are measured at fair value, which is the amount of consideration established and agreed to by the related parties.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

The following is a summary of the related party transactions that occurred throughout the year:

(a)	Remuneration of key management personnel:

Key management personnel of the Group, including executive directors, received the following remuneration:

	2010	2009
Short-term employee benefits	$1,146	$1,091
Share-based payments	444	62
Termination benefits	367	59

	$1,957	$1,212

During 2010, the Group issued 6,350 options to key management personnel and recorded expenses of $444 in relation to these options. The options vest over 58 months, with 20% vesting 10 months after the grant date and the remaining 80% vesting over the subsequent 48 months. The options have an exercise price of $0.45 and expire eight years after the grant date.

During 2009, the Group issued 4,016 options to key management personnel and recorded expenses of $62 in relation to these options. Of the options issued during 2009, 2,766 vest over 60 months, with 10% of the options vesting on each 6-month anniversary of the grant date. These options have an exercise price of $0.45 and expire 66 months after the grant date. An additional 1,000 options vest immediately, have an exercise price of $0.45 and expire on May 31, 2011. The remaining 250 options vest immediately, have an exercise price of $0.45 and expire on December 31, 2011.

(b)	Transactions with non-executive directors:

(i)	Consulting services:

The Group used the consulting services of a non-executive director in relation to various capital transactions during the year. As a result, the director received 698 warrants, 1,000 stock options and $1,499 as commissions and consulting fees. The $222 value of those options has been charged to equity. These options vested immediately on the grant date. The director also received 600 stock options in consideration of past consulting services. These options vest over 60 months, with 20% vesting at the first anniversary of the grant date and the remaining 80% vesting evenly over a 48-month period thereafter. The $18 expense related to these options has been recorded as professional and consulting fees.

Of the $1,499, $711 was settled in cash and the remaining $788 was converted to equity at $0.45 per unit, each unit consisting of one ordinary share and 1/2 warrant. The warrants have an exercise price of $0.45 and expire 5 years after the grant date.

During the year ended December 31, 2010, the Group also incurred $24 and $321 in consulting and legal fees, respectively, to firms controlled by two non-executive directors. Of those amounts, $53 was unpaid at December 31, 2010 and was subsequently settled in January 2011.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

During the year ended December 31, 2009, a non-executive director earned $139 in commissions in relation to private placements and debt settlements. These commissions were settled in equity at $0.45 per unit, each unit consisting of one ordinary share and 1/2 warrant. The warrants have an exercise price of $0.70 and expire 3 years after the company becomes publicly traded.

During the year ended December 31, 2009, a non-executive director also earned 1,341 broker warrants in connection with financing activities. The related fair value of $35 has been charged to equity. Of these warrants, 254 have an exercise price of $0.45 and expire five years after the grant date. The remaining 1,088 have an exercise price of $0.50 and expire on December 31, 2013.

During the year ended December 31, 2009, other non-executive directors received $2 and $110 for commissions on sales arrangements and consulting fees, respectively. Of those amounts, $57 was unpaid at December 31, 2009 and was subsequently settled in February 2010.

(ii)	Director’s remuneration:

The remuneration of non-executive directors is a set annual amount of Cdn. $45 (2009 - £15) plus Cdn. $2 per meeting. During the fiscal year ending December 31, 2010, director fees of $283 (2009 - $23) were incurred related to non-executive directors. Directors fees included 300 stock options issued to each director with a combined fair value of $45 (2009 - $23), calculated using the Black-Scholes option pricing model.

(c)	Other transactions:

During 2010, a non-executive director settled outstanding debt of $1,123 owed to him into Units of the Group at $0.45 per unit. Each unit consisted of one ordinary share and 1/2 warrant of the Group. These warrants have an exercise price of $0.70 and expire three years following the date the Group becomes publicly traded. The director also received 200 shares during 2009 for agreeing to extend repayment terms of the loan.

During 2010, the Group also repriced 1,380 warrants issued to directors in prior years and extended the expiry date on 389 of those warrants in connection with debt financing. The resulting expense of $65 has been recorded as financing fees. During 2010, a non-executive director subscribed for 2,222 units of the Group. Each unit was priced at $0.45 and consisted of one ordinary share and 1/2 warrant. The warrants have an exercise price of $0.70 an expiry two years after the grant date.

In March 2011, the Group borrowed $525 from a non-executive director. The loan includes an arrangement fee of $25, which was deducted from the loan proceeds advanced and interest of 10% per annum payable at maturity. The loan is secured through a general security arrangement against the assets of Adenyo Telecom Mobile Inc. and a pledge of shares of Adenyo USA Inc. and Gen 5. The loan matures in April 2011.

During 2009, the Group issued 150 warrants in connection with a director’s service contract and the related $3 expense was recorded as personnel costs. These warrants have an exercise price of $0.70 and expire five years after the grant date.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

During 2009, the Group issued 405 warrants to a non-executive director in connection with debt financing. The related fair value of $15 has been recorded as financing fees. These warrants have an exercise price of Cdn $0.20 and expire on June 30, 2011.

At December 31, 2009, borrowings included $3 in shareholder loans owing to executive and non-executive directors of the Group. These amounts were repaid in full in February 2010.

At December 31, 2009, other financial liabilities included a loan from Ubequity Capital Partners of $47. One of the directors of Ubequity Capital Partners is also a director of the Group. The loan is non-interest bearing and had no fixed terms of repayment. At December 31, 2009, accounts payable included $19 payable to Ubequity Capital Partners in relation to rent on premises shared with a subsidiary of the Group. The loan was repaid in January 2010 and the accounts payable balance was settled during February 2010.

At December 31, 2009, the current portion of other financial liabilities included $1,100 owing to a non-executive director of the Group. Of that amount, $624 bears interest at 9%. The balance of the loan payable bears interest at 10% per annum. The principal amount of these loans was settled in equity on January 19, 2010 at a rate of $0.45 per unit, each unit consisting of one ordinary share and 1/2 warrant.

22.	Categories of financial assets and financial liabilities:

Financial assets and financial liabilities have been categorized as follows:

	2010	2009
Financial assets:
Loans and receivables:
Trade and other receivables	$6,845	$4,624
Loans and advances	—	2,134
Other financial assets	683	221

	$7,258	$6,979

Financial liabilities:
Financial liabilities measured at amortized cost:
Borrowings	$267	$132
Other financial liabilities	379	5,846
Trade and other payables	8,621	5,620
Below-market interest rate government loan at value of proceeds received:
Borrowings	341	382
Below-market interest rate government loan at fair value:
Borrowings	160	154

	$9,768	$12,134

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

23.	Financial risk management:

The Group is exposed to liquidity risk, foreign currency risk, interest rate risk and credit risk arising from the financial instruments it holds. The exposure to these risks and the risk management policies employed by the Group to manage these risks are discussed below:

(a)	Liquidity risk:

The Group is exposed to liquidity risk arising from maturing financial liabilities without adequate offsetting liquid assets. Subsequent to year end, Adenyo entered into a definitive agreement under which the Group would be sold to Motricity, Inc., a U.S.-based public company. Initial purchase consideration would be $100 million, subject to certain adjustments for working capital and indebtedness, and would be paid in cash and Motricity, Inc. common stock. The acquisition is expected to close during April 2011, subject to shareholder approval, and the Group believes it has sufficient resources to meet all existing obligations that will become due before that time. Refer to note 24 for discussion of the acquisition.

The following table details the Group’s remaining contractual maturities for its financial liabilities. The table is based on undiscounted cash flows of financial liabilities at December 31, 2010 and 2009 based on the earliest date on which the Group can be required to pay. The table includes both interest and principal amounts.

2010	Carrying amounts	Contractual cash flows	3 months or less	4 - 12 months	1 - 2 years	2 - 5 years	More than 5 years
Trade and other payables	$8,621	$8,621	$8,621	$—	$—	$—	$—
Borrowings	768	820	56	456	237	71	—
Other financial liabilities	379	570	66	—	260	244	—

	$9,768	$10,011	$8,743	$456	$497	$315	$—

2009	Carrying amounts	Contractual cash flows	3 months or less	4 - 12 months	1 - 2 years	2 - 5 years	More than 5 years
Trade and other payables	$5,620	$5,620	$5,620	$—	$—	$—	$—
Borrowings	668	753	34	91	282	164	182
Other financial liabilities	5,846	6,008	5,179	829	—	—	—

	$12,134	$12,381	$10,833	$920	$282	$164	$182

(b)	Foreign currency risk:

The Group is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the U.S. dollar, Canadian dollar and Euros.

The Group’s Canadian subsidiaries have significant revenue denominated in U.S. dollars and Euros which exposes them to foreign currency risk. However, cost of services is also denominated in those currencies, mitigating the risk. The accounts receivable and cash balances denominated in U.S. dollars and Euros for these Canadian subsidiaries are partly offset by the accounts payable balances

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

denominated in the same currency, greatly reducing the exposure to foreign exchange risk. At December 31, 2010, the U.S. dollar and Euro denominated accounts payable were equal to 60% of the cash and accounts receivable balances denominated in the same currencies (2009 - 53%).

Loans between the Group and its subsidiaries are made primarily in the functional currency of the parent company, which is U.S. dollars. This results in significant foreign exchange gains and losses being recognized by the subsidiaries.

The Group has non-trade payables denominated in Canadian dollars, Euros and British pounds, which also result in foreign exchange gains and losses.

The Group monitors its exposure to foreign currency risk, but does not actively manage this risk.

At December 31, 2010, the Group and its subsidiaries held the following monetary assets and liabilities denominated in currencies other than the functional currency of the entity involved:

	2010		2009
	Assets	Liabilities	Assets	Liabilities
British pounds	$—	$68	$—	$234
Euros	84	32	398	344
U.S. dollars	2,068	1,273	1,548	729
Canadian dollars	—	286	2,071	4,551

Sensitivity analysis:

A 10% strengthening of the functional currency of the Group or its subsidiaries against the relevant currency at December 31, 2010 would have increased (decreased) equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant. A 10% weakening of the functional currency would have an equal and opposite impact on loss and equity.

	2010		2009
	Equity	Profit or loss	Equity	Profit or loss
British pounds	$7	$7	$23	$23
Euros	(5)	(5)	(5)	(5)
U.S. dollars	(79)	(79)	(82)	(82)
Canadian dollars	29	29	248	248

(c)	Capital management:

The capital structure of the Group consists of debt, which includes the borrowings disclosed in note 13, cash and cash equivalents, and equity attributable to equity holders, comprising issued capital, reserves and deficit as disclosed in the consolidated statement of shareholders’ equity. The Group currently does not have any externally imposed capital requirements.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

(d)	Fair values:

The fair values of all financial assets approximate their carrying values at December 31, 2010. At December 31, 2009, the fair values approximated carrying values for all financial assets except for the Group’s investment in an associate recorded using the equity method. The total carrying value of the investment at December 31, 2009 was $112.

The Group records all financial liabilities initially at fair value and subsequently at amortized cost. The Group has entered into various debt arrangements with varying interest rates that are fixed. At December 31, 2010, the Group had no loans with interest rates in excess of the market rate (2009 - $19). The Group has no loans where the interest rate is lower than the market interest rate at December 31, 2010 (2009 - $342). The carrying value of these loans exceeded market value by $2 at December 31, 2009. In addition, the Group has recorded a below-market interest rate government loan totalling $341 (2009 - $382) at the value of the proceeds received less repayments. The Group estimates that the carrying value of this loan approximates its fair value at December 31, 2010 (2009 - carrying value exceeded fair value by $129).

(e)	Interest rate risk:

The Group’s exposure to interest rate fluctuations on its borrowings is limited by the use of fixed rates. The Group has no advances receivable or other deposits with variable rates (2009 - advances receivable of $1,999 and term deposits of $30) which are susceptible to interest rate fluctuations. A 100 basis point increase (decrease) in interest rate would not impact finance expense (2009 - increase by $20).

Based on cash balances available at December 31, 2010, a 100 basis point increase (decrease) in interest rates would increase (decrease) finance income by $37 (2009 - $16).

(f)	Credit risk:

The Group is exposed to credit risk on the accounts receivable from clients. In order to reduce its credit risk, the Group has adopted credit policies which include the regular review of outstanding accounts receivable. The Group does not have a significant exposure to any individual client or counterparty.

24.	Subsequent events:

On January 31, 2011, the Group entered into a definitive agreement under which the Group would be sold to Motricity, Inc., a U.S.-based public company. Initial purchase consideration would be $100 million, subject to certain adjustments for working capital and indebtedness, and would be paid in cash and Motricity, Inc. common stock. The agreement also contains an earn-out provision whereby Motricity, Inc. would pay up to an additional $50 million in cash, Motricity, Inc. common stock, or a combination thereof, based on the Group’s financial performance during the 12-month period following the closing of the transaction. The acquisition is expected to close during April 2011, subject to shareholder approval.

In March 2011, the Group borrowed $525 from a non-executive director. The loan includes an arrangement fee of $25, which was deducted from the loan proceeds advanced and interest of 10% per annum payable at maturity. The loan is secured through a general security arrangement against the assets of Adenyo Telecom Mobile Inc. and a pledge of shares of Adenyo USA Inc. and Gen 5. The loan matures in April 2011.

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

25.	Reconciliation to United States GAAP (“U.S. GAAP”):

The Group’s consolidated financial statements have been prepared in accordance with IFRS. The significant measurement differences between IFRS and U.S. GAAP, and their effects on (a) the consolidated statements of income and comprehensive income for the year ended December 31, 2010, and (b) the consolidated statement of financial position as of December 31, 2010, are described below:

(a)	Consolidated statements of income and comprehensive income:

	IFRS	Adjustments	U.S. GAAP	Note
Revenue	$13,162	$2,769	$15,931	b, c
Depreciation and amortization	1,870	(119)	1,751	a, b, c
Other operating expenses	23,373	3,869	27,242	b, c, d
Net finance expense (income)	(7)	121	114	b
Share of loss of equity investee, net of tax	1,460	(1,460)	—	b
Gain on acquisition of control of equity investee, net of tax	(3,674)	3,674	—	b
Income tax expense (recovery)	1,970	(290)	1,680	c, d

Net loss	(11,830)	(3,026)	(14,856)

Other comprehensive income items	(513)	(95)	(608)	a, b, c

Other comprehensive income	$(12,343)	$(3,121)	$(15,464)

(b)	Consolidated statement of financial position:

	IFRS	Adjustments	U.S. GAAP	Note
Current assets	$11,038	$275	$11,313	b
Intangible assets	8,873	(4,705)	4,168	a, d
Goodwill	14,412	(2,060)	12,352	a, c, d
Investments	3	—	3
Other non-current assets	2,371	—	2,371

Total assets	$36,697	$(6,490)	$30,207

Deferred revenue	$1,371	$252	$1,623	d
Other current liabilities	12,568	—	12,568
Non-current liabilities	815	(214)	601	c

Total liabilities	14,754	38	14,792

Shareholders’ equity	21,943	(6,528)	15,415	a, d

Total liabilities and shareholders’ equity	$36,697	$(6,490)	$30,207

Notes on significant reconciling items:

(a)

During 2007, the Group acquired 51% of the common shares of Adenyo Telecom Mobile Inc. During 2009, the Group acquired the remaining 49% for proceeds totalling $3,184. Upon this acquisition in 2009, the Group eliminated the $465 balance of non-controlling interest, established an additional $1,986 of intangible assets and recorded an additional $733 of goodwill. Under U.S. GAAP, no

ADENYO INC.

Notes to Consolidated Financial Statements (continued)

(Expressed in thousands and in U.S. dollars, unless stated otherwise)

Year ended December 31, 2010

additional intangible assets may be recorded on subsequent acquisitions of non-controlling interests. Any excess of the purchase consideration over the carrying value of non-controlling interest must be charged to equity. Accordingly, the net book value of goodwill and intangible assets ($800 and $2,134, respectively) and the $587 amortization recorded on those intangible assets are reconciling items under U.S. GAAP, including any tax effect of these adjustments.

(b)	Under IFRS, the Group’s investment in Gen 5 was accounted for using the equity method until voting control was acquired on October 31, 2010. On that date, the carrying amount of the equity investment was remeasured to fair value, resulting in a gain of $3,674. Cumulative translation adjustments of $8 were also released. Under U.S. GAAP, Gen 5 was determined to be a variable interest entity from the date of the Group’s initial investment in 2008. Also under U.S. GAAP, the Group determined it would consolidate Gen 5 from that earlier date as the Group was considered the primary beneficiary. Accordingly, the $3,674 gain and $8 release of translation adjustments would not have been recorded under U.S. GAAP.

As a consolidated entity under U.S. GAAP, Gen 5’s results and financial position would have been reflected in each applicable line item of the Group’s financial statements. As a 100% equity-accounted-for affiliate under IFRS through October 31, 2010, the results of Gen 5 were presented within a single line item in the statement of income, being share of loss in equity investee, net of tax. The adjustments to the Group’s various income statement line items for 2010, as a result of this presentation difference, including the presentation of an incremental $2,639 of revenue, are reflected in the table above.

(c)	Upon consolidation of Gen 5 on October 31, 2010, the Group recorded the identifiable assets and liabilities of Gen 5 at their fair values. Differences existed between fair values and the carrying values that would have applied under U.S. GAAP for deferred revenue, deferred costs and intangible assets. Subsequent to the acquisition date, incremental losses of $108 were incurred under IFRS for the year ended December 31, 2010 based on these fair value increments and decrements, which would not have arisen under U.S. GAAP due to Gen 5 being consolidated earlier under U.S. GAAP, as discussed above.

The fair value adjustments recorded under IFRS resulted in a reduction to revenue of $130 for the year ended December 31, 2010.

(d)	A reconciling item between IFRS and U.S. GAAP exists in relation to the presentation of investment tax credits. In accordance with IFRS, the Group has presented these items on the consolidated statement of income as a credit to operating expenses. Under U.S. GAAP, the investment tax credits are presented within the income tax line item, resulting in a classification difference with no impact on net loss for the period. Investment tax credits recognized during the year ended December 31, 2010 amounted to $336.

Unaudited Pro Forma Condensed Combined Financial Statement

On April 14, 2011, Motricity, Inc. (“Motricity” or “we”) acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and assumed certain liabilities. See notes to unaudited pro forma condensed combined statement of operations for a detailed discussion of the acquisition.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is based on our historical financial statements and on the historical financial statements of Adenyo as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”). The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 illustrates the effect of the acquisition as if the acquisition had occurred on January 1, 2010. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined statement of operations, and such assumptions should be reviewed in their entirety.

The unaudited pro forma condensed combined statement of operations has been derived from and should be read in conjunction with (i) the audited financial statements and notes thereto of Motricity in its Annual Report on Form 10-K at December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and (ii) the audited financial statements of Adenyo as at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009.

The unaudited pro forma condensed combined statement of operations is prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies, synergies or cost savings that Motricity may achieve, or any additional expense that may be incurred with respect to the combined company.

Motricity, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

(in thousands, except share data and per share amounts)

	Historical for Year Ended December 31, 2011	January 1, 2011- April 13, 2011
	Motricity	Adenyo (1)	Pro Forma Adjustments		Pro Forma Combined for Year Ended December 31, 2011
Revenue
Managed services	$105,102	$2,476	$—		$107,578
Professional services	16,548	1,800	—		18,348

Total revenues	121,650	4,276	—		125,926
Operating expenses
Direct third-party expenses	19,398	1,701	—		21,099
Datacenter and network operations, excluding depreciation	26,491	73	—		26,564
Product development and sustainment, excluding depreciation	38,110	1,287	—		39,397
Sales and marketing, excluding depreciation	18,684	2,365	—		21,049
General and administrative, excluding depreciation	28,346	4,187	—		32,533
Depreciation and amortization	17,246	1,225	127	(a)	18,598
Impairment charges	162,724	—	—		162,724
Acquisition transaction and integration costs	6,165	—	—		6,165
Restructuring	5,348	—	—		5,348

Total operating expenses	322,512	10,838	127		333,477

Operating loss	(200,862)	(6,562)	(127)		(207,551)

Other income (expense), net
Other income (expense)	93	—	—		93
Interest and investment income, net	28	184	—		212
Interest expense	(644)	(11)	—		(655)

Other income (expense), net	(523)	173	—		(350)

Loss before income taxes	(201,385)	(6,389)	(127)		(207,901)
Provision (benefit) for income taxes	(5,993)	—	(44	)(b)	(6,037)

Net loss	$(195,392)	$(6,389)	$(83)		$(201,864)

Net loss per share-basic and diluted	($4.36)				($4.41)
Weighted-average common shares outstanding—basic and diluted	44,859,734		924,743	(c)	45,784,477

(1)	See Note 2 to the unaudited pro forma combined condensed financial statement.

Motricity, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statement

(amounts in thousands, except share data and per share amounts)

1. Background and Basis of Pro Forma Presentation

On April 14, 2011, we acquired substantially all of the assets of Adenyo and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries) (the “Acquisition”), pursuant to an Arrangement Agreement (the “Arrangement Agreement”), dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly named 7761520 Canada Inc.), Motricity Inc. and the other parties thereto. The assets include, without limitation, Adenyo’s interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer and supplier lists, and contractual rights. Adenyo is a mobile marketing, advertising and analytics solutions provider with operations in the United States, Canada and France. Adenyo’s mobile advertising, marketing and analytics technology further strengthens our ability to capitalize on the strong growth of both smartphone and mobile advertising markets. In addition, we are significantly expanding our customer and revenue base with the addition of a leading global advertising agency and enterprise brand.

As consideration for the Acquisition, we paid $49,089 in cash and issued 3,277,002 shares of common stock, with a fair market value of $43,355. In addition, Adenyo shareholders are entitled to receive up to an additional $50,000 pursuant to a contingent earn-out. The earn-out consideration will be payable in cash, shares of Motricity’s common stock, or a mix of both, at our discretion, and any shares will be valued based on a 10-day average closing price prior to their issuance. The amount of contingent earn-out consideration that will be payable will be determined by whether Adenyo meets certain non-GAAP based revenue and EBITDA (as such terms are defined in, and calculated pursuant to the Arrangement Agreement) targets, during the first full twelve calendar months following the closing of the Acquisition. The earn-out consideration is uncertain. The value of this earn-out included in the purchase price consideration of $720 was based upon identifying several potential earning scenarios and assigning a probability of each occurring.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is derived from the historical financial information of Motricity and Adenyo after giving effect to the pro forma adjustments relating to the Acquisition. The acquisition of Adenyo has been accounted for using the acquisition method of accounting in accordance with the business acquisition standards. Under the acquisition method of accounting, the total estimated purchase consideration of the acquisition was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The fair value guidance requires that the fair value measurements reflect the assumptions market participants use in pricing an asset or liability based on the best information available. Under the acquisition method of accounting, acquisition related transaction costs (e.g. investment banking fees, professional fees for legal, accounting, tax, due diligence and other related services costs) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.

2. Pro Forma Adjustments

The historical statement of operations has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:

Motricity, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statement

(amounts in thousands, except share data and per share amounts)

(a)	To adjust the amortization of the preliminary fair value of the identifiable assets from the Acquisition calculated as follows:

	Intangible Assets	Estimated useful life (in years)	Pro forma amortization
Technology	$10,076	5-7	$1,192
Customer Relationships	8,485	4	1,767
Tradename	123	3	41

	$18,684		$3,000

During 2011, Adenyo recorded $748 of amortization. As such, we recorded an additional $127 of amortization to total current period amortization of $875.

(b)	To record the tax effect of the pro forma adjustment (l) calculated at the statutory rate of 35%.

(c)	To adjust the weighted average shares used in computing basic and diluted loss per share for the number of shares issued in connection with the Acquisition.

Appendix A

AGREEMENT AND PLAN OF

REORGANIZATION BY AND AMONG

MOTRICITY, INC., VOLTARI MERGER SUB, INC. AND

VOLTARI CORPORATION.

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of February 8, 2013 is by and among Motricity, Inc., a Delaware corporation (the “Company”), Voltari Corporation, a Delaware corporation (“Holdings”), and Voltari Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Company has an authorized capital stock consisting of 625,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which 48,182,116 shares are issued and outstanding as of the date hereof and 350,000,000 shares of preferred stock, par value $0.001 per share, of which 1,199,643 shares are issued and outstanding on the date hereof (the “Company Preferred Stock”);

WHEREAS, Holdings has an authorized capital stock consisting of 625,000,000 shares of common stock, par value $0.001 per share (the “Holdings Common Stock”), of which 1,000 shares are issued and outstanding and are held by the Company on the date hereof, and 350,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding on the date hereof (the “Holdings Preferred Stock”);

WHEREAS, Merger Sub has an authorized capital stock consisting of 100 shares of common stock, par value $0.001 per share, (the “Merger Sub Common Stock”), all of which are issued and outstanding and are held by Holdings on the date hereof;

WHEREAS, the Company, Holdings and Merger Sub desire to effect a reorganization of the Company into a holding company structure (the “Reorganization”) by means of the Merger (as defined below), pursuant to which the Company will become a wholly-owned subsidiary of Holdings and stockholders of the Company will exchange their securities of the Company for securities of Holdings;

WHEREAS, the boards of directors of the Company and Merger Sub each desire that, to facilitate the Reorganization, Merger Sub merge with and into the Company (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) on the terms set forth in this Agreement, which is intended to constitute, inter alia, an agreement of merger for the purposes of the DGCL, and the boards of directors of the Company and Merger Sub have each approved this Agreement;

WHEREAS, the board of directors of Holdings has approved this Agreement and authorized Holdings to join and be bound by it; and

WHEREAS, the board of directors of the Company has directed that this Agreement be submitted to a vote of the Company’s stockholders at a special meeting of stockholders (the “Special Meeting”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows.

ARTICLE ONE

THE MERGER

1.1 The Merger; Effect of Merger. At the Effective Time (as defined in Section 1.2 below), Merger Sub shall be merged with and into the Company pursuant to Section 251 of the DGCL, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware, all with the effect provided in the DGCL. The Company, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Sub in accordance with the DGCL.

1.2 Effective Time. The Effective Time shall be the time at which a duly executed copy of a Certificate of Merger with respect to the Merger is filed in the office of the Secretary of State of Delaware in accordance with the provisions of the DGCL.

1.3 Company Certificate of Incorporation. The certificate of incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be and remain the certificate of incorporation, as amended of the Company, as the surviving corporation, following the Effective Time until it shall thereafter be amended as provided by law, except that (i) the first sentence of Article FOURTH thereof shall be deleted and replaced in its entirety with the following: “The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share;” and (ii) the certificate of designations for the Series J Preferred Stock of the Company shall be eliminated.

1.4 Company By-laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be and remain the by-laws of the Company, as the surviving corporation, following the Effective Time until the same shall thereafter be altered, amended or repealed.

1.5 Company’s Directors and Officers. The directors and officers, respectively, of the Company immediately prior to the Effective Time shall continue as the directors and officers, respectively, of the Company following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Company as the surviving corporation.

1.6 Holdings Certificate of Incorporation and By-laws. Prior to the Effective Time, Holdings and the Company shall cause Holdings’ Certificate of Incorporation and by-laws to read in their entirety substantially as set forth in Annex A and B, attached hereto, respectively.

ARTICLE TWO

CONVERSION OF SHARES

2.1 Company Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Holdings Common Stock upon compliance with the procedures specified in Article III of this Agreement. No shares of Company Common Stock shall be issued or outstanding after the Effective Time, except as set forth in Section 2.4 below.

2.2 Company Preferred Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Holdings Preferred Stock upon compliance with the procedures specified in Article III of this Agreement. No shares of Company Preferred Stock shall be issued or outstanding after the Effective Time.

2.3 Company Common Stock Warrants. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, any warrant to purchase Company Common Stock (the “Company Common Stock Warrants”) outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase Holdings Common Stock and Holdings will assume such Warrant on the same contractual terms and conditions as were in effect immediately prior to the Effective Time. No Company Common Stock Warrants shall be outstanding after the Effective Time.

2.4 Merger Sub Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock and, as a result thereof, Holdings shall become the sole stockholder of the Company.

2.5 Holdings Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Holdings Common Stock issued and outstanding and held by the Company immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding.

2.6 Stock Plans. At the Effective Time, Holdings shall assume and continue the Company’s Amended and Restated 2010 Long-Term Incentive Plan (the “Incentive Plan”) and shall be substituted as the “Company” under the terms and provisions of the Incentive Plan and assume all rights and obligations of the Company under the Incentive Plan as theretofore in effect and all stock options and other awards outstanding thereunder (the “Outstanding Options”). The Incentive Plan and the Outstanding Options shall, pursuant to their terms, thereafter apply to shares of Holdings Common Stock in the same manner as they theretofore applied to shares of Company Common Stock. Prior to the Effective Time, the Company shall take such action with respect to the Incentive Plan as is appropriate to facilitate performance of the foregoing provisions of this Section 2.6.

ARTICLE THREE

EXCHANGE OF STOCK CERTIFICATES

3.1 Appointment of Exchange Agent. At or prior to the Effective Time, Holdings shall appoint an exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of securities of the Company for securities of Holdings including certificates evidencing shares of Company Common Stock and Company Preferred Stock (“Company Certificates”) for certificates evidencing such shares of Holdings Common Stock and Holdings Preferred Stock (“Holdings Certificates”).

3.2 Exchange Procedures for certificated shares. As promptly as reasonably practicable after the Effective Time, Holdings and the Company shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of certificated shares of Company Common Stock or certificated shares of Company Preferred Stock: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor, as applicable (a) a Holdings Certificate representing that number of shares of Holdings Common Stock as the number of shares of Company Common Stock represented by the surrendered Company Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3 or (b) a Holdings Certificate representing that number of shares of Holdings Preferred Stock as the number of shares of Company Preferred Stock represented by the surrendered Company Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3 (other than dividend accrued and to be paid in kind), and the Company Certificate so surrendered shall forthwith be cancelled and the Company Certificates so surrendered shall forthwith be cancelled.

3.3 Restriction on Payment of Dividends and Distributions. No dividends or other distributions declared after the Effective Time with respect to Holdings Common Stock shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with Section 3.2. After the surrender of a Company Certificate in accordance with Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Holdings Common Stock or Holdings Preferred Stock represented by such Company Certificate. Notwithstanding the foregoing, to the fullest extent permitted by law, none of Holdings, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Company Preferred Stock whether certificated or not will continue to accrue dividends per their terms and be subject to any adjustments to the liquidation preference for such shares.

3.4 Issuance of Holdings Certificate in a Different Name. If any Holdings Certificate is to be issued pursuant to Section 3.2 in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of any Holdings Certificate in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.5 No Transfers of Company’s Common Stock or Company Preferred Stock after the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of Holdings with respect to such shares and no Holdings Certificates shall be issued in exchange for such shares of Company Common Stock or Company Preferred Stock unless and until such Company Certificate is delivered to the Exchange Agent together with properly completed and duly executed copies of all documents required by Section 3.2 (or such other documents as are satisfactory to Holdings and the Exchange Agent in their sole discretion).

3.6 Lost Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such person of a bond in such amount as Holdings may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate a Holdings Certificate representing the shares of Holdings Common Stock or Holdings Preferred Stock to which the holders thereof is entitled pursuant to Section 2.1 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3.

3.7 Uncertificated Shares. In the case of each share of Company Common Stock, each share of Company Preferred Stock and each Company Common Stock Warrant that is not represented by a certificate, the Exchange Agent shall issue at the Effective Time one share of Holdings Common Stock, one share of Holdings Preferred Stock or one warrant to purchase a share of Holdings Common Stock to the holders of such security without any action by such holder, and in the case of Company Common Stock and Company Preferred Stock such holder shall be deemed to have surrendered Company Certificates in accordance with Section 3.2.

ARTICLE FOUR

CONDITIONS TO REORGANIZATION

4.1 Conditions to Reorganization. The consummation of the Reorganization is subject to the satisfaction, or (to the extent permitted by law) waiver by the Company, of the following conditions prior to the Effective Time:

a)	Consents. Any consents, approvals or authorizations that the Company deems necessary or appropriate to be obtained in connection with the consummation of the Reorganization shall have been obtained;

b)	Stockholder Approval. This Agreement shall have been adopted by holders of a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class in accordance with the DGCL; and

c)	Listing. Holdings Common Stock to be issued and reserved for issuance in connection with the Reorganization shall have been approved for listing by the Nasdaq Global Select Market.

ARTICLE FIVE

AMENDMENT, DEFERRAL AND TERMINATION

5.1 Amendment. Subject to Section 251(d) of the DGCL, the parties hereto, by mutual consent of their respective boards of directors, may amend this Agreement prior to the filing of the Certificate of Merger with the Secretary of State of Delaware.

5.2 Deferral. Consummation of the Reorganization may be deferred by the board of directors of the Company or any authorized officer of the Company following the Special Meeting if said board of directors or authorized officer determines that such deferral would be advisable and in the best interests of the Company and its stockholders.

5.3 Termination. This Agreement may be terminated and the Reorganization abandoned at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after adoption of this Agreement by the stockholders of the Company or, by action of the board of directors of the Company, if the board of directors determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its stockholders.

ARTICLE SIX

MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

6.2 Further Assurances. From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to consummate the Reorganization. Merger Sub hereby authorizes and empowers the Company, as the surviving corporation, to execute and deliver all such assignments, assurances and other instruments and to take all such further actions in the name of Merger Sub following the Effective Time.

6.3 Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

6.4 Description Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

MOTRICITY, INC., a Delaware corporation

By:	/s/ Richard Sadowsky
Name: Richard Sadowsky
Title: Chief Administrative Officer

VOLTARI MERGER SUB, INC., a Delaware corporation

By:	/s/ Richard Sadowsky
Name: Richard Sadowsky
Title: President

VOLTARI CORPORATION., a Delaware corporation

By:	/s/ Richard Sadowsky
Name: Richard Sadowsky Title: Secretary

[Agreement and Plan of Reorganization]

ANNEX A

Voltari Corporation’s Certificate of Incorporation

See attached.

ANNEX B

Voltari’s By-laws

See attached.

Appendix B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

Voltari Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

DOES HEREBY CERTIFY:

I. That the name of this corporation is Voltari Corporation, that this corporation was originally incorporated pursuant to the General Corporation Law on December 14, 2012 under the name Mobile Systems Corp. and that the name of the Corporation was changed to Voltari Corporation on January 16, 2013.

II. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Voltari Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 975,000,000, consisting of 625,000,000 shares of common stock, par value one-tenth of one cent ($.001) per share (“Common Stock”), and 350,000,000 shares of preferred stock, par value one-tenth of one cent ($.001) per share (“Preferred Stock”). 1,200,000 shares of Series J Preferred Stock have been authorized, the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor being such as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference. The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation are as follows:

I.	Preferred Stock

A. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the DGCL, unless a vote of the holders of the Preferred Stock, or any series thereof, is required pursuant to the terms thereof; provided that so long as any Series J Preferred Stock is outstanding, the authorized shares of Series J Preferred Stock may not be decreased without the consent of holders of a majority of the then outstanding Series J Preferred Stock.

B. Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”) as hereinafter provided.

C. Authority is hereby vested in the Board of Directors from time to time to authorize the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix by resolution or resolutions of the Board of Directors the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock (a “Preferred Stock Designation”) may provide, without limitation, the following:

1.	the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

2.	whether the shares of such series shall have voting powers, full or limited, or no voting powers, and if any, the terms of such voting powers;

3.	the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;

4.	whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

5.	the relative amounts, and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;

6.	whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

7.	whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;

8.	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;

9.	the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

10.	any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this ARTICLE FOURTH or any resolution of the Board of Directors pursuant hereto.

II.	Common Stock

A. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and/or reserved for issuance by the Corporation pursuant to any existing agreement including with respect to any preferred stock, option, or warrant) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the DGCL.

B. Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of such stock standing in his name on the books of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

C. Subject to the prior rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.

D. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall have been made in full to the holders of Preferred Stock of any amounts to which they may be entitled and subject to the rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably accordingly to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1.	The number of directors which shall constitute the Board of Directors shall be fixed by, and in the manner provided in, the Bylaws; provided, that in no event shall the number of directors constituting the entire Board of Directors be greater than seven directors, except that upon the approval of at least all but one of the directors then in office, such number may be increased to up to nine directors.

2.	Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors of the Corporation may adopt, enact, rescind, alter, amend or repeal the Bylaws of the Corporation; provided, however, that the Board shall have no power to rescind, alter, amend or repeal any by-law adopted, enacted, altered or amended by the stockholders or to adopt or enact any by-law that was previously rescinded or repealed by the stockholders. The stockholders shall have the power to adopt, amend or repeal the by-laws of the Corporation; provided, first, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal the by-laws of the Corporation; and provided, second, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal ARTICLE VII or Section 9.2 of the Bylaws.

3.	The Corporation shall not adopt or approve the classification of directors of the Corporation for staggered terms pursuant to the provisions of Section 141 of the DGCL, other than by amendment to this Certificate of Incorporation approved by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon. For the avoidance of doubt, the right, preferences and privileges of one or more series of Preferred Stock may permit holders of such series of Preferred Stock, voting separately as a series, to designate and elect one or more directors to the Board of Directors to serve for such terms as set forth in the terms of such series of Preferred Stock, provided that any such directors are up for reelection annually and shall not serve staggered or classified terms.

4.	Without the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class, the Corporation shall not authorize or establish any Poison Pill. For purposes of this Certificate of Incorporation, a “Poison Pill” shall mean any plan or arrangement of the sort commonly referred to as a “stockholder rights plan” or “shareholder rights plan” or “poison pill” including, without limitation, any issuance of securities or other distribution to stockholders of the Corporation, whether or not pursuant to any plan that includes conversion rights, exchange rights, warrants, options or any other rights of any kind, any of which would entitle the holders thereof to acquire, or provides for the holders thereof to receive, any securities of the Corporation (but for the avoidance of doubt excluding any equity incentive plan, option plan or similar plan for the benefit of employees, directors and consultants) (i) at an exercise, option, conversion or exchange price that is less than the Fair Market Value (as defined below) of the underlying securities on the date of grant, (ii) at an exercise, option, conversion or exchange price that is determined by reference to the Fair Market Value of the underlying securities at the time of exercise and which either explicitly or implicitly by its terms would entitle the holders thereof to acquire, or provide for the holder thereof to receive, the underlying securities at a price other than the Fair Market Value of such securities on the date of grant or (iii) that is designed to prevent or make more difficult a hostile takeover of the Corporation by increasing the cost to a potential acquirer of such a takeover either through the issuance of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the Corporation other than all stockholders of the Corporation that carry severe redemption provisions, favorable purchase provisions or otherwise. For purposes of this paragraph, “Fair Market Value” means (1) as to any class of securities traded on a national securities exchange or quoted on the recognized over-the-counter market, or any class of securities convertible by its terms into such securities, the last closing price on such exchange or last sale price so reported, in each case as to such traded or reported class of securities on the date nearest preceding the date of determination of the Fair Market Value and (ii) as to all other securities, the fair market value determined by the Board of Directors in the exercise of its good faith and reasonable best judgment.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The Corporation may, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws with the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal this Article EIGHTH, Article SIXTH, or Article SEVENTH.

NINTH: The Corporation expressly elects not be governed by Section 203 of the DGCL.

TENTH: To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any of (i) New Enterprise Associates, Inc., (ii) Koala Holding LP, (iii) TCV V L.P. (each, a “Securities Holder”), (iv) any of the respective Affiliates of any Security Holder and/or (v) any officer, director, equity holder or employee of the Corporation who is an employee of a Securities Holder or any of its Affiliates (each, a “Specified Director”). Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any Securities Holder or any of their respective Affiliates, and none of the Specified Directors or Securities Holders or any of their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Specified Director or Securities Holder to permit itself or one of its Affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation. As used in this Article TENTH, an “Affiliate” (a) of any person shall mean any other person controlling, controlled by or under common control with such person, (b) in the case of any Securities Holder, includes any investment fund sponsored by an Affiliate of the Securities Holder and (c) in all cases shall not include the Corporation or its subsidiaries.

ELEVENTH: The office of President and/or Chief Executive Officer, on the one hand, and the position of the Chairman of the Board of Directors, on the other hand, shall not be held by the same person, except that upon the death, resignation or termination of the Chairman, President and/or Chief Executive Officer (1) the Board of Directors may combine the positions of Chairman and President and/or Chief Executive Officer for a period not to exceed four months at any one time and (2) in addition to any other vote then required by law, upon the approval of at least all but one of the directors then in office, such positions may be combined for a period in excess of four months but in no event beyond the annual meeting of stockholders immediately following the combination of such positions, unless the stockholders at such annual meeting agree to extend the period during which such positions may be combined.

TWELFTH:

(a) Definitions. For purposes of this Article TWELFTH, the following terms shall have the following meanings:

“Agent” shall mean an agent designated by the Board of Directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, options or similar interests (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.

“Effective Date” shall mean the earliest date on which the number of shares of Common Stock issued and outstanding shall exceed 1,000,000.

“Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

“Five-Percent Shareholder” shall mean (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Section 1.382-2T(f) of the Treasury Regulations) of the Corporation if that Person has a “public group” or individual, or a “higher tier entity” of that Person has a “public group” or individual, that is treated as a “5-percent shareholder” of the Corporation pursuant to Section 1.382-2T(g) of the Treasury Regulations. Section 1.382-2T(h) shall apply in determining whether any Person or group of Persons owning warrants, rights, options or similar interests (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) is a Five-Percent Shareholder and such interests shall be deemed to have been exercised in full (whether or not currently exercisable) for purposes of this definition.

“Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulation promulgated under Section 382 of the Code, including but not limited to Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), and 1.382-3(a).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Corporation Securities or otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.

“Pre-existing 5% Stockholder” shall mean a Five-Percent Shareholder identified by the Corporation on or before the Effective Date.

“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

“Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article TWELFTH.

“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.

“Restriction Release Date” shall have the meaning set forth in Section 12(n) of this Article TWELFTH.

“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation. A Transfer shall not include (i) an issuance or grant of Corporation Securities by the Corporation, (ii) the modification, amendment or adjustment of an existing option by the Corporation, (iii) the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee, pursuant to contract or any stock option plan or other equity compensation plan of the Corporation, and (iv) the issuance by the Corporation of Corporation Securities pursuant to the exercise of warrants.

“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(b) Restrictions on Transfer. In order to preserve the Tax Benefits, subject to Section 12(c) of this Article TWELFTH, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased.

(c) Certain Exceptions.

(i)	The restrictions set forth in Section 12(b) of this Article TWELFTH shall not apply to a proposed Transfer if the transferor or the transferee, upon providing at least 15 days prior written notice of such proposed Transfer to the Board of Directors of the Corporation, obtains the written consent to the proposed Transfer from the Board of Directors, or a committee of directors appointed by the Board of Directors (the “Review Committee”). The Review Committee (or Board of Directors) shall consent to such proposed Transfer within 10 business days of receiving such written notice and all additional information that the Review Committee (or Board of Directors) may have requested from the transferor or the transferee relating to the proposed Transfer, (a) with respect to a proposed Transfer involving, or to, a Pre-Existing 5% Stockholder, if the Board of Directors reasonably determines that the proposed Transfer is likely not to cause an ownership change pursuant to Code Section 382, and (b) in all other cases, unless the Review Committee (or Board of Directors) determines in good faith based on its reasonable assessment that the proposed Transfer could jeopardize realization of the full benefits of unrestricted use of the Tax Benefits; provided that the Review Committee (or Board of Directors) may consent to such proposed Transfer notwithstanding the effect of such consent on the Tax Benefits if it determines that the consent is in the best interests of the Corporation. As a condition to granting its consent, the Review Committee (or Board of Directors) may, in its sole discretion, require (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee or such opinions of counsel to be rendered by counsel selected by the Review Committee (or Board of Directors), in each case as to such matters as the Review Committee (or Board of Directors) determines. Any notice provided pursuant to this paragraph shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such notice shall be deemed to have been received by the Corporation when actually received by the Corporation.

(ii)	The Review Committee (or the Board of Directors) may impose any conditions that it deems reasonable and appropriate in connection with its consent to a proposed Transfer, including, without limitation, restrictions on the ability of any transferee to Transfer Corporation Securities acquired through a Transfer. Consents of the Review Committee (or the Board of Directors) hereunder may be given prospectively or retroactively. The Review Committee (or the Board of Directors), to the fullest extent permitted by law, may exercise the authority granted by this Section 12(c) of Article TWELFTH through duly authorized officers or agents of the Corporation. Nothing in this Section 12(c) of Article TWELFTH shall be construed to limit or restrict the Review Committee (or the Board of Directors) in the exercise of its fiduciary duties under applicable law.

(iii)	Any transferee and/or transferor who makes a request to the Review Committee (or Board of Directors) shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Transfer of Corporation Securities, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to consent to the proposed Transfer, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Review Committee (or the Board of Directors) to advise the Review Committee (or the Board of Directors) or deliver an opinion thereto.

(d) Treatment of Excess Securities.

(i)	No officer, director, employee or agent of the Corporation shall knowingly record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 12(d)(iii) or until approval is obtained under Section 12(c) of this Article TWELFTH . Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provision of this Section 12(d)(i) or Section 12(d)(iii) shall also be a Prohibited Transfer.

(ii)	The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement Article TWELFTH , including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by Section 12(b) of this Article TWELFTH as a condition to registering any Transfer.

(iii)

If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not be to a Person that is or as a result would become a Five-Percent Shareholder (except that for this purpose only a

Five-Percent Shareholder does not include an existing public group, as defined in the Treasury Regulations promulgated under Section 382 of the Code) and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 12(d)(iv) of this Article TWELFTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iv)	The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable or successor provision) selected by the Board of Directors. The Purported Transferee’s sole right with respect to such Corporation Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 12(d)(iv). In no event shall the proceeds of any sale of Excess Securities pursuant to this Article TWELFTH inure to the benefit of the Corporation.

(v)	In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article TWELFTH, the application of Section 12(d)(iii) and Section 12(d)(iv) shall be modified as described in this Section 12(d)(v). In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five-Percent Shareholder, following such disposition, not to be in violation of this Article TWELFTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 12(d)(iii) and 12(d)(iv), except that the maximum aggregate amount payable either to such Five-Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five-Percent Shareholder or such other Person. The purpose of this Section 12(d)(v) is to extend the restrictions in Sections 12(b) and 12(d)(iii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 12(d)(v), along with the other provisions of this Article TWELFTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(e) Board of Directors Determinations.

(i)	The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article TWELFTH, including, without limitation: (A) the identification of Five-Percent Shareholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder; (D) whether an instrument constitutes a Corporation Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 12(d)(iv) of this Article TWELFTH; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article TWELFTH is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article TWELFTH.

(ii)	Nothing contained in this Article TWELFTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits prior to the Restriction Release Date. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, subject to Section 242(b) of the DGCL, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article TWELFTH, provided that, such ownership interest percentages may only be modified to the extent necessary to reflect changes to Section 382 and the applicable Treasury Regulations (B) modify the definitions or any terms set forth in this Article TWELFTH, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits; and provided further that the Board of Directors may not amend or otherwise modify the provisions of Section 12(n) of this Article TWELFTH to the extent that such amendment or modification would adversely affect the right of the Corporation’s stockholders to cause a Restriction Release Date to occur pursuant to a Stockholder Review. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Board of Directors shall deem appropriate.

(iii)	In the case of an ambiguity in the application of any of the provisions of this Article TWELFTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article TWELFTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article TWELFTH. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article TWELFTH. The Board of Directors may delegate all or any portion of its duties and powers under this Article TWELFTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article TWELFTH through duly authorized officers or agents of the Corporation. Nothing in this Article TWELFTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(f) Securities Exchange Transactions. Nothing in this Article TWELFTH (including, without limitation, any determinations made, or actions taken, by the Board of Directors pursuant to Section 12 shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article TWELFTH and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article TWELFTH.

(g) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand, pursuant to Section 12(d)(iii) then the Corporation shall promptly take all actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this section shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article TWELFTH being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article TWELFTH.

(h) Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article TWELFTH who knowingly violates the provisions of this Article TWELFTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(i) Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article TWELFTH shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Prohibited Transfer on the preservation and usage of the Tax Benefits. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal, or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by, or under common control with the proposed transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article TWELFTH or the status of the Tax Benefits of the Corporation.

(j) Bylaws. The Bylaws may make appropriate provisions to effectuate the requirements of this Article TWELFTH.

(k) Certificates. All certificates representing Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING, THE TRANSFER (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE

SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

(l) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article TWELFTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(m) Benefits of Article TWELFTH. Nothing in this Article TWELFTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article TWELFTH. This Article TWELFTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

(n) Sunset; Board Review. Notwithstanding any other provision of this Article TWELFTH, the Board of Directors shall review and consider the necessity of the Transfer restrictions imposed by this Article TWELFTH at least once every three years from the Effective Date, or at any other time the Board of Directors reasonably determines it appropriate (“Board Review”). If, at any time, the Board of Directors determines that (1) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, (2) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein, or (3) the restrictions in this Article TWELFTH are no longer in the best interests of the Corporation; then the Board of Directors may provide that the restrictions on Transfer of the Corporation Securities under this Article TWELFTH shall terminate, such termination to be effective as of the date the Board of Directors makes such determination. The Transfer restrictions under this Article TWELFTH shall also terminate upon the effective date of the repeal of Section 382 of the Code (and any comparable successor provision). From and after the date on which the Transfer restrictions under this Article TWELFTH shall no longer be effective as provided herein (the “Restriction Release Date”), no further Board Reviews shall be required.

(o) Severability. The purpose of this Article TWELFTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article TWELFTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article TWELFTH.

(p) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article TWELFTH, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

In witness whereof, this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with the DGCL, has been executed this      day of January 2013.

VOLTARI CORPORATION

/s/ Richard Sadowsky
Name: Richard Sadowsky, Incorporator
Title: Chief Administrative Officer

EXHIBIT A

Rights, Preferences and Restrictions of Series J Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series J Preferred Stock are as set forth below in this Exhibit A.

1. Designation.

There is hereby created out of the shares of authorized and unissued preferred stock of the Company (the “Preferred Stock”) a series of 13% Redeemable Series J Preferred Stock designated as the “Series J Preferred Stock”. The number of shares constituting such series shall not exceed 1,200,000. The liquidation preference at any date of the Series J Preferred Stock shall be determined as provided in Section 4(i) hereof (the “Liquidation Preference”).

2. Ranking.

(i) With respect to rights to participate in dividends, distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control, the Series J Preferred Stock shall rank senior to the common stock of the Company, par value $0.001 per share (the “Common Stock”).

(ii) The Board of Directors may in the future issue one or more series of preferred stock that ranks senior to, junior to, or pari passu with, our Series J Preferred Stock (the “Additional Series”) with respect to dividends, distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control. In the case of the future issuance of Additional Series, the Series J Preferred Stock shall, with respect to rights to participate in dividends, distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control, rank (A) senior to each other class or series of capital stock the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series J Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up, dissolution or Change in Control of the Company (together with the Common Stock, “Junior Shares”); (B) on a parity with each other class or series of preferred stock the terms of which expressly provide that such class or series will rank on a parity with the Series J Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control (“Parity Shares”); and (C) junior to each other class or series of preferred stock the terms of which expressly provide that such class or series will rank senior to the Series J Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company or a Change in Control (“Senior Shares”).

3. Dividends.

(i) On March 31, June 30, September 30 and December 31 of each year during which any shares of Series J Preferred Stock are outstanding (each a “Dividend Payment Date”), the Board of Directors may, at its sole discretion, cause a dividend with respect to the Series J Preferred Stock to be paid in cash to the Holders (A) until the first Dividend Payment Date following the fifth anniversary of the Issue Date, in an amount equal to 3.25% of the Liquidation Preference per share, as in effect at such time (initially $25 per share) and (B) thereafter, in an amount equal to 3.5% of the Liquidation Preference per share, as in effect at such time (the “Dividend Payment”); provided that Dividend Payment for the period of time between the Issue Date and the first Dividend Payment Date, if applicable, shall be prorated. On any such Dividend Payment Date, if the Dividend Payment is not so paid in cash, the Liquidation Preference per share shall be adjusted pursuant to Section 4(i) below for each such Dividend Payment Date (the “Liquidation Preference Adjustment”). For the avoidance of doubt, in no event shall the Board of Directors cause a partial Dividend Payment to be made on any Dividend Payment Date.

(ii) If any shares of Series J Preferred Stock are outstanding, unless the full amount of the next Dividend Payment has been declared and a sum sufficient to pay it in full in cash has been set apart for payment, no dividends shall be declared or set apart for payment on any Junior Shares.

(iii) Except as expressly provided in Section 3(i) and/or 3(ii), nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any payment of any dividend on the Series J Preferred Stock at any time.

4. Liquidation Preference.

(i) Liquidation Preference. On the Issue Date the Liquidation Preference shall be $25 per share and thereafter the Liquidation Preference per share shall be adjusted as provided in this Section 4(i). On each Dividend Payment Date for which a Dividend Payment is not paid in cash to the Holders as provided in Section 3(i) above, the Liquidation Preference per share shall be increased (A) until the first Dividend Payment Date following the fifth anniversary of the Issue Date, by an amount equal to 3.25% of the then current Liquidation Preference per share and (B) thereafter, by an amount equal to 3.5% of the then current Liquidation Preference per share; provided that the Liquidation Preference Adjustment for the period of time between the Issue Date and the first Dividend Payment Date, if applicable, shall be pro rated.

(ii) Liquidation, Winding Up or Dissolution. In the event of any voluntary or involuntary liquidation, or winding up or dissolution of the Company, the Holders of shares of Series J Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount in cash equal to the Liquidation Preference per share (as adjusted in Section 4(i)) at such time before any payment shall be made or any assets distributed to the holders of any of the Junior Shares but only after any applicable payment shall be made or any applicable assets distributed to the holders of any of the Senior Shares in respect of any applicable liquidation payments payable in respect of such Senior Shares in connection with such liquidation, winding up, or dissolution. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Senior Shares, if any, then the holders of all Series J Preferred Stock and all Parity Shares, if any, and all Junior Shares shall not be entitled to any distribution of any available assets of the Company. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series J Preferred Stock and all Parity Shares, if any, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full applicable Liquidation Preference at such time and the full applicable liquidation preferences of all Parity Shares at such time.

5. Redemption.

(i)	No Mandatory Redemption. The Company shall not be required to redeem any outstanding shares of Series J Preferred Stock other than as specifically provided for in this Section 5.

(ii)	Upon a Redemption Event—at Holder’s Option.

(A)	Right to Require Redemption. If a Redemption Event occurs at any time the Series J Preferred Stock is outstanding, then each Holder shall have the right, at such Holder’s option, to require the Company to redeem at the Redemption Price on the Holder Redemption Date all or a portion of such Holder’s shares of Series J Preferred Stock for which the Redemption Requirements have been met.

(B)	Redemption Event Notice by Company. The Company shall give written notice (the “Redemption Event Notice”) promptly, and in no event later than the applicable Holder Redemption Notice Date, to all Holders of record of the shares of Series J Preferred Stock. Each Redemption Event Notice shall specify:

1.	the events causing the Redemption Event;

2.	the Redemption Price;

3.	the Holder Redemption Date; and

4.	the procedures that Holders must follow in order to require the Company to repurchase the shares of Series J Preferred Stock, which shall include a form of Demand Notice and delivery instructions for the same.

(C)	Redemption Mechanism. Redemption of shares of Series J Preferred Stock pursuant to this Section 5(ii) shall be made, at the option of the Holder upon written notice (a “Demand Notice”) delivered to the Company prior to the Holder Redemption Date that the Company redeem in cash all or a portion of the shares of Series J Preferred Stock held by such Holder, provided that the Redemption Requirements with respect to such shares have been met. As promptly as practicable following the date of the applicable Demand Notice (but in no event later than the applicable Holder Redemption Date), each Holder shall, to the extent Series J Preferred Stock are certificated, surrender the certificate or certificates representing the shares of Series J Preferred Stock requested to be redeemed by such Holder, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Event Notice. On the applicable Holder Redemption Date the full Redemption Price for the shares requested to be redeemed shall be paid by the Company in cash to the Holder as indicated on the Demand Notice and each surrendered certificate shall be canceled and retired. If on any Holder Redemption Date, Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series J Preferred Stock to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law, provided that from the date following the applicable Redemption Date until the Company shall have paid the Redemption Price in full, the Company shall be deemed to be in default of its redemption obligations hereunder. If, prior to the Holder Redemption Date with respect to a Redemption Event caused solely by a NOL Protection Failure Event, such NOL Protection Failure Event is cured, the Company may rescind the Redemption Event Notice. In such event, each Demand Notice shall be deemed null and void and the Company shall immediately send notice of such rescission, together with any certificates surrendered by a Holder to each Holder to the extent Series J Preferred Stock are certificated. In the event that the shares of Series J Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

(D)	Redemption Requirements. In order for a Holder to require that shares of Series J Preferred Stock be redeemed pursuant to this Section 5(ii), the following requirements shall have been met (the “Redemption Requirements”):

(x) in the event of a NOL Protection Failure Event, the shares of Series J Preferred Stock requested to be redeemed by such Holder shall have been affirmatively voted to approve a NOL Protective Measure if a vote of the Company’s stockholders was sought by the Company and required to approve such NOL Protective Measure and

(y) in the event of a NOL Ownership Change, such NOL Ownership Change shall not have been directly caused by the trading activities in Company’s securities of the beneficial holder (or its Affiliates) of the shares of Series J Preferred Stock requested to be redeemed by such holder (or such Affiliates) unless such NOL Ownership Change occurs (i) at a time when, based on filings on Schedule 13D or 13G under the Exchange Act that have been filed as of such time, it would not have appeared that a NOL Ownership Change would have resulted from such trading activity, or (ii) if such beneficial holder (or such Affiliates) has provided written notice to the Company of such possible trading activities at least 5 days prior thereto (a “Trading Notice”), and such beneficial holder (or such Affiliates), as applicable, does not receive a written notice from the Company to such beneficial holder (or such Affiliates), as applicable, within 5 days following the delivery of such Trading Notice, that the possible trading activity described in the Trading Notice would trigger such a NOL Ownership Change (a “Trading Response”). For the avoidance of doubt, trading activities of such beneficial holder (or such Affiliates) that make it more likely that another owner shift (within the meaning of Section 382) would result in a NOL Ownership Change, where such trading activities did not themselves ultimately trigger the NOL Ownership Change, shall be deemed not to have directly caused such NOL Ownership Change).

(iii)	At the Company’s Option.

(A)	Optional Redemption. The Company may, at any time, in whole or in part, redeem for cash all or a portion of the shares of Series J Preferred Stock at the Redemption Price from funds legally available for such purpose. If less than all outstanding shares of Series J Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by lot, pro rata, or by such other method as the Board of Directors in its sole discretion determines to be equitable.

(B)	Redemption Mechanisms. At least thirty (30) days and not more than sixty (60) days prior to the redemption date fixed by the Board of Directors (the “Optional Redemption Date”), the Company shall give written notice (each, an “Optional Redemption Notice”) to the Holders of record of the shares of Series J Preferred Stock to be redeemed. The Optional Redemption Notice shall state:

(1) the Redemption Price;

(2) the Optional Redemption Date;

(3) that dividends on the shares of Series J Preferred Stock redeemed will cease to accrue on such redemption date; and

(4) that the Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series J Preferred Stock to be redeemed, or if the shares of Series J Preferred Stock are uncertificated that such shares shall be redeemed in accordance with the notice and the applicable procedures of any applicable depository.

If fewer than all of the shares of Series J Preferred Stock held by any holder are to be redeemed, the Optional Redemption Notice shall also specify the number of shares of Series J Preferred Stock held by such holder to be redeemed

(C)	Surrender of Certificates. Each Holder of shares of Series J Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Optional Redemption Notice, and on the Optional Redemption Date the full redemption price for such shares shall be payable in cash to the Holder, and upon receipt of such payment by the applicable Holder, each surrendered certificate shall be canceled and retired. In the event that the shares of Series J Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such stock shall be required.

(iv)	Notices and Surrender of Shares. Any notice mailed as provided in this Section 5 shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series J Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any shares of Series J Preferred Stock other than those shares to which the failure pertains. Notwithstanding the foregoing, if shares of Series J Preferred Stock are issued in uncertificated form, notice of redemption may be given to the holders of Series J Preferred Stock at such time and in any manner permitted by the applicable depository and the surrender of shares in connection with a redemption may be accomplished in any manner permitted by such depository.

(v)

Rights of Series J Preferred Stock After the Redemption Date. On and after a Redemption Date, all rights of the redeemed shares and the rights of the Holder of such shares with respect to such redeemed shares shall terminate with respect thereto on such Redemption Date, other than the right to receive the Redemption Price, without interest, as provided herein, unless the Company defaults in the payment in full on such Redemption Date of the applicable Redemption Price of any such shares of Series J Preferred Stock, in which case, all such shares of Series J Preferred Stock for which the Company so defaulted in the payment in full of the applicable Redemption Price shall for all purposes remain outstanding and the Holder thereof will be entitled to all rights as a Holder of shares of Series J Preferred Stock hereunder, including without limitation, the dividend rights set forth in Section 3 hereof and the voting rights set forth in Section 6 hereof, in each case until payment in full of the applicable Redemption Price is made. For the avoidance of doubt, notwithstanding that such shares of Series J Preferred Stock shall remain outstanding as provided above, the Holder of any such shares shall be entitled to enforce its rights against the Company (or any successor thereto) to have its shares of Series J Preferred Stock redeemed in exchange for payment of the applicable redemption price in any court of competent jurisdiction in addition to any and all other rights and remedies such Holder may have at law or in equity.

(vi)	Compliance with Securities Law. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 5 with respect to (i) the time period within which notices, including Holder Redemption Notices and Optional Redemption Notices, are required to be made, (ii) the time periods specified with respect to Redemption Dates, and (iii) the requirements to make filings with the Securities and Exchange Commission, the Company’s compliance with applicable securities laws and regulations as to such provisions shall not in itself cause a breach of its obligations under this Section 5 as long as the Company otherwise is in compliance with its obligations hereunder and is otherwise using its commercially reasonable efforts to promptly comply with the applicable securities laws and regulations.

6. Voting Rights.

Except as specifically provided in this Section 6, or as otherwise required by law, shares of Series J preferred stock shall not be entitled to vote on any matter on which the stockholders of the Company shall be entitled to vote; provided, however that the Series J Preferred Stock shall have the right to vote as a separate class on any (i) amendment to this certificate of designations, or (ii) merger or consolidation of the Company with or into another entity or entities, or any recapitalization or reorganization, in which shares of Series J Preferred Stock would receive or be exchanged for consideration other than cash in the amount of the Redemption Price, or preferred stock with the same designations, rights and preferences as set forth herein or (iii) as otherwise expressly provided by law; provided further that each share of Series J preferred stock shall have 40 votes per share and shall vote together as a single class with the holders of Common Stock, subject to any voting rights which may be granted to holders of any other class or series of Preferred Stock, on any of the following matters presented to the stockholders of the Company for vote by a proxy distributed to the stockholders within 180 days from the Issue Date: (A) a NOL Protective Measure, and (B) a change of the Company’s name; provided, further, notwithstanding anything to the contrary herein, the Series J Preferred Stock shall not be entitled to vote for members of the Company’s board of directors.

7. Reissuance of Series J Preferred Stock.

Shares of Series J Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that such reacquired shares shall not be reissued as shares of Series J Preferred Stock.

8. Consideration in Holding Company Merger.

In the event the Company implements the NOL Protective Measures by way of a Holding Company Merger, the sole consideration for the shares of Series J Preferred Stock in such a NOL Merger shall be that the shares of Series J Preferred Stock shall be converted into shares of preferred stock of the Holding Company with the same designations, rights and preferences as set forth herein. For the avoidance of doubt, no appraisal rights may be asserted or perfected with respect to the shares of Series J Preferred Stock in connection with a Holding Company Merger.

9. Uncertificated Shares.

The shares of Series J Preferred Stock shall be uncertificated unless a holder of shares of Series J Preferred Stock requests certificated shares, in which case such certificate shall be substantially in the form set forth in Exhibit A to this Certificate of Designations.

10. Business Day.

If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

11. Definitions.

(i) Defined Terms.

As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

“Change in Control” a “Change in Control” shall be deemed to occur if:

(A)	any Person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Company’s Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this definition of a Change in Control shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (x) by the Company or any of its subsidiaries, or (y) pursuant to a Non-Qualifying Transaction, as defined in subsection (C) of this definition;

(B)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its direct or indirect subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination” which, for the avoidance of doubt shall not include a reverse stock split), provided, that such Business Combination shall not be deemed a Change in Control and shall be a “Non-Qualifying Transaction, if immediately following such Business Combination: more than 80% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such the Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; or

(C)	the consummation of a sale of all or substantially all of Company’s assets;

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely because any Person acquired beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of the Company Voting

Securities outstanding, unless after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities by acquiring additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series J Preferred Stock as reflected in the share books of the Company.

“Holder Redemption Date” shall be the date specified by the Company in the Redemption Event Notice, which date shall be no earlier than five Business Days following the date the Redemption Notice is given and no later than ten Business Days following such date.

“Holder Redemption Notice Date” shall be the date on which the Company is required to give notice of a Redemption Event, which date with respect to a Redemption Event:

(A)	caused by a Change in Control, shall be the date which is no later than five Business Days following the Company becoming aware of a Change of Control;

(B)	caused by a NOL Protection Failure Event shall be the date which is no later than five Business Days following such occurrence; and

(C)	caused by a NOL Ownership Change shall be the date which is no later than five Business Days following the date the Company became aware of such NOL Ownership Change.

“Issue Date” means the first date on which there are shares of Series J preferred stock issued and outstanding.

“NOL Protection Failure Event” shall mean a failure by the Company, which has not been cured by the applicable Holder Redemption Date, to implement a NOL Protective Measure within 180 days from the Issue Date.

“NOL Protective Measure” means an amendment to the Company’s Certificate of Incorporation in a manner designed to preserve the use of the Company’s net operating losses and related Tax Benefits by restricting direct or indirect transfers of its Common Stock to the extent such transfers would affect the percentage of stock that is treated as owned by a five percent stockholder and/or any additional measures intended to preserve the use of the Company’s net operating losses, including (i) a merger of the Company with a subsidiary or a holding company in which merger the stockholders of the Company immediately prior to such merger will become stockholder of a holding company, the sole activity of which immediately after merger will be to hold 100% of the stock of the Company and the consolidated assets, liabilities and stockholders’ equity of which immediately following the merger will be the same as the consolidated assets, liabilities and stockholders’ equity of the Company immediately prior to the merger (“Holding Company Merger”) or (ii) a tax preservation plan.

“NOL Ownership Change” means an “ownership change,” within the meaning of Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or any successor provision thereof, which results in a substantial limitation on the ability of the Company (or a Subsidiary of the Company) to use otherwise available Tax Benefits in the current year or any future year, provided that if at the time of such ownership change the Tax Benefits otherwise available for use by the Company (or a Subsidiary of the Company) in the current year or any future year are greater than $25,000,000, then such ownership change shall, notwithstanding anything to the contrary herein, be deemed to result in a substantial limitation.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Redemption Date” shall mean the Holder Redemption Date or Optional Redemption Date, as applicable.

“Redemption Event” shall mean a Change of Control, a NOL Ownership Change or a NOL Protection Failure Event.

“Redemption Price” shall mean the redemption price for the shares of Series J Preferred Stock which shall equal (1) 100% of the Liquidation Preference per share (as adjusted in Section 4(i)) as of the Redemption Date plus (2) if the Redemption Date does not fall on a Dividend Payment Date, the prorated portion of the Dividend Payment to which such redeemed share would have been entitled on the next Dividend Payment Date following the Redemption Date (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in Section 3(i)), calculated by dividing the Dividend Payment by the number of days following the immediately preceding Dividend Payment Date up to and including the next Dividend Payment Date and multiplying such amount by the number of days the Redemption Date falls after the immediately preceding Dividend Payment Date, plus (3) if the Redemption Price is not paid in full on the Redemption Date, the prorated portion of the Dividend Payment to which such redeemed share would have been entitled on each Dividend Payment Date following the Redemption Date until payment in full of the Redemption Price (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in Section 3(i)), calculated by dividing the Dividend Payment by the number of days following the immediately preceding Dividend Payment Date up to and including the next Dividend Payment Date and multiplying such amount by the number of days the date of payment in full of the Redemption Price falls after the immediately preceding Dividend Payment Date.

“Tax Benefits” shall mean net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, or any “net unrealized built-in loss” within the meaning of Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or any successor provision thereof, of Company or any Subsidiary thereof, provided, further, that for purposes of determining the amount of Tax Benefits, as used in the definition of NOL Ownership Change, the portion of Tax Benefits relating to (i) general business credit carryovers, (ii) alternative minimum tax credit carryovers and (iii) foreign tax credit carryovers, shall be calculated by dividing any such tax credit carryovers by 35% provided that the absence of taxable income in the year of such ownership change shall not be deemed to mean there are no otherwise available Tax Benefits.

(ii) Table of Defined Terms

Term	Section Number
Additional Series	Section 2
Board of Directors	Recitals
Business Combination	Definition of Change in Control

Certificate of Incorporation	Recitals
Common Stock	Section 2
Company	Recitals
Company Voting Securities	Definition of Change in Control

Demand Notice	Section 5(i)
DCGL	Recitals
Dividend Payment	Section 3(i)
Dividend Payment Date	Section 3(i)
Holding Company Merger	Definition of NOL Protective Measure
Junior Shares	Section 2
Liquidation Preference	Section 1
Liquidation Preference Adjustment	Section 3(i)
Non-Qualifying Transaction	Definition of Change in Control
Optional Redemption Date	Section 5(ii)

Term	Section Number
Optional Redemption Notice	Section 5(ii)
Parent Corporation	Definition of Change in Control
Parity Shares	Section 2
Preferred Stock	Section 1
Redemption Event Notice	Section 5(i)
Redemption Requirements	Section 5(i)
Resolutions	Recitals
Senior Shares	Section 2
Surviving Corporation	Definition of Change in Control
Trading Notice	Section 5(ii)(D)(y)
Trading Response	Section 5(ii)(D)(y)

12. Amendment.

Without the Consent of any Holders, the Company, when authorized by board resolution may amend the provisions hereof to cure any ambiguity; provided that such action pursuant to this Section 10 shall not adversely affect the legal rights of any Holder. Any other amendments hereto must be authorized by the Board of Directors of the Company and also require the consent of the Holders of a majority of shares of Series J Preferred Stock then outstanding.

13. No Inconsistent Agreements; No Impairment.

Without the approval of a majority of the shares of Series J Preferred Stock then outstanding, voting as a separate class: the Company will not, on or after the date hereof, (i) enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders hereunder or the provisions hereof, (ii) by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. The Company will at all times in good faith assist in the carrying out of all the provisions of the Series J Preferred Stock. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

Appendix C

AMENDED AND RESTATED

BY-LAWS

OF

VOLTARI CORP.

A Delaware Corporation

AMENDED AND RESTATED BY-LAWS

C-(i)

C-(ii)

AMENDED AND RESTATED BY-LAWS

OF

VOLTARI CORPORATION

ARTICLE I.

STOCKHOLDERS

Section 1.1 Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such time and place within or without the State of Delaware as shall be fixed by the Board of Directors of the Corporation (the “Board”). The Board may, in its sole discretion, determine that the annual meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the General Corporation Law of the State of Delaware (the “DGCL”). The annual meeting shall not be held on a legal holiday.

Section 1.2 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the DGCL or by the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), may be called by the Board, the Chairman of the Board, the Vice Chairman of the Board (if any), or the Chief Executive Officer and shall be called by the Chief Executive Officer or the Secretary at the request (any such request, a “Stockholder Request”) in writing of the holders of twenty percent (20%) or more of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided that the stockholders shall not have the right to call a special meeting within 30 days of the date of the regularly scheduled annual meeting of stockholders for such year, or if no such date has been published (at the time the request is made), then within 30 days of the anniversary of the preceding year’s annual meeting of stockholders. The Stockholder Request shall include the information required by Section 1.10(c) with respect to the stockholders proposing such special meeting and the items to be considered at the special meeting. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of such meeting given in accordance with these By-laws. Special meetings of the stockholders shall be held at such time, date and place within or without the State of Delaware as may be designated in the notice of such meeting; provided, that, in the case of a meeting called pursuant to a Stockholder Request, the Board shall set a date for such meeting no earlier than 20 days and no later than 60 days following receipt of such Stockholder Request. The Board may, in its sole discretion, determine that a special meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the DGCL.

Section 1.3 Notice of Meeting. A written notice stating the place, if any, date, and hour of each meeting of the stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears upon the books of the Corporation or by giving notice by electronic transmission as permitted by Section 8.10 of these By-laws, at least ten (10) days and not more than sixty (60) days before the meeting, or for such othe+r notice period as may be required by the DGCL. Such notice and the effective date thereof shall be determined as provided in the DGCL. Such notice shall be given by the Secretary, an Assistant Secretary, or any other officer or person designated either by the Secretary or by the person or persons calling the meeting.

The requirement of notice to any stockholder may be waived (i) by a written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether executed or transmitted before or after the meeting by the stockholder or his attorney thereunto duly authorized, and filed with the records of the meeting, (ii) by attendance at the meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the meeting not being lawfully called or convened, or (iii) as otherwise permitted by law. A waiver of notice need not specify the business to be transacted or the purposes of the meeting unless so required by the Certificate of Incorporation or these By-laws.

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that, if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, then notice of the adjourned meeting shall be given to each stockholder in conformity herewith. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.4 Quorum. The holders of a majority of the voting power of all of the shares entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Any meeting at which a quorum shall fail may be adjourned to another place, if any, date or time by either the person presiding at the meeting or a majority of the votes properly cast upon the question.

Section 1.5 Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the Corporation, unless otherwise provided by law or by the Certificate of Incorporation. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

Section 1.6 Action at Meeting. When a quorum is present at any meeting, a plurality of the votes properly cast for election of director shall be sufficient to elect a person to such office, and a majority of the votes properly cast affirmatively or negatively upon any question (other than election to director) shall decide such question, except where a larger vote is required by law, the Certificate of Incorporation or these By-laws. Stockholders shall not have any rights to vote cumulatively. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding if the withdrawal of enough stockholders leaves less than a quorum.

Section 1.7 Action Without Meeting.

(a) Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and copies are delivered to the Corporation in the manner prescribed by law.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (including by telegram, cablegram or other electronic transmission as permitted by law), the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the board of directors pursuant to the first sentence of this Section 1.7(b)). If no record date has been fixed by the Board within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the date on which the Board adopts the resolution taking such prior action.

Section 1.8 Stockholder Lists. The Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.9 Conduct of Meetings. The Chairman of the Board or, in his absence, the Vice-Chairman of the Board, if any, or in his absence, the Chief Executive Officer or other officer designated by the Chairman of the Board, shall preside at all annual or special meetings of stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the person presiding at such meeting appoints. The person presiding at such meeting shall have the power to adjourn the meeting to another place, if any, date and time.

Section 1.10 Notice of Nominations and Stockholder Business at an Annual or Special Meeting.

(a) Nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s proxy materials with respect to such meeting, (ii) by or at the direction of the Board, or (iii) by any stockholder of record of the Corporation who (x) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination or proposal is made, only if such beneficial owner was the beneficial owner of shares of capital stock of the Corporation) both at the time of giving of notice provided for in this Section 1.10, and at the time of the meeting, (y) is entitled to vote at the meeting, and (z) has complied with the notice procedures in this Section 1.10 as to such nominations or other business. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders. Nominations of persons for election to the Board at a special meeting of stockholders at which directors are to be elected may be made (i) by or at the direction of the Board, (ii) by any stockholder of record of the Corporation (other than the stockholders who submitted the Stockholder Request) who (x) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination or proposal is made, only if such beneficial owner was the beneficial owner of shares of capital stock of the Corporation) both at the time of giving of notice provided for in this Section 1.10, and at the time of the meeting, (y) is entitled to vote at the meeting, and (z) has complied with the notice procedures in this Section 1.10 as to such nominations, or (iii) by the stockholders who have submitted the Stockholder Request, provided that they were stockholders of record both at the time of the making of the Stockholder Request and at the time of the meeting, are entitled to vote at the meeting, complied with the notice requirements of Section 1.2 hereof and the nominations are set forth in the Stockholder Request contemplated by Section 1.2 hereof. The proposal of business to be transacted by stockholders at a special meeting shall be only such business as has been proposed by or at the direction of the Board, other than those special meetings called by the stockholders pursuant to and in accordance with Section 1.2 hereof. The proposal of business to be transacted by stockholders at a special meeting requested by the stockholders pursuant to Section 1.2 hereof, may be made only (i) by or at the direction of the Board or (ii) by the stockholders requesting the meeting pursuant to Section 1.2 hereof, provided that they were stockholders of record both at the time of the making of the Stockholder Request and at the time of the meeting, are entitled to vote at the meeting, complied with the notice requirements of Section 1.2 hereof and the business proposed to be transacted is set forth in the Stockholder Request contemplated by Section 1.2 hereof. For purposes of this Section 1.10, the term “Proposing Person” means (i) the stockholder providing the notice of a proposed nomination or other business proposed to be brought before a meeting under this Section 1.10 (including the stockholders who have submitted the Stockholder Request), (ii) the beneficial owner or beneficial owners, if different, on whose behalf the proposed nomination or other business proposed to be brought before a meeting is made, and (iii) any affiliate (for purposes of these By-laws, each within the meaning of Rule 12b-2 under the Exchange Act of such stockholder or beneficial owner.

(b) For nominations or business to be properly brought before an annual or special meeting by a Proposing Person pursuant to the foregoing paragraph (a), (i) the Proposing Person must have given timely notice thereof in writing to the Secretary of the Corporation and (ii) any such business must be a proper matter for stockholder action under Delaware law.

(i) To be timely for nominations or business to be properly brought before an annual meeting, a Proposing Person’s notice shall be received by the Secretary at the principal executive offices of the Corporation (A) no later than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting and (B) no earlier than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 1.11(b), if the meeting is convened more than thirty (30) days prior to or delayed by more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the Proposing Person to be timely must be received no later than the close of business on the later of (x) the 90th day prior to the meeting or (y) the 15th day after public announcement of the meeting date was first made by the Corporation. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a stockholder of record’s notice.

(ii) Except for nominations to be made by a stockholder of record as set forth in the Stockholder Request for the special meeting pursuant to Section 1.2 hereof, nominations by a Proposing Person for election to the Board may be made at a special meeting of stockholders at which directors are to be elected only if such Proposing Person’s notice required by this Section 1.10 shall be received by the Secretary at the principal executive offices of the Corporation not later than the 15th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder of record’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Article I.

(iii) Notwithstanding anything in Section 1.10(b)(i) or Section 1.10(b)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least 10 days before the last day a Proposing Person may deliver a notice of nomination in accordance with Section 1.10(b)(i) or Section 1.10(b)(ii), a Proposing Person’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 15th day following the day on which such public announcement is first made by the Corporation.

(c) To be in proper form, a stockholder’s notice (whether given for the purpose of an annual or special meeting) shall set forth:

(i) if such notice pertains to the nomination of directors, as to each person whom the Proposing Person proposes to nominate for election or reelection as a director, the name of such nominee and the information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Item 401(e) of Regulation S-K (or comparable provisions if Regulation S-K is amended after the date of these By-laws), and such person’s written consent to serve as a director if elected;

(ii) as to any business that the Proposing Person proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, the text of such proposal and any material interest in such business of such Proposing Person and the beneficial owner, if any, on whose behalf the proposal is made; and

(iii) as to (1) the Proposing Person giving the notice and (2) the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A)	the name and address of each such party;

(B)

(A) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, and (D) any short interest in any security of the Corporation held by each such party (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting to disclose such ownership as of such record date); and

(C)	description of all arrangements or understandings between the Proposing Person and any other person or entity in connection with the ownership of the capital stock of the Corporation and the proposal of such business by such Proposing Person, and any material interest of such Proposing Person in such business.

(d) A person shall not be eligible for election or re-election as a director at an annual or special meeting unless (i) the person is nominated by a Proposing Person in accordance with Section 1.10(a) or (ii) the person is nominated by or at the direction of the Board. Only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The person presiding at the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before any such meeting has been made in accordance with the procedures set forth in these By-laws and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.10. For the avoidance of doubt, the provisions of this Section 1.10 apply to both proposals and nominations a stockholder wishes to have included in the corporation’s proxy materials and to any and all other stockholder proposals and nominations, including those made outside of the context of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Nothing in this Section 1.10 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE II.

BOARD OF DIRECTORS

Section 2.1 Powers. Except as reserved to the stockholders by law, by the Certificate of Incorporation or by these By-laws, the business of the Corporation shall be managed under the direction of the Board, who shall have and may exercise all of the powers of the Corporation. In particular, and without limiting the foregoing, the Board shall have the power to issue or reserve for issuance from time to time the whole or any part of the capital stock of the Corporation that may be authorized from time to time to such person, for such consideration and upon such terms and conditions as they shall determine, including the granting of options, warrants or conversion or other rights to stock.

Section 2.2 Number of Directors; Qualifications. The Board shall consist of such number of directors as shall be fixed by the Board from time to time; provided, that in no event shall the number of directors constituting the entire Board be greater than seven directors, except that upon the approval of at least all but one of the directors then in office, such number may be increased to up to nine directors. No director need be a stockholder.

Section 2.3 Election of Directors. Directors shall be elected by the stockholders at their annual meeting or at any special meeting the notice of which specifies the election of directors as an item of business for such meeting.

Section 2.4 Vacancies. Newly created directorships resulting from an increase in the authorized number of directors in accordance with Section 2.2 or any vacancies in the Board resulting from death, resignation, retirement, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board, be filled by vote of a majority of the directors then in office, whether or not constituting a quorum, or by the stockholders. Any director thus elected in accordance with the preceding sentence shall hold office until the election of his successor or until his earlier death, resignation, retirement or removal from office. For the avoidance of doubt, in no event shall the number of directors exceed the number specified in Section 2.2.

Section 2.5 Change in Size of the Board. Subject to Section 2.2, the number of directors constituting the Board may be increased or decreased by vote of the Board, except that the number of directors shall not be changed at a time when the Board has received notice in accordance with the procedures set forth in Section 1.10 that there will be a contested election of directors at the next annual or special meeting of stockholders. For the avoidance of doubt, in no event shall the number of directors exceed the number specified in Section 2.2.

Section 2.6 Tenure and Resignation. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, directors shall hold office until the next annual meeting of stockholders and thereafter until their successors are chosen and qualified. Any director may resign by delivering or mailing postage prepaid a written resignation to the Corporation at its principal office or to the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the Chief Executive Officer, Secretary or Assistant Secretary, if any. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 2.7 Removal. Subject to the rights of all holders of any series of Preferred Stock then outstanding, all or any number of the directors may be removed, with or without cause, at a meeting expressly called for that purpose by a vote of the holders of the majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

Section 2.8 Meetings. Regular meetings of the Board may be held at such times and such places within or without the State of Delaware as the Board may, from time to time, determine. A regular meeting of the Board shall be held immediately after the annual meeting of the stockholders, unless a quorum of the directors is not then present. Special meetings of the Board may be held at any time and at any place designated in the call of the meeting when called by the Chairman of the Board, the Chief Executive Officer, or a majority of the directors then in office. Members of the Board or any committee elected thereby may participate in a meeting of such Board or committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

Section 2.9 Notice of Meeting. Notice of the place, date and time of each special meeting shall be given to each director (i) by mail at least seventy-two (72) hours before the meeting addressed to such person at his usual or last known business or residence address or (ii) in person, by telephone, facsimile or electronic transmission at least forty-eight (48) hours before the meeting. Notice shall be given by the Secretary, or in his absence or unavailability, may be given by any Assistant Secretary, if any, or by the officer or directors calling the meeting. The requirement of notice to any director may be waived by a written waiver of notice signed by the person entitled to notice or a waiver by electronic transmission by the person entitled to notice, executed or transmitted by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the meeting not being lawfully called or convened. A notice or waiver of notice or any waiver of electronic transmission of a directors’ meeting need not specify the purposes of the meeting.

Section 2.10 Agenda. Any lawful business may be transacted at a meeting of the Board, notwithstanding the fact that the nature of the business may not have been specified in the notice of the meeting.

Section 2.11 Quorum. At any meeting of the Board, a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships) shall constitute a quorum for the transaction of business. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

Section 2.12 Action at Meeting. Any motion adopted by vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, except where a different vote is required by law, by the Certificate of Incorporation or by these By-laws.

Section 2.13 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting if all of the members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission and the writing(s) or electronic transmission(s) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated for all purposes as a vote of the Board or committee, as the case may be, at a meeting.

Section 2.14 Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board (and each meeting of any committee of the Board) and may be paid a fixed sum for attendance at each meeting of the Board (and each meeting of any committee of the Board) or paid a stated salary or paid other compensation as director (or any combination thereof). No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.15 Committees. Subject to the requirements of applicable law, the Board may appoint an executive committee or other committees consisting of one or more directors, and may by vote delegate to any such committee some or all of their powers except those which by law, the Certificate of Incorporation or these By-laws they may not delegate. The Board may designate other directors as alternate members who may replace an absent or disqualified member of a committee. A committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to such subcommittee any or all of the powers of the committee. Unless the Board shall otherwise provide, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these By-laws with respect to meetings or for the conduct of business or the taking of actions by the Board. The Board shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee at any time. The Board shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE III.

OFFICERS

Section 3.1 Enumeration. The officers shall consist of a Chief Executive Officer, a Treasurer, a Secretary and, subject to Section 3.10, such other officers and agents (including a President, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries), as the Board may, in its discretion, determine.

Section 3.2 Election. The Chief Executive Officer, Treasurer and Secretary shall be elected annually by the Board at their first meeting following the annual meeting of the stockholders or any special meeting held in lieu of the annual meeting. Other officers may be chosen by the Board at such meeting or at any other meeting.

Section 3.3 Qualification. An officer may, but need not, be a director or stockholder. Any two or more offices may be held by the same person; provided, that, except as otherwise provided in the Certificate of Incorporation, in no event shall the office of President and/or Chief Executive Officer, on the one hand, and the Chairman of the Board, on the other hand, be held by the same person. Any officer may be required by the Board to give bond for the faithful performance of his duties to the Corporation in such amount and with such sureties as the Board may determine. The premiums for such bonds may be paid by the Corporation.

Section 3.4 Tenure. Except as otherwise provided by the Certificate of Incorporation or these By-laws, the term of office of each officer shall be for one year or until his successor is elected and qualified or until his earlier resignation or removal.

Section 3.5 Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 3.6 Resignation. Any officer may resign by delivering or mailing postage prepaid a written resignation to the Corporation at its principal office or to the Chief Executive Officer, Secretary or Assistant Secretary, if any, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event, but such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.7 Vacancies. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board.

Section 3.8 Chairman of the Board. The Board may appoint a Chairman of the Board; provided, that, except as otherwise provided in the Certificate of Incorporation, in no event shall the Chairman of the Board serve as an executive officer of the Corporation. Subject to the foregoing, if the Board appoints a Chairman of the Board, he shall perform such duties and possess such powers as are assigned to him by the Board.

Section 3.9 Vice-Chairman of the Board. The Board may appoint a Vice-Chairman of the Board. If the Board appoints a Vice-Chairman of the Board, he shall perform such duties and possess such powers as are assigned to him by the Board.

Section 3.10 Chief Executive Officer. The Chief Executive Officer shall have general charge and control of the affairs of the Corporation subject to the direction of the Board; perform all duties required by the By-laws of the Corporation, and as may be assigned from time to time by the Board; and shall make such reports to the Board and stockholders as may be required.

Section 3.11 President. The President, if any, shall have such powers and perform such duties as the Board may from time to time determine.

Section 3.12 Vice President(s). The Vice President(s), if any, shall have such powers and perform such duties as the Board may from time to time determine. In the event there is more than one Vice President, the Board may designate one or more of the Vice Presidents as Executive Vice Presidents, who shall perform such duties as shall be assigned by the Board.

Section 3.13 Treasurer and Assistant Treasurers. The Treasurer, subject to the direction and under the supervision and control of the Board, shall have general charge of the financial affairs of the Corporation. The Treasurer shall have custody of all funds, securities and valuable papers of the Corporation, except as the Board may otherwise provide. The Treasurer shall keep or cause to be kept full and accurate records of account which shall be the property of the Corporation, and which shall be always open to the inspection of each elected officer and director of the Corporation. The Treasurer shall deposit or cause to be deposited all funds of the Corporation in such depository or depositories as may be authorized by the Board. The Treasurer shall have the power to endorse for deposit or collection all notes, checks, drafts, and other negotiable instruments payable to the Corporation. The Treasurer shall perform such other duties as are incidental to the office, and such other duties as may be assigned by the Board. Assistant Treasurers, if any, shall have such powers and perform such duties as the Board may from time to time determine.

Section 3.14 Secretary and Assistant Secretaries. The Secretary shall record, or cause to be recorded, all proceedings of the meetings of the stockholders and of the Board (including committees thereof) in the book of records of this Corporation. The record books shall be open at reasonable times to the inspection of any stockholder, director, or officer. The Secretary shall notify the stockholders and directors, when required by law or by these By-laws, of their respective meetings, sign all certificates of stock of the Corporation, make such reports to the Board and stockholders as may be required and shall perform such other duties as the Board and/or stockholders may from time to time prescribe. The Secretary shall have the custody and charge of the corporate seal, and shall affix the seal of the Corporation to all instruments requiring such seal, and shall certify under the corporate seal the proceedings of the Board and of the stockholders, when required. In the absence of the Secretary at any such meeting, a temporary secretary shall be chosen who shall record the proceedings of the meeting in the aforesaid books. Assistant Secretaries, if any, shall have such powers and perform such duties as the Board may from time to time designate.

Section 3.15 Other Powers and Duties. Subject to these By-laws and to such limitations as the Board may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board.

ARTICLE IV.

CAPITAL STOCK

Section 4.1 Shares of Stock. The shares of stock of the Corporation shall be evidenced by an entry in the stock transfer books of the Corporation and shall be represented by a stock certificate, unless and until the Board of the Corporation adopts a resolution permitting shares to be uncertificated. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Certificates shall be consecutively numbered by class, shall be signed by the Chairman or Vice Chairman, the President or one of the Vice Presidents, and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer or such other officers designated by the Board from time to time as permitted by law, shall bear the seal of the Corporation, if any, and shall express on its face its number, date of issue, class, the number of shares for which, and the name of the holder to whom, it is issued. The corporate seal and any or all of the signatures of Corporation officers may be facsimile if the stock certificate is manually counter-signed by an authorized person on behalf of a transfer agent or registrar other than the Corporation or its employee. If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

Section 4.2 Transfers. Subject to Article Twelfth of the Certificate of Incorporation, stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-laws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Canceled,” with the date of cancellation, by the Secretary or an Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 4.3 Record Holders. Except as otherwise may be required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws. It shall be the duty of each stockholder to notify the Corporation of his post office address.

Section 4.4 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournments thereof, the Board may, except as otherwise required by law, fix a record date, which date shall not precede the date on which the resolution fixing the record date is adopted by the Board and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to receive notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no record date is fixed, the record date shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of and to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 4.5 Transfer Agent and Registrar for Shares of Corporation. The Board may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both. Any transfer agent so appointed shall maintain, among other records, a stockholders’ ledger, setting forth the names and addresses of the holders of all issued shares of stock of the Corporation, the number of shares held by each and, in the case of certificated shares of stock, the certificate numbers and the date of issue of any certificates representing such shares. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares that the Corporation is authorized to issue and the total number of shares actually issued. The stockholders’ ledger and the share register are hereby identified as the stock transfer books of the Corporation; but as between the stockholders’ ledger and the share register, the names and addresses of stockholders, as they appear on the stockholders’ ledger maintained by the transfer agent shall be the official list of stockholders of record of the Corporation. The name and address of each stockholder of record, as they appear upon the stockholders’ ledger, shall, to the fullest extent required by law, be conclusive evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, and to own, enjoy and exercise any other property or rights deriving from such shares against the Corporation. Stockholders, but not the Corporation, its directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any changes in their names or addresses from time to time, and failure to do so will relieve the Corporation, its other stockholders, directors, officers, agents and attorneys, and its transfer agent and registrar, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders’ ledger maintained by the transfer agent.

Section 4.6 Loss of Certificates. In case of the loss, destruction or mutilation of a certificate of stock, a replacement certificate or uncertificated shares may be issued in place thereof upon such terms as the Board may prescribe, including, in the discretion of the Board, a requirement of bond and indemnity to the Corporation.

Section 4.7 Restrictions on Transfer. Any certificate representing shares of stock that are subject to any restriction on transfer, whether pursuant to the Certificate of Incorporation, these By-laws or any agreement to which the Corporation is a party, shall have the fact of the restriction noted conspicuously on the certificate and shall also set forth on the face or back of such certificate either the full text of the restriction or a statement that the Corporation will furnish a copy of the full text of the restriction to the holder of such certificate upon written request and without charge. In the case of uncertificated shares of stock that are subject to any restriction on transfer, the Corporation shall take all such actions as are prescribed by law and shall send to the registered owner thereof any written notice prescribed by the DGCL within a reasonable time after the issuance or transfer of any such uncertificated shares.

Section 4.8 Multiple Classes of Stock. The amount and classes of the capital stock and the par value, if any, of the shares of the Corporation shall be as fixed in the Certificate of Incorporation. At all times when there are two or more classes of stock, the several classes of stock shall conform to the description and the terms and have the respective preferences, voting powers, restrictions and qualifications set forth in the Certificate of Incorporation and these By-laws.

Any certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the powers, designations, preferences and relative participating, optional or special rights of each class of stock or series thereof and the qualifications, limitations and restrictions of such preferences and rights, or (ii) a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge. In the case of uncertificated shares of stock issued when the Corporation is authorized to issue more than one class or series of stock, the Corporation shall take all such actions as are prescribed by law and shall send to the registered owner thereof any written notice prescribed by the DGCL within a reasonable time after the issuance or transfer of any such uncertificated shares.

ARTICLE V.

DIVIDENDS

Section 5.1 Declaration of Dividends. Except as otherwise required by law or by the Certificate of Incorporation, the Board may, in its discretion, declare what, if any, dividends shall be paid from the surplus or from the net profits of the Corporation for the current or preceding fiscal year, or as otherwise permitted by law. Dividends may be paid in cash, in property, in shares of the Corporation’s stock, or in any combination thereof. Dividends shall be payable upon such dates as the Board may designate.

Section 5.2 Reserves. Before the payment of any dividend and before making any distribution of profits, the Board, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the Corporation such sum or sums as the Board deems proper and sufficient as a reserve fund to meet contingencies or for such other purpose as the Board shall deem to be in the best interests of the Corporation, and the Board may modify or abolish any such reserve.

ARTICLE VI.

POWERS OF DIRECTORS AND OFFICERS TO CONTRACT

WITH THE CORPORATION

Any and all of the directors and officers of the Corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the Corporation and themselves, or any and all of the individuals from time to time constituting the Board, or any firm or Corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or Corporation thus contracting with the Corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the Board or committee thereof and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders. Any director who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the Board which shall authorize or ratify any such transaction. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

ARTICLE VII.

INDEMNIFICATION

Section 7.1 Third-Party Actions. The Corporation shall indemnify to the fullest extent authorized or permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except as provided in Section 7.10 of this Article VII with respect to proceedings to enforce rights to indemnification and advancement, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

Section 7.2 Derivative Actions. The Corporation shall indemnify to the fullest extent authorized or permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or trustee, of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or trustee, against all expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery of Delaware or such other court shall deem proper.

Section 7.3 Determination Of Indemnification. Any indemnification under Section 7.1 or 7.2 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or 7.2 of this Article VII. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 7.4 Right To Indemnification. Notwithstanding the other provisions of this Article VII, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.1 or 7.2 of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 7.5 Advance Of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation on behalf of a director or officer in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation as authorized in this Article VII.

Section 7.6 Indemnification Not Exclusive. The rights to indemnification and to the advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any law, any agreement, the Certificate of Incorporation, any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 7.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provisions of this Article VII.

Section 7.8 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7.9 Continuity. The indemnification and advancement of expenses provided for in this Article VII shall be contract rights and such rights shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 7.10 Right of Indemnitee to Bring Suit. If a claim under Section 7.1, 7.2 or 7.5 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

Section 8.1 Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

Section 8.2 Fiscal Year. Except as from time to time otherwise provided by the Board, the fiscal year of the Corporation shall end on December 31 of each year.

Section 8.3 Corporate Seal. The Board shall have the power to adopt and alter the seal of the Corporation or to decide that there shall be no seal.

Section 8.4 Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes, and other obligations authorized to be executed by an officer of the Corporation on its behalf shall be signed by the Chief Executive Officer, the President, any Vice President, the Treasurer, or any Assistant Treasurer, except as the Board may generally or in particular cases otherwise determine.

Section 8.5 Voting of Securities. Unless the Board otherwise provides, the Chief Executive Officer or the Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

Section 8.6 Evidence of Authority. A certificate by the Secretary or any Assistant Secretary as to any action taken by the stockholders, directors or any officer or representative of the Corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which by law, by the Certificate of Incorporation, or by these By-laws, or under any vote of the stockholders or the Board, may be exercised by an officer of the Corporation only in the event of absence of another officer or any other contingency shall bind the Corporation in favor of anyone relying thereon in good faith, whether or not such absence or contingency existed.

Section 8.7 Corporate Records. The original, or attested copies, of the Certificate of Incorporation, these By-laws, records of all meetings of the incorporators and stockholders, and the stock transfer books shall be kept in Delaware at the registered office of the Corporation, at the principal office of the Corporation, or at another office of the Corporation, or at an office of its transfer agent or of the Secretary or of the Assistant Secretary, if any. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to inspection of any stockholder for any purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or for using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the Corporation.

Section 8.8 Charitable Contributions. The Board from time to time may authorize contributions to be made by the Corporation in such amounts as it may determine to be reasonable to corporations, trusts, funds or foundations organized and operated exclusively for charitable, scientific or educational purposes, so long as such organization is a bona fide organization for which no executive officer or director of the Corporation receives a direct personal benefit.

Section 8.9 Communications of Notices. Any notice required to be given under these By-laws may be given by (i) delivery in person, (ii) mailing it, postage prepaid, first class, (iii) mailing it by nationally or internationally recognized second day or faster courier service, or (iv) electronic transmission, in each case, to the addressee; provided, however, that facsimile transmission or electronic transmission may only be used if the addressee has consented to such means. Notwithstanding any reference in these By-laws to written instruments, all notices, meetings, consents and other communications contemplated by these By-laws may be conducted by means of an electronic transmission, to the extent permitted by law, if specifically authorized by the Board.

ARTICLE IX.

AMENDMENTS

Section 9.1 Amendments by the Board. Subject to (i) the provisions of the Certificate of Incorporation as in effect from time to time and (ii) the rights of stockholders pursuant to Section 9.2 of these By-laws to adopt, enact, alter, amend, rescind and repeal by-laws made by the Board, the Board may enact, adopt, alter, amend, and repeal from time to time these By-laws and enact from time to time new by-laws of the Corporation; provided, however, that the Board shall have no power to rescind, alter, amend or repeal any by-law adopted, enacted, altered or amended by the stockholders or to enact any by-law that was previously rescinded or repealed by the stockholders.

Section 9.2 Amendments by the Stockholders. Subject to the provisions of the Certificate of Incorporation as in effect from time to time, the stockholders of the Corporation may adopt, alter, amend, rescind or repeal by-laws made by the Board or enact new by-laws; provided, first, that, with respect to the power of holders of capital stock to adopt, amend and repeal By-laws of the Corporation, notwithstanding any other provision of these By-laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these By-laws or any preferred stock, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal these By-laws; and, provided, second that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal this ARTICLE VII or this Section 9.2.

Appendix D

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Voltari Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Voltari Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 2012 under the name Mobile Systems Corp. and was amended to change the name of the Corporation to Voltari Corporation on January 16, 2013.

SECOND: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors of the Corporation, on February 8, 2013, duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held in accordance with the provisions of Section 211 of the DGCL on [                    ], 2013, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

THIRD: The Certificate of Incorporation is hereby amended by adding a new Section III to ARTICLE FOURTH to read as follows:

“III. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every ten (10) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu of issuing fractional shares, the Corporation will pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Old Common Stock, as quoted on the Nasdaq Stock Market on the date this certificate becomes effective, multiplied by the fractional share amount.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

FOURTH: This Certificate of Amendment shall become effective as of [    p.m.] on the date of filing.

[Signature page follows]

D-1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this         day of                    , 201    .

VOLTARI CORPORATION

By:
Name:
Title:

D-2

Appendix E

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MOTRICITY, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Motricity, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Motricity, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 17, 2004 under the name Power By Hand, Inc. and was restated on June 23, 2010.

SECOND: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors of the Corporation, on February 8, 2013, duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held in accordance with the provisions of Section 211 of the DGCL on [                    ], 2013, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

THIRD: The Certificate of Incorporation is hereby amended by adding a new Section III to ARTICLE FOURTH to read as follows:

“III. Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every ten (10) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu of issuing fractional shares, the Corporation will pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Old Common Stock, as quoted on the Nasdaq Stock Market on the date this certificate becomes effective, multiplied by the fractional share amount.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of NewCommon Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

FOURTH: This Certificate of Amendment shall become effective as of [     p.m.] on the date of filing.

[Signature page follows]

E-1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this      day of                     , 201    .

MOTRICITY, INC.

By:
Name:
Title:

E-2

Until [                    ], 2013 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PRELIMINARY PROSPECTUS

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or DGCL, provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102 of the DGCL, our restated certificate of incorporation contains, and if the Reorganization is approved the certificate of incorporation of Voltari Corporation will provide, a provision to limit the personal liability of our director’s violations of their fiduciary duty. This provision eliminates each director’s liability to us and our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

We have also entered into indemnification agreements with certain of our officers and directors, substantially in the form of the indemnification agreement filed by us as an exhibit to the registration statement on Form S-1 filed with the SEC on January 22, 2010. These indemnification agreements provide contractual indemnification to our officers and directors in addition to the indemnification provided in our restated certificate of incorporation and bylaws. We currently have directors’ and officers’ liability insurance policies to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Documents

3.1	Amended and Restated Certificate of Incorporation (included and Appendix A hereto)

3.2	Amended and Restated Bylaws (included and Appendix B hereto)

4.1	Specimen Stock Certificate for Voltari Corporation Common Stock

4.2	Specimen Stock Certificate for Voltari Corporation Series J Preferred Stock

4.3	Form of Voltari Corporation Warrant

5.1	Opinion of Brown Rudnick LLP regarding legality of securities registered

23.1	Consent of Brown Rudnick LLP (included in Exhibit 5.1)

23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 99.1)

23.4	Consent of Grant Thornton LLP

23.5	Consent of PricewaterhouseCoopers LLP

23.6	Consent of KPMG LLP

23.7	Consent of MSPC Certified Public Accountants and Advisors, PC

99.1	Opinion of Richards, Layton & Finger, P.A.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the option of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The undersigned Registrant hereby undertakes:

(1)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

(2)	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(3)	that, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on February 8, 2013

February 8, 2013	VOLTARI CORPORATION

	By:	/s/ Richard Sadowsky
Richard Sadowsky Chief Administrative Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Richard Sadowsky his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signature	Title(s)	Date

/s/ Richard Stalzer Richard Stalzer	Chief Executive Officer, Principal Executive Officer	February 8, 2013

/s/ Nathan Fong Nathan Fong	Chief Financial Officer, Chief Operating Officer, Principal Financial Officer, Treasurer, Principal Accounting Officer	February 8, 2013

/s/ Hunter C. Gary Hunter C. Gary	Director	February 8, 2013

/s/ Brett M. Icahn Brett M. Icahn	Director	February 8, 2013

/s/ James L. Nelson James L. Nelson	Director	February 8, 2013

/s/ Jaffrey A. Firestone Jaffrey A. Firestone	Director	February 8, 2013

/s/ Kevin Lewis Kevin Lewis	Director	February 8, 2013

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